Exhibit 4.2

EXECUTION VERSION

BARCLAYS COMMERCIAL MORTGAGE SECURITIES LLC

as Depositor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Servicer,

AEGON USA REALTY ADVISORS, LLC,
as Special Servicer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Certificate Administrator and Custodian,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

TRUST AND SERVICING AGREEMENT

Dated as of August 1, 2016

BBCMS 2016-ETC Mortgage Trust,
Commercial Mortgage Pass-Through Certificates, Series 2016-ETC

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	3.17	Servicing Compensation	102
	3.18	Reports to the Certificate Administrator; Account Statements	105
	3.19	Annual Statement as to Compliance	106
	3.20	Annual Independent Public Accountants’ Servicing Report	106
	3.21	Access to Certain Documentation Regarding the Mortgage Loan and Other Information	106
	3.22	Inspections	107
	3.23	Advances	108
	3.24	Modifications of Loan Documents	111
	3.25	Servicer and Special Servicer May Own Certificates	113
	3.26	Rating Agency Confirmation	113
	3.27	Miscellaneous Provisions	115
	3.28	Companion Loan Intercreditor Matters	115
	3.29	Additional Matters with Respect to the Mortgage Loan	117

4	PAYMENTS AND STATEMENTS TO CERTIFICATEHOLDERS

	4.1	Distributions	121
	4.2	Withholding Tax	126
	4.3	Allocation and Distribution of Yield Maintenance Premiums	127
	4.4	Statements to Certificateholders	127
	4.5	Investor Q&A Forum; Investor Registry and Rating Agency Q&A Forum	130

5	THE CERTIFICATES

	5.1	The Certificates	133
	5.2	Form and Registration	134
	5.3	Registration of Transfer and Exchange of Certificates	136
	5.4	Mutilated, Destroyed, Lost or Stolen Certificates	142
	5.5	Persons Deemed Owners	143
	5.6	Access to List of Certificateholders’ Names and Addresses; Special Notices	143
	5.7	Maintenance of Office or Agency	144

6	THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER

	6.1	Respective Liabilities of the Depositor, the Servicer and the Special Servicer	144
	6.2	Merger or Consolidation of the Servicer or the Special Servicer	144
	6.3	Limitation on Liability of the Depositor, the Servicer, the Special Servicer and Others	144
	6.4	Servicer and Special Servicer Not to Resign; Replacement of Servicer or Special Servicer	146
	6.5	Reserved	147
	6.6	Indemnification by the Servicer, the Special Servicer and the Depositor	147

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7	SERVICER TERMINATION EVENTS; TERMINATION OF SPECIAL SERVICER WITHOUT CAUSE

	7.1	Servicer Termination Events; Special Servicer Termination Events	148
	7.2	Trustee to Act; Appointment of Successor	153
	7.3	Reserved	156
	7.4	Other Remedies of Trustee	156
	7.5	Waiver of Past Servicer Termination Events and Special Servicer Termination Events	156
	7.6	Trustee as Maker of Advances	156

8	THE TRUSTEE AND CERTIFICATE ADMINISTRATOR

	8.1	Duties of the Trustee and the Certificate Administrator	157
	8.2	Certain Matters Affecting the Trustee and the Certificate Administrator	160
	8.3	Neither the Trustee nor the Certificate Administrator is Liable for Certificates or the Mortgage Loan	162
	8.4	Trustee and Certificate Administrator May Own Certificates	164
	8.5	Trustee’s and Certificate Administrator’s Fees and Expenses	164
	8.6	Eligibility Requirements for the Trustee and the Certificate Administrator; Errors and Omissions Insurance	165
	8.7	Resignation and Removal of the Trustee or the Certificate Administrator	166
	8.8	Successor Trustee or Successor Certificate Administrator	168
	8.9	Merger or Consolidation of the Trustee or the Certificate Administrator	168
	8.10	Appointment of Co-Trustee or Separate Trustee	168
	8.11	Appointment of Authenticating Agent	170
	8.12	Indemnification by Trustee and the Certificate Administrator	171
	8.13	Certificate Administrator and Servicer Not Responsible for Inconsistent Payment Information	171
	8.14	Access to Certain Information	172

9	CERTAIN MATTERS RELATING TO THE DIRECTING HOLDER

	9.1	Selection and Removal of the Directing Holder	181
	9.2	Limitation on Liability of Directing Holder; Acknowledgements of the Certificateholders	183
	9.3	Rights and Powers of the Directing Holder	183
	9.4	Directing Holder Contact with Servicer and Special Servicer	185

10	TERMINATION

	10.1	Termination	185
	10.2	Additional Termination Requirements	186
	10.3	Trusts Irrevocable	187

11	MISCELLANEOUS PROVISIONS

	11.1	Amendment	187

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	11.2	Recordation of Agreement; Counterparts	189
	11.3	Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury	190
	11.4	Notices	190
	11.5	Notices to the Rating Agencies	194
	11.6	Severability of Provisions	195
	11.7	Limitation on Rights of Certificateholders	195
	11.8	Certificates Nonassessable and Fully Paid	196
	11.9	Reproduction of Documents	196
	11.10	No Partnership	196
	11.11	Actions of Certificateholders	196
	11.12	Successors and Assigns	197
	11.13	Acceptance by Authenticating Agent, Certificate Registrar	197
	11.14	Streit Act	197
	11.15	Assumption by Trust of Duties and Obligations of the Lender Under the Loan Documents	198

12	REMIC ADMINISTRATION

	12.1	REMIC Administration	198
	12.2	Foreclosed Property	202
	12.3	Prohibited Transactions and Activities	204
	12.4	Indemnification with Respect to Certain Taxes and Loss of REMIC Status	204

13	EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

	13.1	Intent of the Parties; Reasonableness	206
	13.2	Succession; Sub-Servicers; Subcontractors	206
	13.3	Companion Loan Securitization Trust’s Filing Obligations	208
	13.4	Form 10-D Disclosure	208
	13.5	Form 10-K Disclosure	209
	13.6	Form 8-K Disclosure	209
	13.7	Annual Compliance Statements	210
	13.8	Annual Reports on Assessment of Compliance with Servicing Criteria	211
	13.9	Annual Independent Public Accountants’ Servicing Report	212
	13.10	Significant Obligor	213
	13.11	Sarbanes-Oxley Backup Certification	214
	13.12	Indemnification	214
	13.13	Amendments	215
	13.14	Termination of the Certificate Administrator	216
	13.15	Termination of Sub-Servicing Agreements	216
	13.16	Notification Requirements and Deliveries in Connection with Securitization of a Senior Pari Passu Companion Loan	216

EXHIBITS

Exhibit A-1	Form of Class A Certificates
Exhibit A-2	Form of Class B Certificates

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Exhibit A-3	Form of Class C Certificates
Exhibit A-4	Form of Class D Certificates
Exhibit A-5	Form of Class E Certificates
Exhibit A-6	Form of Class F Certificates
Exhibit A-7	Form of Class X Certificates
Exhibit A-8	Form of Class R Certificates
Exhibit B	Form of Request for Release
Exhibit C	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate
Exhibit D	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit E	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period
Exhibit F	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate
Exhibit G	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Global Certificate
Exhibit H	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Global Certificate
Exhibit I	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Global Certificate
Exhibit J-1	Form of Investor Certification for Non-Borrower Related Party
Exhibit J-2	Form of Investor Certification for Borrower Related Party
Exhibit J-3	Form of Certification of the Directing Holder
Exhibit J-4	Online Market Data Provider Certification
Exhibit K	Applicable Servicing Criteria
Exhibit L	Form of Certification for NRSROs
Exhibit M-1	Form of Transferee Affidavit
Exhibit M-2	Form of Transferor Letter
Exhibit M-3	Form of ERISA Representation Letter
Exhibit N	Form of Custodian Certification

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Exhibit O	Form of Final Custodian Certification
Exhibit P	Additional Form 10-D Disclosure
Exhibit Q	Additional Form 10-K Disclosure
Exhibit R	Form 8-K Disclosure Information
Exhibit S	Additional Disclosure Notification
Exhibit T	Initial Sub-Servicers
Exhibit U	Form of Report on Assessment of Compliance with Servicing Criteria
Exhibit V-1	Form of Certification to be Provided to Depositor by Servicer
Exhibit V-2	Form of Certification to be Provided to Depositor by Special Servicer
Exhibit V-3	Form of Certification to be Provided to Depositor by Certificate Administrator
Exhibit V-4	Form of Certification to be Provided to Depositor by Trustee
Exhibit W	Form of Power of Attorney

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THIS TRUST AND SERVICING AGREEMENT (“Agreement”) is dated as of August 1, 2016 among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee.

INTRODUCTORY STATEMENT

Terms not defined in this Introductory Statement shall have the meanings specified in Article 1 hereof.

Barclays Bank and MS Bank co-originated a 10-year fixed rate loan (the “Mortgage Loan”) pursuant to that certain Loan Agreement, dated as of July 28, 2016 (the “Loan Agreement”), among Barclays Bank, MS Bank, Easton Town Center II, LLC, ETC Fenlon, LLC, ETCBW, LLC and ETC Dime, LLC, each a Delaware limited liability company (collectively, the “Borrower”). As of the Cut-off Date, the aggregate outstanding principal balance of the Mortgage Loan is $700,000,000.

The following table sets forth each of the notes that evidence the Mortgage Loan:

Note	Loan Seller	Trust/Non-Trust	Senior/Subordinate(1)	Original Principal Balance
Note A-1-A	Barclays Bank	Trust Note	Senior	$90,000,000
Note A-2-A	MSMCH	Trust Note	Senior	$60,000,000
Note A-1-B	Barclays Bank	Senior Pari Passu Non-Trust Note	Senior	$112,500,000
Note A-2-B	MS Bank	Senior Pari Passu Non-Trust Note	Senior	$75,000,000
Note B-1	Barclays Bank	Trust Note	Subordinate	$217,500,000
Note B-2	MSMCH	Trust Note	Subordinate	$145,000,000
				$700,000,000

(1)	Each A Note is pari passu in right of payment with the other A Notes and each Trust B Note is pari passu in right of payment with the other Trust B Notes. The Trust B Notes are subordinate in right of payment to the A Notes. Accordingly, Notes A-1-B and A-2-B are pari passu with the Trust A Notes.

Note A-1-A and NotesNote A-2-A are referred to herein as the “Trust A Notes”. Note B-1 and Note B-2 are referred to herein as the “Trust B Notes”. Note A-1-B and Note A-2-B are referred to herein as the “Senior Pari Passu Non-Trust Notes”. The Trust A Notes and the Senior Pari Passu Non-Trust Notes are referred to herein as the “A Notes”. The Trust A Notes and the Trust B Notes are referred to herein as the “Trust Notes”.

The portion of the Mortgage Loan evidenced by the Trust Notes is referred to herein as the “Trust Loan”, having an aggregate principal balance as of the Cut-off Date of $512,500,000. The portion of the Mortgage Loan evidenced by the Senior Pari Passu Non-Trust Notes is referred to as herein as the “Senior Pari Passu Companion Loans”, having an aggregate principal balance as of the Cut-off Date of $187,5000,000. The Trust Notes and the Senior Pari Passu Non-Trust Notes are collectively referred to herein as the “Notes” and, each, as a “Note”.

The Trust Loan was sold and assigned by Barclays Bank and MSMCH (the “Loan Sellers”) to the Depositor pursuant to a loan purchase and sale agreement, dated as of August 1, 2016 (the “Loan Purchase Agreement”), among the Loan Sellers and the Depositor. Note A-1-A and Note B-1, which are being sold by Barclays, represent a 60% interest in the Trust Loan and Note A-2-A and Note B-2, which are being sold by MSMCH, represent a 40% interest in the Trust Loan. The percentage interest in the Trust Loan evidenced by the Trust Notes being sold by each Seller are referred to herein as such Loan Seller’s “Loan Seller Percentage Interest”.

The Senior Pari Passu Companion Loans are not part of the Trust Fund. The relative rights of the respective lenders in respect of the Mortgage Loan are set forth in a co-lender agreement dated as of August 24, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Co-Lender Agreement”), among the holders of the Notes. From and after the Closing Date, the entire Mortgage Loan is to be serviced and administered in accordance with this Agreement.

As provided for herein, the Certificate Administrator shall elect or shall cause elections to be made to treat designated portions of the Trust Fund for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC” and, each, a “REMIC”). The Class A, Class X, Class B, Class C, Class D, Class E and Class F Certificates will represent “regular interests” in the Upper-Tier REMIC. The Class LA, Class LB, Class LC, Class LD, Class LE and Class LF Uncertificated Interests will represent “regular interests” in the Lower-Tier REMIC. The Class R Certificates will evidence the sole Class of “residual interests” in each of the Upper-Tier REMIC and Lower-Tier REMIC for purposes of the REMIC Provisions under federal income tax law.

In exchange for the Trust Loan, the Trust will issue to the Depositor the Class A, Class X, Class B, Class C, Class D, Class E, Class F and Class R Certificates (collectively, the “Certificates”), which Certificates in the aggregate will evidence the entire beneficial interest in the Trust Fund. The Trust Fund consists principally of the Trust Loan and all payments under, and proceeds of, the Trust Loan as well as the Mortgage and the Loan Documents (exclusive of the rights of the Senior Pari Passu Companion Loan Holders thereunder), in each case, following the Cut-off Date.

The Depositor intends to sell the Certificates in an offering exempt from the registration requirements of the federal securities laws.

UPPER-TIER REMIC

The Class A, Class X, Class B, Class C, Class D, Class E and Class F Certificates will evidence “regular interests” in the Upper-Tier REMIC created hereunder. The Class UT-R Interest will constitute the sole Class of “residual interests” in the Upper-Tier REMIC created hereunder, and will be evidenced by the Class R Certificates. The following table sets forth the class designation, the pass-through rate (the “Pass-Through Rate”) and the aggregate initial Certificate Balance (the “Original Certificate Balance”) or aggregate initial Notional Amount (the “Original Notional Amount”), as applicable, for each Class of Certificates and the Class UT-R Interest comprising the interests in the Upper-Tier REMIC created hereunder:

Class Designation	Initial Pass-Through Rate (per annum)	Original Certificate Balance or Original Notional Amount
Class A	2.9370%	$150,000,000

Class Designation	Initial Pass-Through Rate (per annum)	Original Certificate Balance or Original Notional Amount
Class X	0.6341%(1)	$281,300,000	(2)
Class B	3.1890%	$75,000,000
Class C	3.3910%	$56,300,000
Class D	3.7291%(4)	$69,000,000
Class E	3.7291%(4)	$93,700,000
Class F	3.7291%(4)	$68,500,000
Class UT-R	None(3)	None(3)

(1)	The Class X Pass-Through Rate will be a variable rate and for each Distribution Date will be equal to the weighted average of the Class X Strip Rates for the Class A, Class B and Class C Certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to such Distribution Date.

(2)	The Class X Certificates will not have a Certificate Balance and will not be entitled to receive distributions of principal. Interest will accrue on such Class at the Pass-Through Rate thereof on the Notional Amount thereof. The Class X Notional Amount for any Distribution Date will be equal to the sum of the Notional Amounts of all of the Class X Components.

(3)	The Class UT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Premiums. Any Available Funds remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates and the Class LT-R Interest, will be distributed to the Holders of the Class R Certificates in respect of the UT-R Interest.

(4)	The Class D Pass-Through Rate, Class E Pass-Through Rate and Class F Pass-Through Rate are equal to the Net Trust Loan Rate.

LOWER-TIER REMIC

The Class LA, Class LB, Class LC, Class LD, Class LE and Class LF Uncertificated Interests will evidence “regular interests” in the Lower-Tier REMIC created hereunder. The Class LT-R Interest will constitute the sole Class of “residual interests” in the Lower-Tier REMIC created hereunder and will be evidenced by the Class R Certificates. The following table sets forth the initial Lower-Tier Principal Amounts and Pass-Through Rates for the Uncertificated Lower-Tier Interests and the Class UT-R Interest comprising the interests in the Lower-Tier REMIC created hereunder:

Class Designation	Pass-Through Rate	Original Lower-Tier Principal Amount
Class LA	(1)	$150,000,000
Class LB	(1)	$75,000,000
Class LC	(1)	$56,300,000
Class LD	(1)	$69,000,000
Class LE	(1)	$93,700,000
Class LF	(1)	$68,500,000
Class LT-R	None(2)	None(2)

(1)	The Pass-Through Rate for each Certificate Interest Accrual Period and each of the Class LA, Class LB, Class LC, Class LD, Class LE and Class LF Uncertificated Interests will be the Net Trust Loan Rate.

(2)	The Class LT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Premiums. Any Available Funds constituting assets remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Distribution Amount shall be distributed to the Holders of the Class R Certificates in respect of the Class LT-R Interest (but only to the extent of the Available Funds for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).

All covenants and agreements made by the Depositor herein are for the benefit and security of the Certificateholders and the Trustee as Holder of the Uncertificated Lower-Tier Interests. The Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee are entering into this Agreement, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

W I T N E S S E T H  T H A T:

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.          DEFINITIONS

1.1.               Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings and such meanings shall be equally applicable to the singular and plural forms of such terms, as the context may require.

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The internet website of the 17g-5 Information Provider that will initially be located within the Certificate Administrator’s Website (www.ctslink.com), under the “NRSRO” tab on the page relating to this transaction. Such website shall provide means of navigation for the Depositor and the NRSROs (including each Rating Agency) to the portion of the Certificate Administrator’s Website available to Privileged Persons.

“30/360 Basis”: The accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Academy”: Academy Securities, Inc. and its successors-in-interest.

“Acceptable Insurance Default”: Any default arising when the Loan Documents require that the Borrower must maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in accordance with the Accepted Servicing Practices, that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate.

“A Notes”: The promissory notes designated as Notes A-1-A, A-2-A, A-1-B and A-2-B, as further described in the Introductory Statement.

“Accepted Servicing Practices”: As defined in Section 3.1.

“Acquisition Date”: The date upon which, under the Code (and in particular the REMIC Provisions and Section 856(e) of the Code), the Trust Fund is deemed to have acquired the Property.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”: The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached to this Agreement as Exhibit S.

“Additional Form 10-D Disclosure” The information described in the Form 10-D items set forth under the “Item on Form 10-D” column on Exhibit P hereto.

“Additional Form 10-K Disclosure” The information described in the Form 10-K items set forth under the “Item on Form 10-K” column on Exhibit Q hereto.

“Additional Servicer”: Each Affiliate of the Servicer or the Special Servicer (other than the Certificate Administrator) that Services the Mortgage Loan and each Person who is not an Affiliate of the Servicer or Special Servicer, who Services the Mortgage Loan as of any date of determination.

“Additional Servicing Compensation”: As defined in Section 3.17.

“Additional Special Servicing Compensation”: As defined in Section 3.17.

“Administrative Advances”: As defined in Section 3.23(b).

“Advance”: Any Administrative Advance, Monthly Payment Advance or any Property Protection Advance.

“Advance Rate”: As defined in Section 3.23(d).

“Adverse REMIC Event”: As defined in Section 12.1(j).

“Affiliate”: With respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and/or the Certificate Administrator may obtain and rely upon an Officer’s Certificate of the Servicer, the Special Servicer, the Trustee (in the case of the Certificate Administrator), the Certificate Administrator (in the case of the Trustee) or the Depositor, as applicable, to determine whether any Person is an Affiliate of the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Borrower or the Depositor.

“Agreement”: This Trust and Servicing Agreement (including all exhibits hereto) and all amendments and supplements hereto.

“Applicable Banking Law”: As defined in Section 8.2(d).

“Applicable Servicing Criteria”: With respect to the Servicer, the Special Servicer or any Servicing Function Participant, the Servicing Criteria applicable to it, as set forth on Exhibit K attached hereto. For clarification purposes, multiple parties can have responsibility for the same Applicable Servicing Criteria and with respect to a Servicing Function Participant engaged by the Servicer or the Special Servicer, the term “Applicable Servicing Criteria” may refer to a portion of the Applicable Servicing Criteria applicable to the Servicer or the Special Servicer, as the case may be.

“Applied Realized Loss Amount”: All amounts applied to reduce the Certificate Balance of a Class of Certificates in respect of Realized Losses pursuant to Section 4.1(g).

“Appraisal”: With respect to the Property or Foreclosed Property, an appraisal of such Property or Foreclosed Property, conducted by an Independent Appraiser in accordance with the standards of the Appraisal Institute by an Independent Appraiser and certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute with an “MAI” designation and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended; provided that after an initial “Appraisal” has been obtained pursuant to the terms of this Agreement, an update of such initial Appraisal shall be considered an “Appraisal” hereunder for all purposes. All Appraisals (and updates thereof) obtained pursuant to the terms of this Agreement shall include a valuation using the “income capitalization – discounted cash flow approach” and set forth the discount rate and terminal capitalization rate utilized by the Independent Appraiser. All calculations under this Agreement requiring that a “value” or “appraised value” be used with respect to the Property or Foreclosed Property (as applicable) shall use the most recently determined appraised value set forth in an Appraisal (or update thereof) unless a different valuation is specifically required (such as the appraised value of the Property at origination). With respect to any Appraisal Reduction Amount calculated for purposes of determining an Appraisal Reduction Event, the appraised value (as determined by an updated Appraisal obtained pursuant to Section 3.7) of the Property will be determined on an “as-is” basis.

“Appraisal Reduction Amount”: As of any date of determination, an amount equal to the excess of (i) the outstanding principal balance of the Mortgage Loan on such date plus the sum of (A) all accrued and unpaid interest on each Note at the applicable Note Interest Rate, (B) all unreimbursed Administrative Advances, Property Protection Advances and interest on all Advances (including interest on Companion Loan Advances) at the Advance Rate in respect of the Mortgage Loan or the Property, (C) the amount of any Advances and Companion Loan Advances and interest on such Advances and Companion Loan Advances previously reimbursed from principal collections on the Mortgage Loan that have not otherwise been recovered from the Borrower, (D) all currently due and unpaid real estate taxes and assessments and insurance premiums and all other amounts, including, if applicable, ground rents or leasehold rents, due and unpaid in respect of the Property (which taxes, premiums and other amounts have not been the subject of an Advance) and (E) to the extent not duplicative of amounts in clauses (B), (C) or (D), all unpaid Trust Fund Expenses then due under this Agreement over (ii) the sum of (A) 90% of the appraised value (as determined by an updated Appraisal) of the Property less the amount of any liens (exclusive of Permitted Encumbrances) on the Property senior to the lien of the Loan Documents plus (B) any escrows with respect to the Mortgage Loan, including for taxes and insurance premiums and ground rents and leasehold rents.

“Appraisal Reduction Event”: The earliest of (i) 60 days after an uncured payment delinquency (other than a delinquency in respect of the Balloon Payment) occurs in respect of the Mortgage Loan, (ii) 90 days after an uncured delinquency occurs in respect of the Balloon Payment for the Mortgage Loan unless a refinancing is anticipated within 120 days after the Maturity Date of the Mortgage Loan (as evidenced by a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Servicer which provides that such refinancing will occur within 120 days after the Maturity Date), in which case 120 days after such uncured delinquency, (iii) 60 days after a reduction in Monthly Payments of the Mortgage Loan, (iv) 60 days after an extension of the Maturity Date of the Mortgage Loan (except for an extension within the time periods described in clause (ii) above), (v) immediately after a receiver has been appointed in respect of the Property on behalf of the Trust and the Senior Pari Passu Companion Loan Holders or any other creditor, (vi) immediately after the Borrower declares, or becomes the subject of, bankruptcy, insolvency or similar proceedings, admits in writing the inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or (vii) immediately after the Property becomes a Foreclosed Property; provided that with respect to the Appraisal Reduction Event described in clause (i), to the extent that (x) the Borrower becomes current on its payment obligations with respect to the Notes (including payment in full of (A) all accrued and unpaid interest on the Notes (including accrued and unpaid interest at the Default Rate, if any, thereon) and (B) all Advances made by the Servicer and/or the Trustee and interest thereon) and remain current for a period of twelve consecutive months and (y) an updated Appraisal shows that no Appraisal Reduction Amount exists, such Appraisal Reduction Event shall cease to exist.

“Appraised-Out Class”: As defined in Section 3.7(e).

“Asset Status Report”: As defined in Section 3.10(h).

“Assignment of Leases”: With respect to the Mortgage Loan, the assignment of leases, rents and profits or similar document or instrument executed by the Loan Parties in connection with the origination of the Mortgage Loan, as such assignment may be amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: An assignment of the Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the Property is located to reflect of record the assignment of the Mortgage to the Trustee on behalf of the Trust and the Senior Pari Passu Companion Loan Holders; provided, however, that the Trustee, the Certificate Administrator, the Servicer and the Special Servicer shall not be responsible for determining whether any such assignment is legally sufficient or in recordable form.

“Assumed Monthly Payment”: With respect to any Distribution Date (following the Maturity Date or the foreclosure of the Mortgage Loan or acceptance by the Special Servicer, on behalf of the Trustee for the benefit of the Trust and the Senior Pari Passu Companion Loan Holders, of a deed-in-lieu of foreclosure), the scheduled monthly payment of interest that would have been due in respect of the Trust Loan on its Maturity Date (excluding default interest) and each subsequent Loan Payment Date (or Assumed Payment Date) if the Trust Loan had been required to continue to accrue interest in accordance with its terms (excluding default interest) in effect immediately prior to, and without regard to the occurrence of the Maturity Date (or after the occurrence of a foreclosure, in whole or in part, of the Mortgage Loan) or acceptance by the Special Servicer, on behalf of the Trustee for the benefit of the Trust and the Senior Pari Passu Companion Loan Holders, of a deed-in-lieu of foreclosure or comparable conversion of the Mortgage Loan or a portion of the Mortgage Loan, in respect of the Mortgage Loan on the last Loan Payment Date (or Assumed Payment Date) prior to its foreclosure or acceptance of a deed-in-lieu of foreclosure), in each case as such terms and amortization schedule may have been modified, and such Maturity Date may have been extended, in connection with a bankruptcy or similar proceeding involving the parties under the Mortgage Loan or a modification, waiver or amendment granted or agreed to by the Servicer or Special Servicer.

“Assumed Payment Date”: For any calendar month following a delinquency in the payment of the Balloon Payment or the foreclosure of the Mortgage Loan or acceptance by the Special Servicer, on behalf of the Trustee for the benefit of the Trust and the Senior Pari Passu Companion Loan Holders, of a deed in lieu of foreclosure or comparable conversion of the Mortgage Loan, the date that would have been the Loan Payment Date in such calendar month if the Maturity Date or the foreclosure of the Mortgage Loan or acceptance by the Special Servicer, on behalf of the Trustee for the benefit of the Trust and the Senior Pari Passu Companion Loan Holders, of a deed in lieu of foreclosure or comparable conversion of the Mortgage Loan had not occurred.

“Authenticating Agent”: As defined in Section 8.11(a).

“Available Funds”: On each Distribution Date, with respect to the Trust Loan, an amount equal to (i) all amounts (other than Yield Maintenance Premiums) received in respect of the Mortgage Loan during the related Collection Period or advanced in respect of interest or, if any, principal, with respect to such Distribution Date (including, without limitation, any Par Purchase Price or Repurchase Price amounts, Net Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and Net Foreclosure Proceeds received by the Trust Fund, but not including any Monthly Payments due after the end of the Collection Period relating to such Distribution Date), plus (ii) if such Distribution Date is the Distribution Date occurring in March of each year (or February, if such Distribution Date is the final Distribution Date), Withheld Amounts to be withdrawn from the Interest Reserve Account for such Distribution Date, minus (iii) an amount equal to the applicable Withheld Amount in the case of the February Distribution Date and any January Distribution Date occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), minus (iv) the Available Funds Reduction Amount for such Distribution Date.

“Available Funds Reduction Amount”: As of each Distribution Date, all amounts withdrawn on the related Remittance Date or during the related Collection Period from the Collection Account pursuant to clauses (i) through (xi) of Section 3.4(d).

“Balloon Payment”: The payment of the outstanding principal balance of the Mortgage Loan or the Trust Loan, as applicable,, together with all unpaid interest, due and payable on the Maturity Date.

“Barclays Bank”: Barclays Bank PLC, a public limited company registered in England and Wales, and its successors-in-interest.

“Barclays Capital”: Barclays Capital Inc., a Connecticut corporation, and its successors-in-interest.

“Base Interest Fraction”: With respect to the Trust Loan and any principal prepayment on the Trust Loan and with respect to any Class of Certificates, a fraction (A) whose numerator is the greater of (x) zero and (y) the positive difference between (i) the Pass-Through Rate on such Class of Certificates, and (ii) the Reinvestment Yield used in calculating the Yield Maintenance Premium with respect to such principal prepayment and (B) whose denominator is the positive difference between (i) the weighted average of the Note Interest Rates and (ii) the Reinvestment Yield used in calculating the Yield Maintenance Premium with respect to such principal prepayment; provided, however, that (1) under no circumstances shall the Base Interest Fraction be greater than one or less than zero, (2) if the Reinvestment Yield is greater than or equal to the weighted average of the Note Interest Rates and is greater than or equal to the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction shall be equal to zero, and (3) if the Reinvestment Yield is greater or equal to the weighted average of the Note Interest Rates and is less than the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction shall equal one.

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and the Servicer, as applicable, shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide an Investor Certification.

“Borrower”: As defined in the Introductory Statement.

“Borrower Related Party”: Any of the Borrower, the Loan Sponsor, any guarantor, a Restricted Holder, the general partner or managing member of any of the foregoing or any of their respective Control Affiliates.

“Borrower Reimbursable Trust Fund Expenses”: The unanticipated and other default related expenses incurred by the Trust Fund as to which the Borrower is required to reimburse the Trust, the Trustee, the Certificate Administrator, the Servicer or the Special Servicer pursuant to Section 9.7 of the Loan Agreement.

“Business Day”: Any day other than a Saturday, Sunday or other than any other day on which (a) national banks in New York, New York, North Carolina or California or (b) the Corporate Trust Office of the Trustee or the Certificate Administrator, or the place of business of the Servicer, the Special Servicer or the financial institution that maintains the Collection Account for or on behalf of the Servicer or (c) the New York Stock Exchange or the Federal Reserve Bank of New York, is not open for business.

“Cash Management Account”: As defined in the Loan Agreement.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any Class A, Class B, Class C, Class D, Class E, Class F, Class X or Class R Certificate.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator, or if any successor certificate administrator is appointed as herein provided, such certificate administrator.

“Certificate Administrator Fee”: With respect to the Trust Loan and for any Distribution Date, an amount accrued during the related Loan Interest Accrual Period at the Certificate Administrator Fee Rate on the stated principal balance of the Trust Loan as of the close of business on the Distribution Date in such Loan Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the Trust Loan is computed and shall be prorated for partial periods. A portion of the Certificate Administrator Fee, namely the Trustee Fee, shall be payable to the Trustee. For the avoidance of doubt, the Certificate Administrator Fee shall be deemed to be payable from the Lower-Tier REMIC.

“Certificate Administrator Fee Rate”: With respect to the Trust Loan, a rate equal to 0.004% per annum, calculated on the same interest accrual basis as the Trust Loan, which shall include the Trustee Fee Rate.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”: With respect to any outstanding Class of Sequential Pay Certificates at any date, an amount equal to the aggregate initial Certificate Balance of such Class less the sum of (a) all amounts distributed to Holders of Certificates of such Class on all previous Distribution Dates and treated under this Agreement as allocable to principal and (b) the aggregate amount of Realized Losses allocated to such Class of Certificates, if any, pursuant to Section 4.1(g). With respect to any individual Certificate in any Class, the product of (x) the Percentage Interest represented by such Certificate multiplied by (y) the Certificate Balance of such Class.

“Certificate Interest Accrual Period”: With respect to each Class of Certificates (other than the Class R Certificates) for any Distribution Date, a period from and including the 5th day of the calendar month immediately preceding the calendar month in which such Distribution Date occurs to and including the 4th day of the calendar month in which such Distribution Date occurs.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.3(a).

“Certificateholder” or “Holder”: With respect to any Certificate, the person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of providing, distributing or otherwise making available any reports, statements, communications, or other information as required or permitted to be provided, distributed or made available to a Certificateholder under this Agreement, a Certificateholder shall include any Beneficial Owner to the extent that the Person providing, distributing or making available such reports, statements, communications, or other information has received from such Beneficial Owner information and a written certification reasonably acceptable to such Person regarding its name, and address and beneficial ownership of a Certificate; and provided further that, solely for the purposes of the taking of any action or the giving of any consent, waiver, request or demand pursuant to this Agreement (except as set forth in the following sentence), any Certificate beneficially owned by the Servicer, the Special Servicer, the Trustee, any Borrower Related Party, the property manager, the Certificate Administrator, or any Person known to a Responsible Officer to be a sub-servicer, or any of their respective Affiliates or agents, shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to take any such action or effect any such consent, waiver, request or demand has been obtained. However, the foregoing limitation as to Voting Rights shall not be construed so as to limit or prevent a Controlling Class Certificateholder or the Directing Holder that is an Affiliate of the Special Servicer from exercising any appointment, consent or consultation rights it may have solely in its capacity as Controlling Class Certificateholder or Directing Holder, as applicable. For purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificate beneficially owned by the Trustee, the Certificate Administrator, the Servicer or the Special Servicer or any Affiliates thereof shall be deemed to be outstanding, provided that such amendment does not relate to the compensation, termination or replacement of the Trustee, the Certificate Administrator, the Servicer or the Special Servicer, as the case may be, or benefit the Trustee, the Certificate Administrator, the Servicer or the Special Servicer in their capacity as such or any Affiliates thereof (other than solely in the capacity as a Certificateholder) in any material respect, in which case such Certificate shall be deemed not to be outstanding. The Trustee, the Certificate Administrator, and the Certificate Registrar may obtain and conclusively rely upon an Officer’s Certificate of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator) or any sub-servicer to determine whether a Certificate is beneficially owned by an Affiliate of any of them.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical designation, and each Uncertificated Lower-Tier Interest.

“Class A Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-1 hereto and designated as a Class A Certificate.

“Class A Component”: The component of the Class X Certificates corresponding to the Class A Certificates.

“Class A Pass-Through Rate”: The per annum rate set forth in the Introductory Statement hereto with respect to the Class A Certificates.

“Class B Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-2 hereto and designated as a Class B Certificate.

“Class B Component”: The component of the Class X Certificates corresponding to the Class B Certificates.

“Class B Pass-Through Rate”: The per annum rate set forth in the Introductory Statement hereto with respect to the Class B Certificates.

“Class C Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-3 hereto and designated as a Class C Certificate.

“Class C Component”: The component of the Class X Certificates corresponding to the Class C Certificates.

“Class C Pass-Through Rate”: The per annum rate set forth in the Introductory Statement hereto with respect to the Class C Certificates.

“Class D Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-4 hereto and designated as a Class D Certificate.

“Class D Pass-Through Rate”: The per annum rate set forth in the Introductory Statement hereto with respect to the Class D Certificates.

“Class E Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-5 hereto and designated as a Class E Certificate.

“Class E Pass-Through Rate”: The per annum rate set forth in the Introductory Statement hereto with respect to the Class E Certificates.

“Class F Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-6 hereto and designated as a Class F Certificate.

“Class F Pass-Through Rate”: The per annum rate set forth in the Introductory Statement hereto with respect to the Class F Certificates.

“Class LA Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LB Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LC Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LD Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LE Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LF Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LT-R Interest”: The residual interest in the Lower-Tier REMIC. The Class LT-R Interest will be represented by the Class R Certificates.

“Class R Certificates”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-8 hereto and designated as a Class R Certificate. The Class R Certificates have neither a Certificate Balance nor a Pass-Through Rate. The Class R Certificates will evidence the sole class of “residual interests” in the Upper-Tier REMIC and the Lower-Tier REMIC.

“Class UT-R Interest”: The residual interest in the Upper-Tier REMIC. The Class UT-R Interest will be represented by the Class R Certificates.

“Class X Certificates”: Each of the Certificates executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-7 and designated as a Class X Certificate.

“Class X Component”: Each of the Class A Component, the Class B Component and the Class C Component.

“Class X Notional Amount”: As set forth in the Introductory Statement hereto.

“Class X Pass-Through Rate”: As set forth in the Introductory Statement hereto.

“Class X Strip Rate”: With respect to each Class X Component and any Distribution Date, a per annum rate equal to the excess of (i) the Net Trust Loan Rate for such Distribution Date over (ii) the Pass-Through Rate of the Class of Certificates corresponding to such Class X Component.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be The Depository Trust Company.

“Clearstream”: As defined in Section 5.2(a).

“Closing Date”: August 24, 2016.

“Co-Lender Agreement” As defined in the Introductory Statement hereto.

“Code”: The Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto in temporary or final form and any proposed regulations thereunder, to the extent that, by reason of their proposed effective date, such proposed regulations would apply to the Trust Fund.

“Collateral”: With respect to the Mortgage Loan, collectively, whether now or hereafter acquired, (a) the Property and (b) any other asset subject to the security interests and liens of the Mortgage.

“Collateral Security Documents”: Any document or instrument given to secure or guaranty the Mortgage Loan, including without limitation, the Mortgage and the Assignment of Leases, as amended, supplemented, assigned, extended or otherwise modified from time to time.

“Collection Account”: As defined in Section 3.4(a).

“Collection Period”: With respect to any Distribution Date, the period commencing immediately following the Determination Date with respect to the prior Distribution Date and ending on and including the Determination Date with respect to the current Distribution Date; provided that the first Collection Period will commence on the Closing Date and end on and include the Determination Date in September 2016.

“Commission”: The Securities and Exchange Commission.

“Companion Loan Account”: As defined in Section 3.4(a).

“Companion Loan Advance”: With respect to a Senior Pari Passu Companion Loan that is part of a Companion Loan Securitization Trust, any advance of delinquent scheduled payments with respect to such Senior Pari Passu Companion Loan made by the master servicer or trustee with respect to such Companion Loan Securitization Trust.

“Companion Loan Depositor”: With respect to any Companion Loan Securitization Trust, the related “depositor” (within the meaning of Item 1101(e) of Regulation AB).

“Companion Loan Exchange Act Reporting Party”: With respect to any Companion Loan Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Companion Loan Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Companion Loan Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Companion Loan Securitization Trust that is not subject to the reporting requirements of the Exchange Act and for the purposes of Sections 13.7, 13.8, 13.9 and 13.16 only, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Companion Loan Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Companion Loan Pooling and Servicing Agreement”: The pooling and servicing agreement or other comparable agreement governing the creation of any Companion Loan Securitization Trust and the issuance of securities backed by the assets of such Companion Loan Securitization Trust.

“Companion Loan Rating Agency”: With respect to a Senior Pari Passu Companion Loan, any rating agency that was engaged by a participant in the securitization of such Senior Pari Passu Companion Loan to assign a rating to the related Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Senior Pari Passu Companion Loan as to which any Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of such Companion Loan Securities (if then rated by such Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from the Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought (such written notice, a “Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.27(a) of this Agreement, the requirement for the Companion Loan Rating Agency Confirmation from the applicable Companion Loan Rating Agency with respect to such matter shall not apply.

“Companion Loan Securities”: Any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of a Companion Loan Securitization Trust, which assets include a Senior Pari Passu Companion Loan (or a portion thereof or interest therein).

“Companion Loan Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Senior Pari Passu Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Condemnation”: As defined in the Loan Agreement.

“Condemnation Proceeds”: The portion of the Net Proceeds relating to a Condemnation.

“Control Affiliate” means, as to any particular person, any person, directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with, the person in question. As used solely in this definition of “Control Affiliate”, “Control” means (a) the ownership, directly or indirectly, in the aggregate of 20% or more of the beneficial ownership interests of an entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “Controlling” and “under common Control with” have the respective correlative meanings to such terms. The Trustee and/or the Certificate Administrator may obtain and conclusively rely upon a certification of the Borrower, the Loan Sponsor or any guarantor, as applicable, to determine whether any Person is a Control Affiliate.

“Control Eligible Certificates”: The more subordinate Class of the Class E and Class F Certificates.

“Controlling Class”: The Control Eligible Certificates then outstanding that has an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocated to such Class, equal to or greater than 25% of the initial certificate balance of such Class or, if no Class of Control Eligible Certificates satisfies the foregoing, the Class E Certificates. No other Class of certificates shall be eligible to act as the Controlling Class or appoint a Directing Holder. The Controlling Class as of the Closing Date shall be the Class F Certificates.

“Controlling Class Certificateholder”: Each Holder (or Certificate owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Trustee, the Servicer or the Special Servicer may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Certificate owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Trustee, Certificate Administrator, Servicer, or Special Servicer, as applicable. The Trustee, the Servicer and the Special Servicer shall be entitled to rely on any such list so provided. Notwithstanding the foregoing, for purposes of determining the Directing Holder, exercising any rights of the Controlling Class or the Directing Holder or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Related Party, any property manager or a Restricted Holder or an agent or Affiliate of the foregoing, will not be deemed to be a holder of the related Controlling Class and will not be entitled to exercise such rights or receive such information. If, as a result of the preceding sentence, no holder of Controlling Class Certificates would be eligible to exercise such rights, there will be no Controlling Class or Directing Holder.

“Controlling Persons”: As defined in Section 6.3(a).

“Corporate Trust Office”: The principal corporate trust office of the Trustee or the Certificate Administrator, as applicable, at which at any particular time its corporate trust business shall be administered, which office at the date of the execution of this Agreement is located (i) in the case of the Trustee, at 1100 North Market Street, Wilmington, Delaware 19801,

Attention: CMBS Trustee BBCMS 2016-ETC, or the principal trust office of any successor trustee qualified and appointed pursuant to Section 8.8, and (ii) in the case of the Certificate Administrator, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services BBCMS 2016-ETC, or for certificate transfer services, Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Certificate Transfers (CMBS) BBCMS 2016-ETC.

“CREFC®”: CRE Finance Council or any successor thereto.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Bond Level File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Collateral Summary File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Financial File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Historical Loan Modification and Corrected Loan Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification and Corrected Loan Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® License Fee” means, with respect to the Trust Loan, for any Interest Accrual Period, the amount of interest accrued during such Interest Accrual Period at the related CREFC® License Fee Rate on the same balance, in the same manner and for the same number of days as interest accrued with respect to the Trust Loan during such Interest Accrual Period.

“CREFC® License Fee Rate” means 0.0005% per annum.

“CREFC® Loan Level Reserve-LOC Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve-LOC Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Loan Periodic Update File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® Loan Setup File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is acceptable to the Servicer or the Special Servicer, as applicable, and in any event, shall present the computations made in accordance with the methodology described in such form to “normalize” the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement.

“CREFC® Operating Statement Analysis Report”: A report prepared with respect to the Property, substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Property File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Reports”: Collectively refers to the following reports as such may be amended, updated or supplemented from time to time as part of the CREFC® “IRP” (Investor Reporting Package):

(i)                the following seven electronic files: (i) CREFC® Bond Level File, (ii) CREFC® Collateral Summary File, (iii) CREFC® Property File, (iv) CREFC® Loan Periodic Update File, (v) CREFC® Loan Setup File, (vi) CREFC® Financial File, and (vii) CREFC® Special Servicer Loan File; and

(ii)                the following nine supplemental reports: (i) CREFC® Comparative Financial Status Report, (ii) CREFC® Delinquent Loan Status Report, (iii) CREFC® Historical Loan Modification and Corrected Loan Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® NOI Adjustment Worksheet, (vi) CREFC® REO Status Report, (vii) CREFC® Servicer Watch List, (viii) CREFC® Loan Level Reserve – LOC Report, and (ix) CREFC® Advance Recovery Report.

“CREFC® REO Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Servicer Watch List”: For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Special Servicer Loan File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Website”: The CREFC® Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Current Interest Determination Amount”: With respect to any Distribution Date for any Class of Certificates (other than the Class R Certificates) or Uncertificated Lower-Tier Interests, the interest accruing during the related applicable Certificate Interest Accrual Period at the Pass-Through Rate applicable to such Class for such Certificate Interest Accrual Period on the Certificate Balance, Notional Amount or Lower-Tier Principal Amount of such Class of Certificates and Uncertificated Lower-Tier Interests, respectively, as of the prior Distribution Date (after giving effect to distributions of principal and allocations of Realized Losses on such prior Distribution Date).

“Custodian”: Wells Fargo Bank, National Association, in its capacity as custodian, or any successor custodian.

“Cut-off Date”: August 5, 2016.

“Default Rate”: As defined in the Loan Agreement.

“Defaulted Loan”: As defined in Section 1.3(c).

“Defect”: As defined in the Loan Purchase Agreement.

“Deficient Exchange Act Deliverable”: With respect to the Servicer, the Special Servicer, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than a Sub-Servicer set forth on Exhibit T), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article 13 of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Definitive Certificate”: Any Certificate in fully registered certificated form without interest coupons.

“Depositor”: Barclays Commercial Mortgage Securities LLC, a Delaware limited liability company, together with its successors and assigns.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each Distribution Date, the 10th day of each calendar month or, if such 10th day is not a Business Day, the immediately preceding Business Day.

“Directing Holder” means the holder or holders of more than 50% of the Controlling Class (or a representative appointed by such holder or holders), in accordance with Section 9.1(b) of this Agreement.

“Directly Operate”: With respect to any Foreclosed Property, the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury regulations Section 1.512(b)-1(c)(5), the management or operation of such Foreclosed Property, the holding of such Foreclosed Property primarily for sale to customers, the use of such Foreclosed Property in a trade or business conducted by the Trust Fund or the performance of any construction work on the Foreclosed Property, other than through an Independent Contractor; provided, however, that a Foreclosed Property shall not be considered to be Directly Operated solely because the Trustee on behalf of the Trust and the Senior Pari Passu Companion Loan Holders (or the Special Servicer on behalf of the Trustee on behalf of the Trust and the Senior Pari Passu Companion Loan Holders) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such Foreclosed Property or takes other actions consistent with Treasury regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to the Mortgage Loan or any Foreclosed Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, the Borrower, the property manager, the Loan Sponsor, any indemnitor or any other Borrower Related Party or any of their Affiliates and any purchaser of the Mortgage Loan or Foreclosed Property) in connection with the disposition or workout of the Mortgage Loan, the management or disposition of the Foreclosed Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement other than (i) Permitted Special Servicer/Affiliate Fees, (ii) any Additional Special Servicing Compensation to which the Special Servicer is entitled under this Agreement in the form of late payment charges, interest at the Default Rate, assumption fees, assumption application fees, consent fees, Modification Fees, processing fees or other similar fees or other income earned on deposits in the Foreclosed Property Account to the extent not reported in the CREFC® Reports and (iii) any compensation and other remuneration that the Servicer is permitted to receive or retain pursuant to the terms of this Agreement in connection with its duties as Servicer.

“Disclosure Parties”: As defined in Section 8.14(c).

“Disqualified Non-U.S. Person”: With respect to the Class R Certificates, any Non-U.S. Person or its agent other than (i) a Non-U.S. Person that holds the Class R Certificates in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Administrator with an effective IRS Form W-8ECI or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Administrator an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificates to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificates will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Either (a) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1)) of the Code with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code, (e) an “electing large partnership”, as defined in Section 775 of the Code or (f) any other person so designated by the Certificate Administrator based upon an Opinion of Counsel to the effect that any transfer of a Class R Certificate to such person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States,” “State” and “International Organization” have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The account established and maintained by the Certificate Administrator pursuant to Section 3.5 on behalf of the Trustee for the benefit of the Certificateholders.

“Distribution Date”: The 4th Business Day after each Determination Date. The first Distribution Date shall be September 15, 2016.

“Distribution Date Statement”: As defined in Section 4.4(a).

“Due Diligence Service Provider”: As defined in Section 8.14(b).

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company that is an Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal or state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution”: A depository institution or trust company insured by the Federal Deposit Insurance Corporation (the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s and “BBB+” by S&P and the short-term unsecured debt obligations or commercial paper of which are rated at least “P-1” by Moody’s and “A-2” by S&P.

“Environmental Indemnity”: As defined in the Loan Agreement.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Euroclear”: As defined in Section 5.2(a).

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time.

“Extended Period”: As defined in Section 12.2(b).

“Extension”: As defined in Section 12.2(b).

“FATCA”: Section 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from taxes under such Sections, regulations and interpretations), any agreements entered into pursuant to Section 1471(b)(1) of the Code, and including any amendments made to FATCA after the date of this Agreement.

“FHLMC”: The Federal Home Loan Mortgage Corporation or any successor thereto.

“Final Asset Status Report”: With respect to the Specially Serviced Loan and the Property, each Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Holder, in each case, which does not include any communication (other than the related Asset Status Report) between the Special Servicer and Directing Holder with respect to the Specially Serviced Loan and the Property. During any Subordinate Control Period, no Asset Status Report shall be considered to be a Final Asset Status Report unless the Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has been deemed to have approved or consented to such action or has exhausted all of its rights of approval and consent, or the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“FNMA”: The Federal National Mortgage Association or any successor thereto.

“Foreclosed Property”: The Property or other Collateral securing the Mortgage Loan, in the event that title to such Property or such other Collateral has been acquired by the Special Servicer on behalf of the Trust and the Senior Pari Passu Companion Loan Holders through foreclosure, deed in lieu of foreclosure or otherwise in the name of the Trustee for the benefit of Certificateholders and the Senior Pari Passu Companion Loan Holders or its nominee.

“Foreclosed Property Account”: As defined in Section 3.6.

“Foreclosure Proceeds”: The proceeds, net of any related expenses of the Servicer, Special Servicer, the Certificate Administrator and/or the Trustee, received in respect of the Foreclosed Property (including, without limitation, proceeds from the operation or rental of the Foreclosed Property) prior to the final liquidation of the Foreclosed Property.

“Form 8-K Disclosure” The information described in the Form 8-K items set forth under the “Item on Form 8-K” column on Exhibit R hereto.

“Form ABS Due Diligence-15E”: The form certification of a Due Diligence Service Provider prescribed by Section 15E(s)(4)(B) of the Exchange Act and Rule 17g-10 thereunder.

“Global Certificates”: As defined in Section 5.2(b).

“Indemnified Party”: As defined in Section 8.12.

“Indemnifying Party”: As defined in Section 8.12.

“Independent”: When used with respect to any specified Person, such a Person who (i) does not have any direct financial interest or any material indirect financial interest in the Depositor, the Borrower Related Parties, the Senior Pari Passu Companion Loan Holders, the Trustee, the Certificate Administrator, the Servicer or the Special Servicer or in any of their respective Affiliates and (ii) is not connected with the Depositor, the Borrower Related Parties, the Senior Pari Passu Companion Loan Holders, the Trustee, the Certificate Administrator, the Servicer or the Special Servicer or any of their respective Affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Appraiser”: An Independent professional real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the Property or Foreclosed Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five (5) years’ experience in the appraisal of comparable properties in the geographic area in which the Property is located.

“Independent Contractor”: Either (i) any Person (other than the Special Servicer or Servicer) that would be an “independent contractor” with respect to the Lower-Tier REMIC or the Upper-Tier REMIC within the meaning of Section 856(d)(3) of the Code if such REMIC were a real estate investment trust (except that the ownership test set forth in that Section of the Code shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates or 35% or more of the aggregate value of all Classes of Certificates or such other interest in the Certificates as is set forth in an Opinion of Counsel, which shall, at no expense to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer, or the Trust Fund, be delivered to the Trustee, or to the Certificate Administrator, the Special Servicer or the Servicer on behalf of the Trustee); provided that neither the Lower-Tier REMIC nor the Upper-Tier REMIC receives or derives any income from such Person and the relationship between such Person and such REMIC is at arm’s length, all within the meaning of Treasury regulations Section 1.856-4(b)(5), or (ii) any other Person (including the Special Servicer or the Servicer) if the Trustee and the Certificate Administrator (or the Servicer or the Special Servicer on behalf of the Trustee) has received an Opinion of Counsel which shall, at no expense to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer (unless the Special Servicer or the Servicer is providing the Opinion of Counsel with respect to itself) or the Trust Fund, be to the effect that the taking of any action in respect of any Foreclosed Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Foreclosed Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such Foreclosed Property to fail to qualify as Rents from Real Property.

“Initial Purchasers”: Barclays Capital, MSCL, WFS and Academy.

“Inquiry” and “Inquiries”: As defined in Section 4.5(a).

“Institutional Accredited Investor”: An institution that is an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Act or an entity all of the equity owners of which are such institutions.

“Insurance Proceeds”: (a) The portion of Net Proceeds paid as a result of a Casualty (as defined in the Loan Agreement) other than amounts to be applied to the restoration, preservation or repair of the Property or to be released to the Borrower each in accordance with the terms of the Loan Agreement, or if not required to be so applied or so released under the terms of the Loan Agreement and Accepted Servicing Practices, (b) amounts paid by any insurer pursuant to any insurance policy required to be maintained by the Servicer pursuant to Section 3.11, to the extent related to this Agreement only and/or (c) any other amounts paid by an insurer pursuant to any insurance policy required to be maintained by the Borrower, to the extent allocable to the Mortgage Loan under the Loan Documents.

“Interest Distribution Amount”: With respect to any Distribution Date for any Class of Certificates (other than the Class R Certificates) or Uncertificated Lower-Tier Interests, the sum of the Current Interest Determination Amount for such Distribution Date and such Class of Certificates or Uncertificated Lower-Tier Interests plus the aggregate unpaid Interest Shortfalls in respect of prior Distribution Dates for such Class of Certificates or Uncertificated Lower-Tier Interests.

“Interest Reserve Account”: As defined in Section 3.4(e).

“Interest Shortfall”: With respect to any Distribution Date for any Class of Certificates (other than the Class R Certificates) or Uncertificated Lower-Tier Interests, the amount by which the Current Interest Determination Amount for such Class exceeds the portion thereof actually paid in respect of interest in respect of such Class on such Distribution Date.

“Interested Person”: As defined in Section 3.16(a)(ii).

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument issued or executed by the Borrower or any Affiliate thereof, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.8(a).

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Servicer, the Special Servicer, the Certificate Administrator or any Affiliate thereof, as applicable, or any Person on whose behalf the Servicer, the Special Servicer or any of their respective Affiliates has discretion in connection with Investments.

“Investor Certification”: A certificate representing that such person executing the Certificate is a Certificateholder, a Beneficial Owner of a Certificate, a prospective purchaser of a Certificate, the Directing Holder or a Repurchasing Seller and that either (a) such person is not a Borrower Related Party, the property manager or an agent or Affiliate of any of the foregoing, in which case such person shall have access to all the reports and information made available to Privileged Persons hereunder, or (b) such person is a Borrower Related Party, the property manager or an agent or Affiliate of the foregoing, in which case such person shall only receive access to the Distribution Date Statements prepared by the Certificate Administrator. The Investor Certification shall be substantially in the form of Exhibit J-1 (in the case of clause (a)) or Exhibit J-2 (in the case of clause (b)) hereto, as applicable, or may be in the form of an electronic certification contained on the Certificate Administrator’s Website or in substantially the same form as Exhibit J-1 or Exhibit J-2, as applicable. Investor Certifications may be submitted electronically via the Certificate Administrator’s Website. The Trustee and the Certificate Administrator may conclusively rely on such Investor Certification and may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”: As defined in Section 4.5(a).

“Investor Registry”: As defined in Section 4.5(b).

“IRS”: The Internal Revenue Service.

“KBRA”: Kroll Bond Rating Agency, Inc.

“Leases”: A “Lease” as defined in the Loan Agreement.

“Letter of Credit”: As defined in the Loan Agreement.

“Lender”: As defined in the Loan Agreement.

“Liquidated Property”: The Property, if it has been liquidated and the Special Servicer has determined that all amounts which it expects to recover from or on account of the Property have been recovered.

“Liquidation Expenses”: Reasonable and customary expenses (other than expenses covered by any insurance policy) incurred by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with the liquidation of the Mortgage Loan or the Property, such expenses including, without limitation, legal fees and expenses, appraisal fees, brokerage fees and commissions, conveyance taxes and trustee and co-trustee fees, if any. Liquidation Expenses shall not include any previously incurred expenses which have been previously reimbursed to the party incurring the same or which were netted against income from the Foreclosed Property and were considered in the calculation of the amount of Foreclosure Proceeds pursuant to the definition thereof.

“Liquidation Fee”: A fee payable to the Special Servicer with respect to the Liquidated Property or the liquidation of the Mortgage Loan or the Notes as to which the Special Servicer receives any Net Liquidation Proceeds, equal to the lesser of (a) the product of the Liquidation Fee Rate and Net Liquidation Proceeds related to the Liquidated Property, Mortgage Loan or Notes and (b) $1,500,000; provided that the Special Servicer shall not be entitled to receive a Liquidation Fee in connection with (i) a repurchase of the Trust Loan by the Loan Sellers pursuant to the Loan Purchase Agreement (so long as such repurchase occurs within the ninety (90) day time period required by the Loan Purchase Agreement for the Loan Sellers to cure or repurchase the Trust Loan (including any applicable extended cure periods)), (ii) a sale of the Mortgage Loan by the Special Servicer to an Interested Person in accordance with Section 3.16, (iii) the purchase of the Mortgage Loan by the holder of a related mezzanine loan within ninety (90) days following the date such holder’s option to purchase the Mortgage Loan first becomes exercisable, (iv) the purchase of the Trust Loan by a Senior Pari Passu Companion Loan Holder within ninety (90) days following the date such holder’s option to purchase the Trust Loan first becomes exercisable or (v) with respect to any Companion Loan Securitization Trust, in connection with (A) a repurchase or replacement of such Senior Pari Passu Companion Loan by a Loan Seller due to a breach of a representation or warranty or a document defect under the related loan purchase agreement related to the Companion Loan Pooling and Servicing Agreement prior to the expiration of the cure period (including any applicable extension thereof) set forth therein or (B) a purchase of a Senior Pari Passu Companion Loan pursuant to a clean-up call or similar liquidation under the related Companion Loan Pooling and Servicing Agreement. The Liquidation Fee with respect to the Specially Serviced Loan or Foreclosed Property shall be reduced by the amount of any Modification Fees paid by or on behalf of the Borrower in regard to any Special Servicing Loan Event and received by the Special Servicer as compensation, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Liquidation Fee Rate”: A rate equal to 0.25%.

“Liquidation Proceeds”: Amounts (other than Insurance Proceeds and Condemnation Proceeds) received by the Special Servicer and/or the Certificate Administrator in

connection with the liquidation of the Mortgage Loan or the Property, whether through judicial foreclosure, sale or otherwise, or in connection with the sale, discounted payoff or other liquidation of the Mortgage Loan (other than amounts required to be paid to the Borrower pursuant to law or the terms of the Loan Agreement) including the proceeds of any full, partial or discounted payoff of the Mortgage Loan (exclusive of any portion of such payoff or proceeds that represents interest at the Default Rate or late payment charges).

“Loan Agreement”: As defined in the Introductory Statement.

“Loan Documents”: With respect to the Mortgage Loan, all documents executed or delivered by the Borrower evidencing or securing or subsequently added to the Mortgage File, in each case as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance therewith, including without limitation the Loan Agreement.

“Loan Event of Default”: An “Event of Default” as defined in the Loan Agreement.

“Loan Interest Accrual Period”: With respect to the calculation of interest accrued with respect to any specified Loan Payment Date, the period beginning on the 5th day of the prior calendar month to and including the 4th day of such calendar month; provided that the first Loan Interest Accrual Period shall commence on the Trust Loan closing date and end on the last day of the month in which such closing date occurs.

“Loan Payment Date”: The “Payment Date” as defined in the Loan Agreement.

“Loan Principal Balance”: As of the date of any determination, with respect to the Trust Loan, Senior Pari Passu Companion Loans, Mortgage Loan or Foreclosed Property, the outstanding principal balance of such Trust Loan (as determined in accordance with the terms of the Co-Lender Agreement), Senior Pari Passu Companion Loans (as determined in accordance with the terms of the Co-Lender Agreement) or Mortgage Loan or, as determined in accordance with Section 3.12(g), such Foreclosed Property.

“Loan Purchase Agreement”: As defined in the Introductory Statement.

“Loan Seller Percentage Interest”: As defined in the Introductory Statement.

“Loan Sellers”: Barclays Bank and MSMCH.

“Loan Sponsor”: L Brands, Inc. and certain principals of The Georgetown Company alongside other investors.

“Lower-Tier Distribution Account”:  A subaccount of the Distribution account, which shall be an asset of the Trust Fund and the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”:  As defined in Section 4.1(b).

“Lower-Tier Principal Amount”:  With respect to any Uncertificated Lower-Tier Interest, a principal amount that initially will equal the Original Lower-Tier Principal Amount of such Uncertificated Lower-Tier Interest set forth in the Introductory Statement herein, and from time to time will equal such amount reduced by the amount of any distributions of the Lower-Tier Distribution Amount allocable to principal made, and any Realized Losses allocated, with respect to such Uncertificated Lower-Tier Interest on any Distribution Date as provided in Section 4.1(g) of this Agreement and increased by the amount of any recoveries of Nonrecoverable Advances applied to increase the Certificate Balance of its Class of Related Certificates as provided in Section 4.1(g) of this Agreement.

“Lower-Tier REMIC”:  A segregated asset pool within the Trust Fund consisting of the Trust Loan, collections thereon, the Trust’s interest in any Foreclosed Property acquired in respect thereof, amounts related thereto held from time to time in the Collection Account, the Lower-Tier Distribution Account, the Foreclosed Property Account, the Interest Reserve Account and all other property included in the Trust Fund that is not in the Upper-Tier REMIC.

“MAI”: Standards of Professional Appraisal Practice established for Members of the Appraisal Institute.

“Major Decision”: Any of the following:

(i)          any proposed or commenced foreclosure or actual foreclosure upon or comparable conversion (which may include acquisitions of a Foreclosed Property) of the ownership of the Property;

(ii)         any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Mortgage Loan or any extension of the maturity date of the Mortgage Loan, other than as permitted under the Loan Documents;

(iii)        any exercise of remedies under the Mortgage Loan, including the acceleration of the Mortgage Loan or initiation of any proceedings under the Loan Documents;

(iv)        any sale of the Mortgage Loan or Foreclosed Property for less than the Par Purchase Price;

(v)         any determination to bring the Property or Foreclosed Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the Property or Foreclosed Property;

(vi)        any substitution or release of real property collateral for the Mortgage Loan (other than substitutions or releases of immaterial and non-income producing real property collateral or in connection with a condemnation action) except, in each case, as expressly permitted by the Loan Documents;

(vii)       any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the Borrower);

(viii)      any transfer of the Property or any portion of the Property, or any transfer of any direct or indirect ownership interest in the Borrower to the extent the mortgagee’s consent under the Loan Documents is required, except in each case as expressly permitted by the Loan Documents or in connection with a pending or threatened condemnation;

(ix)         any consent to incurrence of additional debt by the Borrower or mezzanine debt by a direct or indirect parent of the Borrower, including (x) confirmation that the conditions in Section 10.29 of the Loan Agreement have been satisfied and (y) modification of the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement, in each case to the extent the mortgagee’s approval is required by the Loan Documents;

(x)         any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Mortgage Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any modification, waiver or amendment thereof (provided that, with respect to any such modification, waiver or amendment that is proposed by a holder of a Subordinate Mezzanine Loan, no Majority Controlling Class Certificateholders, the Directing Holder or any Affiliate thereof is an owner of a controlling interest (whether legally, beneficially or otherwise) in such Subordinate Mezzanine Loan);

(xi)        approval of the termination, engagement or replacement of any property manager, to the extent the mortgagee’s approval is required by the Loan Documents;

(xii)       releases of any escrow accounts, reserve accounts or letters of credit each if held as performance escrows or reserves other than those required pursuant to the specific terms of the Mortgage Loan and for which there is no material Lender discretion;

(xiii)       any acceptance of an assumption agreement releasing the Borrower, a guarantor or other obligor from liability under the Mortgage Loan or the Loan Documents other than pursuant to the specific terms of the Mortgage Loan and for which there is no material Lender discretion;

(xiv)      any determination of an Acceptable Insurance Default under the Loan Documents;

(xv)       any proposed modification or waiver of any provision of the Loan Documents with respect to the Mortgage Loan governing the types, nature or amount of insurance coverage required to be obtained and maintained;

(xvi)      approval of casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt evidenced by the Mortgage Loan rather than to the restoration of the Property other than pursuant to the specific terms of the Mortgage Loan;

(xvii)     [reserved];

(xviii)    the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Borrower or the Property; and

(xix)       any determination by the Servicer or the Special Servicer to transfer the Mortgage Loan to the Special Servicer with respect to any Mortgage Loan default or Loan Event of Default that is anticipated but has not yet occurred.

“Majority Controlling Class Certificateholders”: The Holder(s) of Certificates representing more than 50% of the aggregate Certificate Balance of the Controlling Class.

“Material Breach”: As defined in the Loan Purchase Agreement.

“Material Document Defect”: As defined in the Loan Purchase Agreement.

“Maturity Date”: The Loan Payment Date occurring in August 2026, or such earlier date as may result from prepayment or acceleration of the Mortgage Loan in accordance with the terms of the Loan Agreement.

“Modification Fees”: With respect to the Mortgage Loan, any and all fees collected from the Borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Loan Documents (as evidenced by a signed writing) agreed to by the Servicer or the Special Servicer, other than (a) any assumption fees, consent fees or assumption application fees, (b) any fee in connection with a defeasance of the Mortgage Loan and (c) Special Servicing Fees, Work-out Fees and Liquidation Fees. With respect to each of the Servicer and the Special Servicer, the Modification Fees collected and earned by such person from the Borrower (taken in the aggregate with any other Modification Fees collected and earned by such person from the Borrower) shall be subject to an aggregate cap of $1,500,000.

“Monthly Debt Service Payment Amount”: The monthly payment of interest and principal, if any, required to be made by the Borrower on the Trust Loan in the amount set forth in the Loan Agreement.

“Monthly Payment”: With respect to any Distribution Date, the scheduled payment on the Trust Loan or the Mortgage Loan, as applicable, pursuant to the Loan Agreement, including any Balloon Payment that is due and payable on the immediately preceding Loan Payment Date.

“Monthly Payment Advance”: Any advance made with respect to the Trust Loan by the Servicer or the Trustee pursuant to Section 3.23(a) or Section 3.23(c), as applicable. Each reference to the reimbursement or payment of a Monthly Payment Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through the date preceding the date of payment or reimbursement.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgage”: The Security Instrument, as such term is defined in the Loan Agreement.

“Mortgage File”: As defined in Section 2.1(b) and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

“Mortgage Loan”: As defined in the Introductory Statement to this Agreement.

“MS Bank”: Morgan Stanley Bank, N.A., a national banking association, and its successors-in-interest.

“MSCL”: Morgan Stanley & Co. LLC, a Delaware limited liability company, and its successors-in-interest.

“MSMCH”: Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, and its successors-in-interest.

“Net Foreclosure Proceeds”: With respect to any Foreclosed Property, the Foreclosure Proceeds with respect to such Foreclosed Property net of any insurance premiums, taxes, assessments, ground rents, leasehold rents and other costs permitted to be paid therefrom pursuant to Section 3.14.

“Net Investment Earnings”: With respect to any Investment Account for any period from any Distribution Date to the immediately succeeding Remittance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.8.

“Net Liquidation Proceeds”: The excess of Liquidation Proceeds received with respect to the Property or the Mortgage Loan, as the case may be, over the amount of Liquidation Expenses incurred with respect thereto.

“Net Proceeds”: As defined in the Loan Agreement.

“Net Trust Loan Rate”: With respect to any Distribution Date, the annualized rate at which interest would have to accrue in respect of the Trust Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of the Servicing Fee, the CREFC® License Fee and the Certificate Administrator Fee (including the portion that is the Trustee Fee) and exclusive of interest at the Default Rate) actually accrued on the Trust Loan during the related Loan Interest Accrual Period; provided that for purposes of calculating Pass-Through Rates, the Net Trust Loan Rate will be determined without regard to any modification, waiver or amendment of the terms of the Trust Loan, whether agreed to by the

Servicer, the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Borrower or otherwise; provided, further, however, that for purposes of calculating Pass-Through Rates (i) the Net Trust Loan Rate for the Loan Interest Accrual Period preceding the Loan Payment Dates in (a) January and February in each year that is not a leap year or (b) in February only in each year that is a leap year (unless the related Distribution Date is the final Distribution Date), shall be the annualized rate at which interest would have to accrue on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of the related Servicing Fee, the CREFC® License Fee and the Certificate Administrator Fee (including the portion that is the Trustee Fee) and exclusive of interest at the Default Rate) actually accrued on the Trust Loan during such Loan Interest Accrual Period, minus the applicable Withheld Amount and (ii) the Net Trust Loan Rate for the Loan Interest Accrual Period preceding the Payment Date in March (or February, if the related Distribution Date is the final Distribution Date), shall be the annualized rate at which interest would have to accrue on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of the Servicing Fee, the CREFC® License Fee and the Certificate Administrator Fee (including the portion that is the Trustee Fee) and exclusive of interest at the Default Rate) actually accrued on the Trust Loan during such Loan Interest Accrual Period, plus the applicable Withheld Amounts.

“Nondisqualification Opinion”: An Opinion of Counsel, prepared at the Trust Fund’s expense and payable from the Collection Account, that a contemplated action will not cause (i) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or (ii) a “prohibited transaction” or “prohibited contributions” tax to be imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC at any time that any Certificates are outstanding.

“Nonrecoverable Advance”: Any portion of an Advance previously made and not previously reimbursed, or proposed to be made, including interest thereon, which, in accordance with Accepted Servicing Practices (in the case of the Servicer) or good faith and reasonable business judgment (in the case of the Trustee) would not be ultimately recoverable from subsequent payments or collections (including Foreclosure Proceeds, Condemnation Proceeds, Insurance Proceeds not otherwise required to be distributed in connection with a restoration of the Property pursuant to this Agreement or the Loan Agreement or Liquidation Proceeds) in respect of the Mortgage Loan or the Property (in the case of Property Protection Advances or Administrative Advances) or the Trust Loan (in the case of Monthly Payment Advances) from funds on deposit in the Collection Account pursuant to Section 3.4(d). The Trustee may rely conclusively upon a determination of non-recoverability made by the Servicer. In making such non recoverability determination, the Servicer or the Trustee, as applicable, shall be entitled to consider (among other things) (i) the obligations of the Borrower under the terms of the Mortgage Loan as it may have been modified, (ii) the Property in its “as-is” or then current condition and occupancy, (iii) such party’s assumptions regarding the possibility and effects of a future adverse change with respect to the Property and (iv) the existence of other outstanding Advances and Companion Loan Advances, in light of the fact that amounts collected in respect of the Trust Loan, the Mortgage Loan or the Property, as applicable, whether in the form of late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise will also be a source of recovery not only for the Advance under consideration but also for such other outstanding Advances and Companion Loan Advances (as and to the extent permitted under the terms of this Agreement).

“Non-Book Entry Certificates”: As defined in Section 5.2(c).

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.3(f).

“Non-U.S. Person”: A Person that is not a U.S. Person.

“Note A-1-A”: Promissory Note A-1-A, in the original principal amount of $90,000,000 evidencing a portion of the Mortgage Loan (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified), as further described in the Introductory Statement.

“Note A-1-B”: Promissory Note A-1-B, in the original principal amount of $112,500,000 evidencing a portion of the Mortgage Loan (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified), as further described in the Introductory Statement.

“Note A-2-A”: Promissory Note A-2-A, in the original principal amount of $60,000,000 evidencing a portion of the Mortgage Loan (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified), as further described in the Introductory Statement.

“Note A-2-B”: Promissory Note A-2-B, in the original principal amount of $75,000,000 evidencing a portion of the Mortgage Loan (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified), as further described in the Introductory Statement.

“Note B-1”: Promissory Note B-1, in the original principal amount of $217,500,000 evidencing a portion of the Mortgage Loan (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified), as further described in the Introductory Statement.

“Note B-2”: Promissory Note B-2, in the original principal amount of $145,000,000 evidencing a portion of the Mortgage Loan (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified), as further described in the Introductory Statement.

“Note Interest Rate”: With respect to each Note, the per annum rate at which interest accrues on such Note as set forth in the Loan Agreement without giving effect to the Default Rate.

“Notes”: As defined in the Introductory Statement.

“Notional Amount”: In the case of the Class X Certificates, the Class X Notional Amount. In the case of the Class A Component, the Certificate Balance of the Class A Certificates. In the case of the Class B Component, the Certificate Balance of the Class B

Certificates. In the case of the Class C Component, the Certificate Balance of the Class C Certificates.

“NRSRO”: Any nationally recognized statistical ratings organization, including the Rating Agencies.

“NRSRO Certification”: A certification (a) in the form of Exhibit L executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states (i) that such NRSRO is a Rating Agency, or (ii) that such NRSRO has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), that such NRSRO has access to the Depositor’s 17g-5 website and that any confidentiality provisions relating to information on the Depositor’s 17g-5 website apply equally to information on the Certificate Administrator’s website and the 17g-5 Information Provider’s website.

“Offering Circular”: That certain Confidential Offering Circular, dated as of August 8, 2016, relating to the offering of the Certificates.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated), the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries (i) any Servicing Officer, Responsible Officer or other officer of the Servicer, the Special Servicer, the Depositor, the Lender or any other entity referred to herein, as the case may be, customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) with respect to the Certificate Administrator and the Trustee, any Responsible Officer.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Servicer or the Special Servicer, reasonably acceptable to the Trustee and the Certificate Administrator.

“Original Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, the initial Lower-Tier Principal Amount thereof as of the Closing Date, in each case as specified in the Introductory Statement.

“Origination Date”: July 28, 2016.

“Par Purchase Price”: An amount (without duplication) equal to the sum of (i) the unpaid principal balance of the Mortgage Loan, (ii) accrued and unpaid interest on each Note at the related Note Interest Rate through and including the last day of the related Loan Interest Accrual Period in which the repurchase is to occur, (iii) unreimbursed Property Protection Advances and Administrative Advances and fees and amounts owed to the Servicer, the Special Servicer, the Certificate Administrator and the Trustee together with interest on such Advances, (iv) an amount equal to the sum of (A) all interest on outstanding Monthly Payment Advances on the Trust Loan and (B) all interest on outstanding Companion Loan Advances, (v) any unpaid Trust Fund Expenses and (vi) any other expenses reasonably incurred or expected to be incurred by the Servicer, Special Servicer, Certificate Administrator or Trustee arising out of the enforcement of the repurchase obligation.

“Pass-Through Rate”: With respect to (i) the Class A Certificates, the Class A Pass-Through Rate; (ii) the Class X Certificates, the Class X Pass-Through Rate; (iii) the Class B Certificates, the Class B Pass-Through Rate; (iv) the Class C Certificates, the Class C Pass-Through Rate; (v)  the Class D Certificates, the Class D Pass-Through Rate; (vi) the Class E Certificates, the Class E Pass-Through Rate; (vii) the Class F Certificates, the Class F Pass-Through Rate and (viii) each Uncertificated Lower-Tier Interest, the Net Trust Loan Rate of the Related Notes at which, in each case, interest accrues at such per annum rate on the Certificate Balance, Notional Balance or Lower-Tier Principal Amount, as applicable, of such Class as set forth in the Introductory Statement.

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than the Class R Certificates), the percentage interest is equal to the initial Certificate Balance or Notional Amount of such Certificate divided by the initial Certificate Balance or Notional Amount of all of the Certificates of the related Class. With respect to the Class R Certificates, the percentage specified on the Certificate held by the Holder of such Certificate.

“Permitted Encumbrances”: As defined in the Loan Agreement.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price not greater than par, including those issued by the Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Loan Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)          direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations (1) rated at least “A-1” by S&P, if such obligations mature in 60 days or less, or rated at least “AA-”,

“A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less and (2)(A) if it has a term of 30 days or less, the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of three months or less, but more than 30 days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “A2” by Moody’s, (C) if it has a term of six months or less, but more than three months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s, and (D) if it has a term of more than six months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s;

(ii)         time deposits, demand unsecured certificates of deposit, or bankers’ acceptances with maturities of not more than 365 days that are issued or held by any depository institution or trust company (including the Trustee and the Certificate Administrator) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities which (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated at least “A-1” by S&P, “P-1” by Moody’s and are rated in the highest short-term debt rating category of KBRA (if then rated by KBRA) or the long term obligations of which are rated at least “A2” by Moody’s and “AA-” by S&P, (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short-term debt rating category of Moody’s and KBRA (if then rated by KBRA) and (i) with respect to maturities of 60 days or less, “A-1” by S&P or (ii) with respect to maturities greater than 60 days, “A-1+” by S&P and the long term obligations of which are rated at least “A2” by Moody’s and “AA-” by S&P, (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short-term debt rating category of Moody’s and at least “A-1+” by S&P and the long term obligations of which are rated at least “Aa3” by Moody’s, “AAA” (or the equivalent) by KBRA (if then rated by KBRA) and “AA-” by S&P, and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short-term debt rating category of Moody’s and at least “A-1+” by S&P and the long term obligations of which are rated “Aaa” by Moody’s, “AAA” (or the equivalent) by KBRA (if then rated by KBRA) and “AAA” by S&P (or, in each case, if permitted by the Mortgage Loan, if not rated by Moody’s and S&P, otherwise acceptable to Moody’s and S&P, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates);

(iii)        deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv)        debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition, which (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by S&P and Moody’s or the long term obligations of which are rated at least “AA-” by S&P and “A2” by Moody’s, (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by S&P and Moody’s and the long term obligations of which are rated at least “AA-” by S&P and “A2” by Moody’s, (C) in the case of such investments with maturities of six months or less, but more than three months, the long term obligations of which are rated at least “AA-” by S&P and “Aa3” by Moody’s and the short term obligations of which are rated at least “P-1” by Moody’s, and (D) in the case of such investments with maturities of more than six months, the long term obligations of which are rated “AAA” by S&P (or, in each case, if permitted by the Mortgage Loan, if not rated by S&P, otherwise acceptable to S&P as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates) and “Aaa” by Moody’s; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)         commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) payable on demand or on a specified date maturing in one year or less after the date of issuance thereof and which (a) is (i)(A)if maturing in three months or less, such commercial paper carries either a short term rating of “P-1” by Moody’s or a long term rating of “A2” or better by Moody’s, (B) if maturing in six months or less but more than three months, carries a short term rating of “P-1” by Moody’s and a long term rating of “Aa3” or better by Moody’s and (C) if maturing in longer than six months, carries a short term rating of “P-1” by Moody’s and a long term rating of “Aaa” by Moody’s or (ii) have such other ratings as confirmed in a Rating Agency Confirmation and (b) with respect to maturities of 60 days or less, carries a short term rating of “A-1” by S&P or with respect to maturities greater than 60 days, such commercial paper carries either (i) a short term rating of “A-1+” by S&P or (ii) a short term rating of “A-1” and a long term rating of “AA-” or better and (iii) have such other ratings as confirmed in a Rating Agency Confirmation;

(vi)        any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from KBRA (if then rated by KBRA) and is rated “Aaa-mf” by Moody’s and “AAAm” by S&P (or if not so rated, as otherwise acceptable to Moody’s, S&P and KBRA, as confirmed in a Rating Agency Confirmation);

 (vii)      units of money market funds (including those managed or advised by the Trustee, the Certificate Administrator or any Affiliate of either) which maintain a constant net asset value, provided that such units of money market funds are rated in the highest category by KBRA (if rated by KBRA) and is rated “Aaa-mf” by Moody’s and

“AAAm” by S&P (if not rated by each Rating Agency, at least rated by two NRSROs, one of which must be S&P); and

(viii)      such other investments as to which each Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) for which a rating by S&P is required as set forth above, such rating must be an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); (iv) shall exclude any instrument or security (x) that evidences a right to receive only interest payments or (y) where the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment; and (v) shall exclude any instrument or security that may be redeemed of a price below the purchase price. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, appraisal fees, banking fees or insurance commissions or fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to the Mortgage Loan or any Foreclosed Property in accordance with this Agreement.

“Permitted Transferee”: Any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Non-U.S. Person or (e) a U.S. Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan”: As defined in Section 5.3(m).

“Prime Rate”: The “prime rate” published in the “Money Rates” Section of The Wall Street Journal (and with respect to Companion Loan Advances, the rate set forth in the Companion Loan Pooling and Servicing Agreement). If The Wall Street Journal ceases to publish the “prime rate”, then the Servicer shall select an equivalent publication that publishes such “prime rate”, and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Servicer shall reasonably select a comparable interest rate index.

“Principal Distribution Amount”: For each Distribution Date and any Class of Sequential Pay Certificates, the sum of (i) the Regular Principal Distribution Amount for such Distribution Date and such Class of Certificates and (ii) to the extent not paid on any prior Distribution Date, the aggregate Principal Shortfalls in respect of prior Distribution Dates for such Class of Certificates.

“Principal Shortfall”: For each Distribution Date and any Class of Sequential Pay Certificates, the amount by which the Regular Principal Distribution Amount for such Class of Certificates exceeds the amount actually distributed to such Class in respect of principal for such Class of Certificates on such Distribution Date.

“Privileged Information”: Any (i) correspondence between the Directing Holder and the Special Servicer related to the Specially Serviced Loan or the exercise of the Directing Holder’s consent or consultation rights under this Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the Borrower or other interested party and (iii) information subject to attorney-client privilege.

“Privileged Person”: The Depositor, the Initial Purchasers, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Loan Sellers, any person, including each Senior Pari Passu Companion Loan Holder, who provides the Certificate Administrator with an Investor Certification and any NRSRO that delivers a NRSRO Certification to the Certificate Administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website. For purposes of receiving any information or report from the Certificate Administrator’s Website, other than Distribution Date Statements only, each Borrower Related Party (including the property manager and its agents or affiliates) (in each case, as evidenced by its submission of an Investor Certification in the form of Exhibit J-2 hereto) shall be deemed to not be a “Privileged Person” as defined herein.

“Property”: The property securing the Mortgage Loan as such term is defined in the Loan Agreement.

“Property Protection Advances”: As defined in Section 3.23(b).

“QIB”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Bidder”: As defined in Section 7.2(b).

“Qualified Replacement Special Servicer”: a replacement special servicer that satisfies all of the eligibility requirements applicable to the Special Servicer set forth in Section 2.5 and Section 3.10(b), unless expressly approved by 100% of the Certificateholders.

“Rated Final Distribution Date”: The Distribution Date occurring in August 2036.

“Rating Agencies”: S&P and KBRA.

“Rating Agency Confirmation”: With respect to any matter, obtaining confirmation in writing (which may be in electronic form) by the Rating Agency that a proposed action, failure to act or other specified event will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment (which may be in electronic form) from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. With respect to any matter affecting a Senior Pari Passu Companion Loan, so long as such Senior Pari Passu Companion Loan has been securitized in a future transaction, any Rating Agency Confirmation will also refer to the Companion Loan Rating Agency Confirmation.

“Rating Agency Inquiry”: As defined in Section 4.5(d).

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 4.5(d).

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the aggregate of the Certificate Balances of the Sequential Pay Certificates after giving effect to distributions made on such Distribution Date exceeds (ii) the Loan Principal Balance of the Trust Loan after giving effect to (a) any payments of principal received with respect to the Loan Payment Date occurring immediately prior to such Distribution Date and (b) the aggregate reductions of the principal balance of the Mortgage Loan that have been permanently made as a result of a bankruptcy proceeding, modification or otherwise.

“Record Date”: With respect to any Distribution Date, the close of business on the 4th day of the calendar month in which such Distribution Date occurs, or, if such 4th day is not a Business Day, the immediately preceding Business Day.

“Regular Certificates”: The Class A, Class X, Class B, Class C, Class D, Class E and Class F Certificates.

“Regular Principal Distribution Amount”: For each Distribution Date and any Class of Sequential Pay Certificates will equal (i) all amounts collected or advanced in respect of principal with respect to the Trust Loan during the related Collection Period, and (ii) all amounts received during the related Collection Period and allocated to principal on the Trust Loan from the Par Purchase Price, Net Liquidation Proceeds, Condemnation Proceeds, Net Foreclosure Proceeds or Insurance Proceeds (other than amounts related to clause (b) of the definition of Insurance Proceeds necessary to be applied to the restoration, preservation or repair of the

Property or to be released to the Borrower in accordance with the Loan Documents) or otherwise in respect of principal received on the Trust Loan, in the case of either clause (i) or (ii), that would be allocated to such Class of Certificates if distributed to the holders of the Certificates in Sequential Order to reduce the outstanding Certificate Balance of each Class of Certificates to zero.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein. Each of the parties hereto acknowledge that the Regulation AB provisions referenced herein shall be construed as if the Certificates were publicly registered and reporting were required at all times.

“Regulation S”: Regulation S under the Act.

“Regulation S Global Certificate”: As defined in Section 5.2(a).

“Reinvestment Yield”: As defined by the term “Prepayment Rate” in the Loan Agreement.

“Related Certificates” and “Related Uncertificated Lower-Tier Interest”: For the following Classes of Uncertificated Lower-Tier Interests, the related Class of Certificates set forth below and for the following Classes of Certificates, the related Class of Uncertificated Lower-Tier Interests set forth below:

Related Certificates	Related Uncertificated Lower-Tier Interest
Class A Certificates	Class LA Uncertificated Interest
Class B Certificates	Class LB Uncertificated Interest
Class C Certificates	Class LC Uncertificated Interest
Class D Certificates	Class LD Uncertificated Interest
Class E Certificates	Class LE Uncertificated Interest
Class F Certificates	Class LF Uncertificated Interest

“Relevant Distribution Date” means with respect to any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to a Companion Loan Securitization holding a Senior Pari Passu Companion Loan, the “Distribution Date” (or analogous concept) under the related Companion Loan Pooling and Servicing Agreement.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC Provisions”: Provisions of the Code relating to “real estate mortgage investment conduits,” including Sections 860A through 860G of the Code and any related Treasury regulations or announcements.

“Remittance Date”: With respect to each Distribution Date, the Business Day immediately preceding such Distribution Date.

“Rents from Real Property”: With respect to any Foreclosed Property, gross income of the character described in Section 856(d) of the Code.

“REO Management Fee”: As to the Property when it is a Foreclosed Property, a fee payable out of the Foreclosed Property Account to the Successor Manager for managing such property while it is owned by the Trust Fund, which shall be reasonable and customary in the market in which the Property is located.

“Reporting Servicer”: The Servicer, the Special Servicer or a Servicing Function Participant engaged by any such party, as the case may be.

“Repurchase Price”: With respect to each Loan Seller, the product of (A) such Loan Seller’s Loan Seller Percentage Interest and (B) an amount (without duplication) generally equal to the sum of (i) the unpaid principal balance of the Trust Loan, (ii) accrued and unpaid interest on each Trust Note at the related Note Interest Rate (exclusive of the Default Rate) to and including the last day of the related Loan Interest Accrual Period in which the repurchase is to occur, (iii)  unreimbursed Property Protection Advances and Administrative Advances together with interest on such Advances, (iv) an amount equal to all interest on outstanding Monthly Payment Advances on the Trust Loan, (v) any unpaid Trust Fund Expenses, (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, Special Servicer, Certificate Administrator or Trustee arising out of the enforcement of the repurchase obligation and (vii) the Liquidation Fee, if any, due to the Special Servicer pursuant to Section 3.17(a).

“Repurchase Request”: With respect to the Mortgage Loan, any request or demand whether oral or written that the Mortgage Loan be repurchased or replaced, whether arising from a Material Breach or Material Document Defect or other breach of a representation or warranty.

“Repurchase Request Recipient”: As defined in Section 2.2(e).

“Repurchasing Seller”: As defined in Section 3.29(a).

“Requesting Holders”: As defined in Section 3.7(e).

“Requesting Party”: As defined in Section 3.26(a).

“Required Advance Amount”: With respect to any Distribution Date, an amount equal to (a) the amount of the Monthly Payment Advances (taking into account any Appraisal Reduction Amount as of such Distribution Date) that would be required to be made on the related Remittance Date by the Servicer pursuant to this Agreement had the Borrower not made any portion of its Monthly Payments on the Trust Loan for the related Loan Payment Date less (b) the aggregate compensation payable to the Servicer in respect of the aggregate Servicing Fee on the Trust Loan and the Certificate Administrator in respect of the aggregate Certificate Administrator Fee (including that portion of which is the Trustee Fee) on such Remittance Date.

“Reserve Account”: Any reserve account required to be maintained under the Loan Agreement.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”: With respect to (i) the Trustee, any director, vice president, assistant vice president, assistant secretary, treasurer, assistant treasurer, trust officer or any other officer of the Corporate Trust Office of the Trustee, customarily performing functions similar to those performed by any of the above-designated officers with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, whom such matter is referred and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject, and in the case of any certification or other document required to be signed by a Responsible Officer, an authorized signatory whose name and specimen signature appears on a list furnished to the Servicer or the Special Servicer, as applicable, by the Trustee or the Certificate Administrator, as applicable, as such list may from time to time be amended.

“Restricted Holder”: Any Certificateholder, Beneficial Owner of a Certificate or prospective purchaser of a Certificate (whether legally, beneficially or otherwise) that is also, with respect to any related mezzanine loan, a mezzanine lender (or any affiliate or agent thereof) or an owner of any interest in any mezzanine loan (whether legally, beneficially or otherwise, including as a beneficial owner of any securities collateralized by any such mezzanine loan) (a) as to which a default has occurred giving rise to an automatic acceleration of such mezzanine loan or the right of the lender thereunder to accelerate such mezzanine loan or (b) as to which foreclosure proceedings against the related collateral have been initiated (and in respect of which, the Special Servicer has received notice thereof).

“Restricted Period”: As defined in Section 5.2(a).

“Retained Fee Rate”: An amount equal to 0.00125% per annum with respect to the Trust Loan and 0.0% per annum with respect to the Senior Pari Passu Companion Loans.

“Rule 15Ga-1”: Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice”: As defined in Section 2.2(e).

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“Rule 144A”: As defined in Section 5.2(b).

“Rule 144A Global Certificate”: As defined in Section 5.2(b).

“Rule 144A Information”: As defined in Section 3.21(c).

“Rule 144A Information Recipients”: As defined in Section 3.21(c).

“Sarbanes-Oxley Act” means the Sarbanes Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: With respect to a Companion Loan Securitization Trust, the certification required to be filed together with such Companion Loan Securitization Trust’s Exchange Act report on Form 10-K pursuant to Rule 13a-14 and Rule 15d-14 of the Exchange Act.

“S&P”: S&P Global Ratings.

“Senior Pari Passu Companion Loans”: As defined in the Introductory Statement.

“Senior Pari Passu Companion Loan Holder”: The holder of a Senior Pari Passu Companion Loan.

“Senior Pari Passu Non-Trust Notes”:  As defined in the Introductory Statement.

“Sequential Order”: (i) With respect to payments in respect of principal of the Sequential Pay Certificates on any Distribution Date, the Class A, Class B, Class C, Class D, Class E and Class F Certificates, in that order; and (ii) with respect to payment in respect of interest on the Certificates on any Distribution Date, the Class A and Class X Certificates, on a pro rata basis, based on each Class’s respective Interest Distribution Amount for such Distribution Date, and then sequentially to the Class B, Class C, Class D, Class E and Class F Certificates, in that order; in each case, such payments shall be made under clauses (i) and (ii) until the principal or interest, as applicable, to which each such Class is entitled is paid in full.

“Sequential Pay Certificates”: The Certificates other than the Class X and Class R Certificates.

“Servicer”: Wells Fargo Bank, National Association or its successor in interest, or if any successor servicer is appointed as herein provided, such successor servicer.

“Servicer Customary Expenses”: As defined in Section 3.17(a)

“Servicer Termination Event”: As defined in Section 7.1(a).

“Service(s)” or “Servicing”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loan or any other assets of the Trust by an entity (other than the Certificate Administrator or Trustee) that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities industry.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit K hereto.

“Servicing Fee”: With respect to the Trust Loan, the Senior Pari Passu Companion Loans and any Foreclosed Property, a fee payable monthly out of amounts that represent interest collected on the Mortgage Loan to the Servicer pursuant to Section 3.17 which will accrue at the Servicing Fee Rate, computed on the basis of the same principal amount, on the same interest accrual basis, and for the Loan Interest Accrual Period respecting which any related interest payment on the Trust Loan or the Senior Pari Passu Companion Loans, as the case may be, is (or would have been) computed. For the avoidance of doubt, the Servicing Fee shall be deemed to be payable from the Lower-Tier REMIC.

“Servicing Fee Rate”: With respect to the Trust Loan, 0.0025% per annum and with respect to the Senior Pari Passu Companion Loans, 0.00125% per annum.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Trustee, the Certificate Administrator, the Servicer and the Special Servicer (or their respective employees), that is performing activities that address the Applicable Servicing Criteria as of any date of determination.

“Servicing Officer”: Any officer of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loan whose name and specimen signature appear on a list of servicing officers furnished to the Trustee and the Certificate Administrator on the Closing Date by the Servicer or the Special Servicer, as applicable, in the form of an Officer’s Certificate, as such list may from time to time be amended.

“Servicing-Released Bid”: As defined in Section 7.2(b).

“Servicing-Retained Bid”: As defined in Section 7.2(b).

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Relevant Distribution Date occurring on or immediately following the 45th day after the end of such calendar quarter. The parties to this Agreement acknowledge that in the event the Property securing a Senior Pari Passu Companion Loan is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to a Companion Loan Securitization that includes such Senior Pari Passu Companion Loan, the date on which quarterly financial statements are required to be delivered to the related lender under the related Loan Documents is, with respect to net operating income information, forty-five (45) days following the end of each fiscal quarter, subject to the terms of the related loan agreement.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.3(m).

“Special Notice”: As defined in Section 5.6.

“Special Servicer”: AEGON USA Realty Advisors, LLC or its successor in interest, or if any successor Special Servicer is appointed as herein provided, such successor Special Servicer.

“Special Servicer Customary Expenses”: As defined in Section 3.17(a)

“Special Servicer Termination Event”: As defined in Section 7.1(a).

“Special Servicing Fee”: With respect to any Specially Serviced Loan or Foreclosed Property, a fee payable monthly to the Special Servicer equal to an amount computed on the basis of the same principal amount, on the same interest accrual basis, and for the same interest accrual period \respecting which any related interest payment on the Mortgage Loan or Foreclosed Property is (or would have been) computed, at a rate equal to 0.125% per annum. Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Special Servicer under this Agreement. For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Special Servicing Loan Event”: With respect to the Mortgage Loan, (i) the Borrower has not made two consecutive Monthly Payments (and has not cured at least one such delinquency by the next Loan Payment Date under the Loan Documents) in respect of the Mortgage Loan; (ii) the Servicer and/or the Trustee has made three consecutive Monthly Payment Advances with respect to the Mortgage Loan (regardless of whether such Monthly Payment Advances have been reimbursed); (iii) the Borrower fails to make the Balloon Payment when due, and the Borrower has not delivered to the Servicer, on or before the due date of such Balloon Payment, a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Servicer which provides that such refinancing will occur within 120 days after the date on which such Balloon Payment will become due (provided that a Special Servicing Loan Event will occur if either (x) such refinancing does not occur before the expiration of the time period for refinancing specified in such binding commitment or (y) the Servicer is required to make a Monthly Payment Advance at any time prior to such refinancing); (iv) the Servicer has received notice that the Borrower has become the subject as debtor of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors; (v) the Servicer has received notice of a foreclosure of any lien on the Property securing the Mortgage Loan; (vi) the Borrower has expressed in writing to the Servicer an inability to pay the amounts owed under the Mortgage Loan in a timely manner, (vii) in the judgment of the Servicer (consistent with Accepted Servicing Practices), a default in the payment of principal or interest under the Mortgage Loan is reasonably foreseeable; or (viii) a default under the Mortgage Loan of which the Servicer has notice (other than a failure by the Borrower to pay principal or interest) and which materially and adversely affects the interests of the Certificateholders or any Senior Pari Passu Companion Loan Holder has occurred and remains unremedied beyond the expiration of the applicable grace period specified in the Loan Documents (or, if no grace period is specified, 60 days); provided that, a Special Servicing Loan Event shall cease (a) with respect to the circumstances described in clauses (i) and (ii) above, when the Borrower has brought the Mortgage Loan current and thereafter made three consecutive full and timely Monthly Payments on the Mortgage Loan, including pursuant to the workout of the Mortgage Loan, (b) with respect to the circumstances described in clauses (iv), (v), (vi), (vii) and (viii) above, when such circumstances cease to exist in the judgment of the Servicer (consistent with Accepted Servicing Practices), or (c) with respect to the circumstances described in clause (iii) above, when such default is cured by or on behalf of the Borrower or waived by the Special Servicer (whether by modification of the Loan Documents or otherwise); provided, in any case, that at that time no other circumstance exists (as described above) that would constitute a Special Servicing Loan Event.

“Specially Serviced Loan”: The Mortgage Loan during the occurrence of a Special Servicing Loan Event.

“Startup Day”: As defined in Section 12.1(c).

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities industry) of the Mortgage Loan but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to the Mortgage Loan under the direction or authority of the Servicer (or a Sub-Servicer of the Servicer), the Special Servicer (or a Sub-Servicer of the Special Servicer) or an Additional Servicer (or a Sub-Servicer of an Additional Servicer).

“Subordinate Consultation Period”: means any period when (i) the Certificate Balance of the Class E Certificates (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such certificates), is less than 25% of the initial Certificate Balance of that Class but (ii) the Certificate Balance of the Class E Certificates (without regard to the application of Appraisal Reduction Amounts allocated to that class) is equal to or greater than 25% of the initial Certificate Balance of that Class.

“Subordinate Control Period”: With respect to any Class of Control Eligible Certificates and any date of determination, any period when the Certificate Balance of a Class of Control Eligible Certificates on such date (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class) is at least 25% of the initial Certificate Balance of such Class.

“Subordinate Mezzanine Loan”: Any mezzanine financing incurred by certain direct or indirect owners of the Borrower, secured by a pledge of their direct or indirect ownership interests in the Borrower.

“Sub-Servicer”: Any Person that (i) Services the Mortgage Loan on behalf of the Servicer, Special Servicer or any Sub-Servicer and (ii) is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the servicing functions required to be performed by the Servicer, Special Servicer, Servicing Function Participant or an Additional Servicer, under this Agreement, with respect to the Mortgage Loan, that are identified in Item 1122(d) of Regulation AB.

“Successful Bidder”: As defined in Section 7.2(b).

“Successor Manager”: Any Independent Contractor as selected or retained by the Special Servicer, on behalf of the Trust and the Senior Pari Passu Companion Loan Holders, to serve as manager of the Foreclosed Property, which designation, as evidenced by written confirmation from each Rating Agency, will not result in the downgrade, withdrawal or qualification of the ratings assigned to the Certificates by such Rating Agency.

“Tax Matters Person”: The Person designated as the “tax matters person” of the Upper-Tier REMIC and the Lower-Tier REMIC, pursuant to Treasury regulations Section 1.860F-4(d).

“Temporary Regulation S Global Certificate”: As defined in Section 5.2(a).

“Terminated Party”: As defined in Section 7.1(g).

“Terminating Party”: As defined in Section 7.1(g).

“Transferee Affidavit”: As defined in Section 5.3(n)(ii).

“Transferor Letter”: As defined in Section 5.3(n)(ii).

“Trust”: The trust formed pursuant to this Agreement.

“Trust A Notes”: The promissory notes designated as Notes A-1-A and A-2-A, as further described in the Introductory Statement.

“Trust B Notes”: The promissory notes designated as Notes B-1 and B-2, as further described in the Introductory Statement.

“Trust Fund”: The corpus of the Trust created by this Agreement, consisting of (i) the Trust Loan, including the Trust Notes together with the Mortgage File (exclusive of the Senior Pari Passu Non-Trust Notes) relating thereto; (ii) all scheduled and unscheduled payments on or collections in respect of the Trust Notes; (iii) any Foreclosed Property (but only to the extent of the Trust Fund’s interest in such Foreclosed Property) and Foreclosed Property Account (but only to the extent of the Trust Fund’s interest in such Foreclosed Property Account); (iv) all revenues received in respect of any Foreclosed Property (but only to the extent of the Trust Fund’s interest in such Foreclosed Property); (v) the Servicer’s, Special Servicer’s and the Trustee’s rights under the insurance policies with respect to the Property required to be maintained pursuant to this Agreement and any proceeds thereof (but only to the extent of the Trust’s interest therein); (vi) any Collateral Security Documents; (vii) any indemnities or guaranties given as additional security for the Trust Notes (but only to the extent of the Trust’s interest therein); (viii) all funds deposited in the Collection Account (but only to the extent of the Trust’s interest therein), the Interest Reserve Account and the Distribution Account, including reinvestment income thereon (except as otherwise provided herein); (ix) any Environmental Indemnity and any other environmental indemnity agreements relating to the Property (but only to the extent of the Trust’s interest therein); (x) the rights and remedies of the Depositor under the Loan Purchase Agreement; (xi) the security interest in the Reserve Accounts granted pursuant to Section 2.1 (but only to the extent of the Trust’s interest therein); (xii) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC; (xiii) the Uncertificated Lower-Tier Interests; and (xiv) the proceeds of any of the foregoing.

“Trust Fund Expenses”: Any unanticipated and certain other default related expenses incurred by the Trust Fund (including, without limitation, all interest on Advances and all Borrower Reimbursable Trust Fund Expenses, to the extent not reimbursed by the Borrower) and all other amounts (such as indemnification payments), in each case, permitted to be retained, reimbursed or withdrawn and remitted by the Servicer, Special Servicer or the Certificate Administrator (on behalf of itself or the Trustee, as applicable), from the Collection Account pursuant to this Agreement.

“Trust Loan”: As defined in the Introductory Statement hereto.

“Trust Notes”: As defined in the Introductory Statement hereto.

“Trustee”: Wilmington Trust, National Association, in its capacity as trustee, or its successor in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: With respect to the Trust Loan and each Foreclosed Property, a fee payable monthly by the Certificate Administrator to the Trustee pursuant to Section 8.5 that will accrue at the Trustee Fee Rate, computed on the basis of the same principal amount, on the same interest accrual basis, and for the same interest accrual period respecting which any related interest payment on the Trust Loan is (or would have been) computed. For the avoidance of doubt, the Trustee Fee shall be deemed to be payable from the Lower-Tier REMIC. The Trustee Fee shall be paid out of the Certificate Administrator Fee.

“Trustee Fee Rate”: A per annum rate, computed on the basis of the same principal amount in the same manner and for the same Loan Interest Accrual Period respecting which any related interest payment on the Trust Loan is computed.

“Uncertificated Lower-Tier Interests”: Any of the Class LA, Class LB, Class LC, Class LD, Class LE and Class LF Uncertificated Interests.

“Uninsured Cause”: Any cause of damage to property of the Borrower subject to the Mortgage such that the complete restoration of such property is not fully reimbursable (but without regard to any applicable deductible provisions) by any insurance policy required to be maintained with respect thereto pursuant to the terms of the Loan Documents or this Agreement.

“Unscheduled Payments”: With respect to any Distribution Date, all payments and collections received with respect to the Mortgage Loan or upon foreclosure or liquidation of the Property (net of related foreclosure expenses and Liquidation Expenses) during the related Collection Period including, but not limited to, prepayments due to acceleration of the Mortgage Loan, Net Liquidation Proceeds, Net Foreclosure Proceeds, Condemnation Proceeds, Insurance Proceeds, voluntary prepayments and other payments and collections on the Mortgage Loan not scheduled to be received, other than Monthly Payments or any Balloon Payment.

“Upper-Tier Distribution Account”: A subaccount of the Distribution Account, which shall be an asset of the Trust Fund and the Upper-Tier REMIC.

“Upper-Tier REMIC”: One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

“U.S. Person”: A Person that is (i) a citizen or resident alien of the United States, (ii) a corporation or partnership (except as provided in applicable Treasury regulations) created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, (iii) an estate whose income is subject to United States federal income tax regardless of its source (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided by applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as a U.S. Person) or (v) any other Person that is disregarded as separate from its owner for U.S. federal income tax purposes and whose owner is described in clauses (i) through (iv) above.

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At any time that any Certificates are outstanding, the Voting Rights shall be allocated among the respective Classes of Certificateholders as follows: (1) (x) except as described in clause (y) of this clause (1), 4% in the aggregate to the Class X Certificates (for so long as the Notional Amount of such Class has not been reduced to zero) and (y) 0% to the Class X Certificates in the case of votes pertaining to terminating and replacing the Special Servicer as described in Section 7.1 and (2) in the case of any other Class of Certificates (other than the Class R Certificates), a percentage equal to the product of (x) the percentage of Voting Rights remaining after allocations in clause (i) above, and (y) a percentage equal to the aggregate Certificate Balance (and in connection with certain votes under this Agreement, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates) of the Class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and in connection with certain votes under this Agreement, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates) of all Classes of Certificates, in each case determined as of the prior Distribution Date. The Class R Certificates shall be not be entitled to any Voting Rights.

“WFS”: Wells Fargo Securities, LLC and its successors-in-interest.

“Withheld Amounts”: As defined in Section 3.4(e).

“Work-out Fee”: A fee payable to the Special Servicer pursuant to Section 3.17 equal to the lesser of (a) 0.25% of each payment of principal and interest (other than at the Default Rate) made on the Mortgage Loan following resolution of a Special Servicing Loan Event by a written agreement with the Borrower negotiated by the Special Servicer for so long as another Special Servicing Loan Event with respect to the Mortgage Loan does not occur and (b) $1,500,000 in the aggregate with respect to any such particular workout of the Mortgage Loan.

The Work-out Fee with respect to the Specially Serviced Loan shall be reduced by the amount of any Modification Fees paid by or on behalf of the Borrower in regard to any Special Servicing Loan Event and received by the Special Servicer as compensation, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Yield Maintenance Premium”: As defined in the Loan Agreement.

1.2.               Interpretation. (a)  Whenever this Agreement refers to a Distribution Date and a “related” Collection Period, Loan Interest Accrual Period, Certificate Interest Accrual Period or Loan Payment Date, such reference shall be to the Collection Period, Loan Interest Accrual Period, Certificate Interest Accrual Period or Loan Payment Date, as applicable, immediately preceding such Distribution Date.

(b)         Whenever this Agreement refers to a Distribution Date and an “applicable” Pass-Through Rate, such reference shall be to the Pass-Through Rate for the applicable Class for the related Certificate Interest Accrual Period.

(c)         The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references contained in this Agreement are references to Sections and Exhibits in or to this Agreement unless otherwise specified.

(d)         Interest on the Certificates shall be computed on the basis of a 360-day year consisting of twelve 30 day months.

1.3.               Certain Calculations in Respect of the Mortgage Loan. (a)  All amounts collected by or on behalf of the Trust and the Senior Pari Passu Companion Loan Holders in respect of the Mortgage Loan in the form of payments from the Borrower, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds (other than amounts related to clause (b) of the definition thereof necessary to be applied to the restoration, preservation or repair of the Property or to be released to the Borrower in accordance with the Loan Documents) shall be applied to amounts due and owing under the Loan Documents and the Co-Lender Agreement (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Loan Documents and the Co-Lender Agreement; provided, however, in the absence of such express provisions or if and to the extent that such terms authorize the mortgagee to use its discretion and in any event for purposes of calculating distributions hereunder after a Loan Event of Default, all such amounts collected shall be deemed to be applied towards the following amounts, due and owing under the terms of the Loan Documents, in the following order of priority (for the avoidance of doubt, application of such funds towards amounts owed by the Borrower shall not impact the order of application of funds on deposit in the Collection Account to the parties to this Agreement, and withdrawals of funds from the Collection Account will be governed by the provisions of this Agreement regarding the priority of withdrawals from the Collection Account):

(i)          first, as a recovery of any Advances plus interest accrued on such Advances and, if applicable, unpaid Liquidation Expenses or foreclosure expenses and unreimbursed Trust Fund Expenses;

(ii)        second, as a recovery of Nonrecoverable Advances or interest on Nonrecoverable Advances (including Companion Loan Advances and interest on Companion Loan Advances) to the extent previously reimbursed from principal collections with respect to the Mortgage Loan;

(iii)       third, as a recovery of accrued and unpaid interest on each Note that has not been the subject of a Monthly Payment Advance, to the extent of the excess of (i) accrued and unpaid interest on each outstanding Note at the applicable Note Interest Rate (without giving effect to any increase in such Note Interest Rate required under the Loan Agreement as a result of a default under the Mortgage Loan) to, but not including, the date of receipt by or on behalf of the Trust and the Senior Pari Passu Companion Loan Holders, as applicable (or, in the case of a full Monthly Payment from the Borrower, through the end of the related Loan Interest Accrual Period), over (ii) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances and the Companion Loan Advances that have theretofore occurred under Section 3.23(a) in connection with Appraisal Reduction Amounts (to the extent that collections have not been applied as a recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust A Notes and the Senior Pari Passu Non-Trust Notes and then to the Trust B Notes, in that order);

(iv)        fourth, as a recovery of principal of the Mortgage Loan then due and owing, including by reason of acceleration of the Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance), first to the Trust A Notes and the Senior Pari Passu Non-Trust Notes (to reduce the outstanding principal balance of the Trust A Notes and the Senior Pari Passu Non-Trust Notes on a pro rata basis), then to the Trust B Notes (to reduce the outstanding principal balance of the Trust B Notes), in each case until their respective principal balances have been reduced to zero;

(v)        fifth, as a recovery of accrued and unpaid interest on the Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances and Companion Loan Advances that have theretofore occurred under Section 3.23(a) in connection with Appraisal Reduction Amounts (to the extent that collections have not been applied as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust A Notes and the Senior Pari Passu Non-Trust Notes (on a pro rata basis) and then to the Trust B Notes, in that order);

(vi)      sixth, as an allocation of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums and similar items;

(vii)     seventh, as an allocation of any other reserves to the extent then required to be held in escrow;

(viii)    eighth, as a recovery of any assumption fees, defeasance fees, Modification Fees, consent fees and similar fees then due and owing under the Mortgage Loan;

(ix)      ninth, as a recovery of Yield Maintenance Premiums then due and owing under the Mortgage Loan;

(x)       tenth, as a recovery of any interest at the Default Rate or late charges then due and owing under the Mortgage Loan; and

(xi)      eleventh, as a recovery of any other amounts then due and owing in respect of the Mortgage Loan; provided that, to the extent required under the REMIC Provisions to preserve the Trust’s status as a REMIC or otherwise prevent the imposition of any tax thereon, payment or proceeds received with respect to any partial release of any portion of the Property (including following a condemnation) at a time when the loan-to-value ratio of the Mortgage Loan exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) must be applied to reduce the principal balance of the Mortgage Loan in the manner permitted by the REMIC Provisions.

(b)      Collections by or on behalf of the Trust and the Senior Pari Passu Companion Loan Holders in respect of any Foreclosed Property (exclusive of amounts to be applied to the payment of the costs of operating, managing, leasing, maintaining and disposing of such Foreclosed Property) shall be applied towards the following amounts, due and owing under the terms of the Loan Documents, in the following order of priority (for the avoidance of doubt, application of such funds towards amounts owed by the Borrower shall not impact the order of application of funds on deposit in the Collection Account to the parties to this Agreement, and withdrawals of funds from the Collection Account will be governed by the provisions of this Agreement regarding the priority of withdrawals from the Collection Account):

(i)         first, as a recovery of any related and unreimbursed Advances plus interest accrued on such Advances and, if applicable, unpaid Liquidation Expenses or foreclosure expenses and unreimbursed Trust Fund Expenses;

(ii)      second, as a recovery of Nonrecoverable Advances or interest on Nonrecoverable Advances (including Companion Loan Advances and interest on Companion Loan Advances) to the extent previously reimbursed from principal collections with respect to the other Mortgage Loan;

(iii)     third, as a recovery of accrued and unpaid interest on each Note to the extent of the excess of (i) accrued and unpaid interest on each Note at the related Note

Interest Rate (without giving effect to any increase in such Note Interest Rate required under the Loan Agreement as a result of a default under the Mortgage Loan) to, but not including, the Loan Payment Date in the Collection Period in which such collections were received by or on behalf of the Trust, over (ii) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances and Companion Loan Advances that have theretofore occurred under Section 3.23(a) in connection with Appraisal Reduction Amounts (to the extent that collections have not been applied as a recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust A Notes and the Senior Pari Passu Non-Trust Notes and then to the Trust B Notes, in that order);

(iv)        fourth, as a recovery of principal of the Mortgage Loan to the extent of its entire unpaid principal balance, first, to the Trust A Notes and the Senior Pari Passu Non-Trust Notes (to reduce the outstanding principal balance of the Trust A Notes and the Senior Pari Passu Non-Trust Notes on a pro rata basis) and then to the Trust B Notes (to reduce the outstanding principal balance of the Trust B Notes), in each case until their respective principal balances have been reduced to zero;

(v)        fifth, as a recovery of accrued and unpaid interest on the Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances and Companion Loan Advances that have theretofore occurred under Section 3.23(a) in connection with related Appraisal Reduction Amounts (to the extent that collections have not been applied as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust A Notes and the Senior Pari Passu Non-Trust Notes (on a pro rata basis) and then to the Trust B Notes, in that order);

(vi)       sixth, as a recovery of related Yield Maintenance Premiums then due and owing under the Mortgage Loan;

(vii)      seventh, as a recovery of any interest at the Default Rate or late charges then deemed to be due and owing under the Mortgage Loan; and

(viii)     eighth, as a recovery of any other amounts deemed to be due and owing under the Mortgage Loan.

(c)        All net present value calculations and determinations made under this Agreement with respect to the Mortgage Loan or the Property or Foreclosed Property (including for purposes of the definition of “Accepted Servicing Practices”) shall be made using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or sale of the Mortgage Loan if it is in default (in such case, the “Defaulted Loan”), the higher of (1) the rate determined by the Special Servicer that approximates the market rate that would be obtainable by the Borrower on similar debt of the Borrower as of such date of determination and (2) the Net Trust Loan Rate and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

2.          DECLARATION OF TRUST; ORIGINAL ISSUANCE OF CERTIFICATES

2.1.               Creation and Declaration of Trust; Conveyance of the Mortgage Loan. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, delivers, sets over, and otherwise conveys or causes to be conveyed in trust to the Trustee (on behalf of the Lower-Tier REMIC) for the benefit of the Upper-Tier REMIC and the Certificateholders, without recourse (except to the extent otherwise provided herein and in the Loan Documents), the Depositor’s right, title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, wherever located, in and to all of the items referred to in the definition of “Trust Fund”, including without limitation (i) all rights and remedies of the Depositor under the Loan Purchase Agreement, (ii) all right, title and interest of the Depositor in, to and under the Reserve Accounts, (iii) all right, title and interest of the Depositor in and to the Mortgage Loan as of the Closing Date and (iv) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC. Such sale, transfer and assignment include any related escrow accounts and any security interest under the Mortgage Loan (whether in real or personal property and whether tangible or intangible) and all related rights to payments made or required to be made to the Depositor by the Borrower or any other party under the Loan Documents relating to the Mortgage Loan. Such sale, transfer and assignment further include all Loan Documents relating to the Mortgage Loan.

(b)          In connection with such sale, transfer and assignment, the Depositor shall deliver to, and deposit with the Custodian on or prior to the Closing Date, the following documents or instruments with respect to the Mortgage Loan (collectively, the “Mortgage File”; capitalized terms used in this Section 2.1(b) not defined in this Agreement shall have the meanings ascribed to them in the Loan Agreement), in each case executed by the parties thereto:

(A)          the original Trust Notes (or if any Trust Note has been lost, a lost affidavit with a customary indemnity provision, together with a copy of such Trust Note), fully executed and endorsed without recourse to the order of the Trustee in the following form: “Pay to the order of Wilmington Trust, National Association, solely in its capacity as Trustee in trust for Holders of BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, without recourse or warranty except as set forth in the Trust and Servicing Agreement, dated as of August 1, 2016, among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee”, which Trust Notes and all endorsements thereon shall show a complete chain of endorsement from the original payee(s) to the Trustee;

(B)          the original Loan Agreement, including all amendments thereto;

(C)          the original recorded Mortgage or a certified copy of the recorded Mortgage, including all amendments thereto;

(D)          [reserved];

(E)          the original recorded Assignment of Mortgage, in favor of the Trustee, and in a form that is complete and suitable for recording in the jurisdiction in which the Property is located to “Wilmington Trust, National Association, solely in its capacity as Trustee for BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC and the Senior Pari Passu Companion Loan Holders”, without recourse;

(F)          the original recorded Assignment of Leases;

(G)          the original assignment of the recorded Assignment of Leases, in favor of the Trustee, in trust for the benefit of the Certificateholders and the Senior Pari Passu Companion Loan Holders, without recourse;

(H)          an original of any non-recourse carve-out guaranties, if any;

(I)           an original of any environmental indemnities;

(J)           an original of any Origination Date reserve guaranties;

(K)          the assignment of agreements, permits and contracts;

(L)          where applicable, a copy of each UCC-1 financing statement (and an original thereof shall have been sent for filing), together with a fully executed UCC-3 financing statement, in a form that is complete and suitable for filing, disclosing the assignment from the secured party named in such UCC-1 financing statement to the Trustee of the security interest in the personal property and other UCC collateral constituting security for repayment of the Mortgage Loan;

(M)          the lender’s title insurance policy obtained in connection with the origination of the Mortgage Loan (or an executed irrevocable agreement by the title insurance company to issue a title insurance policy pursuant to and in conformity with (1) a marked, signed commitment to insure and (2) a pro forma title insurance policy) which may be an electronically issued policy, together with any endorsements thereto;

(N)          the original Co-Lender Agreement;

(O)          any other material written agreements related to the Mortgage Loan or any other documents and/or certifications executed and/or delivered by the Lender, the Borrower, the Loan Sponsor or any other Person in connection with the closing of the Mortgage Loan or with respect to the Mortgage Loan or any amendment thereof and any legal opinions delivered in connection with the closing of the Mortgage Loan;

(P)          all other instruments, if any, constituting additional security for the repayment of the Mortgage Loan; and

(Q)         any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing;

provided that if the Depositor cannot deliver, or cause to be delivered, any of the documents and/or instruments referred to in clauses (C), (E), (F) or (G) above with evidence of filing or recording thereon (if intended to be recorded or filed), because of a delay caused by the public filing or recording office where such document or instrument has been delivered for filing or recordation, or because the timing of the Closing Date is such that it would not be feasible to obtain such documents from such public filing or recording office in sufficient time to meet the delivery requirements of this Section 2.1(b), the delivery requirements of this Section 2.1(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the Depositor to be a true and complete copy of the original thereof submitted for filing or recording) is delivered to the Custodian on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office, in the case of the documents and/or instruments referred to in clauses (C), (E), (F) and (G) above, to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within 180 days of the Closing Date (or within such longer period, not to exceed 12 months, after the Closing Date as the Custodian may consent to, which consent shall not be unreasonably withheld so long as the Depositor is, as certified in writing to the Custodian no less often than every 90 days, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office, as applicable, such original or photocopy); provided, further, that in those instances where the public recording office retains an original Mortgage, an original Assignment of Mortgage, an original Assignment of Leases, or any other Collateral Security Document, if applicable, after any has been recorded, the obligations hereunder of the Depositor and the obligations of the Loan Sellers under the Loan Purchase Agreement shall be deemed to have been satisfied upon delivery to the Custodian of a copy of the Mortgage, Assignment of Mortgage or assignment of a Collateral Security Document, if applicable, certified by the public recording office or the title insurance company to be a true and complete copy of the recorded original thereof.

In addition, the Depositor shall deliver or cause to be delivered to the Servicer for its review all required insurance policies or certificates issued by the insurers showing such insurance to be in effect on the Closing Date, together with proof of payment of premiums relating thereto then due and payable (which may consist of such policies or certificates).

The Depositor shall provide, or cause to be provided, the Servicer on or prior to the Closing Date, at its own expense, with copies of all such documents in its possession constituting part of the Mortgage File. In the event that any Letter of Credit is delivered by the Borrower under the Loan Documents after the Closing Date, the Servicer shall hold the original of such Letter of Credit on behalf of the Trust and the Senior Pari Passu Companion Loan Holders and deliver a copy of such Letter of Credit to the Trustee.

The Depositor shall cause the Loan Sellers to record or cause a third party to record in the appropriate public recording office the documents and/or instruments referred to in clauses (C), (E), (F) and (G) above.

The ownership of the Trust Notes, the Mortgage, the Collateral Security Documents and all other contents of the Mortgage File shall be vested in the Trust or the Trustee in trust for the benefit of the Certificateholders and, with respect to any contents of the Mortgage File (other than the Trust Notes), the Senior Pari Passu Companion Loan Holders. The Depositor, the Servicer and the Special Servicer agree to take no action inconsistent with the Trustee’s ownership of the Mortgage Loan and to promptly indicate to all inquiring parties that the Mortgage Loan has been sold and to claim no ownership interest in the Mortgage Loan. All original documents relating to the Mortgage Loan that are not delivered to the Custodian are and shall be held by the Depositor, the Servicer or the Special Servicer, as the case may be, in trust for the benefit of the Certificateholders and the Senior Pari Passu Companion Loan Holders. In the event that any such original document is required pursuant to the terms of this Section 2.1(b) to be a part of the Mortgage File, such document shall be delivered promptly to the Custodian.

The conveyance of the Trust Loan and the related rights and property accomplished hereby is absolute and is intended by the parties hereto to constitute an absolute sale and transfer of the Trust Loan and such other related rights and property by the Depositor to the Trustee in trust for the benefit of the Certificateholders, in exchange for the Certificates being sold by the Depositor. Furthermore, it is not intended that such conveyance be a pledge of security for the Trust Loan. If such conveyance is determined to be a pledge of security for the Trust Loan, however, the Depositor and the Trustee intend that the rights and obligations of the parties to the Trust Loan shall be established pursuant to the terms of this Agreement. The Depositor and the Trustee also intend and agree that, in such event, (i) this Agreement shall constitute a security agreement under applicable law, (ii) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in all of the Depositor’s right, title and interest in and to the assets constituting the Trust Fund, including the Trust Loan subject hereto from time to time, all amounts received on or with respect to the Trust Loan after the Closing Date, all amounts held from time to time in the Collection Account, the Distribution Account, and, if established, the Foreclosed Property Account, and all of the Depositor’s right, title and interest under the Loan Purchase Agreement, (iii) the possession by the Custodian of the Notes with respect to the Trust Loan subject hereto from time to time and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” or possession by a purchaser or person designated by such secured party for the purpose of perfecting such security interest under applicable law, and (iv) notifications to, and acknowledgments, receipts or confirmations from, Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law.

2.2.               Acceptance by the Trustee and the Custodian. (a) By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Trust Loan in good faith without notice of adverse claims and the Certificate Administrator in its capacity as Custodian, declares that it holds and will hold or will cause to be held such documents as are delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to it) in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and the Senior Pari Passu Companion Loan Holders.

(b)       The execution and delivery of this Agreement by the Custodian shall constitute certification by the Custodian that (i) the original Trust Notes specified in clause (A) of the definition of “Mortgage File” and all allonges thereto, if any, have been received by the Custodian; and (ii) such original Notes have been reviewed by the Custodian and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appear to have been executed and (C) purport to relate to the Mortgage Loan. The Custodian agrees to review or cause to be reviewed the Mortgage File within 60 days after the Closing Date, and to deliver to the Trustee, the Depositor, the Directing Holder, the Senior Pari Passu Companion Loan Holders, the Loan Sellers, the Servicer and the Special Servicer a Custodian Certification in the form of Exhibit N attached hereto certifying, subject to any exceptions found by it in such review, that (A) all documents referred to in Section 2.1(b) have been received, and (B) all documents have been executed, appear on their face to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and appear on their faces to relate to the Mortgage Loan. The Custodian shall have no responsibility for reviewing the Mortgage File except as expressly set forth in this Section 2.2(b). The Custodian shall be under no duty or obligation to inspect, review, or examine any such documents, instruments or certificates to independently determine that they are valid, genuine, enforceable, legally sufficient, duly authorized, or appropriate for the represented purpose, whether the text of any assignment or endorsement is in proper or recordable form (except to determine if the endorsement conforms to the requirements of Section 2.1(b)), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, to independently determine that any document has actually been filed or recorded in the appropriate office, that any document is other than what it purports to be on its face, or whether the title insurance policies relate to the Property.

(c)       Upon the first anniversary of the Closing Date, the Custodian shall deliver to the Trustee, the Depositor, the Loan Sellers, the Servicer and the Special Servicer a Final Custodian Certification in the form of Exhibit O attached hereto along with a final exception report as to any remaining documents that are not in the Mortgage File, whereupon, within 90 days, the Depositor shall either (i) cause the Loan Sellers to cure such document deficiency; or (ii) use commercially reasonable efforts to cause the Loan Sellers to repurchase the Trust Loan pursuant to the Loan Purchase Agreement if such exception is a Material Document Defect. The sole remedy available to the Certificateholders and the Trust with respect to any Material Document Defect is the Depositor’s enforcement of the repurchase claim in accordance with the provisions of the Loan Purchase Agreement. The Depositor shall be reimbursed for any costs, fees (including attorney fees) and expenses incurred by it in connection with its obligations related to such enforcement by the Loan Sellers, or if the Loan Sellers prevail in such enforcement action, by the Trust Fund.

(d)        The Custodian’s review of the Mortgage Files and its certification with respect thereto shall not be deemed to constitute “due diligence services” or a “third party due diligence report” as such terms are defined in Rule 17g-10 and 15Ga-2, respectively, promulgated by the Commission pursuant to the Exchange Act.

(e)        If the Servicer or the Special Servicer (i) receives a Repurchase Request (the receiving Servicer or Special Servicer, as applicable, the “Repurchase Request Recipient” with respect to such Repurchase Request); or (ii) receives any withdrawal of a Repurchase Request by the Person making such Repurchase Request (or such a Repurchase Request is forwarded to the Servicer or Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice of such Repurchase Request or withdrawal of a Repurchase Request (each, a “Rule 15Ga-1 Notice”) to the Certificate Administrator, the Depositor and the Loan Sellers, in each case within ten Business Days from such party’s receipt thereof. Each Rule 15Ga-1 Notice may be delivered by electronic means.

Each Rule 15Ga-1 Notice shall include (i) the identity of the Trust Loan, (ii) the date the Repurchase Request is received or the date any withdrawal of the Repurchase Request is received, as applicable and (iii) in the case of a Repurchase Request, (A) the identity of the Person making such Repurchase Request, and (B) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request).

A Repurchase Request Recipient shall not be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.2(e) is so provided only to assist the Loan Sellers and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.2(e) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

In the event that the Depositor, the Trustee or the Certificate Administrator receives a Repurchase Request or a withdrawal of a Repurchase Request, such party shall promptly forward or otherwise provide written notice of such Repurchase Request or withdrawal of a Repurchase Request, as the case may be, to the Servicer or, if relating to the Mortgage Loan while a Special Servicing Loan Event has occurred and is continuing, to the Special Servicer, and include the following statement in the related correspondence: “This is a “[Repurchase Request]/[withdrawal of a Repurchase Request]” under Section 2.2 of the Trust and Servicing Agreement relating to the BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC requiring action by you as the “Repurchase Request Recipient” thereunder.” Upon receipt of such Repurchase Request or withdrawal of a Repurchase Request by the Servicer or the Special Servicer, as applicable pursuant to the prior sentence, such party shall be deemed to be the Repurchase Request Recipient in respect of such Repurchase Request or withdrawal of a Repurchase Request, as the case may be, and such party shall comply with the procedures set forth in this Section 2.2(e) with respect to such Repurchase Request.

If the Depositor, the Trustee or the Certificate Administrator receives notice or has knowledge of a withdrawal of a Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the Servicer or the Special Servicer, then such party shall promptly give notice of such withdrawal to the Servicer or the Special Servicer, as applicable.

2.3.               Representations and Warranties of the Trustee. (a) Wilmington Trust, National Association, as the Trustee, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)         it is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)        the execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not violate its articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which it is a party or which may be applicable to it or any of its assets, which default or breach of such material contract, agreement or other instrument would have a material adverse effect on its performance of its obligations hereunder;

(iii)       except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes its valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)        it is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect its condition (financial or other) or operations or that would materially affect the performance of its duties hereunder or thereunder;

(vi)       no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for its execution, delivery and performance of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)      no litigation is pending or, to the best of its knowledge, threatened against it which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(viii)     it is covered by errors and omissions insurance coverage which is in full force and effect and/or otherwise complies with the requirements of Section 8.6(c).

The respective representations and warranties of the Trustee set forth in this Section 2.3 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto.

2.4.               Representations and Warranties of the Certificate Administrator and the Custodian. (a) Wells Fargo Bank, National Association, as the Certificate Administrator and the Custodian, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)         it is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)        the execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not violate its articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which it is a party or which may be applicable to it or any of its assets, which default or breach of such material contract, agreement or other instrument would have a material adverse effect on its performance of its obligations hereunder;

(iii)       it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes its valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)        it is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect its condition (financial or other) or operations or that would materially affect the performance of its duties hereunder or thereunder;

(vi)       no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for its execution, delivery and performance of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)      no litigation is pending or, to the best of its knowledge, threatened against it which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(viii)     it is covered by errors and omissions insurance coverage which is in full force and effect and/or otherwise complies with the requirements of Section 8.6(c).

The respective representations and warranties of the Certificate Administrator and the Custodian set forth in this Section 2.4 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto.

2.5.               Representations and Warranties of the Servicer and the Special Servicer. (a) Wells Fargo Bank, National Association, as the Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)         it is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where the Property is located to the extent required by applicable law and necessary to ensure the enforceability of the Mortgage Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)        the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its articles of association or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust Fund to realize on the Collateral;

(iii)     this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)      it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)       all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)      there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)     it has errors and omissions insurance and fidelity bond coverage which is in full force and effect and complies with the requirements of Section 3.11(d) hereof.

(b)       AEGON USA Realty Advisors, LLC, as the Special Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)        it is a limited liability company, duly organized, validly existing, and is in good standing under the laws of the State of Iowa; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where the Property is located to the extent required by applicable law and necessary to ensure the enforceability of the Mortgage Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)       the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its organizational documents or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust Fund to realize on the Collateral;

(iii)       this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)       it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)        all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)       there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)      it has errors and omissions insurance and fidelity bond coverage which is in full force and effect and complies with the requirements of Section 3.11(d) hereof.

(c)        The representations and warranties of the Servicer and the Special Servicer set forth in this Section 2.5 shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto.

2.6.               Representations and Warranties of the Depositor. (a) The Depositor hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)         the Depositor is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own its property, to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to create the trust pursuant hereto;

(ii)        the execution, delivery and performance of this Agreement by the Depositor have been duly authorized by all necessary corporate action on the part of the Depositor; neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions herein contemplated, nor the compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under (A) any of the provisions of any law, rule, regulation, judgment, decree or order binding on the Depositor, (B) the organizational documents of the Depositor, or (C) the terms of any indenture or other agreement or instrument to which the Depositor is a party or by which it is bound or any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it;

(iii)       the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby and thereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof;

(iv)       this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)        there are no actions, suits or proceedings pending or, to the best of the Depositor’s knowledge, threatened or likely to be asserted against or affecting the Depositor, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Agreement or (B) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will, if determined adversely to the Depositor, materially and adversely affect its ability to perform its obligations under this Agreement;

(vi)       the Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would materially and adversely affect the ability of the Depositor to perform its obligations hereunder;

(vii)     other than the actions taken pursuant to this Agreement, the Depositor has taken no action to impair or encumber the title to the Mortgage Loan or to subject it to any offsets, defenses or counterclaims during the Depositor’s ownership thereof;

(viii)     the Depositor is not accounting for the transfer of the Mortgage Loan as a financing of the Mortgage Loan under generally accepted accounting principles, and the Depositor will not treat the Mortgage Loan as an asset of the Depositor for federal income tax purposes;

(ix)       the Depositor is not, and, after giving effect to the transfers contemplated under this Agreement, will not be, insolvent; and

(x)        the Depositor has not transferred the Mortgage Loan with an intent to hinder, delay or defraud its creditors.

(b)        The representations and warranties of the Depositor set forth in this Section 2.6 shall survive until termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Trustee, the Certificate Administrator, the Servicer and the Special Servicer.

(c)        Neither the Depositor nor any of its Affiliates shall insure or guarantee distributions on the Certificates. Subject to Section 2.6(a) and (b), neither the Certificateholders nor the Trustee or the Certificate Administrator on their behalf shall have any rights or remedies against the Depositor for any losses or other claims in connection with the Certificates or the Mortgage Loan except as expressly set forth herein.

2.7.               Representations and Warranties Contained in the Loan Purchase Agreement. (a) Upon discovery by a Responsible Officer of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee of (i) a Material Breach of any representation and warranty set forth in Exhibit A to the Loan Purchase Agreement, which representation and warranty was made by the Loan Sellers in the Loan Purchase Agreement and has been assigned to the Trustee for the benefit of the Certificateholders pursuant to Section 2.1 hereof, or (ii) a Material Document Defect, such Person shall give prompt notice thereof to the other parties hereto and the Senior Pari Passu Companion Loan Holders, and upon receipt of such notice the Special Servicer shall use commercially reasonable efforts to cause such Loan Seller, to the extent obligated to do so under the Loan Purchase Agreement, to cure such default or defect or repurchase the Trust Loan under the terms of and within the time period specified by the Loan Purchase Agreement, it being understood and agreed that none of such Persons has an obligation to conduct any investigation with respect to such matters, provided that in the case of a Material Document Defect or Material Breach relating to the Mortgage Loan not being a “qualified mortgage” within the meaning of the REMIC Provisions, each Loan Seller shall, in all events within 90 days of the date of discovery of such defect by a Loan Seller or any party hereto, (i) cure the same in all material respects, or (ii) repurchase its Loan Seller Percentage Interest in the Trust Loan at an amount equal to its Loan Seller Percentage Interest of the Repurchase Price set forth in clause (b) of the definition thereof in conformity with the applicable Loan Purchase Agreement. It is understood and agreed that (i) the obligations of each Loan Seller under the Loan Purchase Agreement are several and not joint, (ii) any repurchase obligations of any Loan Seller under the Loan Purchase Agreement with respect to the Trust Loan require the applicable Loan Seller to repurchase only its respective Loan Seller Percentage Interest in the Trust Loan and (iii) the obligations of the Loan Sellers referred to in this Section 2.7(a) shall be the sole remedies available to the Certificateholders or the Trust respecting a Material Breach of any representation and warranty made by the Loan Sellers or a Material Document Defect. The Special Servicer shall be reimbursed for any costs, fees (including attorney fees) and expenses incurred by it in connection with its obligations related to such enforcement by the related Loan Seller, or if the related Loan Seller prevails in such enforcement action, by the Trust Fund.

(b)       Upon receipt by the Servicer from each Loan Seller of the Repurchase Price for the Trust Loan, the Servicer shall deposit such amount in the Collection Account, and the Certificate Administrator shall, upon receipt of a certificate of a Servicing Officer certifying as to the receipt by the Servicer of the Repurchase Price and the deposit of the Repurchase Price into the Collection Account pursuant to this Section 2.7(b), (i) release or cause to be released to the designee of the Loan Sellers the portion of the Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty (except that the Trust Loan is owned by the Trust and is being sold free and clear of liens and encumbrances), as shall be prepared by such designee to vest in such designee the Trust Loan released pursuant hereto and the Certificate Administrator, the Trustee, the Servicer and the Special Servicer shall have no further responsibility with regard to the portion of the Mortgage File related to the repurchased Trust Loan and (ii) release or cause to be released to the Loan Sellers any escrow payments and reserve funds held by the Servicer, the Special Servicer or the Certificate Administrator, in respect of the Trust Loan.

(c)        In the event that the Trust Loan or a portion thereof is repurchased pursuant to this Section 2.7, the Special Servicer shall promptly notify the Depositor of such repurchase.

2.8.               Issuance of Uncertificated Lower-Tier Interests; Execution and Delivery of Certificates. The Trustee acknowledges the assignment in trust by the Depositor to the Trustee of the Notes and other assets comprising the Trust Fund. Concurrently with such assignment and delivery and in exchange therefor, the Trustee acknowledges the issuance of (i) the Uncertificated Lower-Tier Interests to the Depositor and (ii) the Class LT-R Interest, in exchange for the Trust Loan, receipt of which is hereby acknowledged, and immediately thereafter, the Certificate Administrator acknowledges that it (i) has executed and has authenticated and delivered to or upon the order of the Depositor, the Regular Certificates and the Class UT-R Interest in exchange for the Uncertificated Lower-Tier Interests, and (ii) has executed and has authenticated and delivered to or upon the order of the Depositor, the Class R Certificates, representing the Class LT-R and Class UT-R Interests, and the Depositor hereby acknowledges the receipt by it or its designees, of the Regular Certificates and the Class R Certificates in authorized denominations, evidencing the entire beneficial ownership of the Upper-Tier REMIC.

2.9.               Miscellaneous REMIC Provisions. (a) The Class A, Class X, Class B, Class C, Class D, Class E and Class F Certificates are hereby designated as the “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class UT-R Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

The Class LA, Class LB, Class LC, Class LD, Class LE and Class LF Uncertificated Interests are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LT-R Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

3.          ADMINISTRATION AND SERVICING OF THE MORTGAGE LOAN

3.1.               Servicer to Act as the Servicer; Special Servicer to Act as the Special Servicer. The Servicer and the Special Servicer, each as an independent contractor, shall service and administer the Mortgage Loan and any Foreclosed Property solely on behalf of the Trust and the Senior Pari Passu Companion Loan Holders, in the best interest of, and for the benefit of, all the Certificateholders and the Senior Pari Passu Companion Loan Holders, as a collective whole as if such Certificateholders and the Senior Pari Passu Companion Loan Holders constituted one lender (taking into account the subordinate nature of the Trust B Notes) (as determined by the Servicer or the Special Servicer, as applicable, in the exercise of its good faith and reasonable judgment), in accordance with applicable law (including the REMIC Provisions), the terms of this Agreement, the Co-Lender Agreement and the Loan Documents and, to the extent consistent with the foregoing, the following standards: (i) (a) in the same manner in which and with the same care, skill, prudence and diligence with which the Servicer or the Special Servicer, as applicable, services and administers similar loans and manages foreclosed or other similarly situated properties for third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders in servicing their own loans, or (b) with the care, skill, prudence and diligence the Servicer or the Special Servicer, as applicable, uses for loans which it owns or for foreclosed or other similarly situated properties which it owns and manages, whichever is higher; (ii) with a view to the timely collection of (a) all scheduled payments of principal and interest under the Mortgage Loan or, if the Mortgage Loan comes into and continues in default and if no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on the Mortgage Loan to the Certificateholders and the Senior Pari Passu Companion Loan Holders (as a collective whole, as if the Certificateholders and the Senior Pari Passu Companion Loan Holders constituted a single lender) on a net present value basis and (b) the Borrower Reimbursable Trust Fund Expenses and other amounts due under the Mortgage Loan and (iii) without regard to:

(A)         any relationship that the Servicer or the Special Servicer or any affiliate thereof may have with the Borrower, the Loan Sellers, the Senior Pari Passu Companion Loan Holders, the Depositor or any of their respective affiliates;

(B)          the ownership of any Certificate or any Senior Pari Passu Companion Loan by the Servicer or the Special Servicer or by any affiliate thereof;

(C)          in the case of the Servicer, its obligation to make Advances;

(D)          the right of the Servicer or the Special Servicer or any affiliate thereof to receive reimbursement of costs, compensation or other fees (other than Advances), or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction; or

(E)          the ownership, servicing or management for others of any other mortgage loans or mortgaged property by the Servicer or the Special Servicer.

Subject to the above-described servicing standards (hereinafter referred to as “Accepted Servicing Practices”) and the terms of this Agreement and of the Loan Documents, the Servicer and the Special Servicer each shall have full power and authority, acting alone and/or through one or more sub-servicers as provided in Section 3.2, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. The Servicer and the Special Servicer shall service and administer the Mortgage Loan in accordance with applicable state and federal law. At the written request of the Servicer or the Special Servicer, as applicable, accompanied by the form of power of attorney (substantially in the form of Exhibit W hereto) or other documents being requested, the Trustee shall furnish to the Servicer or the Special Servicer any powers of attorney and other documents necessary or appropriate to enable such Servicer or the Special Servicer to carry out its servicing and administrative duties hereunder. The Trustee shall not be held liable for any misuse of any such power of attorney or such other documents by the Servicer or Special Servicer, as applicable. Notwithstanding anything contained herein to the contrary, the Servicer and the Special Servicer shall not without the Trustee’s and the Certificate Administrator’s, as applicable, prior written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s or the Certificate Administrator’s name without indicating the representative capacity of the Servicer or the Special Servicer, as applicable, or (ii) take any action with the intent to, and which actually does cause, the Trustee or the Certificate Administrator to be registered to do business in any state.

The liability of each of the Servicer and the Special Servicer, as applicable, for actions and omissions in its capacity as Servicer and the Special Servicer, respectively, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.3). Nothing contained in this Agreement shall be construed as an express or implied guarantee by the Servicer or the Special Servicer of the collectibility of the Mortgage Loan.

Except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers, provided in any event, however, the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions, and the knowledge of employees performing master servicing functions shall not be imputed to employees performing special servicing functions.

3.2.               Sub-Servicing Agreements. (a) Each of the Servicer and the Special Servicer, at its own expense without a right of reimbursement under this Agreement or otherwise, may enter into sub-servicing agreements with sub-servicers for the servicing and administration of the Mortgage Loan, provided that (i) any such sub-servicing agreement shall be upon such terms and conditions as are not inconsistent with this Agreement and as the Servicer or Special Servicer, as applicable, and the sub-servicer have agreed, and (ii) no sub-servicer retained by the Servicer or Special Servicer, as applicable, shall grant any modification, waiver, or amendment to the Loan Documents without the approval of the Servicer or Special Servicer, as applicable. References in this Agreement to actions taken or to be taken, and limitations on actions permitted to be taken, by the Servicer or Special Servicer, as applicable, in servicing the Mortgage Loan include actions taken or to be taken by a sub-servicer on behalf of the Servicer or Special Servicer, as applicable. Each sub-servicer shall be (i) authorized to transact business and licensed in the applicable state(s), if, and to the extent, required by applicable law to enable the sub-servicer to perform its obligations under the applicable sub-servicing agreement, and (ii) qualified to perform its obligations under the applicable sub-servicing agreement. For purposes of this Agreement, the Servicer or Special Servicer, as applicable, shall be deemed to have received any amount when the sub-servicer receives such amount, irrespective of whether such amount is remitted to the Servicer or Special Servicer, as applicable, for deposit in the Collection Account, the Companion Loan Account, any Cash Management Account, any Reserve Account or the Distribution Account, and actions taken by the sub-servicer shall be deemed to be actions of the Servicer or Special Servicer, as applicable. The Servicer or Special Servicer, as applicable, shall notify the Trustee, the Certificate Administrator, the Borrower and the Depositor in writing promptly upon the appointment of any sub-servicer and promptly furnish the Trustee and the Certificate Administrator, upon its request, with a copy of the sub-servicing agreement. No sub-servicer shall be permitted to enter into any sub-servicing agreement with other sub-servicers without the prior written consent of the Servicer or Special Servicer, as applicable.

(b)       Notwithstanding any sub-servicing agreement, the Servicer or Special Servicer, as applicable, shall remain obligated and liable to the Trustee and the Certificateholders for the servicing and administering of the Mortgage Loan in accordance with the provisions of Section 3.1 without diminution of such obligation or liability by virtue of such sub-servicing agreement, or by virtue of indemnification from a sub-servicer, and to the same extent and under the same terms and conditions as if the Servicer or Special Servicer, as applicable, alone were servicing and administering the Mortgage Loan.

(c)       Any sub-servicing agreement entered into by the Servicer or Special Servicer, as applicable, shall provide that it may be assumed or terminated by (i) the Trustee if the Trustee has assumed the duties of the Servicer or Special Servicer, as applicable, or if the Servicer or Special Servicer, as applicable, is otherwise terminated pursuant to the terms of this Agreement, or (ii) a successor Servicer or Special Servicer, as applicable, if such successor Servicer or Special Servicer, as applicable, has assumed the duties of the Servicer or Special Servicer, as applicable, without cost or obligation to the Trustee, the Certificate Administrator, the successor Servicer or Special Servicer, as applicable, the Trust or the Trust Fund.

(d)       Any sub-servicing agreement, and any other transactions or services relating to the Mortgage Loan involving a sub-servicer, shall be deemed to be between the Servicer or Special Servicer, as applicable, and such sub-servicer alone, and the Trustee, the Certificate Administrator, the Depositor, the Trust and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, and no provision herein shall be construed so as to require the Trust, the Trustee, the Certificate Administrator or the Depositor to indemnify any such sub-servicer. The Servicer or Special Servicer, as applicable, is permitted, at its own expense, or to the extent that a particular expense is provided herein to be an Advance or an expense of the Trust, at the expense of the Trust, to utilize other agents or attorneys typically used by servicers of mortgage loans underlying commercial mortgage-backed securities in performing its obligations under this Agreement.

(e)       Notwithstanding anything herein, each of the initial Servicer and the initial Special Servicer may delegate certain of its duties and obligations hereunder to an Affiliate of the Servicer or Special Servicer, as applicable. Such delegation shall not be considered a sub-servicing agreement hereunder, and the requirements and obligations set forth herein applicable to sub-servicing agreements, sub-servicers or Servicing Function Participants shall not be applicable to such arrangement. Notwithstanding any such delegation, the Servicer and the

Special Servicer shall remain obligated and liable for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loan as required hereby. Furthermore, each of the initial Servicer and the initial Special Servicer may contract with third party vendors or sub-contractors for the performance of limited functions such as the performance of inspections or conduction of appraisals and such contracts shall not be considered a sub-servicing agreement hereunder, and the requirements and obligations set forth herein applicable to sub-servicing agreements and sub-servicers shall not be applicable to such arrangement; provided that the Servicer and the Special Servicer shall remain obligated and liable for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were performing such functions as required hereby; provided further that any engagement of a party that performs any activity that addresses the Applicable Servicing Criteria shall be considered a Servicing Function Participant and the requirements and obligations set forth herein applicable to Servicing Function Participants shall apply.

(f)       The parties hereto acknowledge that the Mortgage Loan is subject to the terms and conditions of the Co-Lender Agreement and recognize the respective rights and obligations of the Trust, as holder of the Trust Loan, and of the Senior Pari Passu Companion Loan Holders, as holders of the Senior Pari Passu Companion Loans, under the Co-Lender Agreement, including: (i) with respect to the allocation of collections on or in respect of the Mortgage Loan, and the making of remittances, to the Trust, as holder of the Trust Loan, and to the Senior Pari Passu Companion Loan Holders, as holders of the Senior Pari Passu Companion Loans; (ii) with respect to the allocation of expenses and losses relating to the Mortgage Loan to the Trust, as holder of the Trust Loan, and to the Senior Pari Passu Companion Loan Holders, as holders of the Senior Pari Passu Companion Loans, and (iii) to the extent provided for under the Co-Lender Agreement, the consultation rights of the Senior Pari Passu Companion Loan Holders. In the event of any conflict between this Agreement and the Co-Lender Agreement, the terms of the Co-Lender Agreement shall control with respect to the Mortgage Loan.

3.3.               Cash Management Account. A Cash Management Account has been or shall be established pursuant to the terms of the Loan Agreement. The Servicer shall exercise and enforce the rights of the Trust Fund with respect to the Cash Management Accounts under the Loan Agreement in accordance with Accepted Servicing Practices.

3.4.               Collection Account, Companion Loan Account and Interest Reserve Account. (a) The Servicer shall establish and maintain (1) in the name of “Wells Fargo Bank, National Association, as Servicer for Wilmington Trust, National Association, as Trustee of BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, and the Senior Pari Passu Companion Loan Holders, Collection Account” one or more deposit accounts for the benefit of the Certificateholders and the Senior Pari Passu Companion Loan Holders (the “Collection Account”) and (2) in the name of “Wells Fargo Bank, National Association, as Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the Senior Pari Passu Companion Loan Holders with respect to BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Companion Loan Distribution Account” one deposit account for the benefit of the

Senior Pari Passu Companion Loan Holders which may be a subaccount of the Collection Account, and funds in such account will be remitted to the Senior Pari Passu Companion Loan Holders (the “Companion Loan Account”). Each of the Collection Account and the Companion Loan Account shall be an Eligible Account maintained with an Eligible Institution.

(b)        The Servicer shall deposit into the Collection Account within two Business Days of receipt of properly identified and available funds the following amounts representing payments and collections received or made during each Collection Period on or with respect to the Mortgage Loan:

(i)         all payments on account of principal on the Mortgage Loan;

(ii)        all payments on account of interest on the Mortgage Loan;

(iii)       any amount representing reimbursements by the Borrower of Advances, interest thereon, and any other expenses of the Depositor, the Trustee, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, as required by the Loan Documents or hereunder;

(iv)       any other amounts payable for the benefit of the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Certificateholders under the Mortgage Loan;

(v)        any amounts required to be deposited pursuant to Section 3.8(b) in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(vi)       any amounts representing Condemnation Proceeds or Insurance Proceeds (other than amounts related to clause (b) of the definition of Insurance Proceeds necessary to be applied to the restoration, preservation or repair of the Property or to be released to the Borrower in accordance with the Loan Documents);

(vii)      all Net Foreclosure Proceeds received from the Special Servicer pursuant to Section 3.14 and all Net Liquidation Proceeds; and

(viii)     any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Servicer, including, without limitation, any (1) proceeds of any repurchase of the Trust Loan pursuant to Section 2.6(b) hereof and the Loan Purchase Agreement, (2) proceeds of a sale of a Defaulted Loan pursuant to Section 3.16 hereof, or (3) amounts payable under the Loan Documents or the Co-Lender Agreement by any Person to the extent not specifically excluded.

The foregoing requirements for deposits in the Collection Account by the Servicer shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments (if any) in the nature of late payment fees (to the extent not applied pursuant to Section 3.4(d)), interest at the Default Rate (to the extent not applied pursuant to Section 3.4(d)), assumption fees, assumption application fees, substitution fees, defeasance fees, Modification Fees, consent fees, loan service transaction fees, release fees, similar fees and expenses and any other Additional Servicing Compensation or Additional Special Servicing Compensation to which the Servicer or Special Servicer, as applicable are entitled pursuant to Section 3.17 and any reimbursement made by the Borrower of expenses of the Servicer or the Special Servicer need not be deposited in the Collection Account by the Servicer or Special Servicer and, to the extent permitted by applicable law, the Servicer or the Special Servicer, as applicable, shall be entitled to retain any such fees and expense reimbursements received with respect to the Mortgage Loan.

(c)          Funds in the Collection Account or Companion Loan Account may be invested in Permitted Investments in accordance with the provisions of Section 3.8. The Servicer shall on the Closing Date give written notice to the Certificate Administrator of the location and account number of the Collection Account and shall notify the Certificate Administrator in writing prior to any subsequent change thereof.

(d)          On or prior to each Remittance Date (including as set forth in Section 3.4(f)), prior to the remittance of Available Funds to the Certificate Administrator for deposit in the Distribution Account pursuant to Section 3.5, the Servicer shall make withdrawals from the Collection Account (which withdrawals shall be the only permitted withdrawals from the Collection Account by the Servicer) as described below (the order set forth below constituting an order of priority for such withdrawals):

(i)           to withdraw funds deposited therein in error;

(ii)          to reimburse the Trustee (and the trustee with respect to each Companion Loan Securitization Trust) and the Servicer (and the master servicer with respect to each Companion Loan Securitization Trust), in that order, out of general collections on the Mortgage Loan for any Nonrecoverable Advances made by each and not previously reimbursed together with unpaid interest thereon at the Advance Rate as follows:

(A)          first, to reimburse Nonrecoverable Advances that are Property Protection Advances and Administrative Advances relating to the Mortgage Loan and the Property and interest thereon;

(B)          second, to first reimburse Nonrecoverable Advances that are Monthly Payment Advances or Companion Loan Advances on the A Notes and interest thereon, on a pro rata and pari passu basis, then to reimburse Nonrecoverable Advances that are Monthly Payment Advances on the Trust B Notes and interest thereon, on a pro rata and pari passu basis; and

(C)          third, to reimburse the master servicer with respect to each Companion Loan Securitization Trust for its pro rata share of Nonrecoverable Advances previously paid from general collections on the related Companion Loan Securitization Trust;

provided, however, that interest on such Nonrecoverable Advances shall be paid first out of interest at the Default Rate or late payment charges collected in the related Collection Period before such interest on Advances is paid out of other amounts on deposit in the Collection Account;

(iii)       concurrently, to pay the Servicing Fee to the Servicer from amounts on deposit with respect to the Mortgage Loan or Foreclosed Property, as the case may be, and the Certificate Administrator Fee (including the portion that is the Trustee Fee) to the Certificate Administrator, as applicable;

(iv)       (a) to pay to the Servicer, as additional compensation, any income earned (net of losses (subject to Section 3.8(b)) on the investment of funds deposited in the Collection Account; and (b) to pay to the Special Servicer, the Special Servicing Fee, if any, the Work-out Fee, if any and the Liquidation Fee, if any (with respect to clauses (a) and (b), in that order);

(v)        to reimburse the Trustee (and the trustee with respect to each Companion Loan Securitization Trust) and the Servicer (and the master servicer with respect to each Companion Loan Securitization Trust), in that order, for (A) Advances made by each and not previously reimbursed from late payments received during the applicable period on the Mortgage Loan, Liquidation Proceeds, Foreclosure Proceeds and other collections on the Mortgage Loan; provided that any Advance which has been determined to be a Nonrecoverable Advance shall be reimbursed pursuant to clause (ii) above and (B) unpaid interest on such Advances at the Advance Rate (subject to the same order of priority as between the payment of Advances with respect to the A Notes and the Trust B Notes as provided in clause (ii) above); provided, however, that interest on Advances shall be paid first out of interest at the Default Rate or late payment charges collected in the related Collection Period before such interest on Advances is paid out of other amounts on deposit in the Collection Account;

(vi)       to reimburse the Trustee, the Certificate Administrator, the Servicer and the Special Servicer, in that order, for expenses incurred by them in connection with the liquidation of the Mortgage Loan or Foreclosed Property, and not otherwise covered and paid by an insurance policy or deducted from the proceeds of liquidation;

(vii)      (A) to pay to the Servicer, as additional compensation, to the extent actually received from the Borrower, any payments (if any) in the nature of interest at the Default Rate (to the extent not withdrawn to reimburse the Trustee (and the trustee with respect to each Companion Loan Securitization Trust) and the Servicer (and the master servicer with respect to each Companion Loan Securitization Trust) for unpaid interest on any Advances pursuant to clause (ii) or (v)(B) above), late payment fees (to the extent not withdrawn to reimburse the Trustee or the Servicer for unpaid interest on any Advances pursuant to clause (ii) or (v)(B) above), Additional Servicing Compensation including, but not limited to, assumption fees, assumption application fees, defeasance fees, Modification Fees, consent fees, loan service transaction fees and similar fees and expenses which the Servicer is entitled to pursuant to Section 3.17; provided, however, that such amounts received during each Collection Period shall be deemed to have been deposited in the Collection Account and withdrawn pursuant to this clause (vii) solely for the purpose of determining the Available Funds Reduction Amount in connection with the calculation of Available Funds for the related Distribution Date; and (B) to pay to the Special Servicer, as additional compensation, Additional Special Servicing Compensation;

(viii)    to pay or reimburse the Trustee, the Certificate Administrator, the Servicer, the Special Servicer and the Depositor, in that order, for any indemnities, expenses and other amounts then due and payable or reimbursable to each pursuant to the terms of this Agreement, including any Trust Fund Expenses, in each case, not previously paid or reimbursed pursuant to the preceding clauses;

(ix)       to deposit into the Companion Loan Account any portion of such collections that are required to be distributed to the Senior Pari Passu Companion Loan Holders in respect of the Senior Pari Passu Companion Loans pursuant to the Co-Lender Agreement;

(x)        to the extent not previously paid or advanced, to pay to the Certificate Administrator (or set aside for eventual payment) any and all taxes imposed on the Trust or the Trust Fund by federal or state governmental authorities; provided, that if such taxes are the result of the Depositor’s, Servicer’s, Special Servicer’s, the Certificate Administrator’s or Trustee’s, as applicable, negligence, bad faith, fraud or willful misconduct, such amounts may not be withdrawn from the Collection Account, but will be paid by such party that was negligent, acted in bad faith or fraudulently or engaged in willful misconduct pursuant to Sections 6.3, 6.6, 8.1, 8.3 and 8.12; and

(xi)       to pay the CREFC® License Fee to CREFC®, to the extent funds are available following the withdrawal of the amounts described in clauses (ii)-(x) above;

Notwithstanding the foregoing, with respect to any Remittance Date, in no event shall the Servicer be permitted to make a withdrawal pursuant to clauses 3.4(d)(iii), (iv), (v), (vi), (viii) or (xi) for any amount that would be covered by an Administrative Advance if, as a result of such withdrawal, the amount on deposit in the Collection Account after giving effect to such withdrawal would be less than the Required Advance Amount; provided, that the Servicer shall be permitted to make withdrawals in the order of priority specified above up to the amount on deposit in the Collection Account that would result in funds equaling or exceeding the Required Advance Amount remaining in the Collection Account. Notwithstanding the foregoing, such withdrawal limitations shall not apply upon (1) the final liquidation of the Mortgage Loan and/or the Property, (2) the final payment of the Mortgage Loan and release of the Mortgage or (3) the determination that any Administrative Advance that would increase the currently unreimbursed Advances in the aggregate would be a Nonrecoverable Advance. For the avoidance of doubt, in no event shall the Servicer be permitted to apply any portion of collections that are required to be distributed to the Senior Pari Passu Companion Loan Holders in respect of the Senior Pari Passu Companion Loans pursuant to the terms of the Co-Lender Agreement to pay or reimburse any CREFC® Intellectual Property Royalty License Fee, the Certificate Administrator Fee or any Trust Fund Expenses that are not related to the servicing and administration of the Mortgage Loan or the Property.

The Servicer shall pay to the Certificate Administrator (on behalf of itself and the Trustee) and advance or pay to the Special Servicer, if applicable, from the Collection Account as provided above amounts permitted to be paid to the Special Servicer, the Certificate Administrator and the Trustee, as applicable, therefrom, upon receipt of certificates of a Servicing Officer of the Special Servicer or a Responsible Officer of the Certificate

Administrator and the Trustee, as applicable, describing the item and amount to which the Special Servicer, the Certificate Administrator and the Trustee, respectively, are entitled. The Servicer may rely conclusively on any such certificate, shall have no duty to recalculate the amounts stated therein and shall have no liability if the amount paid in reliance thereon is an amount to which the Special Servicer, the Certificate Administrator or the Trustee, as applicable, is not entitled.

(e)          The Certificate Administrator shall establish and maintain a reserve account (which may be a subaccount of the Distribution Account) (the “Interest Reserve Account”) on behalf of the Trustee and for the benefit of the holders of the Certificates. Funds on deposit in the Interest Reserve Account shall be uninvested. On each Distribution Date occurring in any February and on any Distribution Date occurring in any January which occurs in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the Certificate Administrator shall deposit into the Interest Reserve Account an amount equal to one day’s interest collected on the principal balance of each of the Trust Notes as of the Loan Payment Date occurring in the month preceding the month in which such Distribution Date occurs at the applicable Net Trust Loan Rate (net of the Servicing Fee, the CREFC® License Fee and the Certificate Administrator Fee payable therefrom) to the extent a full Monthly Payment or Monthly Payment Advance is made in respect thereof (all amounts so deposited in any consecutive January and February, “Withheld Amounts”). On each Remittance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January and February, if any, and transfer such amounts into the Distribution Account.

(f)          On each Remittance Date or, following the securitization of any Senior Pari Passu Companion Loan, on or prior to the day that is the earlier of (A) the Remittance Date and (B) the Business Day following the “determination date” (or any term substantially similar thereto), as such term is defined in the related Companion Loan Pooling and Servicing Agreement as long as such determination date is no earlier than the 6th day of the calendar month, the Servicer shall distribute all funds in the Companion Loan Account to the Senior Pari Passu Companion Loan Holders in accordance with the amounts due to each such holder under the terms of the Co-Lender Agreement.

3.5.               Distribution Account. (a) The Certificate Administrator shall establish and maintain on behalf of the Trustee and for the benefit of the Certificateholders a segregated non-interest bearing trust account (the “Distribution Account”), which shall be deemed to include the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, which shall be subaccounts of the Distribution Account for the benefit of the Certificateholders and the Trustee, as holder of the Uncertificated Lower-Tier Interests. The Distribution Account must be an Eligible Account. On each Remittance Date, the Servicer shall transfer from the Collection Account to the Certificate Administrator for deposit into the Distribution Account all funds remaining on deposit therein pursuant to Section 3.4(d). The Certificate Administrator shall credit the funds remitted by the Servicer from the Collection Account to the Distribution Account. Amounts held in the Distribution Account shall be uninvested.

The Certificate Administrator shall make withdrawals from the Distribution Account (i) to withdraw any amounts deposited therein in error, (ii) to deposit any required Withheld Amounts into the Interest Reserve Account pursuant to Section 3.4(e) and (iii) to make distributions to the Holders of the Certificates pursuant to Section 4.1.

(b)        The Certificate Administrator shall make or be deemed to have made withdrawals from the Lower-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)         to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.1(b) and Section 4.3(b) into the Upper-Tier Distribution Account and to make distributions to the Holder of the Class R Certificates (in respect of the Class LT-R Interest) pursuant to Section 4.1(b);

(ii)        to withdraw amounts deposited into the Lower-Tier Distribution Account in error and pay such amounts to the Persons entitled thereto; and

(iii)       to clear and terminate the Lower-Tier Distribution Account pursuant to Section 10.2.

(c)          The Certificate Administrator shall make withdrawals from the Upper-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)         to withdraw amounts deposited in error;

(ii)        to make distributions to Holders of the Regular Certificates and the Class R Certificates (in respect of the Class UT-R Interest) on each Distribution Date pursuant to Section 4.1 or Sections 10.1 and 10.2 as applicable; and

(iii)       to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 10.2.

3.6.               Foreclosed Property Account. The Special Servicer shall establish and maintain one or more deposit accounts (the “Foreclosed Property Account”) for the benefit of the Certificateholders and the Senior Pari Passu Companion Loan Holders in the name of either (a) “AEGON USA Realty Advisors, LLC, as Special Servicer for Wilmington Trust, National Association, as Trustee of BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC and the Senior Pari Passu Companion Loan Holders” or (b) the limited liability company formed to hold title to the Foreclosed Property in Section 3.14 wholly owned by the Trust related to the Foreclosed Property, if any, held in the name of the Special Servicer for the benefit of the Trustee on behalf of the Certificateholders and the Senior Pari Passu Companion Loan Holders. The Foreclosed Property Account must be an Eligible Account maintained with an Eligible Institution. The Special Servicer shall deposit into the Foreclosed Property Account within two Business Days of receipt all properly identified funds collected and received in connection with the operation or ownership of such Foreclosed Property. On or before the Determination Date, the Special Servicer shall withdraw the funds in the Foreclosed Property Account, net of certain expenses and/or reserves (to the extent not inconsistent with the express terms hereof, the amount of such reserves to be determined in accordance with Accepted Servicing Practices), and deposit them into the Collection Account in accordance with Section 3.4(b). The Special Servicer shall notify the Certificate Administrator in writing of the location and account number of the Foreclosed Property Account and shall notify the Certificate Administrator in writing prior to any subsequent change thereof.

3.7.               Appraisal Reductions. (a) Within 60 days after the occurrence of an Appraisal Reduction Event, the Special Servicer shall (i) notify the Servicer, the Trustee and the Certificate Administrator and, during any Subordinate Control Period or Subordinate Consultation Period, the Directing Holder, of such occurrence of an Appraisal Reduction Event, (ii) use reasonable efforts to obtain an Appraisal of the Property (provided that the Special Servicer will not be required to obtain an Appraisal of the Property with respect to which there exists an Appraisal which is less than nine months old, unless it has actual knowledge of a material adverse change in the market or condition or value of the Property) and (iii) determine on the basis of such Appraisal whether there exists any Appraisal Reduction Amount and, if so, give reasonably prompt notice thereof to the Senior Pari Passu Companion Loan Holders. The cost of obtaining any such Appraisal shall be paid by the Servicer as a Property Protection Advance or an Administrative Advance unless it would constitute a Nonrecoverable Advance. Updates of any such Appraisal shall be obtained by the Special Servicer, and paid for by the Servicer as a Property Protection Advance or an Administrative Advance (or paid for by the Trust if the Servicer determines that such Advance would constitute a Nonrecoverable Advance) every nine months for so long as an Appraisal Reduction Event exists, and the Appraisal Reduction Amount shall be adjusted accordingly. If required in accordance with any such adjustment, each Class of Certificates that has been notionally reduced as a result of Appraisal Reduction Amounts shall have its related Certificate Balance notionally restored by the Certificate Administrator or the Trustee to the extent required by such adjustment of the Appraisal Reduction Amount, and there will be a redetermination of whether a Subordinate Control Period or Subordinate Consultation Period is in effect. Any such Appraisal obtained pursuant to this Section 3.7(a) will be delivered by the Special Servicer to the Trustee, the Servicer, the Certificate Administrator, the Senior Pari Passu Companion Loan Holders and the 17g-5 Information Provider and, during any Subordinate Control Period or Subordinate Consultation Period, the Directing Holder in electronic format and the Certificate Administrator shall make such Appraisal available to Privileged Persons pursuant to Section 8.14(b). The 17g-5 Information Provider shall post such Appraisal on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b).

The Mortgage Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount. Any Appraisal Reduction Amount in respect of the Mortgage Loan will be allocated first to the Trust B Notes, up to the full outstanding principal balance thereof, and then to the Trust A Notes and the Senior Pari Passu Non-Trust Notes, on a pro rata and pari passu basis, based on their respective outstanding principal balances thereof.

The Appraisal Reduction Amount allocated to the Trust Notes for any Distribution Date shall be applied to notionally reduce the Certificate Balances of the Certificates in the following order of priority: first, to the Class F Certificates, second, to the Class E Certificates; third, to the Class D Certificates; fourth, to the Class C Certificates; fifth, to the Class C Certificates and sixth, to the Class B Certificates (provided in each case that no Certificate Balance in respect of any such Class may be notionally reduced below zero).

Appraisal Reduction Amounts shall not be applied to notionally reduce the Certificate Balance of the Class A Certificates.

(b)          While an Appraisal Reduction Amount exists, (i) the amount of any Monthly Payment Advances on the Trust Loan shall be reduced as provided in Section 3.23(a) and (ii) the existence thereof will be taken into account for purposes of determining the Voting Rights of certain Classes of Certificates as provided in Section 3.7(c).

(c)          The Certificate Balance of each of the Sequential Pay Certificates shall be notionally reduced (solely for purposes of determining (i) the Voting Rights of the related Classes and (ii) whether a Subordinate Control Period or Subordinate Consultation Period is in effect) on any Distribution Date to the extent of the Appraisal Reduction Amount allocated to such Class on such Distribution Date.

(d)          In the event that a portion(s) of one or more Monthly Payment Advances with respect to the Trust Loan was reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal shall be increased by such amount, and if the amounts of the Net Liquidation Proceeds to be applied to principal have been applied to pay the principal of the Trust Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest on the Trust Loan in accordance with Section 1.3.

(e)          If (i) an Appraisal Reduction Event has occurred, (ii) either (A) no Appraisal or update of the Appraisal has been obtained or conducted with respect to the Property or Foreclosed Property, as the case may be, during the 9-month period prior to the date of such Appraisal Reduction Event or (B) a material change in the circumstances surrounding the Property or Foreclosed Property, as the case may be, has occurred since the date of the most recent Appraisal that would materially and adversely affect the value of the Property or Foreclosed Property, as the case may be, and (iii) no new Appraisal has been obtained or conducted for the Property or Foreclosed Property, as the case may be, within 60 days after the Appraisal Reduction Event has occurred, then (x) until the new Appraisal is conducted, the Appraisal Reduction Amount for the Mortgage Loan shall be equal to 25% of the Loan Principal Balance for the Mortgage Loan, and (y) upon receipt or performance of the new Appraisal by the Special Servicer, the Appraisal Reduction Amount for the Property or Foreclosed Property, as the case may be, shall be recalculated in accordance with the definition of Appraisal Reduction Amount. Notwithstanding the foregoing, solely for purposes of determining whether a Subordinate Control Period or a Subordinate Consultation Period is then in effect or the allocation of Voting Rights for certain purposes, deemed Appraised Reduction Amounts imposed pursuant to clause (x) of the preceding sentence will not be allocated to any Class of Certificates; provided, however, this sentence shall not affect in any manner the effect of Appraised Reduction Amounts based upon anything other than such clause (x), including when the related Appraisals are received.

With respect to any Appraisal Reduction Amount calculated for purposes of determining an Appraisal Reduction Event, the appraised value (as determined by an updated Appraisal) of the Property securing the Mortgage Loan will be determined on an “as-is” basis, based upon the current physical condition, use and zoning of the Property as of the date of the Appraisal.

Subject to Accepted Servicing Practices, absent manifest error in the appraised value contained in an Appraisal, the Special Servicer will not be permitted to adjust downward the appraised value of the Property in making an Appraisal Reduction Amount calculation, to the extent that such downward adjustment would cause the Class F Certificates to become an Appraised-Out Class.

If the Certificate Balance of the Class F Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its Initial Certificate Balance, such Class will be referred to as the “Appraised-Out Class”. The Holders of the majority (by Certificate Balance) of the Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal of the Property (such Holders, the “Requesting Holders”). The Special Servicer shall use its commercially reasonable efforts to ensure that such Appraisal is delivered within 60 days from receipt of the Requesting Holders’ written request and shall ensure that such Appraisal is prepared by an Independent Appraiser).

In addition, if subsequent to the Class F Certificates becoming an Appraised-Out Class there is a material change with respect to the Property related to the Appraisal Reduction Amounts that caused such Class to become an Appraised-Out Class, the Requesting Holders will have the right to request, in writing, that the Special Servicer obtain an additional Appraisal, which request shall set forth the Requesting Holder’s belief of what constitutes a material change to the Property (including any related documentation). The costs of obtaining such additional Appraisal will be paid by the Requesting Holders. Subject to the Special Servicer’s confirmation, determined in accordance with Accepted Servicing Practices, that there has been a change with respect to the Property and such change was material, the Special Servicer shall order another Appraisal from an Independent Appraiser, the identity of which shall be determined by the Special Servicer in accordance with Accepted Servicing Practices (provided that such Independent Appraiser may not be the same Independent Appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal and provided further that the Holders of an Appraised-Out Class may require the Special Servicer to order an additional Appraisal no more than once in any nine-month period). Appraisals that are permitted to be requested by any Appraised-Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with Accepted Servicing Practices upon the occurrence of such material change or that the Special Servicer is otherwise required or permitted to order under this Agreement without regard to any Appraisal requests made by any Requesting Holder.

Upon receipt of any supplemental Appraisal pursuant to the two preceding paragraphs, the Special Servicer shall recalculate such Appraisal Reduction Amounts based upon such second Appraisal. If required by any such recalculation, the applicable Appraised-Out Class shall be reinstated as the Controlling Class and each other Appraised-Out Class shall, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amounts.

Any Appraised-Out Class for which the Requesting Holders are challenging the Special Servicer’s Appraisal Reduction Amounts determination may not exercise any rights of the related Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class.

3.8.               Investment of Funds in the Collection Account, the Companion Loan Account and the Foreclosed Property Account. (a) The Servicer (and, with respect to the Foreclosed Property Account, the Special Servicer) may direct any depository institution maintaining the Collection Account, the Companion Loan Account, the Foreclosed Property Account and any Reserve Account (to the extent interest is not payable to the Borrower), respectively (each, for purposes of this Section 3.8, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Servicer or the Special Servicer, as applicable, to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee on behalf of the Trust. The Trustee shall have sole control (except with respect to investment direction, which shall be in the control of the Servicer (or the Special Servicer, with respect to any Foreclosed Property Account) as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Servicer or the Special Servicer, as applicable), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee and the Certificate Administrator shall have no responsibility or liability with respect to the investment directions of the Servicer or the Special Servicer, as applicable, or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer and the Special Servicer, as applicable, shall:

(i)         consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(ii)        demand payment of all amounts due thereunder promptly upon determination by the Servicer or Special Servicer, as applicable, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)        All net income and gain realized from investment of funds deposited in the Collection Account, the Companion Loan Account and the Reserve Accounts (to the extent not payable to the Borrower) shall be for the benefit of the Servicer in accordance with the terms and priorities of this Agreement. All net income and gain realized from investment of funds deposited in the Foreclosed Property Account shall be for the benefit of the Special Servicer. Any net losses on funds in the Collection Account, the Companion Loan Account, the Reserve Accounts (except in the case of any such loss with respect to a Reserve Account, to the extent such losses are incurred on amounts invested for the benefit of the Borrower pursuant to and in accordance with the terms of the Loan Documents) or the Foreclosed Property Account shall be reimbursed by the Servicer or the Special Servicer, as applicable, from its own funds promptly, but in any event on or prior to the Remittance Date following the realization of such loss.

(c)        Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Servicer takes any such action, the Trust Fund shall pay or reimburse the Servicer, pursuant to Section 3.4(d), for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Servicer in connection therewith.

(d)        Notwithstanding the foregoing, none of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee (in its capacity as the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be) shall cover any losses from the bankruptcy or insolvency of a depository institution holding an account described in this Section 3.8, if such institution was an Eligible Institution at the time of such deposit and such institution was not an Affiliate of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable.

3.9.               Payment of Taxes, Assessments, etc. The Servicer (other than with respect to any Foreclosed Property) and the Special Servicer (with respect to any Foreclosed Property) shall maintain accurate records with respect to the Property (or Foreclosed Property, as the case may be) reflecting the status of taxes, assessments, charges and other similar items that are or may become a lien on the Property (or Foreclosed Property, as the case may be) and the status of insurance premiums payable in respect of insurance policies required to be maintained pursuant to Section 3.11 hereof. The Servicer shall obtain, from time to time, all bills for the payment of such items (including renewal premiums). The Servicer shall pay real estate taxes, insurance premiums and other similar items from funds in the applicable Reserve Account in accordance with the Loan Agreement at such time as may be required by the Loan Documents. If the Borrower does not make the necessary payments and/or a Loan Event of Default has occurred and amounts in the applicable Reserve Account are insufficient to make such payments, the Servicer shall make a Property Protection Advance, subject to the determination of non-recoverability provided in Section 3.23, from its own funds for amounts payable with respect to all such items related to the Property when and as the same shall become due and payable. The Servicer shall ensure that the amount of funds in the applicable Reserve Account is increased when and if applicable taxes, assessments, charges and other similar items, ground rents, leasehold rents or insurance premiums are increased, in accordance with the terms of the Loan Agreement.

3.10.              Appointment of Special Servicer. (a) AEGON USA Realty Advisors, LLC is hereby appointed as the initial Special Servicer to service the Mortgage Loan while a

Special Servicing Loan Event has occurred and is continuing and perform the other obligations of the Special Servicer hereunder.

(b)          If there is a Special Servicer Termination Event with respect to the Special Servicer, the Special Servicer may be removed and replaced pursuant to Sections 7.1 and 7.2. The Trustee or the Certificate Administrator, as applicable, shall, promptly after receiving notice of any such Special Servicer Termination Event, notify the Servicer, the Senior Pari Passu Companion Loan Holders, the Trustee (in the case of the Certificate Administrator) and the Certificate Administrator (which shall post such notice on the Certificate Administrator’s Website in accordance with Section 8.14(b)) and the 17g-5 Information Provider (which shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b). The appointment of any such successor Special Servicer shall not relieve the Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified above shall not be liable for any actions or any inaction of such successor Special Servicer. No termination fee shall be payable to the terminated Special Servicer. No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder in writing and a Rating Agency Confirmation with respect to such appointment has been delivered to the Trustee. Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.5(a) mutatis mutandis as of the date of its succession. The terminated Special Servicer shall retain all rights accruing to it under this Agreement, including the right to receive fees accrued prior to its termination and other amounts payable to it (including indemnification payments).

(c)          Upon determining that a Special Servicing Loan Event has occurred and is continuing, the Servicer shall immediately give notice thereof to the Special Servicer, the Trustee and the Certificate Administrator and the Servicer shall use its reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto. The Servicer shall use its reasonable efforts to comply with the preceding sentence within five Business Days of the date that a Special Servicing Loan Event has occurred. The Servicer, in any event, shall continue to act as Servicer and administrator of the Mortgage Loan until the Special Servicer has commenced the servicing of the Mortgage Loan, upon the occurrence and during the continuation of a Special Servicing Loan Event, which commencement shall occur, in the case of a Special Servicing Loan Event, upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. The Special Servicer shall instruct the Borrower to continue to remit all payments in respect of the Mortgage Loan to the Servicer. The Servicer shall forward any notices it would otherwise send to the Borrower under the Mortgage Loan to the Special Servicer who shall send such notice to the Borrower while a Special Servicing Loan Event has occurred and is continuing.

(d)          Upon determining that a Special Servicing Loan Event is no longer continuing, the Special Servicer shall promptly give notice thereof to the Servicer, the Senior Pari Passu Companion Loan Holders, the Trustee and the Certificate Administrator, and upon giving such notice such Special Servicing Loan Event shall cease, the Special Servicer’s obligation to service the Mortgage Loan shall terminate and the obligations of the Servicer to service and administer the Mortgage Loan shall resume and the Special Servicer shall return all of the information and materials furnished to the Special Servicer pursuant to Section 3.10(c) to the Servicer.

(e)         In making a Major Decision or in servicing the Mortgage Loan during the continuance of a Special Servicing Loan Event, the Special Servicer shall provide to the Certificate Administrator originals of documents entered into in connection therewith that are required to be included within the definition of “Mortgage File” for inclusion in the Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any related analysis or internal review prepared by or for the benefit of the Special Servicer.

(f)         During any period in which a Special Servicing Loan Event is continuing, on the Determination Date, the Special Servicer shall deliver to the Servicer to the extent not included in the CREFC® Special Servicer Loan File a written statement describing (i) the amount of all payments on account of interest received on the Mortgage Loan, the amount of all payments on account of principal received on the Mortgage Loan, the amount of Insurance Proceeds, Condemnation Proceeds and Net Liquidation Proceeds received, the amount of any Foreclosure Proceeds received with respect to the Property, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute rents from real property with respect to, the Foreclosed Property, in each case in accordance with Section 3.15 and (ii) such additional information relating to the Mortgage Loan as the Servicer or the Certificate Administrator reasonably requests to enable it to perform its duties under this Agreement.

(g)         Notwithstanding the provisions of the preceding subsection (c), the Servicer shall maintain ongoing payment records with respect to the Mortgage Loan and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement.

(h)        Within 60 days after a Special Servicing Loan Event occurs, the Special Servicer shall prepare a report (the “Asset Status Report”) for the Mortgage Loan and the Property and deliver such report in electronic format to the Servicer, the Directing Holder (but only during any Subordinate Control Period or Subordinate Consultation Period) and to the 17g-5 Information Provider in accordance with Section 8.14(b), (who shall promptly post it to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)). Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)         summary of the status of the Mortgage Loan and any negotiations with the Borrower;

(ii)        a discussion of the legal and environmental considerations reasonably known at such time to the Special Servicer, consistent with Accepted Servicing Practices, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Mortgage Loan and whether outside legal counsel has been retained;

(iii)       the most current rent roll and income or operating statement available for the Property;

(iv)       the Special Servicer’s recommendations on how the Mortgage Loan might be returned to performing status or otherwise realized upon;

(v)        the appraised value of the Property together with the assumptions used in the calculation thereof;

(vi)       the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional Loan Events of Default;

(vii)      [reserved];

(viii)     a description of any proposed or taken actions;

(ix)       the alternative courses of action considered by the Special Servicer in connection with the proposed or taken actions;

(x)        the decision that the Special Servicer made or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives; and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable discount rate used) and all related assumptions; and

(xi)       such other information as the Special Servicer deems relevant in light of the proposed action and Accepted Servicing Practices.

The Special Servicer shall (x) deliver to the Certificate Administrator and 17g-5 Information Provider the Final Asset Status Report and to the Certificate Administrator a proposed notice to Certificateholders that will include a summary of the Final Asset Status Report in an electronic format (which shall be a brief summary of the current status of the Property and strategy with respect to the resolution and workout of the Trust Loan), and the Certificate Administrator shall post such summary on the Certificate Administrator’s Website pursuant to Section 8.14(b) and (y) implement the Final Asset Status Report in the form delivered to the Certificate Administrator. The 17g-5 Information Provider shall post the Asset Status Report on the 17g-5 Information Provider’s Website. The Special Servicer may, from time to time, modify any asset status report it has previously delivered and, following delivery of the modified report to the 17g-5 Information Provider and a summary of the same to the Certificate Administrator, and each shall post the modified Asset Status Report and summary thereof to its respective website pursuant to Section 8.14(b), shall implement such report.

Subject to the last paragraph of Section 9.3(a), during any Subordinate Control Period, if within ten (10) Business Days of receiving an Asset Status Report, the Directing Holder does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report. If, during any Subordinate Control Period, the Directing Holder disapproves such Asset Status Report within ten (10) Business Days of receipt and the Special Servicer has not made the determination described below, the Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the Directing Holder, the Servicer, the Trustee, the Certificate Administrator and the 17g-5 Information Provider (which shall promptly post such revised Asset Status Report on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)). During any Subordinate Control Period, the Special Servicer shall revise such Asset Status Report as described above in this Section 3.10(h) until the Directing Holder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report, until the Directing Holder’s approval is no longer required or until the Special Servicer makes the determination described below. Notwithstanding the foregoing, the Special Servicer (A) may, following the occurrence of an extraordinary event with respect to the Property or the Mortgage Loan or, if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period and (B) shall implement the action recommended in the Asset Status Report if it makes a determination in accordance with Accepted Servicing Practices that such affirmative disapproval is not in the best interest of all the Certificateholders and the Senior Pari Passu Companion Loan Holders; provided, however, that such Asset Status Report is not intended to replace or satisfy any other specific consent or approval right which the Directing Holder may have pursuant to Section 9.3.

The Special Servicer shall deliver to the Servicer, the Directing Holder (during any Subordinate Consultation Period) and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website) a copy of each Final Asset Status Report, in each case with reasonable promptness following the adoption thereof. The Special Servicer shall provide a summary of such report to the Certificate Administrator (which shall be a brief summary of the status of the Property and strategy with respect to the resolution and workout of the Trust Loan), and the Certificate Administrator shall post such summary to its Internet website.

After the termination of any Subordinate Control Period, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.10(h) or otherwise direct the Servicer or Special Servicer. After the termination of any Subordinate Consultation Period, the Directing Holder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein.

Notwithstanding anything herein to the contrary: (i) the Servicer and the Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent, approval or direction from any Directing Holder prior to or after acting or making any determination (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Directing Holder and before a replacement is selected and/or identified; and (ii) no advice, direction or objection from or by the Directing Holder, as contemplated by Section 9.3 or pursuant to any other provision of this Agreement, as contemplated by this Agreement, may (and the applicable Servicer or Special Servicer may ignore and act without regard to any such advice, direction or objection that such Servicer or Special Servicer, as applicable, has determined, in its reasonable, good faith judgment, would): (A) require or cause such Servicer or Special Servicer, as applicable, to violate any applicable law, the terms of the Loan Documents or this Agreement, including, as applicable, the Servicer’s or Special Servicer’s obligation to act in accordance with the Accepted Servicing Practices, (B) result in an Adverse REMIC Event, (C) expose the Trust, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability or (D) materially expand the scope of the Servicer’s, the Special Servicer’s, the Trustee’s or the Certificate Administrator’s responsibilities under this Agreement.

(i)          During the continuance of a Special Servicing Loan Event, the Special Servicer shall have the authority to meet with the Borrower and, subject to the rights of the Directing Holder (during any Subordinate Control Period or Subordinate Consultation Period) take any actions consistent with Section 3.24, Accepted Servicing Practices and the most recent Asset Status Report.

(j)          In addition, during the continuance of a Special Servicing Loan Event, on the Determination Date the Special Servicer shall prepare and deliver to the Servicer the CREFC® Special Servicer Loan File with respect to the Mortgage Loan.

(k)          If the Special Servicer is a Borrower Related Party, the Special Servicer shall resign as Special Servicer. In the event that the Special Servicer is required to resign as Special Servicer because it is a Borrower Related Party, during any Subordinate Control Period or Subordinate Consultation Period, (i) if the Directing Holder is not a Borrower Related Party, the Directing Holder shall appoint a successor special servicer that is not a Borrower Related Party in accordance with this Agreement and (ii) if the Directing Holder is a Borrower Related Party, the largest Controlling Class Certificateholder (by Certificate Balance) that is not a Borrower Related Party shall appoint the successor special servicer in accordance with this Agreement.

In the event that the Special Servicer is required to resign as Special Servicer because it is a Borrower Related Party and either (i) a Subordinate Control Period or a Subordinate Consultation Period is in effect and there is no Controlling Class Certificateholder that is not a Borrower Related Party or (ii) neither a Subordinate Control Period nor a Subordinate Consultation Period is in effect, then upon resignation of the Special Servicer, at the expense of the Issuing Entity, the Certificate Administrator shall promptly provide written notice of such resignation to all Certificateholders by posting such notice on the Certificate

Administrator’s Website and the successor special servicer shall be appointed upon the written direction of more than 50% of the Voting Rights of the Certificates that exercise their right to vote (provided that holders of at least 20% of the Voting Rights of the Certificates exercise their right to vote). If such successor special servicer has not been appointed pursuant to the immediately preceding sentence within 30 days after the Special Servicer has provided its written notice of resignation, the Certificate Administrator shall provide written notice to the resigning Special Servicer that such successor special servicer has not been appointed and such resigning Special Servicer shall appoint such successor special servicer that is a Qualified Servicer and the agreement of a proposed successor to accept the same or lower compensation, and if such successor special servicer has not been appointed within 30 days after such notice by the Certificate Administrator to the resigning Special Servicer, the resigning Special Servicer shall petition any court of competent jurisdiction for the appointment of a successor special servicer.

The successor special servicer shall perform all of the obligations of the Special Servicer and will be entitled to all special servicing compensation earned during such time as the successor special servicer is acting as special servicer.

3.11.              Maintenance of Insurance and Errors and Omissions and Fidelity Coverage. (a) The Servicer, consistent with Accepted Servicing Practices and the Loan Documents, shall cause to be maintained by the Borrower (or if the Borrower fails to maintain such insurance in accordance with the Loan Agreement, the Servicer shall cause to be maintained to the extent such insurance is available at commercially reasonable rates, and to the extent the Trustee on behalf of the Trust, as mortgagee, has an insurable interest) insurance with respect to the Property of the types and in the amounts required to be maintained by the Borrower under the Loan Documents. The cost of any such insurance maintained by the Servicer shall be advanced by the Servicer, as a Property Protection Advance unless it would be a Nonrecoverable Advance. Neither the Servicer nor the Special Servicer shall be required to maintain, and shall not cause the Borrower to be in default with respect to the failure of the Borrower to obtain, all-risk casualty insurance which does not contain any carve-out for terrorist or similar acts, if and only if the Special Servicer and, during any Subordinate Control Period, the Directing Holder, have determined, on an annual basis, that such insurance is not required pursuant to the terms of the Loan Documents as in effect on the date thereof. Neither the Servicer nor the Special Servicer shall be required to obtain terrorism insurance pursuant to this Agreement to the extent the Borrower would not be obligated to maintain terrorism insurance under the Loan Documents as in effect on the date thereof. In determining whether the failure to maintain any terrorism insurance would qualify as an Acceptable Insurance Default, the Special Servicer may hire an insurance consultant, which shall be an expense of the Trust, and shall be entitled to rely on such insurance consultant in making such determination.

(b)          The Special Servicer, consistent with Accepted Servicing Practices and the Loan Documents, shall cause to be maintained such insurance with respect to any Foreclosed Property as the Borrower is required to maintain with respect to the Property referred to in subsection (a) of this Section 3.11 or, at the Special Servicer’s election, coverage satisfying insurance requirements consistent with Accepted Servicing Practices. The cost of any such insurance with respect to any Foreclosed Property shall be payable out of amounts on deposit in the Foreclosed Property Account or shall be advanced by the Servicer as a Property Protection

Advance unless such advance would be a Nonrecoverable Advance. Any such insurance (other than terrorism insurance, which shall be maintained to the extent required under subsection (a)) that is required to be maintained with respect to a Foreclosed Property shall only be so required to the extent such insurance is available at commercially reasonable rates. If the Special Servicer requests the Servicer to make a Property Protection Advance in respect of the premiums due in respect of such insurance, the Servicer shall, as soon as practicable after receipt of such request, make such Property Protection Advance unless such Advance would be a Nonrecoverable Advance, and if the Servicer does not make such Advance, the Trustee (within 5 Business Days of its receipt of notice of the Servicer’s failure to make such Advance) shall make an Advance of the premiums to maintain such insurance, provided that, in each such case, such obligations shall be subject to the provisions of this Agreement concerning Nonrecoverable Advances, the Trustee as mortgagee having an insurable interest and the availability of such insurance at commercially reasonable rates.

(c)          The Servicer or the Special Servicer, as applicable, may satisfy its obligations to cause insurance policies to be maintained by maintaining a master force placed or blanket insurance policy insuring against losses on the Property or the Foreclosed Property, as the case may be for which coverage is otherwise required to be maintained as set forth in the preceding subsections of this Section 3.11. The incremental cost of such insurance allocable to the Property or Foreclosed Property, if not borne by the Borrower, shall be paid by the Servicer as a Property Protection Advance unless it would be a Nonrecoverable Advance. If such master force placed or blanket insurance policy contains a deductible clause, the Servicer or Special Servicer, as applicable, shall deposit in the Collection Account out of its own funds all sums that would have been deposited in the Collection Account but for such clause to the extent any such deductible exceeds the deductible limitation that pertains to the Trust Loan, or in the absence of any such deductible limitation, the deductible limitation that is consistent with Accepted Servicing Practices.

(d)          Each of the Servicer and the Special Servicer shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy (rated no lower than “A-” by S&P (or, if not so rated, an equivalent (or higher) rating by at least one other nationally recognized insurance rating agency, which may include “A-:VIII” or better by A.M. Best Company, or as otherwise acceptable to S&P and KBRA as confirmed in a Rating Agency Confirmation)), covering its directors, officers and employees, as applicable, in connection with its activities under this Agreement. Each such insurance policy shall protect the Servicer or the Special Servicer, as applicable, against losses resulting directly from forgery, theft, embezzlement, fraud, errors and omissions of such covered persons. Coverage of the Servicer or the Special Servicer under a policy or bond obtained by an Affiliate thereof and providing the coverage required by this Section 3.11(d) shall satisfy the requirements of this Section 3.11(d). The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Servicer and the Special Servicer. If no such coverage amounts are imposed by such regulatory authorities, the amount of coverage shall be at least equal to the coverage that would be required by FNMA or FHLMC with respect to the Servicer and the Special Servicer if each were servicing and administering the Mortgage Loan for FNMA or FHLMC or as otherwise approved by FNMA or FHLMC. In the event that any such bond or policy ceases to be in effect, the Servicer or the Special Servicer, as applicable, shall obtain a comparable replacement bond or policy. Each shall use efforts consistent with Accepted Servicing Practices to cause each and every sub-servicer, if any, to maintain a blanket fidelity bond and an errors and omissions insurance policy meeting the requirements as described above. In lieu of the foregoing, but subject to this Section 3.11, the Servicer and the Special Servicer shall be entitled to self-insure with respect to such risks so long as it (or its immediate or ultimate parent) is rated at least “A-” by S&P or its equivalent by KBRA (if then rated by KBRA).

(e)        No provision of this Section 3.11 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer or the Special Servicer from its duties and obligations as set forth in this Agreement. The Certificate Administrator shall be entitled to request, upon receipt of a written request from any Certificateholder, and the Servicer and the Special Servicer shall each deliver or cause to be delivered to the Certificate Administrator, a certificate of insurance from the surety and insurer certifying that such insurance is in full force and effect. The Certificate Administrator will make any such certificate of insurance available to the requesting Certificateholder.

3.12.              Procedures with Respect to Defaulted Loan; Realization upon the Property. (a) Upon a Loan Event of Default, the Special Servicer on behalf of the Trust (subject to the rights of the Directing Holder during any Subordinate Control Period (and upon consultation with the Directing Holder during any Subordinate Consultation Period)) and the Senior Pari Passu Companion Loan Holders, subject to the terms of the Loan Documents and the Co-Lender Agreement and consistent with Accepted Servicing Practices, shall promptly pursue the remedies set forth therein or otherwise available in accordance with Accepted Servicing Practices, including foreclosure or otherwise realization on the Property and the other collateral for the Mortgage Loan. In connection with any foreclosure, enforcement of the Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance, in which case it will be an expense of the Trust.

(b)        Such proposed acceleration of the Mortgage Loan and/or foreclosure on the Property shall be taken unless the Special Servicer waives such Loan Event of Default (or modifies or amends the Mortgage Loan to cure the Loan Event of Default), which the Special Servicer may do if such modification, waiver or amendment is consistent with Accepted Servicing Practices and does not cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the REMIC Provisions or constitute a “significant modification” of the Mortgage Loan under Treasury regulations Section 1.860G-2(b).

(c)        In connection with such foreclosure as described in Section 3.12(a) or other realization on the Property, the Special Servicer shall follow Accepted Servicing Practices; provided, however, that the Special Servicer shall not be permitted to direct the Servicer, and neither the Special Servicer nor the Servicer shall be required, to expend its own funds to restore damage done to the Property by an Uninsured Cause unless the Servicer or the Special Servicer, as applicable, permitted the related insurance policy to lapse in violation of its respective obligations hereunder. If the Servicer does expend its own funds to restore the Property damaged by an Uninsured Cause (which insurance policy did not lapse in violation of the Servicer’s obligations), such expense shall be a Property Protection Advance. In connection with any foreclosure, enforcement of the Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(d)          Notwithstanding the foregoing, the Special Servicer may not foreclose on the Property on behalf of the Trust Fund and the Senior Pari Passu Companion Loan Holders and thereby be the beneficial owner of the Property, or take any other action with respect to such item that would cause the Trustee, on behalf of the Trust Fund and the Senior Pari Passu Companion Loan Holders, to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of the Property within the meaning of CERCLA or any comparable law, unless the Special Servicer has previously determined, based on a report prepared at the expense of the Trust Fund by an independent person who regularly conducts site assessments for purchasers of comparable properties (a copy of such report to be provided to the Senior Pari Passu Companion Loan Holders and the Trustee by the Special Servicer), that (i) the Property is in compliance with applicable environmental laws or that taking the remedial actions necessary to comply with such laws is reasonably likely to produce a greater recovery on a present value basis than not taking such actions and (ii) there are no circumstances known to the Special Servicer relating to the use of hazardous substances or petroleum-based materials which require investigation or remediation, or that if such circumstances exist taking such remedial actions is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions. The Special Servicer shall deliver a copy of any such report to the 17g-5 Information Provider in electronic format (and the 17g-5 Information Provider shall make such report available on its website to the Rating Agencies and NRSROs pursuant to Section 8.14(b)).

If the Special Servicer has so determined based on satisfaction of the criteria in this Section 3.12(d) that it would be in the best economic interest of the Trust Fund and the Senior Pari Passu Companion Loan Holders (as a collective whole as if the Trust Fund and the Senior Pari Passu Companion Loan Holders constituted a single lender) (as determined in accordance with Accepted Servicing Practices) to institute a foreclosure or take any other actions described in the immediately preceding paragraph, subject to the rights of the Directing Holder to consent to and/or consult in respect of such action, as applicable, pursuant to the terms hereof and subject to the rights of the lender of any Subordinate Mezzanine Loan, if applicable, the Special Servicer shall take such proposed action. The Special Servicer shall not foreclose upon or otherwise cause the Trust to acquire ownership of any Collateral other than the Property unless it receives an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Property Protection Advance unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance, in which case it shall be an expense of the Trust) to the effect that such acquisition will not cause an Adverse REMIC Event (other than a tax on “net income from foreclosure property” under Code Section 860G(c)) at any time that the Certificates are outstanding.

The Special Servicer shall direct the Servicer to, and the Servicer shall, advance the cost of any such compliance, containment, clean up or remediation as a Property Protection

Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(e)        The environmental site assessments contemplated by Section 3.12(d) shall be prepared by any Independent Person who regularly conducts environmental site assessments for purchasers of comparable properties, as determined by the Servicer in a manner consistent with Accepted Servicing Practices. The cost of each such environmental site assessment shall qualify as a Property Protection Advance and shall be advanced by the Servicer unless the Servicer determines that such Advance would constitute a Nonrecoverable Advance.

(f)         Notwithstanding any provision herein to the contrary, the Special Servicer shall not hold for the benefit of the Trust Fund and the Senior Pari Passu Companion Loan Holders any personal property pursuant to this Section 3.12 unless:

(i)         such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)        the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Property Protection Advance unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance in which case the cost of such Opinion of Counsel shall be treated as a reimbursable expense of the Servicer related to foreclosure) to the effect that the holding of such personal property by the Trust Fund will not cause an Adverse REMIC Event at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding.

(g)        Notwithstanding any acquisition of title to the Property following a Loan Event of Default under the Mortgage Loan and cancellation of the Mortgage Loan, the Mortgage Loan shall be deemed to remain outstanding and held in the Trust Fund (for the benefit of the Certificateholders and the Senior Pari Passu Companion Loan Holders) for purposes of the application of collections and shall be reduced only by collections net of expenses. For purposes of all calculations hereunder, so long as the Mortgage Loan shall be deemed to remain outstanding in accordance with the preceding sentence, (i) it shall be assumed that the unpaid principal balance of the Mortgage Loan immediately after any discharge is equal to the unpaid principal balance of the Mortgage Loan immediately prior to such discharge and (ii) Foreclosure Proceeds shall be applied as provided in Section 1.3(a).

3.13.              Custodian to Cooperate; Release of Items in the Mortgage File. From time to time and as appropriate for the servicing of the Mortgage Loan or foreclosure of or realization on any Property, the Custodian shall, upon request of the Servicer or the Special Servicer and delivery to the Custodian of a request for release in the form of Exhibit B hereto, release or cause to be released any items from the Mortgage File to the Servicer or the Special Servicer, as the case may be, within the lesser of (i) seven calendar days and (ii) five Business Days of its receipt of the related request for release and shall execute such documents furnished to it as shall be necessary to the prosecution of any such proceedings. Such request for release shall obligate the Servicer or the Special Servicer to return such items to the Custodian when the need therefor by the Servicer or the Special Servicer no longer exists.

3.14.              Title and Management of Foreclosed Property. (a) In the event that title to the Property is acquired for the benefit of the Certificateholders and the Senior Pari Passu Companion Loan Holders in foreclosure or by deed in lieu of foreclosure or otherwise, the deed, certificate of sale or other comparable document shall be taken in the name of the Trustee, as trustee for the Holders of the BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC or its nominee (which shall not include the Special Servicer), on behalf of the Trust Fund and the Senior Pari Passu Companion Loan Holders or as otherwise contemplated pursuant to Section 8.10. Title may be taken in the name of a limited liability company wholly owned by the Trust and which is managed by the Special Servicer (the costs of which shall be advanced by the Servicer; provided that such Advance would not be a Nonrecoverable Advance). Promptly after such acquisition of title, the Special Servicer shall consult with counsel to determine when an Acquisition Date shall be deemed to occur under the REMIC Provisions with respect to the Property, the expense of such consultation being treated as a Property Protection Advance, unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance in which case it shall be treated as a reimbursable expense of the Servicer related to the foreclosure. The Special Servicer, on behalf of the Trust Fund and the Senior Pari Passu Companion Loan Holders, shall dispose of any Foreclosed Property held by the Trust Fund as expeditiously as appropriate in accordance with Accepted Servicing Practices, but in any event within the time period, and subject to the conditions, set forth in Sections 3.15 and 12.2. Subject to Sections 12.2 and 3.14(d), the Special Servicer may hire on behalf of the Trust Fund and the Senior Pari Passu Companion Loan Holders a Successor Manager to manage, conserve, protect and operate such Foreclosed Property for the Certificateholders and the Senior Pari Passu Companion Loan Holders solely for the purpose of its prompt disposition and sale. In connection with such management and subject to Section 3.4(d)(viii), the Successor Manager shall be entitled to the REO Management Fee solely from the Foreclosed Property Account or the Collection Account pursuant to Section 3.4(d)(viii).

(b)         The Special Servicer shall segregate and hold all funds collected and received in connection with the operation of any Foreclosed Property separate and apart from its own funds and general assets and shall establish and maintain with respect to a Foreclosed Property a Foreclosed Property Account in the name of the Special Servicer on behalf of the Trustee pursuant to Section 3.6.

(c)         The Special Servicer shall have full power and authority, subject to Accepted Servicing Practices and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with a Foreclosed Property for the benefit of the Trust Fund and the Senior Pari Passu Companion Loan Holders (as a collective whole as if the Trust Fund and the Senior Pari Passu Companion Loan Holders constituted a single lender) on such terms as are appropriate and necessary for the efficient liquidation of such Foreclosed Property, so long as the Special Servicer deems such actions to be consistent with Accepted Servicing Practices.

The Special Servicer shall deposit or cause to be deposited on a daily basis in the Foreclosed Property Account all revenues received with respect to the Foreclosed Property, and the Special Servicer shall cause to be withdrawn therefrom funds necessary for the proper operation, management and maintenance of such Foreclosed Property and for other expenses related to the preservation and protection of such Foreclosed Property, including, but not limited to:

(i)         all insurance premiums due and payable in respect of such Foreclosed Property;

(ii)        all taxes, assessments, charges or other similar items in respect of such Foreclosed Property that could result or have resulted in the imposition of a lien thereon; and

(iii)       all costs and expenses necessary to preserve such Foreclosed Property, including the payment of ground rent, if any.

To the extent that amounts on deposit in the Foreclosed Property Account are insufficient for the purposes set forth in clauses (i) through (iii) above (and all similar amounts or expenses), the Special Servicer shall direct the Servicer to, and the Servicer shall, make a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(d)        The Special Servicer, in the name of the Trust Fund, may (subject to Section 3.14(a)) contract with any Successor Manager for the operation and management of any Foreclosed Property; provided that no such contract shall impose individual liability on the Trustee or the Trust; provided, further, that:

(i)         the terms and conditions of any such contract shall not be inconsistent herewith;

(ii)        any such contract shall require, or shall be administered to require, that the Successor Manager (A) request that the Special Servicer pay from the Foreclosed Property Account all costs and expenses incurred in connection with the operation and management of any Foreclosed Property, and (B) remit all related revenues (net of such costs and expenses) to the Special Servicer, for deposit into the Foreclosed Property Account, as soon as practicable but in no event later than the Business Day immediately following receipt; and

(iii)       none of the provisions of this Section 3.14 relating to any such contract or to actions taken through any such Successor Manager shall be deemed to relieve the Special Servicer of any of its ordinary and regularly recurring duties and obligations to the Trust Fund on behalf of the Certificateholders and the Senior Pari Passu Companion Loan Holders with respect to the operation and management of any Foreclosed Property.

The Special Servicer shall be entitled, and to the extent required by the REMIC Provisions, shall be required, to enter into an agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. All REO Management Fees shall be an expense of the Trust Fund payable from the Foreclosed Property Account or subject to reimbursement pursuant to Section 3.4(d)(viii). The Special Servicer agrees to monitor the performance of the

Successor Manager and to enforce the obligations of the Successor Manager on behalf of the Trust Fund and the Senior Pari Passu Companion Loan Holders. Expenses incurred by the Special Servicer in connection herewith shall qualify as Property Protection Advances.

(e)          On or before the Determination Date, the Special Servicer shall withdraw from the Foreclosed Property Account and deposit into the Collection Account the proceeds and collections received or collected since the preceding Remittance Date through the Business Day prior to the Remittance Date on or with respect to any Foreclosed Property (including any funds no longer needed in any reserves established as provided below), net of expenses paid therefrom and amounts reasonably expected to be needed to fund any reserves deemed necessary for the operation, preservation and protection of such Foreclosed Property, including without limitation, the creation of reasonable reserves for working capital, repairs, replacements and necessary capital improvements and other related expenses.

3.15.              Sale of Foreclosed Property. (a) In the event that title to the Property is acquired by the Special Servicer for the benefit of the Certificateholders and the Senior Pari Passu Companion Loan Holders in foreclosure or by deed in lieu of foreclosure or otherwise, the deed, certificate of sale or other comparable document shall be taken in the name of the Trustee, or its nominee (which shall not include the Special Servicer), on behalf of the Trust and the Senior Pari Passu Companion Loan Holders or as otherwise contemplated pursuant to Section 8.10. The Special Servicer, on behalf of the Trust and the Senior Pari Passu Companion Loan Holders, shall sell any Foreclosed Property in accordance with Accepted Servicing Practices and the REMIC Provisions, in no event later than the Rated Final Distribution Date in a manner provided under this Section 3.15.

(b)         If the Special Servicer or an Affiliate acquires any Foreclosed Property in the name of and on behalf of the Trust and the Senior Pari Passu Companion Loan Holders, the Special Servicer shall be empowered, subject to the Code and REMIC regulations and to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with the management and operation of the Foreclosed Property, all on terms and for such period as the Special Servicer deems to be in accordance with Accepted Servicing Practices, all on terms and for such period as the Special Servicer deems to be in the best interest of the Certificateholders and the Senior Pari Passu Companion Loan Holders, as a collective whole (as if such Certificateholders and the Senior Pari Passu Companion Loan Holders constituted one lender) and consistent with the REMIC Provisions.

(c)         Subject to the consent and consultation rights of the Directing Holder to the extent set forth in this Agreement, the Special Servicer shall accept the highest cash bid for any Foreclosed Property received from any person. However, in no event may such bid be less than an amount at least equal to the Par Purchase Price related to such Foreclosed Property through the date of sale and all reasonably estimated liquidation expenses. In the absence of any such bid, the Special Servicer shall accept the highest cash bid which it determines is a fair price based on Appraisals obtained within the last 9 months. If the highest bidder is an Interested Person, the Trustee shall determine the fairness of the highest bid based upon an independent Appraisal; provided that if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuation of or investment in loans similar to the Mortgage Loan, which such expert shall be selected with reasonable care by the Trustee for the sole purpose of determining whether any such cash offer constitutes a fair price for the Mortgage Loan; provided, further, that if the Trustee so designates any such third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination and the reasonable costs of all Appraisals, inspection reports and broker opinions of value incurred by the Trustee in making such determination shall be reimbursable to it first, by the Servicer as an Advance, subject to the Servicer’s determination that such amounts are not Nonrecoverable Advances, and then as an expense of the Trust Fund. Notwithstanding the foregoing, but, during any Subordinate Control Period, subject to the consent rights of the Directing Holder set forth in Section 9.3 herein, the Special Servicer shall not be obligated to accept the higher cash offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that rejection of such offer would be in the best interests of the Certificateholders and the Senior Pari Passu Companion Loan Holders (as a collective whole, as if such Certificateholders and the Senior Pari Passu Companion Loan Holders constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in accordance with Accepted Servicing Practices, that acceptance of such offer would be in the best interests of the Certificateholders and the Senior Pari Passu Companion Loan Holders (as a collective whole, as if such Certificateholders and the Senior Pari Passu Companion Loan Holders constituted a single lender). For avoidance of doubt, the Directing Holder may submit bids on any Foreclosed Property in the same manner and at the same time and place as any other bidder. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Foreclosed Property.

(d)         Subject to the provisions of Sections 3.14 and 12.2, the Special Servicer shall act on behalf of the Trust and the Senior Pari Passu Companion Loan Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of any Foreclosed Property, including the collection of all amounts payable in connection therewith. Any sale of any Foreclosed Property shall be without recourse to the Trustee, the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Trust Fund or the Certificateholders and the Senior Pari Passu Companion Loan Holders (except that any contract of sale and assignment and conveyance documents may contain customary warranties, so long as the only recourse for breach thereof is to the Trust Fund) and if consummated in accordance with the terms of this Agreement, none of the Trustee, the Depositor, the Certificate Administrator, the Servicer or the Special Servicer shall have any liability to any Certificateholder with respect to the purchase price thereof accepted by the Special Servicer or the Trustee.

(e)          The proceeds of any sale effected pursuant to this Section 3.15, after deduction of the expenses incurred in connection therewith, shall be deposited in the Collection Account in accordance with Section 3.4(b).

(f)          Within 30 days of the sale of any Foreclosed Property, if not previously included in a CREFC® Report provided by the Servicer or the Special Servicer, the Special Servicer shall provide to the Trustee, the Senior Pari Passu Companion Loan Holders and the Certificate Administrator a statement of accounting for such Foreclosed Property, including, without limitation, (i) the date such Foreclosed Property was acquired in foreclosure or by deed in lieu of foreclosure or otherwise, (ii) the date of disposition of such Foreclosed Property,

(iii) the gross sale price and related selling and other expenses, (iv) accrued interest with respect to the Loan Principal Balance of such Foreclosed Property, calculated from the date of acquisition to the disposition date, and (v) such other information as the Trustee, the Senior Pari Passu Companion Loan Holders or the Certificate Administrator may reasonably request.

(g)        The Special Servicer shall prepare and file on a timely basis the reports of foreclosures and abandonments of the Property required by Section 6050J of the Code and the reports of discharges of indebtedness income in respect of the Mortgage Loan and each Senior Pari Passu Companion Loan required by Section 6050P of the Code.

3.16.              Sale of Defaulted Loan.

(a)        (i) Within sixty (60) days after the occurrence of a Special Servicing Loan Event, the Special Servicer shall order (but shall not be required to have received) an Appraisal for the Property. The Special Servicer shall promptly notify in writing the Servicer, the Trustee, the Certificate Administrator, the Senior Pari Passu Companion Loan Holders and the Directing Holder (during any Subordinate Control Period or Subordinate Consultation Period) of the occurrence of such Special Servicing Loan Event. Upon delivery by the Special Servicer of the notice described in the preceding sentence, the Special Servicer may offer to sell to any Person the Mortgage Loan or may offer to purchase the Mortgage Loan, if and when the Special Servicer determines, consistent with Accepted Servicing Practices, that no satisfactory arrangements can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust and the Senior Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and Senior Pari Passu Companion Loan Holders constituted a single lender) on a net present value basis. The Special Servicer shall provide the Trustee, the Senior Pari Passu Companion Loan Holders, the Certificate Administrator and the Directing Holder (during a Subordinate Consultation Period) not less than five (5) Business Days’ prior written notice of its intention to sell the Mortgage Loan, in which case the Special Servicer is required to accept the highest cash offer received from any Person (other than any Interested Person) for the Mortgage Loan in an amount at least equal to the Par Purchase Price or, at its option, if it has received no offer at least equal to the Par Purchase Price therefor, purchase the Mortgage Loan at the Par Purchase Price. Any Appraisal obtained pursuant to this Section 3.16 will be delivered by the Special Servicer to the Certificate Administrator in electronic format and the Certificate Administrator shall make such Appraisal available to Privileged Persons pursuant to Section 8.14(b). The Senior Pari Passu Companion Loans shall be sold together with the Mortgage Loan, subject to this Section 3.16 and any additional requirements set forth in the Co-Lender Agreement (including, without limitation, Section 5 of the Co-Lender Agreement).

(ii)        In the absence of any offer at least equal to the Par Purchase Price (or purchase by the Special Servicer for such price), the Special Servicer shall accept the highest cash offer received from any Person that is determined by the Special Servicer to be a fair price for the Mortgage Loan. However, if the highest cash offeror is the Depositor, the Servicer, the Special Servicer, the Directing Holder, the Certificate Administrator, any Borrower Related Party, any property manager, any independent contractor engaged by the Special Servicer or any known affiliate of any of the foregoing (any such person, an “Interested Person”), then the Trustee (based upon, among other things, the Appraisal ordered pursuant to the preceding paragraph (the cost of which shall be paid by the Servicer as a Property Protection Advance) and copied or otherwise delivered to the Trustee) shall determine if the highest cash offer is a fair price and such determination shall be binding upon all parties; provided that if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuation of or investment in loans similar to the Mortgage Loan, which such expert shall be selected with reasonable care by the Trustee for the sole purpose of determining whether any such cash offer constitutes a fair price for the Mortgage Loan; provided, further, that if the Trustee so designates any such third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination and the reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by the Trustee in making such determination shall be reimbursable to it first, by the Servicer as an Advance, subject to the Servicer’s determination that such amounts are not Nonrecoverable Advances, and then as an expense of the Trust. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase the Mortgage Loan. For avoidance of doubt, the Directing Holder may submit bids on the defaulted Mortgage Loan in the same manner and at the same time and place as any other bidder.

(iii)       The Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that the rejection of such offer would be in the best interests of the Holders of the Certificates and the Senior Pari Passu Companion Loan Holders (as a collective whole as if such Certificateholders and the Senior Pari Passu Companion Loan Holders constituted a single lender). In addition, the Special Servicer may accept a lower cash offer if it determines, in accordance with Accepted Servicing Practices, that the acceptance of such offer would be in the best interests of the Holders of the Certificates and the Senior Pari Passu Companion Loan Holders (as a collective whole as if such Certificateholders and the Senior Pari Passu Companion Loan Holders constituted as single lender); provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer. The Special Servicer shall use efforts consistent with Accepted Servicing Practices to sell the Mortgage Loan prior to the Rated Final Distribution Date.

(iv)       Unless and until the Mortgage Loan is sold pursuant to this Section 3.16(a), the Special Servicer shall pursue such other resolution strategies with respect to the Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report, Accepted Servicing Practices and the REMIC Provisions.

(b)        Any sale of the Mortgage Loan by the Special Servicer shall be subject to the Directing Holder’s consent and consultation rights as described in Section 9.3 herein.

(c)         The right of the Special Servicer to purchase or sell the Mortgage Loan after the occurrence of a Special Servicing Loan Event shall terminate, and shall not be exercisable as set forth in clause (a) above (or if exercised but the purchase of the Mortgage

Loan has not yet occurred, the Special Servicer’s right shall terminate and such exercise shall be of no further force or effect) if the Mortgage Loan is no longer delinquent as a result of any of the following: (i) the Special Servicing Loan Event has ceased pursuant to the terms of this Agreement, (ii) the Mortgage Loan has become subject to a fully executed agreement reflecting the terms of a workout arrangement or (iii) the Mortgage Loan has otherwise been resolved (including by a full or discounted pay-off).

(d)        Any sale of the Mortgage Loan pursuant to Section 3.16(a) shall be for cash only.

(e)        The Special Servicer shall not be permitted to sell the Mortgage Loan if the Mortgage Loan becomes a defaulted whole loan without the written consent of the holders of the Senior Pari Passu Companion Loans (provided that such consent shall not be required if a holder of a Senior Pari Passu Companion Loan is a Borrower Related Party) unless the Special Servicer has delivered to the holders of the Senior Pari Passu Companion Loans: (a) at least 15 business days prior written notice of any decision to attempt to sell the Mortgage Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Mortgage Loan, and any documents in the servicing file reasonably requested by any holder of a Senior Pari Passu Companion Loan that are material to the price of the Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Servicer or the Special Servicer in connection with the proposed sale; provided that the holders of the Senior Pari Passu Companion Loans may waive any of the delivery or timing requirements described in this sentence.

3.17.              Servicing Compensation. (a) The Servicer shall be entitled to receive the Servicing Fee with respect to the Mortgage Loan and Foreclosed Property payable monthly out of the Collection Account from payments of interest on the Mortgage Loan or Foreclosure Proceeds allocable as interest on such Foreclosed Property, as the case may be in accordance with and subject to Section 3.4(d)(ii). The Servicer shall be entitled to retain as compensation any late payment charges and certain other customary charges and fees to the extent described below, as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder other than: (i) fees of any sub-servicer and the expenses of any sub-servicer that would not be reimbursable to Servicer if such expenses were incurred by the Servicer; (ii) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (iii) overhead expenses of the Servicer including but not limited to those which may properly be allocable under the Servicer’s accounting system or otherwise to the Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Servicer associated with employees of the Servicer performing services in connection with the obligations of the Servicer hereunder; and (iv) costs and expenses arising from the negligence, bad faith or willful misconduct of the Servicer (the “Servicer Customary Expenses”). So long as no Special Servicing Loan Event has occurred and is continuing, the Servicer shall also be entitled to retain certain other customary charges and fees including any late payment charges (including any late payment fees collected after the occurrence of a Special Servicing Loan Event but accrued prior to such Special Servicing Loan Event) (to the extent not applied pursuant to Section 3.4(d)), interest at the Default Rate (to the extent not applied pursuant to Section 3.4(d)), assumption application fees, assumption fees, Modification Fees, consent fees and similar fees (except for the portion of the assumption fees (but not assumption application fees), Modification Fees, consent fees and similar fees, if any, that the Special Servicer is entitled to, as provided below), substitution fees, defeasance fees, insufficient funds fees and similar fees and expenses to the extent, with respect to any such amounts, collected and allocated to such amounts as permitted by (or not otherwise prohibited by) the terms of the Loan Documents and this Agreement (in each case, to the extent actually received from the Borrower), release fees and any income earned (net of losses to the extent provided in this Agreement) on the investment of funds deposited in the Collection Account, the Companion Loan Account and any Reserve Accounts (to the extent not payable to the Borrower) to the extent provided for in this Agreement (“Additional Servicing Compensation”); provided, however, that the Servicer shall not be entitled to apply or retain any interest at the Default Rate or any late payment charges, with respect to the Mortgage Loan, with respect to which a default thereunder or Loan Event of Default is continuing unless and until such default or Loan Event of Default has been cured and all delinquent amounts due with respect to the Mortgage Loan have been paid and interest on Advances has been paid.

If a Special Servicing Loan Event occurs, the Special Servicer shall be entitled to receive a Special Servicing Fee with respect to the Mortgage Loan for so long as such Special Servicing Loan Event continues as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder other than: (i) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (ii) overhead expenses of the Special Servicer including but not limited to those which may properly be allocable under the Special Servicer’s accounting system or otherwise to the Special Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Special Servicer associated with employees of the Special Servicer performing services in connection with the obligations of the Special Servicer hereunder; and (iii) costs and expenses arising from the negligence, bad faith or willful misconduct of the Special Servicer (the “Special Servicer Customary Expenses”). If a Special Servicing Loan Event is terminated following resolution of such Special Servicing Loan Event by a written agreement with the Borrower negotiated by the Special Servicer, the Special Servicer shall be entitled to receive the Work-out Fee on all payments of principal and interest (other than at the Default Rate) made on the Mortgage Loan following such written agreement for so long as another Special Servicing Loan Event does not occur. If the Special Servicer is terminated (other than for cause) or resigns after such written agreement is entered into and before or after the Special Servicing Loan Event is terminated, it shall retain the right to receive any and all Work-out Fees on all payments of principal and interest (other than at the Default Rate) made on the Mortgage Loan following such written agreement (negotiated by such Special Servicer prior to its termination or resignation) for so long as another Special Servicing Loan Event does not occur and the successor Special Servicer shall have no rights with respect to such Work-out Fee. In addition, the Special Servicer shall be entitled to receive a Liquidation Fee with respect to each Liquidated Property or the liquidation of the Specially Serviced Loan or the Notes, whether through judicial foreclosure, sale or otherwise, or in connection with the sale, discounted payoff or other liquidation of the Specially Serviced Loan, as to which the Special Servicer receives Net Liquidation Proceeds, except that no Liquidation Fee shall be payable under the circumstances set forth in the definition of “Liquidation Fee”. The Liquidation Fee shall be payable from, and shall be calculated using, the related Net Liquidation Proceeds. Each of the foregoing fees shall be payable from funds on deposit in the Collection Account as provided in Section 3.4(d). For so long as a Special Servicing Loan Event is continuing, the Special Servicer shall also be entitled to retain as additional servicing compensation any late payment fees (to the extent not applied pursuant to Section 3.4(d)), interest at the Default Rate (to the extent not applied pursuant to Section 3.4(d)), assumption fees, assumption application fees, Modification Fees, loan service transaction fees, consent fees and similar fees and expenses to the extent, with respect to any such amounts, collected (to the extent permitted by (or not otherwise prohibited by) and allocated to such amounts in accordance with the terms of the Loan Documents or this Agreement, and any income earned (net of losses to the extent provided in this Agreement) on the investment of funds deposited in the Foreclosed Property Account to the extent provided in this Agreement (“Additional Special Servicing Compensation”). Notwithstanding the foregoing, in the event that the Mortgage Loan has become a Specially Serviced Loan solely due to the failure to make the Balloon Payment and the Mortgage Loan is refinanced on or before the date that is four (4) months after the Maturity Date, the Special Servicer shall be entitled to collect a Liquidation Fee or Work-out Fee only from the Borrower and shall not otherwise be entitled to deduct a Liquidation Fee from amounts due to the Certificateholders.

Notwithstanding anything herein to the contrary, with respect to any Collection Period, the Special Servicer shall only be entitled to receive a Work-out Fee or a Liquidation Fee, but not both.

The Special Servicer shall also be entitled, if the Mortgage Loan is not a Specially Serviced Loan, to 50% of the following: the assumption fees (but not assumption application fees), the Modification Fees, the consent fees and similar fees that are paid in connection with an assumption, a modification or a consent that the Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer pursuant to the terms of this Agreement to the extent that such assumption fee, Modification Fee, consent fee or similar fee is actually collected on the Mortgage Loan.

Notwithstanding any other provision in this Agreement, neither the Servicer nor the Special Servicer, as applicable, shall be entitled to reimbursement for an expense incurred under this Agreement or in connection with the performance of its duties hereunder unless (i) the amount of such payment to the Servicer or the Special Servicer, as the case may be, is reimbursed to the Trust Fund by the Borrower (to the extent the Borrower is required to do so under the Loan Agreement); (ii) failure of the Borrower to reimburse for such payment constitutes a Loan Event of Default; (iii) such expense would qualify as an “unanticipated expense incurred by the REMIC” within the meaning of Treasury regulations Section 1.860G-1(b)(3)(ii) or is otherwise an unanticipated expense (it being understood that the Servicer Customary Expenses and the Special Servicer Customary Expenses are not unanticipated); or (iv) such reimbursement is expressly provided for herein or such expense is expressly described herein as an expense of the Trust Fund or as an Advance.

Except as otherwise expressly provided herein, no transfer, sale, pledge or other disposition of the Servicer’s right to receive all or any portion of the Servicing Fee (or the Special Servicer’s right to receive all or any portion of the Special Servicing Fee) or other servicing compensation provided for herein shall be made, and any such attempted transfer, sale, pledge or other disposition shall be void, unless such transfer is made to a successor Servicer or successor Special Servicer, as applicable, in connection with the assumption by such successor of the duties hereunder pursuant to Section 7.2.

As compensation for its activities hereunder, on each Distribution Date the Certificate Administrator shall be entitled to the Certificate Administrator Fee and the Trustee shall be entitled to the Trustee Fee. Except as otherwise provided herein (i) the Certificate Administrator’s fee includes all overhead expenses of the Certificate Administrator and the Authenticating Agent and (ii) the Trustee Fee includes all overhead expenses of the Trustee. Each of the Trustee’s and Certificate Administrator’s rights to the Certificate Administrator Fee and the Trustee Fee, as applicable, may not be transferred in whole or in part except in connection with the transfer of all of the Trustee’s or Certificate Administrator’s, as applicable, responsibilities and obligations under this Agreement.

The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, the Borrower, the Loan Sponsor, any property manager or indemnitor in respect of the Mortgage Loan and any purchaser of the Mortgage Loan or Foreclosed Property) in connection with the disposition or workout of the Mortgage Loan, the management or disposition of the Foreclosed Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.17 provided, however, that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

3.18.              Reports to the Certificate Administrator; Account Statements. (a) The Servicer shall prepare, or cause to be prepared, and deliver to the (a) Certificate Administrator, in an electronic format reasonably acceptable to the Certificate Administrator, consistent with Accepted Servicing Practices, not later than 5:00 p.m. (New York time) one Business Day immediately preceding each Distribution Date and (b)(i) prior to the securitization of the Senior Pari Passu Companion Loans, to the Senior Pari Passu Companion Loan Holders on each Distribution Date and (ii) following the securitization of the Senior Pari Passu Companion Loans, to the master servicer of the related Companion Loan Securitization Trust no later than two Business Days after the Determination Date, all CREFC® Reports (except the CREFC® Bond Level File, the CREFC® Loan Periodic Update File, the CREFC® Collateral Summary File and the CREFC® Special Servicer Loan File, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet ).

The CREFC® Loan Periodic Update File shall be delivered to the Certificate Administrator by the Servicer no later than 2:00 p.m. (New York time) two Business Days preceding each Distribution Date.

The CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet shall be delivered to the Certificate Administrator by the Servicer in an electronic format mutually agreed to by the Servicer and the Certificate Administrator on a calendar quarterly basis within 30 days after the Servicer’s receipt of the Borrower’s quarterly financials (commencing within 30 days of the receipt of the Borrower’s financials for the quarter ending March 31, 2017) and annually within 30 days after receipt of the Borrower’s annual financials (commencing within 30 days of receipt of the Borrower’s annual financials for the year ending December 31, 2016); provided, however, that any analysis or update (commencing with the quarter ending March 31, 2017) with respect to the first calendar quarter of each year or year-end shall not be required to the extent such analysis or update is not required to be provided under the then current applicable CREFC® guidelines.

Notwithstanding anything herein to the contrary, the Servicer shall deliver the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet to the Certificate Administrator on a monthly basis not later than 5:00 p.m. (New York time) on the Business Day immediately preceding each Distribution Date; provided, however, that the Servicer shall have no obligation to update such reports except as set forth in the immediately preceding sentence and no analysis or update shall be required to the extent such analysis or update is not required to be provided under the then current applicable CREFC® guidelines.

(b)        The Servicer shall furnish to the Certificate Administrator and the 17g-5 Information Provider, which shall post them to its website pursuant to Section 8.14(b), in electronic format the CREFC® Reports produced by it pursuant to this Agreement not later than the time period specified in Section 3.18(a).

(c)        The Servicer shall produce the reports described in this Section 3.18 solely from information provided to the Servicer by the Borrower pursuant to the Loan Agreement (without modification, interpretation or analysis) or by the Special Servicer, Loan Sellers or Depositor pursuant to this Agreement. None of the Trustee, the Certificate Administrator, the Servicer or the Special Servicer shall be responsible for the completeness or accuracy of such information (except that the Servicer shall use efforts consistent with Accepted Servicing Practices to correct patent errors).

(d)        With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two Business Days following the related Determination Date, an electronic report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period.

3.19.              Annual Statement as to Compliance. See Sections 13.7 and 13.8.

3.20.              Annual Independent Public Accountants’ Servicing Report. See Section 13.9.

3.21.              Access to Certain Documentation Regarding the Mortgage Loan and Other Information. (a) Upon reasonable advance notice, the Certificate Administrator shall provide reasonable access during its normal business hours at its Corporate Trust Office to certain reports and to information and documentation in its possession regarding the Mortgage Loan to any Privileged Person (other than the Rating Agencies). With respect to each Borrower Related Party, the property manager or its respective agents or Affiliates, such information is limited to the Distribution Date Statement, and shall require the delivery of an Investor Certification in the form of Exhibit J-2 hereto.

(b)        Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies (including without limitation pursuant to clause (a) above) to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with Section 8.14(b). In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such additional information.

(c)        Upon the request of a Certificateholder or any Beneficial Owner or a prospective purchaser of a Certificate that is a QIB and, in any case, has delivered an Investor Certification in the form of Exhibit J-1 hereto to the Depositor and the Certificate Administrator (collectively, the “Rule 144A Information Recipients”), the Certificate Administrator shall make available to the Rule 144A Information Recipients such information as is specified pursuant to Rule 144A(d)(4) under the Act (“Rule 144A Information”), to the extent such Rule 144A Information has been received by the Certificate Administrator. If the Certificate Administrator receives a request for Rule 144A Information in connection with the resale of any Certificate by a Certificateholder or Beneficial Owner, and such Rule 144A Information has not previously been provided to the Certificate Administrator by the Depositor, the Certificate Administrator shall, within three (3) Business Days of receipt of such request, notify the Depositor of such request and identify the Rule 144A Information requested. The Depositor shall use commercially reasonable efforts to provide the requested Rule 144A Information to the Certificate Administrator, to the extent the requested Rule 144A Information is in the Depositor’s possession. The Certificate Administrator shall, within three (3) Business Days of receipt of any additional Rule 144A Information from the Depositor (i) convey such additional requested Rule 144A Information to the requesting Rule 144A Information Recipient and (ii) post such additional requested Rule 144A Information on the Certificate Administrator’s Website.

3.22.              Inspections. The Servicer shall inspect or cause to be inspected the Property not less frequently than once each year commencing in 2017, so long as a Special Servicing Loan Event is not then continuing. The Special Servicer shall inspect or cause to be inspected the Property as soon as practicable following the occurrence of a related Special Servicing Loan Event and annually for so long as a Specially Serviced Loan Event is continuing. The Servicer or the Special Servicer, as applicable, shall further inspect, or cause to be inspected, the Property whenever it receives information that the Property has been materially damaged, left vacant, or abandoned, or if waste is being committed thereto. All such inspections shall be performed in such manner as shall be consistent with Accepted Servicing Practices. The cost of the annual inspections referred to in the first sentence of this paragraph shall be an expense of the Servicer; the cost of all additional inspections referred to in this paragraph shall be a Trust Fund Expense and if paid by the Servicer shall constitute a Property Protection Advance or an Administrative Advance. The Servicer or Special Servicer, as the case may be, shall prepare a written report of inspection and deliver it to the Certificate Administrator and the Senior Pari Passu Companion Loan Holders in electronic format. The Certificate Administrator shall post such report on the Certificate Administrator’s Website pursuant to Section 8.14(b).

3.23.              Advances. (a) In the event that a Monthly Payment (other than any Balloon Payment, but including any Assumed Monthly Payment) or any portion of a Monthly Payment (or Assumed Monthly Payment, as applicable) representing interest and/or principal, if any, on the Trust Loan has not been received by the Business Day immediately prior to the Remittance Date, the Servicer, subject to its determination that such amounts are not Nonrecoverable Advances, shall make an advance on such Remittance Date to the Distribution Account, in an amount equal to the Monthly Payment (or Assumed Monthly Payment, as applicable) or any such portion of such Monthly Payment (or Assumed Monthly Payment, as applicable) representing interest and principal, if any, on the Trust Loan that was delinquent as of the close of the Business Day immediately prior to such Remittance Date (net of the Servicing Fee with respect to the Trust Loan, which shall not be paid to the Servicer until funds in the Collection Account are available for payment of such fee); provided that neither the Servicer nor any other party shall be entitled to interest accrued on the amount of any Monthly Payment Advance with respect to the Trust Loan if the related Monthly Payment (or, if applicable, the Assumed Monthly Payment) in respect of such Trust Loan is received by the Servicer or the Certificate Administrator, as applicable, by 2:00 p.m., New York time, on such Remittance Date. The Servicer shall also advance in respect of each Loan Payment Date following a delinquency in the payment of any Balloon Payment of the Trust Loan or a foreclosure (or acceptance of a deed in lieu of foreclosure or comparable conversion) of the Trust Loan, not later than the related Remittance Date, to the Distribution Account, the amount of any Assumed Monthly Payment deemed due with respect to the Trust Loan on such Loan Payment Date. For the avoidance of doubt, in the event that the amount of interest and principal, if any, due on the Trust Loan is reduced as a result of any modification to the Trust Loan, any future Monthly Payment Advance made with respect to such modified Trust Loan shall be in such amounts as may be required as a result of such reduction. Notwithstanding anything to the contrary herein and subject to the determination of non-recoverability provided in this Section 3.23, in the event that the Property becomes a Foreclosed Property, the Servicer shall continue to make advances as required pursuant to this Section 3.23(a) with respect to each Loan Payment Date following such event in an amount equal to the Monthly Payment or the Assumed Monthly Payment, as applicable, due or deemed due with respect to the Trust Loan on such Loan Payment Date, as if the Property had not become a Foreclosed Property and the Trust Loan continued to be outstanding. If and to the extent such information is not already included in the Distribution Date Statement for the month in which such Monthly Payment Advance is made, the Servicer shall notify the master servicer and trustee with respect to each Companion Loan Securitization Trust of the amount of any Monthly Payment Advance made pursuant to this Section 3.23(a) within two Business Days of making such advance. The Servicer shall maintain a record of each Monthly Payment Advance it has made pursuant to this Section 3.23(a) on the Trust Loan and shall notify the Certificate Administrator thereof in the appropriate CREFC® Reports in order to permit allocation thereof pursuant to Sections 3.4 and 3.5. In the event that the Servicer does not remit any amounts required to be remitted to the Certificate Administrator on each Remittance Date (including any amounts required to be remitted pursuant to Section 3.5 and any required Monthly Payment Advance) to the Certificate Administrator for deposit in the Distribution Account on the Remittance Date, the Servicer shall pay to the Certificate Administrator interest on such amounts at the federal funds rate for the period from and including the Remittance Date to but excluding the Distribution Date or, if earlier, the actual remittance date.

At any time that an Appraisal Reduction Amount exists, the amount that would otherwise be required to be advanced by the Servicer in respect of delinquent payments of interest on the Trust Loan shall be reduced by multiplying such amount by a fraction, the numerator of which is the then outstanding principal balance of the Trust Loan minus the Appraisal Reduction Amount and the denominator of which is the then outstanding principal balance of the Trust Loan.

Notwithstanding the foregoing, at no time shall the Servicer or the Trustee be required to make a Monthly Payment Advance as described in this Section 3.23(a) with respect to the portion of the Trust Loan evidenced by the Trust Notes that have been repurchased from the Trust Fund by the related Loan Seller as contemplated in Section 2.7(b).

Neither the Servicer nor the Trustee shall have any obligation to make Monthly Payment Advances on the Senior Pari Passu Companion Loans.

(b)          Subject to Section 3.23(e), the Servicer shall advance, to the extent it determines that such amount is not non-recoverable, all customary and reasonable out-of-pocket costs and expenses incurred by the Servicer or the Special Servicer in the performance of its servicing obligations, including, but not limited, to the costs and expenses incurred in connection with (i) the preservation, restoration, operation and protection of the Property which, in the Servicer’s sole discretion, exercised in accordance with Accepted Servicing Practices, are necessary to prevent an immediate or material loss to the Trust Fund’s interest in the Property, (ii) the payment of (A) real estate taxes, assessments and governmental charges that may be levied or assessed against the Borrower or any of its Affiliates or the Property or revenues therefrom or which become liens on the Property, (B) ground rents, leasehold rents or other amounts required to be made under any ground leases or air rights leases, (C) insurance premiums and (D) the out-of-pocket costs and expenses of the Servicer or the Special Servicer, as applicable (including, without limitation, reasonable attorneys’ fees and expenses) to the extent not paid by the Borrower that are incurred in connection with a sale of the Mortgage Loan, the negotiation of a workout of the Mortgage Loan, an assumption of the Mortgage Loan or a release of the Property from the lien of the Mortgage, (iii) any enforcement or judicial proceedings, including foreclosures and including, but not limited to, court costs, attorneys’ fees and expenses and costs for third party experts, including Independent Appraisers, environmental and engineering consultants, and (iv) the management, operation and liquidation of the Property if the Property is acquired by the Trust (collectively, “Property Protection Advances”). In addition, subject to Section 3.23(e), the Servicer shall advance Borrower Reimbursable Trust Fund Expenses to the extent not otherwise covered by any Property Protection Advance (collectively, “Administrative Advances”). During the continuation of a Special Servicing Loan Event, the Special Servicer shall give the Servicer and the Trustee not less than five Business Days’ written notice before the date on which the Servicer is requested to make any Property Protection Advance with respect to the Mortgage Loan or Foreclosed Property; provided, however, that only three Business Days’ written notice shall be required in respect of Property Protection Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Protection Advances required to make tax or insurance payments). In addition, the Special Servicer shall provide the Servicer with such information in its possession as the Servicer may reasonably request to enable the Servicer to determine whether a requested Property Protection Advance would constitute a Nonrecoverable Advance.

Notwithstanding anything herein to the contrary, if the Special Servicer requests that the Servicer make an Advance, the Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Advance.

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the Servicer determines that a Property Advance of such amounts would constitute a Nonrecoverable Advance, the Servicer shall deliver notice of such determination to the Trustee, the Certificate Administrator and the Special Servicer. The Servicer (with respect to the Mortgage Loan while it is not a Specially Serviced Loan) or the Special Servicer (with respect to the Specially Serviced Loan or Foreclosed Property) shall determine (in the case of the Special Servicer, with the reasonable assistance of the Servicer, if applicable) whether the payment of such amount (i) is necessary to preserve the Property and (ii) would be in the best interests of the Certificateholders and the Senior Pari Passu Companion Loan Holders, as a collective whole, taking into account the subordination of the Trust B Notes to the A Notes, as if such Certificateholders and Senior Pari Passu Companion Loan Holders constituted a single lender. If the Servicer or the Special Servicer, as applicable, determines that the payment of such amount (i) is necessary to preserve the Property and (ii) would be in the best interests of the Certificateholders and the Senior Pari Passu Companion Loan Holders, the Special Servicer (in the case of a determination by the Special Servicer with respect to the Specially Serviced Loan) shall direct the Servicer in writing to make such payment and the Servicer shall make such payment, to the extent of available funds, from amounts in the Collection Account.

(c)          To the extent the Servicer fails to make an Advance that it is required to make under this Agreement, the Trustee shall be required to make such Advance pursuant to Section 7.6. It is understood that the obligation of the Servicer and the Trustee (pursuant to Section 7.6) to make such Advances is mandatory, subject to the limitations set forth in this Agreement, and shall continue to apply after any modification or amendment of the Trust Loan pursuant to Section 3.24 hereof, beyond the Maturity Date of the Trust Loan if a payment default shall have occurred on such date and through any court appointed stay period or similar payment delay resulting from any insolvency of the Borrower or related bankruptcy, notwithstanding any other provision of this Agreement, other than the requirement of recoverability, and shall continue, subject to the requirement of recoverability, until the earlier of (i) the payment in full of the Trust Loan and (ii) the date on which the Property becomes liquidated.

(d)          Interest on each Advance made by the Servicer or the Trustee shall accrue for each day that such Advance is outstanding at a rate of interest equal to the Prime Rate (the “Advance Rate”) for each such day (or the most recent day on which the Prime Rate was reported, if not reported on such day) on the basis of a year of 360 days and the actual number of days elapsed in a month. If the context requires, each reference to the reimbursement or payment of an Advance also includes, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through but excluding the date of payment or reimbursement. Interest on Advances, if unreimbursed, shall compound annually.

(e)          Notwithstanding any other provision in this Agreement, the Servicer or the Trustee shall be obligated to make an Advance only to the extent that the Servicer or the Trustee, as applicable, has determined that such Advance, together with interest thereon at the Advance

Rate, would not constitute a Nonrecoverable Advance if made. The Trustee and the Servicer, in that order, shall be entitled to reimbursement for any such Advances from the Collection Account and shall obtain such reimbursement in accordance with Section 3.4(d). If the context requires, each reference to the reimbursement or payment of an Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through but excluding the date of payment or reimbursement.

(f)          The determination by the Servicer or the Trustee that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by the delivery of an Officer’s Certificate to the Senior Pari Passu Companion Loan Holders, the Certificate Administrator, the Trustee (if such determination is made by the Servicer), the Servicer (if such determination is made by the Trustee), the Special Servicer and the Directing Holder (during any Subordinate Control Period) detailing the reasons for such determination with supporting documents attached. Such Officer’s Certificate shall be made available to any Privileged Person by the Certificate Administrator by posting such officer’s certificate to the Certificate Administrator’s Website in accordance with Section 8.14(b). The costs of any appraisals, reports or surveys and other information requested by the Servicer or the Trustee establishing an Advance as a Nonrecoverable Advance shall be treated as Trust Fund Expenses, payable from the Collection Account pursuant to Section 3.4(d), and shall constitute a Property Protection Advance or Administrative Advance, as applicable, if paid by the Servicer or the Trustee from its funds. Subject to Section 6.3, the Servicer’s reasonable determination of nonrecoverability in accordance with the above provisions shall be conclusive and binding on the Trustee and the Trustee shall be entitled to rely conclusively thereupon. The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall make such determination in its reasonable business judgment.

(g)          The Servicer and the Trustee are not obligated to advance or pay (i) delinquent scheduled payments with respect to the Senior Pari Passu Companion Loans, (ii) any Balloon Payment with respect to the Trust Loan (but are obligated to advance the related Assumed Monthly Payment in accordance with the terms of this Agreement), (iii) any interest at the Default Rate, (iv) amounts required to cure any damages resulting from Uninsured Causes (except as required pursuant to Section 3.12(c)), any failure of the Property to comply with any applicable law, including any environmental law, or (except in connection with the foreclosure or other acquisition of the Property in accordance with Section 3.12 upon the occurrence of a Loan Event of Default) to investigate, test, monitor, contain, clean up, or remedy an environmental condition present at the Property, (v) any losses arising with respect to defects in the title to the Property or (vi) any costs of capital improvements to the Property other than those necessary to prevent an immediate or material loss to the Trust’s interest in the Property.

3.24.              Modifications of Loan Documents. (a) (i) The Servicer (if no Special Servicing Loan Event has occurred and is continuing) or the Special Servicer (if a Special Servicing Loan Event has occurred and is continuing) may, subject to the rights of the Directing Holder during any Subordinate Control Period or Subordinate Consultation Period, modify, waive or amend any term of the Mortgage Loan if such modification, waiver or amendment (a) is consistent with Accepted Servicing Practices and (b) does not either (i) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code or (ii) constitute a “significant modification” of the Mortgage Loan pursuant to Treasury regulations

Section 1.860G-2(b) (and the Servicer or the Special Servicer, as applicable, may obtain and be entitled to rely upon an Opinion of Counsel in connection with such determination). Notwithstanding anything herein to the contrary, in no event may the Servicer or the Special Servicer permit an extension of the Maturity Date beyond the date that is five years prior to the Rated Final Distribution Date. In connection with (i) the release of the Property or portion thereof from the lien of the Mortgage or (ii) the taking of the Property or portion thereof by exercise of the power of eminent domain or condemnation, if the Loan Documents require the Servicer or the Special Servicer, as applicable, to calculate the loan-to-value ratio of the remaining Property, or the fair market value of the real property constituting the remaining Property, for purposes of REMIC qualification of the Mortgage Loan, then, unless then permitted by the REMIC Provisions, such calculation shall exclude the value of personal property and going concern value, if any, to the extent required by the REMIC regulations.

(b)          All modifications, waivers or amendments of the Mortgage Loan shall be in writing and shall be effected in a manner consistent with Accepted Servicing Practices and the REMIC Provisions. The Servicer or the Special Servicer, as applicable, shall notify the Servicer (if notice is from the Special Servicer), Trustee, Certificate Administrator, the Depositor and, during any Subordinate Control Period or Subordinate Consultation Period, the Directing Holder, in writing, of any modification, waiver or amendment of any term of the Mortgage Loan and the date thereof, and shall deliver to the Certificate Administrator (with a copy to the Trustee and each Senior Pari Passu Companion Loan Holder) an original counterpart of the agreement relating to such modification, waiver or amendment within ten (10) Business Days following the execution or recordation (if applicable) thereof with a copy to the Servicer. In the event the Servicer or Special Servicer, or a court of competent jurisdiction in connection with a workout or proposed workout of the Mortgage Loan, modifies the interest rate applicable to the Mortgage Loan, the aggregate adverse economic effect of the modification (if any) shall be applied to the Certificates, in reverse order of seniority. If the Trust Loan is modified, the Net Trust Loan Rate shall not change for purposes of distributions on the Certificates.

(c)          Subject to Section 3.26 of this Agreement, any modification of any Loan Documents that requires a Rating Agency Confirmation pursuant to the Loan Documents, or any modification that would eliminate, modify or alter the requirement of obtaining such Rating Agency Confirmation in the Loan Documents, shall not be made without the Servicer’s or the Special Servicer’s, as applicable, first receipt of such Rating Agency Confirmation. Such Rating Agency Confirmation shall be obtained at the Borrower’s expense in accordance with the Loan Agreement or, if not so provided in the Loan Agreement or if the Borrower does not pay, at the expense of the Trust Fund.

(d)          Subject to Section 3.26 of this Agreement, prior to implementing any of clauses (vi), (vii), (viii), (ix) or (xi) of the definition of Major Decision, the Servicer or the Special Servicer shall obtain a Rating Agency Confirmation with respect to such Major Decision.

(e)          Notwithstanding the foregoing, the Servicer and (if a Special Servicing Loan Event is continuing) the Special Servicer may, in accordance with Accepted Servicing Practices (without any Rating Agency Confirmation or consent of the Directing Holder), grant the Borrower’s request for consent to subject the Property to a non-material easement, right of way or similar agreement for utilities, access, parking, public improvements or another similar purpose and may consent to subordination of the Mortgage Loan to such easement, right of way or similar agreement.

(f)          Notwithstanding the foregoing, the Servicer shall not permit the substitution of the Property pursuant to the defeasance provisions of the Loan Agreement unless such defeasance complies with Treasury regulations Section 1.860G-2(a)(8)(ii) and the Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the Loan Documents, in an amount sufficient to make all scheduled payments under the Mortgage Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on the Mortgage Loan in compliance with the requirements of the terms of the Loan Documents, (iii) one or more Opinions of Counsel (at the expense of the Borrower) to the effect that the Trustee, on behalf of the Trust, will have a first priority perfected security interest in such substituted Property; provided, however, that, to the extent consistent with the Loan Documents, the Borrower shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the Loan Documents, a single purpose entity shall act as a successor mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the Loan Documents, the Servicer shall use its reasonable efforts to require the Borrower to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor mortgagor, and (vi) to the extent permissible under the Loan Documents, the Servicer shall obtain, at the expense of the Borrower, Rating Agency Confirmation from each Rating Agency (subject to Section 3.26).

(g)          To the extent not required or permitted to be placed in a separate account, the Servicer shall deposit all payments received by it from defeasance collateral substituted for the Property into the Collection Account and treat any such payments as payments made on the Mortgage Loan in advance of its Loan Payment Date, and not as a prepayment of the Mortgage Loan. Notwithstanding anything herein to the contrary, in no event shall the Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days (or 366 days in the case of a leap year).

3.25.              Servicer and Special Servicer May Own Certificates. The Servicer, the Special Servicer and any agent thereof in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Servicer or the Special Servicer or such agent except as otherwise provided herein subject to the restrictions on voting set forth in the definition of Certificateholder.

3.26.              Rating Agency Confirmation. (a) Notwithstanding the terms of any Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires a Rating Agency Confirmation or a written confirmation from a Rating Agency that any action will not cause a downgrade, withdrawal or qualification of the then-current ratings on the Certificates as a condition precedent to such action, if the party (the “Requesting Party”) seeking to obtain such Rating Agency Confirmation or written confirmation has made a request to any Rating Agency for such Rating Agency Confirmation or written confirmation and, within 10 Business Days of such request being sent to the applicable Rating

Agency, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is either declining to review such request or waiving the requirement for Rating Agency Confirmation or written confirmation, then such Requesting Party shall be required to (i) confirm (which may be through direct communication) that the applicable Rating Agency has received the Rating Agency Confirmation or written confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation or written confirmation again, (ii) if there is no response to either such Rating Agency Confirmation or written confirmation request within 5 Business Days of such second request, then (x) with respect to any condition in any Loan Document requiring such Rating Agency Confirmation or such written confirmation, or any other matter under this Agreement relating to the servicing of the Mortgage Loan (other than as set forth in clause (y) below), such requirement to obtain Rating Agency Confirmation or written confirmation from such Rating Agency for such action at such time will not apply, and (y) with respect to a replacement of the Servicer or Special Servicer, such requirement to obtain Rating Agency Confirmation or written confirmation from such Rating Agency for such action at such time will be deemed to be satisfied (provided that granting such request is in accordance with Accepted Servicing Practices), (I) with respect to S&P, if the applicable replacement servicer or special servicer, as applicable, is listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, (II) with respect to KBRA, if KBRA has not cited servicing concerns of the applicable replacement servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securities transaction serviced by the applicable servicer or special servicer prior to the time of determination and (III) with respect to Moody’s, if it has been appointed and currently serves as a servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not publicly cited servicing concerns of the applicable replacement servicer or special servicer, as applicable, as the sole or a material factor any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement servicer or special servicer prior to the time of determination.

Any Rating Agency Confirmation request made by the Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing (which may be in electronic form), which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material the Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, reasonably deems necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b).

Promptly following the Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.26(a) following any requirement to obtain a Rating Agency Confirmation being considered satisfied, the Servicer or Special Servicer, as applicable, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b).

(b)          For all other matters or actions not specifically discussed in Section 3.26(a) above, the applicable Requesting Party shall obtain and deliver Rating Agency Confirmation from each Rating Agency.

3.27.              Miscellaneous Provisions.

(a)          Notwithstanding the terms of the related Loan Documents, the other provisions of this Agreement or the Co-Lender Agreement, with respect to any Senior Pari Passu Companion Loan as to which there exists Companion Loan Securities, if any action relating to the servicing and administration of the Mortgage Loan or any Foreclosed Property (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action will also require delivery of a Companion Loan Rating Agency Confirmation as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Servicer or Special Servicer, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to the Companion Loan Securities will be subject to, will be permitted to be waived by the Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided, that the Servicer or Special Servicer, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterpart (i.e., the master servicer or special servicer, as applicable), the 17g-5 Information Provider’s counterpart, or such other party or parties (as are agreed to by the Servicer or the Special Servicer, as applicable, and the applicable parties for the related Companion Loan Securitization Trust), at the expense of the Companion Loan Securitization Trust to the extent not borne by the Borrower, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation and all materials forwarded to the 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider, and (ii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

3.28.              Companion Loan Intercreditor Matters.

(a)          If, pursuant to Section 2.7, or Section 3.16 of this Agreement, the Trust Loan is, in its entirety, purchased or repurchased from the Trust Fund, the subsequent holder thereof shall be bound by the terms of the Co-Lender Agreement and shall assume the rights and obligations of the holder of the Trust Notes under the Co-Lender Agreement. All portions of the Mortgage File and (to the extent provided under the Loan Purchase Agreement) other documents pertaining to the Trust Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of the Trust Loan in its capacity as the holder of the Trust Notes (as a result of such purchase, repurchase or substitution) and (except for the actual Trust Notes) on behalf of the holders of the Senior Pari Passu Non-Trust Notes that evidence the Senior Pari Passu Companion Loans. Thereafter, such Mortgage File shall be held by the holder of the Trust Notes or a custodian appointed thereby for the benefit thereof, on behalf of itself and the Senior Pari Passu Companion Loan Holders as their interests appear under the Co-Lender Agreement. If the related servicing file is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the Mortgage Loan.

(b)        With respect to a Senior Pari Passu Companion Loan that becomes the subject of an “asset review” (or such analogous term defined in the related Companion Loan Pooling and Servicing Agreement) pursuant to the related Companion Loan Pooling and Servicing Agreement, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Custodian shall reasonably cooperate with the asset representations reviewer or any other party to the Companion Loan Pooling and Servicing Agreement in connection with such asset review by providing the asset representations reviewer or such other requesting party with any documents reasonably requested by the asset representations reviewer or such other requesting party, but only to the extent (i) the requesting party or asset representations reviewer has not been able to obtain such documents from the Loan Sellers or a party to the Companion Loan Pooling and Servicing Agreement and (ii) such documents are in the possession of the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as the case may be. For the avoidance of doubt, none of the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian shall (i) have further obligations for such asset review or be bound by the related Companion Loan Pooling and Servicing Agreement or shall (ii) be obligated to provide such documents if providing such documents would, in its reasonable determination, be a violation of this Agreement or the Co-Lender Agreement.

(c)        Notwithstanding anything in this Agreement to the contrary, but only to the extent required under the Co-Lender Agreement, the Servicer or Special Servicer, as applicable, shall consult with the Senior Pari Passu Companion Loan Holders with respect to any matters with respect to the servicing of the Senior Pari Passu Companion Loans to the extent required under the Co-Lender Agreement. The Servicer or Special Servicer, as applicable, shall deliver reports and notices to the Senior Pari Passu Companion Loan Holders to the extent required under the Co-Lender Agreement.

(d)        The Servicer shall prepare, or cause to be prepared, on an ongoing basis, a statement setting forth:

(i)        the amount of the distribution from the Collection Account allocable to principal, separately identifying the amount of balloon payments, principal prepayments made at the option of the Borrower or other principal prepayments (specifying the reason therefor), net liquidation proceeds and foreclosure proceeds included therein and information on distributions made with respect to the Mortgage Loan;

(ii)         the amount of the distribution from the Collection Account allocable to interest and the amount of interest at the Default Rate actually received with respect to the Mortgage Loan;

(iii)        the amount of the distribution to the Senior Pari Passu Companion Loan Holders, separately identifying the non-default interest, principal and other amounts included therein, and if the distribution to the Senior Pari Passu Companion Loan Holders is less than the full amount that would be distributable to such Senior Pari Passu Companion Loan Holders if there were sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the Mortgage Loan;

(iv)        the principal balance of each Note after giving effect to the distribution of principal as of the end of the related Collection Period; and

(v)         the amount of the servicing compensation paid to the Servicer and the Special Servicer with respect to the most recent Distribution Date, showing separately the Servicing Fee, the Special Servicing Fee, the Work-out Fee and the Liquidation Fee.

Not later than each Remittance Date, the Servicer shall make the foregoing statement available to the Senior Pari Passu Companion Loan Holders by electronic means.

(e)          At any time that a Senior Pari Passu Companion Loan is included as an asset of a Companion Loan Securitization Trust and provided that the applicable parties hereto have received written notice (which may be by email) thereof including contact information for the master servicer and special servicer with respect to such Companion Loan Securitization Trust, all notices, reports, information or other deliverables required to be delivered to the related Senior Pari Passu Companion Loan Holder pursuant to this Agreement or the Co-Lender Agreement shall be delivered to the master servicer and special servicer of such Companion Loan Securitization Trust (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Companion Loan Pooling and Servicing Agreement) and, when so delivered to such master servicer and special servicer, the party hereto that is obligated under this Agreement or the Co-Lender Agreement to deliver such notices, reports, information or other deliverables shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Co-Lender Agreement.

3.29.              Additional Matters with Respect to the Mortgage Loan.

(a)         In the event that only one Loan Seller (a “Repurchasing Seller”) repurchases its respective Notes (each, a “Repurchased Note”) in accordance with Section 2.7 hereof and Section 8 of the Loan Purchase Agreement:

(i)          The provisions of this Section 3.29 shall apply with respect to the servicing and administration of the Mortgage Loan (and the Loan Sellers have agreed to such provisions in the Loan Purchase Agreement) until such time as all of the Trust Notes are repurchased or otherwise no longer part of the Trust, and the related successor holders thereof and the Senior Pari Passu Companion Loan Holders have entered into a servicing agreement with respect to the Mortgage Loan in accordance with the Co-Lender Agreement.

(ii)          Custody of the respective Loan Documents shall be held exclusively by the Custodian, and record title under the respective Loan Documents shall be held exclusively by the Trustee, on behalf of the Certificateholders, as provided under this Agreement (subject to the rights of the Senior Pari Passu Companion Loan Holders with respect to the Senior Pari Passu Companion Loans), except that the Repurchasing Seller shall hold and retain title to its original Repurchased Note and any related endorsements thereof.

(iii)         Payments from the Borrower or any other amounts received with respect to each Note shall be collected as provided in this Agreement by the Servicer and shall be applied to each Note in accordance with this Co-Lender Agreement and this Agreement, subject to Section 3.29(a)(iv). Payments or any other amounts received with respect to the related Repurchased Note shall be held in trust by the Servicer for the benefit of the Repurchasing Seller and remitted (net of its pro rata share of any Servicing Fees, Special Servicing Fees, Certificate Administrator Fees (including that portion of the Certificate Administrator Fees that represents the Trustee Fees, which are payable to the Trustee) and any Trust Fund Expenses) to the Repurchasing Seller or its designee by the Servicer on or before each Distribution Date pursuant to instructions provided by the Repurchasing Seller and deposited and applied in accordance with this Agreement, subject to Section 3.29(a)(iv). In the event that the Property becomes Foreclosed Property, payments or any other amounts received with respect to the Mortgage Loan shall be collected and shall be applied pro rata to each related Note (net of its pro rata share of any Servicing Fees, Special Servicing Fees, Certificate Administrator Fees (including that portion of the Certificate Administrator Fees that represents the Trustee Fees, which are payable to the Trustee), CREFC® Intellectual Property Royalty License Fees, and any other Trust Fund Expenses) based on its respective principal balance, subject to Section 3.29(a)(iv).

(iv)         In the event that the Servicer or the Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under the Mortgage Loan at any particular time, the Repurchasing Seller shall be entitled to receive from the Servicer an amount equal to the Repurchasing Seller’s allocable share (based upon its respective principal balance) of such payment as determined in accordance with the terms of the Co-Lender Agreement and this Agreement. All expenses, losses and shortfalls including, without limitation, losses of principal or interest, Advances that have been declared Nonrecoverable Advances, interest on Advances, Special Servicing Fees, Work-out Fees and Liquidation Fees (including any such fees related to the related Notes) and other Trust Fund Expenses, will be allocated between the holders of the Notes in accordance with the Co-lender Agreement, provided, however, such allocation shall not limit the Trustee’s, Certificate Administrator’s, Servicer’s or Special Servicer’s rights to full reimbursement of such expenses, losses and shortfalls under this Agreement.

(v)          For so long as the Mortgage Loan shall be serviced by the Servicer or the Special Servicer in accordance with this Agreement, the Servicer or the Special Servicer,

as applicable, on behalf of the holders thereof shall administer the Mortgage Loan consistent with the terms of this Agreement. The Repurchasing Seller shall not be permitted to terminate the Servicer or Special Servicer as servicer or special servicer of the related Repurchased Note. All rights of the mortgagee under the Mortgage Loan will be exercised by the Servicer or Special Servicer, on behalf of the Trust to the extent of its interest therein, the Senior Pari Passu Companion Loan Holders and on behalf of the Repurchasing Seller to the extent of its interest therein (as a collective whole) in accordance with this Agreement.

(vi)         Funds collected by the Servicer or the Special Servicer, as applicable, and applied to the Notes shall be deposited and disbursed in accordance with the provisions hereof. Compensation shall be paid to the Trustee, Certificate Administrator, Servicer, Special Servicer and CREFC® with respect to the related Repurchased Note as provided in this Agreement. None of the Trustee, the Certificate Administrator, the Servicer or the Special Servicer shall have any obligation to make any Monthly Payment Advance on the Trust Loan with respect to the related Repurchased Note. The Servicer, Certificate Administrator and the Special Servicer shall have no reporting requirement with respect to the related Repurchased Note other than that the holder of the related Repurchased Note, subject to delivery by such holder of an Investor Certification, shall be entitled to receive any and all reports and have access to any and all information that a Certificateholder would otherwise have under the terms of this Agreement.

(vii)        If any Note is considered a Specially Serviced Loan, then each Note shall be a Specially Serviced Loan under this Agreement and the Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the Repurchasing Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Work-out Fee or Liquidation Fee that would be payable to the Special Servicer under this Agreement.

(viii)      The Repurchased Note shall not be considered a Trust Note for purposes of exercising any of the consent or consultation provisions of the Co-Lender Agreement but shall be entitled to the consultation rights granted to holders of Senior Pari Passu Non-Trust Notes.

(b)          If (A) the Servicer pays any amount to the Repurchasing Seller pursuant hereto in the belief or expectation that a related payment has been made or will be received or collected in connection with any or all of the Notes and (B) such payment is not received or collected by the Servicer, then the Repurchasing Seller will promptly on demand by the Servicer return such amount to the Servicer. If the Servicer determines at any time that any amount received or collected by the Servicer in respect of the Mortgage Loan must be returned to the Borrower or paid to any other Person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, the Servicer shall not be required to distribute any portion thereof to the Repurchasing Seller, and the Repurchasing Seller will promptly on demand by the Servicer repay, which obligation shall survive the termination of this Agreement, any portion thereof that the Servicer may have distributed to the Repurchasing Seller, together with interest thereon at such rate, if any, as the Servicer may pay to the Borrower or such other Person or entity with respect thereto.

(c)          Subject to this Agreement, the Servicer, or the Special Servicer, as applicable, on behalf of the holders of the Repurchased Note, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding the Mortgage Loan, and (ii) enforce the Loan Documents as provided hereunder. Without limiting the generality of the preceding sentence, the Servicer, or Special Servicer, as applicable, may provide consent to any action or inaction under the Loan Documents, agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of the Borrower on or any guarantor of the Mortgage Loan without the consent of the Repurchasing Seller, subject, however, to Section 3.24.

(d)          In taking or refraining from taking any action permitted hereunder, the Servicer and the Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Mortgage Loan as is consistent with this Agreement; and shall only be liable to the Repurchasing Seller to the same extent as set forth herein as it is liable to the Trust.

(e)          In the event that the Trustee or the Servicer has made a Property Protection Advance or an Administrative Advance with respect to the Mortgage Loan that would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the Repurchasing Seller shall reimburse the Trustee, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, in an amount equal to its pro rata share (based upon its respective principal balance) of such Nonrecoverable Advance and accrued interest thereon at the Advance Rate. To the extent that the Repurchasing Seller reimburses any such Nonrecoverable Advances and such amounts are subsequently recovered by the Trust, the Repurchasing Seller shall receive a reimbursement from such recovery to the same extent. If less than 100% of the Nonrecoverable Advances are reimbursed by or on behalf of the Borrower, the Servicer shall reimburse the Trust and the Repurchasing Seller on a pro rata basis from such amounts received from the Borrower. Notwithstanding anything herein to the contrary, including, but not limited to the Repurchasing Seller’s reimbursement obligation described herein, the Trustee or Servicer shall have a right to reimbursement of any amounts advanced under Section 3.4(d) for the full Nonrecoverable Advance and interest thereon at the Advance Rate. Notwithstanding anything to the contrary contained herein, the total liability of the Repurchasing Seller shall not exceed an amount equal to its pro rata share (based upon its respective principal balance) of the aggregate Mortgage Loan obligations.

(f)          The Repurchasing Seller shall have the right to assign the related Repurchased Note; provided that the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

(g)          The Servicer and the Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the Accepted Servicing Practices to execute and deliver, on behalf of the Repurchasing Seller as a holder of a pari passu interest in the Mortgage Loan, any and all documents and instruments necessary to maintain the lien created by the Mortgage or other security document related to the Mortgage Loan or the Property and related collateral, any and all modifications, waivers, amendments or consents to or with respect to the Loan Documents, and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the Property all in accordance with, and subject to, the terms of this Agreement. The Repurchasing Seller agrees to furnish, or cause to be furnished, to the Servicer and the Special Servicer any powers of attorney or other documents necessary or appropriate to enable the Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to the Mortgage Loan; provided, however, that the Repurchasing Seller shall not be liable, and shall be indemnified by the Servicer or the Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by the Servicer or the Special Servicer, as the case may be; and further provided that the Servicer or the Special Servicer, without the written consent of the Repurchasing Seller, shall not initiate any action in the name of the Repurchasing Seller without indicating its representative capacity that actually causes the Repurchasing Seller to be registered to do business in any state.

(h)          The Repurchasing Seller agrees to deliver to the Servicer or the Special Servicer, as applicable the Loan Documents related to the related Repurchased Note or related Repurchased Notes, as applicable, any receipt for release and any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of the Property or to any legal action or to enforce any other remedies or rights provided by the Note(s) or the Mortgage or otherwise available at law or equity with respect to the related Repurchased Note.

The rights granted to the Repurchasing Seller under this Section 3.29 shall in all respects be subject to the general rights, indemnification in favor of the Certificate Administrator, Trustee, Servicer and Special Servicer, protections, limitations on liability and immunities granted to the parties in this Agreement (including, but not limited to, Section 6.3) and this Section 3.29 shall not be construed to limit such indemnification in favor of the Certificate Administrator, Trustee, Servicer and Special Servicer rights, protections, limitations on liability and immunities which shall apply to all the Notes, including the Repurchased Note.

4.          PAYMENTS AND STATEMENTS TO CERTIFICATEHOLDERS

4.1.              Distributions. (a) On each Distribution Date, to the extent of Available Funds (after giving effect to the allocations required pursuant to Section 4.1(g)), amounts held in the Distribution Account shall be withdrawn and paid in the following amounts:

first, to the holders of the Class A and Class X Certificates, on a pro rata basis (based on each Class’s respective Interest Distribution Amount for such Distribution Date) in each case, in respect of interest, up to such Interest Distribution Amount for such Class and such Distribution Date;

second, to the holders of the Class A Certificates, in reduction of the Certificate Balance thereof, in an amount equal to the Principal Distribution Amount for such Class and such Distribution Date until the Certificate Balance thereof is reduced to zero;

third, to the holders of the Class A Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

fourth, to the holders of the Class B Certificates, in respect of interest, up to the Interest Distribution Amount for such Class and such Distribution Date;

fifth, to the holders of the Class B Certificates, in reduction of the Certificate Balance thereof, in an amount equal to the Principal Distribution Amount for such Class and such Distribution Date until the Certificate Balance thereof is reduced to zero;

sixth, to the holders of the Class B Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

seventh, to the holders of the Class C Certificates, in respect of interest, up to the Interest Distribution Amount for such Class and such Distribution Date;

eighth, to the holders of the Class C Certificates, in reduction of the Certificate Balance thereof, in an amount equal to the Principal Distribution Amount for such Class and such Distribution Date until the Certificate Balance thereof is reduced to zero;

ninth, to the holders of the Class C Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

tenth, to the holders of the Class D Certificates, in respect of interest, up to the Interest Distribution Amount for such Class and such Distribution Date;

eleventh, to the holders of the Class D Certificates, in reduction of the Certificate Balance thereof, in an amount equal to the Principal Distribution Amount for such Class and such Distribution Date until the Certificate Balance thereof is reduced to zero;

twelfth, to the holders of the Class D Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

thirteenth, to the holders of the Class E Certificates, in respect of interest, up to the Interest Distribution Amount for such Class and such Distribution Date;

fourteenth, to the holders of the Class E Certificates, in reduction of the Certificate Balance thereof, in an amount equal to the Principal Distribution Amount for such Class and such Distribution Date until the Certificate Balance thereof is reduced to zero;

fifteenth, to the holders of the Class E Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

sixteenth, to the holders of the Class F Certificates, in respect of interest, up to the Interest Distribution Amount for such Class and such Distribution Date;

seventeenth, to the holders of the Class F Certificates, in reduction of the Certificate Balance thereof, in an amount equal to the Principal Distribution Amount for such Class and such Distribution Date until the Certificate Balance thereof is reduced to zero;

eighteenth, to the holders of the Class F Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates; and

nineteenth, to the holders of the Class R Certificates (in respect of the Class UT-R Interest), any remaining amounts.

In no event will any Class of Certificates receive distributions in reduction of its Certificate Balance (i) that in the aggregate exceed the original Certificate Balance of such Class or (ii) prior to the reduction of the Certificate Balance of each Class of Certificates with an earlier alphabetical designation to such Class to zero. The Notional Amount of the Class X Certificates will be reduced by the amount of reduction in the aggregate Certificate Balance of the Class A, Class B and Class C Certificates.

(b)          On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of principal or reimbursement of Realized Losses in an amount equal to the amount of principal or reimbursement of Realized Losses actually distributable to its respective Related Certificates as provided in Sections 4.1(a) and 4.1(g). On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of interest in an amount equal to the sum of the Interest Distribution Amount and Interest Shortfall in respect of its Related Certificates and in the case of the Class LA, Class LB and Class LC Uncertificated Interests, the Interest Distribution Amount and Interest Shortfall in respect of the Class X Certificates relating to the corresponding Class X Component, to the extent actually distributable thereon as provided in Section 4.1(a). Amounts distributable pursuant to this paragraph and any Yield Maintenance Premiums distributed pursuant to Section 4.3(b) are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be deemed to be made by the Certificate Administrator by being deemed to deposit such Lower-Tier Distribution Amount into the Upper-Tier Distribution Account on each Distribution Date.

As of any date, the principal balance of each Uncertificated Lower-Tier Interest shall equal its Lower-Tier Principal Amount. The Pass-Through Rate with respect to each Uncertificated Lower-Tier Interest shall be the rate per annum set forth in the Introductory Statement hereto.

Any amount that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount shall be distributed to the Holders of the Class R Certificates (in respect of the Class LT-R Interest, but only to the extent of the amount remaining in the Lower-Tier Distribution Account, if any).

Distributions to the Class R Certificateholders (in respect of the Class LT-R Interest) from the Lower-Tier Distribution Account and to the Class R Certificate holders (in respect of the Class UT-R Interest) and to other Certificateholders from the Upper-Tier Distribution Account on each Distribution Date shall be made by the Certificate Administrator to each Certificateholder of record on the related Record Date (other than as provided in Section 10.1 in respect of the final distribution), by wire transfer in immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date.

(c)          All amounts distributable to a Class of Certificates pursuant to Section 4.1(a) on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date to each Certificateholder of record at the close of business on the related Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

(d)          The Certificate Administrator shall, as soon as reasonably possible after notice thereof by the Servicer to the Certificate Administrator that the final distribution with respect to any Class of Certificates is expected to be made, post a notice on the Certificate Administrator’s Website pursuant to Section 8.14(b), deliver such notice to the 17g-5 Information Provider (who shall post such notice on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)) and mail to each Holder of such Class of Certificates on such date a notice to the effect that:

(i)           the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates shall be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified; and

(ii)          if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificate from and after the Certificate Interest Accrual Period related to such Distribution Date.

(e)          Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. All such amounts shall be held by the Certificate Administrator in trust in accordance herewith until the expiration of a two-year period following such second notice, notwithstanding any termination of the Trust Fund. Subject to applicable state escheatment laws, if within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall hold all amounts distributable to the Holders thereof for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund, at which time such amounts shall be distributed to the Depositor. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.1(e). Any such amounts transferred to the Certificate Administrator may, but need not be, invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator. In the event the Certificate Administrator is permitted or required to invest any amounts in Permitted Investments under this Agreement, whether in its capacity as Certificate Administrator or in the event of its assumption of the duties of, or becoming the successor to, the Servicer or the Special Servicer, as applicable, in accordance with the terms of this Agreement, it shall invest such amounts in Permitted Investments under clause (i) of the definition of Permitted Investments.

(f)          The Certificate Administrator shall be responsible for the calculations with respect to distributions from the Trust so long as the Trust Fund has not been terminated in accordance with this Agreement. The Certificate Administrator shall have no duty to recompile, recalculate or verify the accuracy of information provided to it by the Servicer pursuant to Section 3.18(a) and, in the absence of manifest error in such information, may conclusively rely upon it.

(g)          On each Distribution Date, Realized Losses allocated to the Trust Loan shall be allocated to reduce the Certificate Balance of each Class of Sequential Pay Certificates in the following order:

first, to the Class F Certificates;

second, to the Class E Certificates;

third, to the Class D Certificates;

fourth, to the Class C Certificates;

fifth, to the Class B Certificates; and

sixth, to the Class A Certificates;

in each case until the Certificate Balance of the related Class has been reduced to zero.

On any Distribution Date, allocations of Realized Losses to any Class of Sequential Pay Certificates (or portion thereof) that corresponds to a Class X Component shall result in a corresponding reduction in the Notional Amount of the Class X Certificates on the same Distribution Date. Allocations of Realized Losses to any Class of Sequential Pay Certificates shall be deemed to result in a corresponding reduction of the Lower-Tier Principal Amount of the Related Uncertificated Lower-Tier Interest.

To the extent any Realized Losses are subsequently recovered, the amount of such recovery shall be reimbursed to the Certificateholders in the following order: first, to the Class A Certificates, second, to the Class B Certificates, third, to the Class C Certificates, fourth, to the Class D Certificates, fifth, to the Class E Certificates and sixth, to the Class F Certificates (and the Related Uncertificated Lower-Tier Interests), in each case up to the amount of any Realized Losses, if any, that have been allocated to such Class of Certificates.

4.2.              Withholding Tax. (a) Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements with respect to payments to Certificateholders or any payee that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. In the event the Certificate Administrator withholds any amount from interest payments or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, amounts so withheld shall be treated as having been entirely distributed to such Certificateholder or payee, and the Certificate Administrator shall indicate the amount withheld to such Certificateholder or payee through a report.

(b)      Each Beneficial Owner and Certificateholder, by the purchase of a Certificate or its acceptance of a beneficial interest therein, acknowledges that interest on the Certificates will be treated as United States source interest, and, as such, United States withholding tax may apply. Each such Beneficial Owner and Certificateholder further agrees, upon request, to provide any certifications that may be required under applicable law, regulations or procedures to evidence its status for United States withholding tax purposes and understands that if it ceases to satisfy the foregoing requirements or provide requested documentation, payments to it under the Certificates may be subject to United States withholding tax (without any corresponding gross-up). Without limiting the foregoing, if a payment made under this Agreement would be subject to United States federal withholding tax imposed by FATCA if the recipient of such payment were to fail to comply with FATCA (including the requirements of Sections 1471(b) or 1472(b) of the Code, as applicable), such recipient shall deliver to the Certificate Administrator, with a copy to the Trustee, at the time or times prescribed by the Code and at such time or times reasonably requested by the Certificate Administrator or the Trustee, such documentation prescribed by the Code (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Trustee or the Certificate Administrator to comply with their respective obligations under FATCA, to determine that such recipient has complied with such recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

4.3.              Allocation and Distribution of Yield Maintenance Premiums. (a) On any Distribution Date, any Yield Maintenance Premiums collected in respect of the Trust Loan during the related Collection Period shall be distributed to the holders of each Class of Certificates (other than the Class R Certificates) in the following manner: (i) the Certificateholders of each Class of Sequential Pay Certificates shall be entitled to receive on each Distribution Date, an amount of Yield Maintenance Premiums for the Trust Loan prepayments, in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such Class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Certificates representing principal payments collected in respect of the Trust Loan on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment on such Class of Certificates, and (z) the Yield Maintenance Premiums collected during the related Collection Period, and (ii) any Yield Maintenance Premiums collected during the related Collection Period remaining after such distributions will be distributed to the Class X Certificates. If there is more than one such Class of Certificates entitled to distributions of principal on any particular Distribution Date on which Yield Maintenance Premiums are distributable, the aggregate amount of such Yield Maintenance Premiums shall be allocated among all such Classes of Certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

(b)          All Yield Maintenance Premiums distributable pursuant to Section 4.3(a) shall first be deemed to have been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Class LA Uncertificated Interest (whether or not the Lower-Tier Principal Amount of such Uncertificated Lower-Tier Interest has been reduced to zero).

4.4.               Statements to Certificateholders. (a) On each Distribution Date, based on information provided by the Servicer and the Special Servicer, as applicable, the Certificate Administrator shall prepare in accordance with CREFC® guidelines as of the Closing Date and forward or make available through its internet website, which is located at www.ctslink.com to any Privileged Person (including for this purpose, the property manager, Borrower Related Parties and any of their respective Affiliates), a statement, prepared by the Certificate Administrator, based upon information supplied to it by the Servicer and the Special Servicer, as applicable (with respect to items not prepared by the Certificate Administrator, to the extent such items were delivered to the Certificate Administrator in a readable, uploadable, un-corrupted and un-locked electronic format), in respect of the distributions on such Distribution Date (a “Distribution Date Statement”) setting forth:

(i)           for each Class of Certificates (other than the Class R Certificates) (A) the amount of the distributions made on such Distribution Date allocable to interest at the Pass-Through Rate and/or the amount allocable to principal (separately identifying the amount of any principal payments (and specifying the source of such payments)) and (B) the amount of any Yield Maintenance Premiums collected on the Trust Loan allocable to each Class of Certificates;

(ii)          if the amount of the distributions to the Holders of any Class of Certificates was less than the full amount that would be distributable to such Holders if there were sufficient Available Funds, the amount of the shortfall allocable to such Class, stating separately amounts allocable to principal and interest;

(iii)         the amount of any Monthly Payment Advance on the Trust Loan for such Distribution Date;

(iv)         the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates after giving effect to any distribution in reduction of the Certificate Balance or Notional Amount, as the case may be, on such Distribution Date;

(v)          the principal balance of the Trust Loan and the Senior Pari Passu Companion Loans as of the end of the Collection Period for such Distribution Date;

(vi)         the aggregate amount of Unscheduled Payments (and the source of such payments) made during the related Collection Period and the aggregate amount of such payments allocable to the Trust Loan;

(vii)        identification of any Loan Event of Default or any Special Servicing Loan Event, any Servicer Termination Event or Special Servicer Termination Event under this Agreement that in either case has been declared as of the close of business on the second Business Day prior to the end of the immediately preceding calendar month;

(viii)       the amount of compensation (other than the Servicing Fee) paid to the Servicer and the Special Servicer with respect to such Distribution Date, separately listing any Liquidation Fees or Work-Out Fees and any other Borrower charges retained by the Servicer or the Special Servicer and the amount of compensation paid to the Servicer, the Special Servicer, CREFC®, the Certificate Administrator and the Trustee, separately listing the Certificate Administrator Fee (including the Trustee Fee), the CREFC® License Fee and the Special Servicing Fee;

(ix)         the number of days the Borrower is delinquent in the event that the Borrower is delinquent at least 30 days and the date upon which any foreclosure proceedings have been commenced;

(x)          notification if the Property (or any portion thereof) has become a Foreclosed Property as of the close of business on the Loan Payment Date immediately preceding such Distribution Date;

(xi)         information with respect to any declared bankruptcy of the Borrower;

(xii)        as to any item of Collateral released, liquidated or disposed of during the preceding Collection Period, the identity of such item and the amount of proceeds of any liquidation or other amounts, if any, received therefrom during the related Collection Period;

(xiii)       [reserved];

(xiv)       the aggregate amount of all Advances, if any, not yet reimbursed, and the amount of interest paid on Advances since the prior Distribution Date (and the amount of interest at the Default Rate, if any, used to pay such interest on Advances);

(xv)        the amount of any reimbursement of Nonrecoverable Advances paid to the Servicer;

(xvi)       a report identifying any Appraisal Reduction Amount;

(xvii)      the amount of interest at the Default Rate, if any, and late payment charges, if any, paid by the Borrower during the related Collection Period;

(xviii)     the aggregate amount of Borrower Reimbursable Trust Fund Expenses; and

(xix)       an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period to the extent provided to the Certificate Administrator by the Special Servicer per Section 3.18(d) hereof.

The Certificate Administrator, the Servicer and the Special Servicer may agree to enhance the reporting requirements of the Distribution Date Statement without Certificateholder approval.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate upon written request to the Certificate Administrator, a statement containing the information set forth in clauses (i), (ii), (iv) and (viii) above as to the applicable Class, aggregated for such calendar year or applicable portion of such year during which such Person was a Certificateholder, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder or beneficial owner of a Certificate reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

(b)          The Certificate Administrator shall make available to Privileged Persons on each Distribution Date, pursuant to Section 8.14(b), (i) the CREFC® Reports with respect to such Distribution Date received from the Servicer pursuant to Section 3.18(a) and (ii) when received from the Special Servicer, the summary of the Asset Status Report received from the Special Servicer pursuant to Section 3.10. The Certificate Administrator’s obligation to provide such information to Certificateholders and others shall be contingent on the Certificate Administrator’s receipt of such information from the Servicer and the Special Servicer, as applicable. The Certificate Administrator shall be entitled to rely on such information provided to it by the Servicer or the Special Servicer without independent verification. To the extent that the information required to be furnished by the Servicer is based on information required to be provided by the Borrower or the Special Servicer, the Servicer’s obligation to furnish such information to the Certificate Administrator shall be contingent on its receipt of such information from the Borrower or the Special Servicer, as applicable. To the extent that information required to be furnished by the Special Servicer is based on information required to be provided by the Borrower, the Special Servicer’s obligation to furnish such information shall be contingent upon its receipt of such information from the Borrower. The Servicer, the Special Servicer and the Certificate Administrator shall be entitled to rely on information supplied by the Borrower without independent verification.

The Certificate Administrator shall, to the extent provided to it by the Servicer in electronic format, make available to Privileged Persons pursuant to Section 8.14(b) reports or analyses of net operating income from the Property. Such net operating income reports or analyses shall be prepared pursuant to Section 3.18 hereof by the Servicer in CREFC® format based on the quarterly, annual and periodic statements and rent rolls with respect to the Property obtained by the Servicer from the Borrower.

If so authorized by the Depositor, the Certificate Administrator may make available on its internet website to the Initial Purchasers, the Servicer, the Special Servicer and each Certificateholder certain other information with respect to the Mortgage Loan (subject to the limitations of Section 3.18) and will provide such information to the 17g-5 Information Provider (who shall post it to the 17g-5 Information Website pursuant to Section 8.14(b)).

In addition, the Certificate Administrator shall make available on its website such information as set forth in Section 8.14(b) herein.

4.5.              Investor Q&A Forum; Investor Registry and Rating Agency Q&A Forum. (a) The Certificate Administrator shall make available, only to Privileged Persons (which for this purpose excludes Borrower Related Parties, the Manager and their respective agents or affiliates who provided the Certificate Administrator with an Investor Certification in the form of Exhibit J-2 hereto), the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and Beneficial Owners who provide the Certificate Administrator with an Investor Certification in the form of Exhibit J-1 may submit questions to the Certificate Administrator relating to the Distribution Date Statement, or submit questions to the Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to Section 8.14(b)(ii)(B), the Trust Loan or the Property (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. The Certificate Administrator may conclusively rely on such Investor Certification and may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures. Upon receipt of an Inquiry for the Servicer or the Special Servicer, the Certificate Administrator shall forward the Inquiry to the Servicer or Special Servicer, as applicable, in each case via email within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Servicer or Special Servicer shall be by email to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate

Administrator’s Website. If the Certificate Administrator, the Servicer or the Special Servicer determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust Fund and/or the Certificateholders and the Senior Pari Passu Companion Loan Holders, (iii) answering any Inquiry would be in violation of applicable law, the Loan Documents or this Agreement, (iv) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, (vi) answering any Inquiry would result in the disclosure of Privileged Information or communications between the Directing Holder and the Special Servicer, (vii) answering any Inquiry would result in the disclosure of Privileged Information or communications between the Directing Holder and the Special Servicer, (viii) answering any Inquiry is otherwise, for any reason, not advisable or (ix) answering any Inquiry would violate the applicable confidentiality provisions, it shall not be required to answer such Inquiry and, in the case of the Servicer or the Special Servicer, shall promptly notify the Certificate Administrator of such determination. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Trust and Servicing Agreement provides that the Certificate Administrator, the Servicer and the Special Servicer shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Trust and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders and the Senior Pari Passu Companion Loan Holders, (iii) answering any Inquiry would be in violation of applicable law or the Loan Documents, (iv) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, (vi) answering any Inquiry is otherwise, for any reason, not advisable or (vii) answering any Inquiry would violate the applicable confidentiality provisions, no inference should be drawn from the fact that the Certificate Administrator, the Servicer or the Special Servicer has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Initial Purchasers or any of their respective Affiliates. None of the Initial Purchasers, the Depositor, the Trustee, the Servicer, the Special Servicer or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website. The Special Servicer shall not post or otherwise disclose direct communications with the Directing Holder as part of its response to any Inquiries; provided, that the Certificate Administrator shall have no obligation to review any inquiry or answer received by it for posting to the Investor Q&A Forum to determine if such inquiry or answer contains any such direct communication with the Directing Holder, or otherwise to consult with the party from whom such Inquiry or answer is received to confirm the same, and the Certificate Administrator shall have no liability in connection with its posting to the Investor Q&A Forum of any Inquiry or answer containing such direct communication. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website.

(b)          The Certificate Administrator shall make available to any Certificateholder and any Beneficial Owner, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain information with respect to any other Certificateholder or Beneficial Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other persons entitled to access the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)          Certain information concerning the Mortgage Loan, the Trust Loan and the Certificates, including the Distribution Date Statements, CREFC® Reports and supplemental notices, shall be provided by the Certificate Administrator to certain market data providers upon the consent of the Depositor, and upon receipt by the Certificate Administrator from such person of a certification in the form of Exhibit J-3 hereto, which certification may be submitted electronically via the Certificate Administrator’s Website. The Depositor hereby consents to the provision of such information to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com and Markit Group Limited, and the provision of such information shall not constitute a breach of this Agreement by the Certificate Administrator.

(d)          The 17g-5 Information Provider shall make available, only to the Depositor and to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, (ii) submit inquiries electronically to the 17g-5 Information Provider to forward to the Servicer or the Special Servicer, as applicable, relating to the reports prepared by such parties, the Mortgage Loan or the Property (each such submission identified in sub-clauses (i) and (ii) hereof, a “Rating Agency Inquiry”) or (iii) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto. Upon receipt of a Rating Agency Inquiry for the Servicer, the Special Servicer or the Certificate Administrator, the 17g-5 Information Provider

shall forward the Rating Agency Inquiry to the appropriate person, in each case within a commercially reasonable period of time following receipt thereof. Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by email to the 17g-5 Information Provider. The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry and the related response (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool. If the Certificate Administrator, the Servicer or the Special Servicer determines, in its respective sole discretion, that (I) answering any Rating Agency Inquiry would be in violation of applicable law, the Accepted Servicing Practices, this Agreement or the Loan Documents, (II) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product of, any counsel engaged by the Certificate Administrator, the Servicer or the Special Servicer, as applicable, or (III) (A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Servicer or the Special Servicer, as applicable, determines in accordance with the Accepted Servicing Practices (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g-5 Information Provider by email of such determination. The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider will not be liable for the failure by any other such Person to answer any such Rating Agency Inquiry. Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO. Answers posted on the Rating Agency Q&A Forum and Document Request Tool shall be attributable only to the respondent, and shall not be deemed to be answers from any other person. None of the Initial Purchasers, the Depositor, or any of their respective Affiliates shall certify to any of the information posted in the Rating Agency Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

5.          THE CERTIFICATES

5.1.              The Certificates. (a) The Certificates shall be issued in substantially the respective forms set forth as Exhibits A-1 through A-8 hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

(b)          The Certificates of each Class of Sequential Pay Certificates shall be issued in minimum denominations of $100,000 and in integral multiples of $1 in excess thereof. The Class X Certificates shall be issued, maintained and transferred only in minimum denominations of authorized initial notional amount of not less than $1,000,000 and in integral multiples of $1 in excess thereof. The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof.

(c)          One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

5.2.              Form and Registration. (a) Each Class of the Certificates (other than the Class R Certificates) sold in offshore transactions in reliance on Regulation S under the Act shall be initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of the Euroclear System (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream”). Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class (a “Regulation S Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.3(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(b)          Certificates of each Class (other than the Class R Certificates) offered and sold to QIBs in reliance on Rule 144A under the Act (“Rule 144A”) shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate” and, together with the Temporary Regulation S Global Certificates and the Regulation S Global Certificates, the “Global Certificates”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Rule 144A Global Certificate.

(c)          The Certificates of each Class (other than the Class R Certificates) sold to Institutional Accredited Investors in the United States that are not QIBs (which is only permitted in connection with the initial issuance) shall be in the form of Definitive Certificates (the “Non-Book Entry Certificates”), substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners.

(d)          Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within 90 days of such notice or (ii) the Certificate Administrator or the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Certificate Administrator or the Trustee, as the case may be, has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

5.3.               Registration of Transfer and Exchange of Certificates. (a) The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacity, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Trustee, the Servicer and the Special Servicer any notices from the Certificateholders.

(b)          Subject to the restrictions on transfer set forth in this Article 5, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)          Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit C hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate

Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)          Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit D hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, (B) that the Certificate being transferred is not a “restricted security” as defined in Rule 144 under the Act or (C) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Global Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)          Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate, a certificate in the form of Exhibit E hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a QIB and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)          Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit F hereto from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)          Non-Book Entry Certificate to Global Certificate. If a holder of a Non-Book Entry Certificate (other than a Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit G hereto (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit H hereto (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit I hereto (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled.

(h)          Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.2(d), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Global Certificate, Temporary Regulation S Global Certificate or Regulation S Global Certificate (or any portion thereof).

(i)          Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)          Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S

Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(k)          Reserved.

(l)          All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)        No Class E, Class F or Class R Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any person acting on behalf of any such Plan or using the assets of a Plan to purchase such Class E, Class F or Class R Certificate other than (with respect to the Class E and Class F Certificates) an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of such certificate by such insurance company would be exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and Code Section 4975 under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Each prospective transferee of a Class E, Class F or Class R Certificate shall deliver to the transferor, the Certificate Registrar and the Certificate Administrator a representation letter, substantially in the form of Exhibit M-3, stating that the prospective transferee is not a Plan or a person acting on behalf of or using the assets of a Plan other than (with respect to the Class E and Class F Certificates) an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of such certificate by such insurance company would be exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and Code Section 4975 under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. The transferee of a beneficial interest in a Global Certificate representing a Class E or Class F Certificate shall be deemed to represent that it is not and will not be a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. No Class A, Class B, Class C, Class D or Class X Certificates may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of any such plan or using the assets of a Plan to purchase such Certificate, unless (A) the purchaser is an accredited investor (as defined in Rule 501(a)(1) under the Act) and (B) the acquisition, holding and disposition of such Certificate by the purchaser will not constitute or otherwise result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code (or a similar non-exempt violation of Similar Law). Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(n)          Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)           Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition of a Residual Ownership Interest by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)          No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit M-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.3(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit M-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)          Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

(iv)         The Class R Certificates may only be issued as Definitive Certificates, and transferred to and owned by QIBs.

(v)          No transfer, sale, pledge or other disposition of any Certificate or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws, or is otherwise made in accordance with the Act and such state securities laws. Neither the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator nor the Certificate Registrar are obligated to register or qualify the Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification.

5.4.         Mutilated, Destroyed, Lost or Stolen Certificates.     If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust Fund. In connection with the issuance of any new Certificate under this Section 5.4, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.4 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

5.5.          Persons Deemed Owners.   The Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

5.6.          Access to List of Certificateholders’ Names and Addresses; Special Notices.   The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (a) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (b) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (c) provides a copy of the communication which such Certificateholder proposes to transmit, then the Certificate Registrar shall, within 10 Business Days after the receipt of such request, afford such Certificateholder access during normal business hours to a current list of the Certificateholders. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar and the Certificate Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived. The Servicer, the Special Servicer and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

Upon the written request of any Certificateholder or Beneficial Owner that (a) has provided an Investor Certification, (b) states that such Certificateholder or Beneficial Owner desires the Certificate Administrator to transmit a notice to all Certificateholders or Beneficial Owner stating that such Certificateholder wishes to be contacted by other Certificateholders or Beneficial Owners, setting forth the relevant contact information and briefly stating the reason for the requested contact (a “Special Notice”) and (c) provides a copy of the Special Notice which such Certificateholder or Beneficial Owner proposes to transmit, the Certificate Administrator shall post such Special Notice to the Certificate Administrator’s Website pursuant to Section 8.14(b) and shall mail such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder and Beneficial Owner, by receiving and holding or beneficially owning a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

5.7.          Maintenance of Office or Agency.     The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at Wells Fargo Bank, National Association, Marquette Avenue and Sixth Street, Minneapolis, Minnesota 55479-0113, as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders and the Borrower of any change in the location of the Certificate Register or any such office or agency.

6.          THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER

6.1.          Respective Liabilities of the Depositor, the Servicer and the Special Servicer.     The Depositor, the Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

6.2.          Merger or Consolidation of the Servicer or the Special Servicer.     Each of the Servicer and Special Servicer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

Any Person into which the Servicer or the Special Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Servicer or the Special Servicer shall be a party, or any Person succeeding to the servicing business of the Servicer or the Special Servicer, shall be the successor of the Servicer or Special Servicer, as the case may be, hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Servicer or Special Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such successor or surviving Person would not cause the then current rating on any of the Certificates to be qualified, downgraded or withdrawn by any of the Rating Agencies, as evidenced in writing from such Rating Agencies and delivered to the Certificate Administrator and the Trustee; provided, further, that if the Servicer or the Special Servicer enters into a merger and the Servicer or the Special Servicer, as applicable, is the surviving entity under the applicable law, the Servicer or the Special Servicer, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation.

6.3.          Limitation on Liability of the Depositor, the Servicer, the Special Servicer and Others.   (a) Neither the Depositor, the Servicer, the Special Servicer nor any of their respective directors, officers, members, managers, partners, employees, Affiliates or agents shall be under any liability to the Trust, the Certificateholders or the Senior Pari Passu Companion Loan Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, actions taken or not taken at the direction of Certificateholders or the Senior Pari Passu Companion Loan Holders that do not violate any law, Accepted Servicing Practices, the provisions of this Agreement or any intercreditor agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer, the Special Servicer or any such other person or entity against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of negligent disregard of its obligations and duties hereunder and shall not release the Depositor or its Affiliates from, or otherwise relate to any liability or obligation of any Loan Party under any Loan Document or the Loan Sellers under the Loan Purchase Agreement.

(b)          Neither the Servicer nor the Special Servicer shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates or for the use or application by the Trustee or Certificate Administrator of any funds paid to the Trustee or the Certificate Administrator, as applicable, in respect of the Trust Loan deposited into or withdrawn from the Distribution Account or any account (other than the Collection Accounts and the Foreclosed Property Account and any other account maintained by the Servicer, the Special Servicer or any Sub-Servicer pursuant to this Agreement) maintained by or on behalf of the Trustee or the Certificate Administrator (except to the extent that any such account is held by the Servicer or the Special Servicer in its commercial capacity), or for investment of such amounts (other than investments made with the Servicer or the Special Servicer in its commercial capacity).

(c)           The Depositor, the Servicer, the Special Servicer and any of their respective directors, officers, employees, members, managers, partners, Affiliates or agents may reasonably rely on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

The Depositor, the Servicer, the Special Servicer and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (“Controlling Persons”), shall be indemnified by the Trust (in accordance with the procedures set forth in Section 3.4(d)) and held harmless against any loss, liability, claim, demand or expense incurred in connection with any legal action or other claims, costs, expenses, losses, penalties, fines, foreclosures, judgments or liabilities relating to this Agreement, the Mortgage Loan, the Property, or the Certificates other than any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence by it in the performance of its duties hereunder or by reason of its negligent disregard of its obligations and duties hereunder or for any liability or obligation of any Loan Party under any Loan Document or the Loan Sellers under the Loan Purchase Agreement.

(d)          None of the Depositor, the Servicer or Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor, the Servicer or the Special Servicer may, in its discretion, undertake any such action that it deems necessary or desirable in accordance with Accepted Servicing Practices in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and the Senior Pari Passu Companion Loan Holders hereunder. In such event, the legal expenses and costs of such action and any liabilities of the Trust, the Depositor, the Servicer and the Special Servicer shall be entitled to be reimbursed therefor pursuant to Section 3.4(d) from funds on deposit in the Collection Account.

(d)           The Depositor shall not have any rights or obligations to monitor or supervise the performance of the Servicer, the Special Servicer, the Trustee or the Certificate Administrator under this Agreement. The Depositor may, but shall not be obligated to, enforce the obligations of the Servicer, the Special Servicer, the Trustee and the Certificate Administrator under this Agreement.

(e)           In order to comply with Applicable Banking Law, the Servicer and the Special Servicer, as the case may be, may be required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Servicer or the Special Servicer. Accordingly, each of the parties hereto agrees to provide to the Servicer and the Special Servicer, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Servicer and the Special Servicer to comply with Applicable Banking Law.

6.4.         Servicer and Special Servicer Not to Resign; Replacement of Servicer or Special Servicer.  (a) Each of the Servicer and Special Servicer may resign and assign its rights and delegate its duties and obligations under this Agreement to any Person or to an entity, provided that:

(i)            the Person accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution having a net worth of not less than $25,000,000, organized and doing business under the laws of the United States or of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of the Servicer or the Special Servicer, as the case may be, of the Mortgage Loan, (B) shall execute and deliver to the Trustee an agreement satisfactory to the Trustee, which contains an assumption by such Person of the performance and observance of each covenant and condition to be performed or observed by the Servicer or the Special Servicer, as the case may be, under this Agreement from and after the date of such agreement; provided, however that to the extent such agreement modifies in any respect any of the covenants, terms or conditions in this Agreement to be performed by the Servicer or the Special Servicer, as the case may be, such agreement shall be subject to the approval of the Trustee, such approval not to be unreasonably withheld, and (C) shall make such representations and warranties of the Servicer or the Special Servicer, as the case may be, as provided in Section 2.5;

(ii)           Rating Agency Confirmation has been received with respect to the assignee or appointee of the Servicer or Special Servicer, as applicable;

(iii)          the Servicer or the Special Servicer, as the case may be, shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.4(a);

(iv)         the rate at which any servicing compensation (or any component thereof) is calculated shall not exceed the rate specified herein; and

(v)          the Servicer or the Special Servicer, as the case may be, shall reimburse the Trustee, the Certificate Administrator, the Trust, and the Rating Agencies for any expenses of such resignation, assignment, sale or transfer.

Upon satisfaction of the foregoing requirements and acceptance of such assignment, such Person shall be the successor Servicer or the Special Servicer, as the case may be, hereunder.

(b)          Other than as set forth in Sections 6.2 and 6.4(a), neither the Servicer nor the Special Servicer shall resign from its obligations and duties hereby imposed on it, except upon determination that performance of its duties hereunder is no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Servicer or the Special Servicer, as the case may be, shall be evidenced by an Opinion of Counsel delivered to the Trustee, the Depositor and, during any Subordinate Control Period, the Directing Holder. No resignation by the Servicer or the Special Servicer, as applicable, under this Agreement shall become effective until a successor Servicer or Special Servicer, as applicable, shall have assumed the responsibilities and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement in accordance with Section 7.2. Notwithstanding the previous sentence, each of the Servicer and the Special Servicer may assign its duties and obligations under this Agreement under certain limited circumstances as described herein.

6.5.          Reserved.

6.6.          Indemnification by the Servicer, the Special Servicer and the Depositor.

(a)          Each of the Servicer, the Special Servicer and the Depositor (each, for purposes of this Section 6.6 only, an “Indemnifying Party”), severally and not jointly, shall indemnify and hold harmless the Trust, the Certificate Administrator and the Trustee (each, for purposes of this Section 6.6 only, an “Indemnified Party”) from and against any claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust, the Certificate Administrator or the Trustee (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) that arise out of or are based upon (i) a breach by the Servicer, the Special Servicer or the Depositor, as the case may be, of its representations and warranties to the Trust or the Certificateholders under this Agreement or (ii) negligence, bad faith, fraud or willful misconduct on the part of the Servicer, the Special Servicer or the Depositor, as the case may be, in the performance of its obligations and duties or its negligent disregard of its obligations and duties under this Agreement.

(b)           Each of the Servicer and the Special Servicer, severally and not jointly, shall indemnify and hold harmless the Senior Pari Passu Companion Loan Holders from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs and expenses that the Senior Pari Passu Companion Loan Holders may sustain in connection with this Agreement that arise out of or are based upon the Servicer’s or the Special Servicer’s, as the case may be, willful misconduct, bad faith or negligence in the performance of its obligations hereunder or by reason of negligent disregard of its obligations hereunder.

7.          SERVICER TERMINATION EVENTS; TERMINATION OF SPECIAL SERVICER WITHOUT CAUSE

7.1.          Servicer Termination Events; Special Servicer Termination Events.   (a) “Servicer Termination Event,” or “Special Servicer Termination Event” wherever used herein with respect to the Servicer or the Special Servicer, as the case may be, means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the Servicer or Special Servicer, as applicable, to remit any payment required to be made or remitted by it (other than Advances described under clause (ii) below) when required to be remitted under the terms of this Agreement by 11:00 a.m., New York time, on the first Business Day following the date on which such remittance was required to be made;

(ii)           any failure of the Servicer to (a) make any Monthly Payment Advance on the Trust Loan or Administrative Advance required to be made pursuant to this Agreement on or prior to the applicable Remittance Date which is not cured by 11:00 a.m., New York time, on the related Distribution Date or (b) make any Property Protection Advance required to be made pursuant to this Agreement when the same is due and such failure continues unremedied for ten Business Days (or such shorter period (not less than two Business Days) as would prevent a lapse in insurance or a delinquent payment of real estate taxes or ground or leasehold rents) following the date on which the Servicer receives notice thereof;

(iii)          any failure by the Servicer or the Special Servicer, as applicable, to observe or perform in any material respect any other of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Servicer or Special Servicer, as applicable, by the Trustee or to the Servicer or Special Servicer, as applicable, and the Trustee by the holders of Sequential Pay Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Sequential Pay Certificates or by a Senior Pari Passu Companion Loan Holder, if affected; provided, however, that, with respect to any such failure that is not curable within such 30-day period, the Servicer or the Special Servicer, as applicable, will have an additional cure period of 30 days to effect such cure so long as the Servicer or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has provided the Trustee with an officer’s certificate certifying that it has diligently pursued, and is continuing to diligently pursue, such cure;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer or the Special Servicer, as applicable, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; provided, however, that, with respect to any such decree or order that cannot be discharged, dismissed or stayed within such 60-day period, the Servicer or the Special Servicer, as appropriate, will have an additional period of 30 days to effect such discharge, dismissal or stay so long as it has commenced proceedings to have such decree or order dismissed, discharged or stayed within the initial 60-day period and has diligently pursued, and is continuing to pursue, such discharge, dismissal or stay;

(v)           the Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Servicer or the Special Servicer or of or relating to all or substantially all of its property;

(vi)          the Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vii)         The Servicer or Special Servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, and the Servicer or Special Servicer, as the case may be, is not reinstated to such status within 60 days;

(viii)        KBRA has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (B) placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA within 60 days of actual knowledge of such action by the Servicer or the Special Servicer, as the case may be) and, in the case of either of clauses (A) or (B), cited servicing concerns with the Servicer or the Special Servicer, as the case may be, as the sole or a material factor in such action;

(ix)          a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan Securities, or (B) placed one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within sixty (60) days of such event); and

(x)           so long as a Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer or Special Servicer, as applicable, or any primary servicer, Sub-Servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Servicer or Special Servicer, shall fail to deliver the items required to be delivered by this Agreement to enable such Companion Loan Securitization Trust to comply with its reporting obligations under the Exchange Act upon such failure to comply with Article 13, subject to any applicable grace periods (and any Sub-Servicing Entity that defaults in accordance with this clause (x) will be terminated at the direction of the Depositor).

(b)           Upon the occurrence of any Servicer Termination Event or Special Servicer Termination Event, the Trustee shall upon actual knowledge by a Responsible Officer promptly notify the Certificate Administrator and the 17g-5 Information Provider in writing and (i) the Certificate Administrator and the 17g-5 Information Provider shall post such notice on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, respectively, pursuant to Section 8.14(b) and (ii) the Certificate Administrator shall provide notice of the same to the Certificateholders by mail, to the addresses set forth on the Certificate Register, of such Servicer Termination Event or Special Servicer Termination Event, unless it shall have been cured or waived. For avoidance of doubt, (i) the occurrence of a Servicer Termination Event with respect to the Servicer shall not cause there to have occurred a Special Servicer Termination Event with respect to the Special Servicer unless the relevant event also constitutes a Special Servicer Termination Event and (ii) the occurrence of a Special Servicer Termination Event with respect to the Special Servicer shall not cause there to have occurred a Servicer Termination Event with respect to the Servicer unless the relevant event also constitutes a Servicer Termination Event.

(c)           If a Servicer Termination Event or Special Servicer Termination Event shall occur then, and in each and every such case, so long as such Servicer Termination Event or Special Servicer Termination Event shall not have been remedied, either (i) the Trustee may, or (ii) upon the written direction of Holders of Certificates having at least 25% of the Voting Rights (taking into account the application of the Appraisal Reduction Amount to notionally reduce the Certificate Balances of the Certificates) of the Certificates, the Trustee shall terminate all of the rights and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement, other than rights and obligations accrued prior to such termination, and in and to the Mortgage Loan and the proceeds thereof by notice in writing to the Servicer or the Special Servicer, as applicable. Upon any termination of the Servicer or the Special Servicer, as applicable, or appointment of a successor to the Servicer or the Special Servicer, as applicable, the Trustee shall notify the Certificate Administrator and the Certificate Administrator shall, as soon as possible, post such written notice thereof on the Certificate Administrator’s Website and provide the same to the 17g-5 Information Provider who shall post written notice thereof to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), and thereafter, give written notice to the Rating Agencies, Depositor, the Senior Pari Passu Companion Loan Holders and the Certificateholders. During any Subordinate Control Period, the Directing Holder shall have the right to select the successor special servicer following any Special Servicer Termination Event.

(d)           If a Servicer Termination Event on the part of the Servicer or the Special Servicer affects only a Senior Pari Passu Companion Loan, any holder thereof or the rating on a class of Companion Loan Securities, then the Servicer or Special Servicer, as applicable, may not be terminated at the direction of the holders of any Certificates or any Senior Pari Passu Companion Loan Holder (acting in such capacities) but a Senior Pari Passu Companion Loan Holder (or if such Senior Pari Passu Non-Trust Note is held by more than one party, the holders of a majority of the interest in such Senior Pari Passu Non-Trust Note) shall be entitled to direct that the Trustee direct the Servicer to appoint a sub-servicer (or if the Mortgage Loan is currently being sub-serviced, then the Senior Pari Passu Companion Loan Holder shall be entitled to direct that the Trustee direct the Servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement, and the Servicer shall be permitted to terminate the sub-servicing agreement due to such default) that will be responsible for servicing the Mortgage Loan.

(e)           During any Subordinate Control Period, the Directing Holder shall have the right to direct the Trustee to terminate the Special Servicer (subject to such terminated Special Servicer’s rights to indemnification, payment of outstanding fees, and other rights set forth in this Agreement which survive termination) at any time, with or without cause, and the Directing Holder shall have the right to, and shall, appoint a successor special servicer who shall execute and deliver to the other parties hereto an agreement, in form and substance reasonably satisfactory to the Trustee, whereby the successor Special Servicer agrees to assume and perform punctually the duties of the Special Servicer specified in this Agreement; provided that the Trustee shall be provided with a Rating Agency Confirmation from each Rating Agency and each rating agency relating to the Companion Loan Securities prior to the termination of the Special Servicer. The Special Servicer shall not be terminated pursuant to this paragraph until a successor special servicer shall have been appointed. The Directing Holder shall pay any costs and expenses incurred by the Trustee or the Trust in connection with the removal and appointment of a Special Servicer pursuant to this paragraph (unless such removal is based on any of the events or circumstances set forth in Section 7.1(a)). Notwithstanding anything to the contrary in this Agreement, no successor special servicer appointed by the Directing Holder pursuant to Section 6.4, Section 7.1(c) or this Section 7.1(e) or otherwise pursuant to this Agreement shall be required to meet any independent net worth requirements; provided, however, that notwithstanding the foregoing, any successor special servicer shall satisfy any Rating Agency conditions set forth in the Rating Agency Confirmation delivered by such Rating Agency with respect to such successor special servicer.

(f)            After the termination of a Subordinate Control Period, upon (i) the written direction of holders of Sequential Pay Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates) of the Sequential Pay Certificates requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote (which fees and expenses will not be additional Trust Fund Expenses) and (iii) delivery by such holders to the Certificate Administrator of Rating Agency Confirmations from each Rating Agency and each rating agency relating to the Companion Loan Securities with respect to the appointment of such new special servicer (which Rating Agency Confirmation shall be obtained at the expense of such holders), the Certificate Administrator shall promptly post written notice of the same to the Certificate Administrator’s Website pursuant to Section 8.14(b), provide written notice to all Certificateholders of such request by mail, and shall conduct the solicitation of votes of all Certificates in such regard. If 66 2/3% of the aggregate Voting Rights have been exercised by the related Certificateholders, then, upon the written direction of holders of Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates) of all Certificates whose holders exercise their right to vote (which direction must be received by the Certificate Administrator within 180 days of the request for a vote), the Certificate Administrator shall notify the Trustee and the Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor Special Servicer designated by such Certificateholders; provided (i) such successor special servicer is a Qualified Replacement Special Servicer, (ii) such successor special servicer shall not also be a Borrower Related Party and (iii) subject to the replaced Special Servicer’s indemnification, payment of outstanding fees and other rights set forth in this Agreement which survive termination; provided, further that if such written direction is not provided within 180 days of posting such notice to terminate and replace the Special Servicer, then such written direction shall have no force and effect. The provisions set forth in the foregoing sentences of this paragraph shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. The Special Servicer shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions. As between the Special Servicer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Special Servicer. The Holders of the Certificates that initiated the vote to replace the Special Servicer shall pay the costs and expenses incurred in connection with the removal and replacement of the Special Servicer pursuant to this paragraph. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may access such notices on the Certificate Administrator’s Website and that each Certificateholder may register to receive e-mail notifications when such notices are posted thereon.

(g)           In the event that the Servicer or Special Servicer is terminated pursuant to this Section 7.1, the Trustee (the “Terminating Party”) shall, by notice in writing to the Servicer or Special Servicer, as the case may be (the “Terminated Party”) (with a copy to the Borrower), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loan and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination and the right to the benefits of Section 6.3 notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, subject to the foregoing, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loan or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section (absent the appointment of a successor, and such successor’s assumption of obligations hereunder, including, without limitation, by the Directing Holder during any

Subordinate Control Period ) and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loan and related documents, or otherwise. The Servicer and the Special Servicer, as applicable, each agrees that, in the event it is terminated pursuant to this Section 7.1, or resigns under Section 6.4(b), to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party (which term shall include for the purposes of the remainder of this Section 7.1(g), the Trustee (or a successor Servicer or Special Servicer) in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Servicer or Special Servicer, as applicable, or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.1(g), the resigning party in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) to the Collection Account, the Companion Loan Account, any Foreclosed Property Account or shall thereafter be received with respect to the Mortgage Loan, and shall promptly provide the Terminating Party or such successor Servicer or Special Servicer, as applicable (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Servicer or the Special Servicer, as applicable, shall reasonably request (including electromagnetic form), to enable it to assume the function of the Servicer or Special Servicer, as applicable, hereunder. All reasonable costs and expenses of the Terminating Party or the successor Servicer or Special Servicer, as applicable, incurred in connection with transferring the Mortgage File to the Terminating Party or to the successor Servicer or Special Servicer, as applicable, and amending this Agreement to reflect such succession pursuant to this Section 7.1 shall be paid by the Terminated Party upon presentation of reasonable documentation of such costs and expenses. If the Terminated Party has not reimbursed the Terminating Party or such successor Servicer or Special Servicer, as applicable, for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust pursuant to Section 3.4(d); provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. Notwithstanding the foregoing, in the event that the Special Servicer is terminated without cause pursuant to Section 7.1(e), all costs and expenses incurred or payable by the terminated Special Servicer under this Section 7.1 shall be paid by the Trust Fund.

(h)           In no event shall the Trustee be deemed to have knowledge of or be aware of any Servicer Termination Event or Special Servicer Termination Event until a Responsible Officer of the Trustee has received written notice thereof or has actual knowledge thereof.

7.2.          Trustee to Act; Appointment of Successor. (a) On and after the time the Servicer or Special Servicer, as the case may be, receives a notice of termination pursuant to Section 7.1, or resigns pursuant to Section 6.4(b), the Terminating Party (which term shall include, for the purposes of the remainder of this Section 7.2, the Trustee (or a successor Servicer or Special Servicer including a successor appointed under Section 6.4(a)) in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) shall, unless prohibited by law, be the successor to the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.2, the resigning party in connection with a resignation of the Servicer of the Special Servicer under Section 6.4(b)) in all respects under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Terminated Party by the terms and provisions hereof; provided, however, that (i) neither the Trustee nor the Terminating Party (or any successor Servicer or Special Servicer, as the case may be) shall have responsibilities, duties, liabilities or obligations with respect to any act or omission of the Terminated Party and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies or failure to cooperate as required by this Agreement shall not be considered a default by the Terminating Party or such successor hereunder. The Trustee, as successor Servicer, and any other successor Servicer or Special Servicer, as the case may be, shall be indemnified to the full extent provided to the Trustee under this Agreement. The appointment of a successor Servicer or Special Servicer, as the case may be, shall not affect any liability of the Terminated Party that may have arisen prior to its termination as such. The Terminating Party shall not be liable for any of the representations and warranties of the Terminated Party herein or in any related document or agreement, for any acts or omissions of the Terminated Party or for any losses incurred in respect of any Permitted Investment by the Terminated Party nor shall the Terminating Party or any successor Servicer or Special Servicer be required to purchase the Mortgage Loan hereunder. As compensation therefor, the Terminating Party as successor Servicer or Special Servicer, as the case may be, shall be entitled to all compensation with respect to the Mortgage Loan to which the Terminated Party would have been entitled that accrues after the date of the Terminating Party’s succession to which the Terminated Party would have been entitled if it had continued to act hereunder and, in the case of a successor Special Servicer, the Special Servicing Fee. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates so request in writing to the Trustee, or the Trustee is not approved by the Rating Agencies as a Servicer or Special Servicer, as the case may be, as evidenced by a Rating Agency Confirmation or if a Rating Agency Confirmation is not obtained, promptly appoint, or petition a court of competent jurisdiction to appoint, any established loan servicing institution reasonably satisfactory to the Trustee the appointment for which a Rating Agency Confirmation is obtained, as the successor to the Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer, as applicable, hereunder. No appointment of a successor to a Terminated Party hereunder shall be effective until the assumption by such successor of all the Terminated Party’s responsibilities, duties and liabilities hereunder. Pending appointment of a successor to a Terminated Party hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in the applicable capacity as herein above provided. Any appointment or succession by the Trustee to the rights and obligations of the Special Servicer hereunder shall be subject to the Directing Holder’s right to replace the Special Servicer during any Subordinate Control Period. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loan as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder, except that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be paid pursuant to Section 3.4(d). The Depositor, the Trustee, the Certificate Administrator, the Servicer (as applicable), the Special Servicer (as applicable) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(b)           Notwithstanding Section 7.1(b) of this Agreement, if a Servicer receives a notice of termination solely due to a Servicer Termination Event or Special Servicer Termination Event, as applicable, under Section 7.1(a)(vii) or (viii) and the terminated Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days after such termination, then such Servicer shall continue to serve as Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the terminated Servicer) solicit good faith bids for the rights to master service the Mortgage Loan from at least three (3) Persons qualified to act as successor servicer hereunder in accordance with Section 6.2 and Section 7.2 for which the Trustee has received Rating Agency Confirmation (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee’s request, the terminated Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and (ii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the Mortgage Loan under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Servicer with respect to the Mortgage Loan, and to agree to be bound by the terms hereof, within forty-five (45) days after the receipt by the terminated Servicer of a notice of termination. The Trustee shall solicit bids (i) on the basis of such successor servicer entering into a sub-servicing agreement with the terminated Servicer to service the Mortgage Loan at a sub-servicing fee rate per annum equal to the Servicing Fee minus the Retained Fee Rate (each, a “Servicing-Retained Bid”) and (ii) on the basis of having no obligation to enter into a sub-servicing agreement with the terminated Servicer (each, a “Servicing-Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing Released Bid) (the “Successful Bidder”) to act as successor servicer hereunder. The Successful Bidder shall enter into this Agreement as successor servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a sub-servicing agreement with the terminated Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Servicer. Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder, and upon payment of the proceeds by the Successful Bidder to the Certificate Administrator, the Certificate Administrator shall remit or cause to be remitted to the terminated Servicer the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

If the Trustee or an Affiliate acts pursuant to this Section 7.2 as successor to the resigning or terminated Servicer, it may reduce such terminated Servicer’s Retained Fee Rate to the extent that its or such Affiliate’s compensation as successor Servicer would otherwise be below market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Servicer other than itself or an Affiliate pursuant to this Section 7.2, it may reduce the Retained Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Servicer that meets the requirements of this Section 7.2.

7.3.         Reserved.

7.4.         Other Remedies of Trustee. During the continuance of any Servicer Termination Event or Special Servicer Termination Event, as the case may be, or so long as such Servicer Termination Event or Special Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.1, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and the Senior Pari Passu Companion Loan Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Trustee shall be entitled to be reimbursed therefor pursuant to Section 3.4(d) from the Collection Account. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event or Special Servicer Termination Event.

7.5.         Waiver of Past Servicer Termination Events and Special Servicer Termination Events.  The Holders of Certificates evidencing not less than 66 2/3% of the aggregate Voting Rights of all then outstanding Certificates may, on behalf of all Certificateholders and upon adequate indemnification of the Trustee by the requesting Holders of Certificates, waive any default by the Servicer or the Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including Monthly Payment Advances on the Trust Loan) to or payments from the Collection Account, the Distribution Account or any Foreclosed Property Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and the related Servicer Termination Event or Special Servicer Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right related thereto.

7.6.         Trustee as Maker of Advances. In the event that the Servicer fails to fulfill its obligations hereunder to make any Advances, the Trustee shall perform such obligations (w) within five Business Days (or such shorter period (but not less than one Business Day) as may be required, if applicable, to avoid any lapse in insurance coverage required under the Loan Documents or this Agreement with respect to the Property or to avoid any foreclosure or similar action with respect to the Property by reason of failure to pay real estate taxes, assessments, ground or leasehold rents or governmental charges) of a Responsible Officer of the Trustee obtaining knowledge of such failure by the Servicer or the Special Servicer with respect to any Advances (other than any Monthly Payment Advances on the Trust Loan) and (x) by 12:00 noon New York time on the related Distribution Date with respect to Monthly Payment Advances on the Trust Loan. If the Certificate Administrator has not received any required Monthly Payment Advance on the Trust Loan from the Servicer by 11:00 a.m. on the related Distribution Date, the Certificate Administrator shall provide notice to that effect to the Trustee, and if the required Monthly Payment Advance on the Trust Loan is still not received by the Certificate Administrator by 11:45 a.m. on the related Distribution Date, the Certificate Administrator shall again provide notice to that effect to the Trustee, who shall then perform the obligations set forth in the preceding sentence. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Servicer’s and/or the Special Servicer’s rights, as applicable, with respect to Advances hereunder, including, without limitation, the rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by such Servicer’s and/or the Special Servicer’s default in its obligations hereunder and further subject to the Trustee’s standard of good faith judgment); provided, however, that if Advances made by the Trustee and/or the Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee (in that order) until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Servicer and/or the Special Servicer, as applicable, for such Advances and interest accrued thereon. The Trustee shall be entitled to conclusively rely on any notice given by the Servicer and/or the Special Servicer, as applicable, with respect to a Nonrecoverable Advance hereunder.

8.          THE TRUSTEE AND Certificate Administrator

8.1.         Duties of the Trustee and the Certificate Administrator.  (a) Each of the Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, and after the curing or waiver of any Servicer Termination Event or Special Servicer Termination Event that may have occurred, undertakes with respect to the Trust Fund to perform such duties and only such duties as are specifically set forth in this Agreement. Neither the Depositor nor the Servicer nor the Special Servicer shall be obligated to monitor or supervise the performance by the Trustee or the Certificate Administrator of its duties hereunder. In case a Servicer Termination Event or Special Servicer Termination Event has occurred (which has not been cured or waived), the Trustee, subject to the provisions of Sections 7.2 and 7.4, shall exercise such of the rights and powers vested in it by this Agreement, and shall use the same degree of care and skill in their exercise, as a prudent institution would exercise or use under the circumstances in the conduct of such institution’s own affairs. Any permissive right of the Trustee or the Certificate Administrator set forth in this Agreement shall not be construed as a duty. The Trustee (or the Servicer or the Special Servicer on its behalf) shall have the power to exercise all the rights of a holder of the Mortgage Loan on behalf of the Certificateholders and the Senior Pari Passu Companion Loan Holders, subject to the terms of the Loan Documents and the Co-Lender Agreement; provided, however, that the Lender’s obligations under the Loan Documents shall be exercised by the Servicer or Special Servicer, as the case may be, pursuant to this Agreement.

(b)           Subject to Sections 8.2(a) and 8.3, each of the Trustee and the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine, or cause to be examined, such instruments to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein. If any such instrument is found on its face not to conform to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, may take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to the Trustee’s or the Certificate Administrator’s reasonable satisfaction, the Trustee or the Certificate Administrator shall provide notice thereof to the Certificateholders. Neither the Trustee nor the Certificate Administrator shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer, or the Special Servicer and accepted by the Trustee or the Certificate Administrator, as the case may be, in good faith, pursuant to this Agreement.

(c)           Subject to Section 8.3, no provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act, its failure to perform its obligations in compliance with this Agreement, its own willful misconduct or bad faith; provided, however, that:

(i)            no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and each of the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and/or the Certificate Administrator (including those provided pursuant to Section 10.1) and conforming to the requirements of this Agreement which it reasonably believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

(ii)           the Trustee and the Certificate Administrator shall not be liable for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, unless it shall be proved that the Trustee or the Certificate Administrator or such Responsible Officer, as applicable, was negligent in ascertaining the pertinent facts;

(iii)          the Trustee and the Certificate Administrator shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement or at the direction of Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement;

(iv)          the Trustee and the Certificate Administrator shall not be charged with knowledge of any failure by the Servicer or the Special Servicer to comply with any of their respective obligations referred to in Section 7.1 or any other act or circumstance upon the occurrence of which the Trustee or the Certificate Administrator, as applicable, may be required to take action unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure, act or circumstance or the Trustee or the Certificate Administrator, as applicable, receives written notice of such failure from the Servicer, the Special Servicer, the Depositor, the Borrower or Holders of the Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Certificates;

(v)           subject to the other provisions of this Agreement and without limiting the generality of Sections 8.1 and 8.2, the Trustee shall have no duty except in the capacity as a successor Servicer or successor Special Servicer (A) to record, file or deposit this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to maintain of any such recording or filing or depositing or any re-recording, refiling or redepositing thereof, (B) to maintain any insurance, and (C) to confirm or verify the contents of any reports or certificates of the Servicer or the Special Servicer delivered to the Trustee or the Certificate Administrator pursuant to this Agreement reasonably believed by the Trustee or the Certificate Administrator to be genuine and to have been signed or presented by the proper party or parties; and

(vi)          for all purposes under this Agreement, the Trustee and the Certificate Administrator shall not be required to take any action with respect to, or be deemed to have notice or knowledge of any Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge thereof or shall have received written notice thereof. In the absence of receipt of such notice and such actual knowledge otherwise obtained, the Trustee and the Certificate Administrator may conclusively assume that there is no Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event.

(d)           None of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator to (i) expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers hereunder if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, (ii) exercise any of its rights or powers or take any action if it determines such exercise or action is contrary to law or (iii) perform, or be responsible for the manner of performance of, any of the obligations of the Servicer or the Special Servicer under this Agreement, except with respect to the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer or the Special Servicer in accordance with the terms of this Agreement. Notwithstanding anything contained herein, neither the Trustee nor the Certificate Administrator shall be responsible or have liability in connection with the duties assumed by the Authenticating Agent, and the Certificate Registrar hereunder, unless the Trustee or the Certificate Administrator is acting in any such capacity hereunder; provided, further, that in any such capacity the Trustee and the Certificate Administrator shall have all of the rights, protections and indemnities provided to it as Trustee and the Certificate Administrator hereunder, as applicable.

8.2.         Certain Matters Affecting the Trustee and the Certificate Administrator.   (a) Except as otherwise provided in Section 8.1:

(i)            each of the Trustee and the Certificate Administrator may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, auditor’s certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)           each of the Trustee and the Certificate Administrator may consult with any nationally recognized counsel, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)          neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator reasonable security or indemnity against the costs, expenses and liabilities, including reasonable legal fees, which may be incurred therein or thereby; provided, however, that nothing contained herein shall relieve the Trustee or the Certificate Administrator of the obligation, upon the occurrence of a Servicer Termination Event or Special Servicer Termination Event, as the case may be (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)          neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)           prior to the occurrence of a Servicer Termination Event or Special Servicer Termination Event hereunder and after the curing or waiver of such Servicer Termination Event or Special Servicer Termination Event that may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein (except as specifically required by this Agreement) or to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the outstanding Certificates; provided, however, that if the payment within a reasonable time to the Trustee or the

Certificate Administrator of the costs, expenses or liabilities likely to be incurred by either party in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as applicable, may require indemnity satisfactory to it against such costs, expenses or liabilities as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Trust pursuant to Section 3.4(d) in the event that such investigation relates to a Servicer Termination Event or Special Servicer Termination Event, if such an event shall have occurred and is continuing, and otherwise by the Certificateholders requesting the investigation;

(vi)          each of the Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys selected by it with due care but shall not thereby be relieved of responsibility for such duties;

(vii)         the Certificate Administrator shall not be liable for any loss on any investment of funds made by it pursuant to the terms of this Agreement other than as set forth in Section 3.8; and

(viii)        neither the Trustee nor the Certificate Administrator shall be required to post any kind of bond or surety in connection with the execution and performance of its duties hereunder, and in no event shall the Trustee or the Certificate Administrator be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage.

In no event shall either the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct, as applicable.

Except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers, provided in any event, however, the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions, and the knowledge of employees performing master servicing functions shall not be imputed to employees performing special servicing functions

(b)          Following the Closing Date, neither the Trustee nor the Certificate Administrator shall accept any contribution of assets to the Trust Fund not specifically contemplated by this Agreement.

(c)          All rights or actions under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator may be enforced by such party without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee or the Certificate Administrator, as applicable, shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)           In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Banking Law”), the Certificate Administrator and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Certificate Administrator and the Trustee. Accordingly, each of the parties agrees to provide to the Certificate Administrator and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator and the Trustee to comply with Applicable Banking Law.

8.3.         Neither the Trustee nor the Certificate Administrator is Liable for Certificates or the Mortgage Loan.  The recitals contained herein and in the Certificates (other than the signature and authentication of the Certificate Administrator on the Certificates) shall not be taken as the statements of the Trustee or the Certificate Administrator and the Trustee and the Certificate Administrator assume no responsibility for their correctness. The Trustee and the Certificate Administrator make no representations as to the validity or sufficiency of this Agreement, the Certificates, the Trust Loan, the Senior Pari Passu Companion Loans or of the Mortgage Loan or related documents except as expressly set forth herein. The Trustee and the Certificate Administrator shall not be liable for any action or failure of any action by the Depositor, the Servicer or the Special Servicer hereunder or any action or failure to act of the Loan Seller under the Loan Purchase Agreement, including, without limitation, in connection with (i) any failure of the Loan Seller to properly prepare each Assignment of the Mortgage, assignment of the Collateral Security Document and UCC-3 financing statements pursuant to the Loan Purchase Agreement or (ii) the any failure of the Special Servicer or any sub-servicer, agent of or counsel to the Special Servicer to conduct a foreclosure in accordance with the terms of this Agreement and applicable law, and neither the Trustee nor the Certificate Administrator shall be required to take any action in connection with any of the foregoing matters referred to in clauses (i) and (ii) above (except to the extent otherwise expressly required pursuant to this Agreement). The Trustee and the Certificate Administrator shall not at any time have any responsibility or liability for or with respect to the legality, ownership, title, validity or enforceability of any of the Mortgage or Collateral Security Documents or the Mortgage Loan, or the perfection, sufficiency and priority of any of the Mortgage or Collateral Security Documents or the maintenance of any such perfection and priority, or for or with respect to the efficacy of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement, including, without limitation, the existence, condition and ownership of the Property; the existence and enforceability of any hazard insurance thereon;

the validity of the assignment of the Mortgage Loan to the Trust; the performance or enforcement of the Mortgage Loan (other than with respect to the Servicer or Special Servicer, if the Trustee shall assume the duties of the Servicer and/or Special Servicer, respectively, pursuant to Section 7.2 and then only to the extent of the obligations of the Servicer or Special Servicer, as applicable, hereunder); the compliance by the Depositor, the Borrower, the Servicer and the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation made under this Agreement or in any related document prior to the Trustee’s receipt of notice or other discovery of any noncompliance therewith or any breach thereof; any investment of monies by or at the direction of the Servicer or the Special Servicer or any loss resulting therefrom (other than investments made with the Trustee or the Certificate Administrator in its commercial capacity); the failure of the Servicer, the Special Servicer or any sub-servicer to act or perform any duties required of it hereunder; or any action by the Trustee or the Certificate Administrator taken at the direction of the Servicer or the Special Servicer (other than with respect to the Trustee if the Trustee shall assume the duties of the Servicer or the Special Servicer, respectively); provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator, as applicable, of its obligation to perform its duties under this Agreement. Except with respect to a claim based on either the Trustee’s or the Certificate Administrator’s negligent action, negligent failure to act, bad faith or willful misconduct (or such other standard of care as may be provided herein with respect to any particular matter), no recourse shall be had for any claim based on any provisions of this Agreement, the Certificates, the Mortgage, the Property, the Collateral Security Documents or the Mortgage Loan or assignment thereof against the Trustee or the Certificate Administrator, as applicable, in its respective individual capacity, and neither the Trustee nor the Certificate Administrator shall have any personal obligation, liability or duty whatsoever to any Certificateholder or any other Person with respect to any such claim, and any such claim shall be asserted solely against the Trust Fund or any indemnitor who shall furnish indemnity as provided in this Agreement. Neither the Trustee nor the Certificate Administrator shall have any responsibility for filing any financing or continuation statements in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement (unless, with respect to the Trustee, the Trustee shall have become the successor Servicer or Special Servicer). Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates or for the use or application of any funds paid to the Servicer or the Special Servicer, as applicable, in respect of the Mortgage Loan deposited into or withdrawn from the Collection Account or any account maintained by or on behalf of the Servicer (except to the extent that the Collection Account or such other account is held by the Trustee or the Certificate Administrator in their commercial capacity), or for investment of such amounts (other than investments made with the Trustee or the Certificate Administrator in their commercial capacity).

The Trustee and the Certificate Administrator, by reason of the action or inaction of its directors, officers, members, managers, partners, employees or agents shall have no liability to the Trust or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement for actions taken or not taken at the direction of Certificateholders, or for errors in judgment; provided, however, that this provision shall not protect the Trustee, the Certificate Administrator or any such Person against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence of the Trustee, the Certificate Administrator or any such Person. The Trustee, the Certificate Administrator and any of their respective directors, officers, members, managers, partners, employees, Affiliates, agents or Controlling Persons shall be indemnified by the Trust pursuant to Section 3.4(d) out of amounts on deposit in the Collection Account, and held harmless against any loss, liability, claim, demand or expense incurred in connection with any legal action or other claims, costs, expenses, losses, penalties, fines, foreclosures, judgments or liabilities incurred in connection with or related to the Trustee’s or the Certificate Administrator’s performance of their powers and duties under this Agreement (including, without limitation, performance under Section 8.1 hereof) or in connection with the Mortgage Loan, the Property or the Certificates; provided, however, that this provision shall not protect the Trustee, the Certificate Administrator or any such Person against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence of the Trustee, the Certificate Administrator or any such Person. The indemnification provided hereunder shall survive the resignation or removal of the Trustee or the Certificate Administrator and the termination of this Agreement. Anything herein to the contrary notwithstanding, the Trustee shall be responsible for its acts or failure to act as Servicer and/or Special Servicer during the time the Trustee is serving as such pursuant and subject to the terms of this Agreement.

8.4.          Trustee and Certificate Administrator May Own Certificates.  The Trustee and the Certificate Administrator in their individual or any other capacity may become the owner or pledgee of Certificates with the same rights, powers, and privileges as it would have if they were not the Trustee or the Certificate Administrator.

8.5.          Trustee’s and Certificate Administrator’s Fees and Expenses.  (a) The Certificate Administrator shall be entitled to the Certificate Administrator Fee (including that portion of the Certificate Administrator Fee that represents the Trustee Fee, which is payable to the Trustee), payable pursuant to Section 3.4(d). The Certificate Administrator Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Certificate Administrator’s and the Trustee’s sole form of compensation for all services rendered by each entity in the execution of the trust hereby created and in the exercise and performance of any of the powers and duties of the Certificate Administrator and the Trustee hereunder. The Trustee and the Certificate Administrator shall be entitled to be reimbursed for all reasonable expenses and disbursements incurred or made by the Trustee or the Certificate Administrator, as applicable, in accordance with any of the provisions of this Agreement (including the fees and expenses of its counsel and of all Persons not regularly in its employ), provided such cost would qualify as an “unanticipated expense incurred by the REMIC” within the meaning of the REMIC Provisions, except any such expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith or which is expressly the responsibility of a Certificateholder or Certificateholders hereunder, all of which reimbursements to be paid from amounts on deposit in the Collection Account pursuant to Section 3.4(d); provided, however, that neither the Trustee nor the Certificate Administrator shall refuse to perform any of their obligations hereunder solely as a result of the failure to be paid any fees and expenses so long as payment of such fees and expenses are reasonably assured to it. The Trustee and the Certificate Administrator shall provide the Servicer with an invoice, on or prior to each Payment Date, setting forth the actual expenses incurred in connection with the performance of its duties hereunder for which it seeks payment or reimbursement. Notwithstanding any other provision of this Agreement, neither the Trustee nor the Certificate

Administrator shall be entitled to reimbursement from the Trust for an expense incurred under this Agreement in connection with the performance of its ordinary and regularly recurring duties hereunder unless such reimbursement is expressly provided for herein or otherwise permitted hereunder.

8.6.         Eligibility Requirements for the Trustee and the Certificate Administrator; Errors and Omissions Insurance.  (a) Each of the Trustee and the Certificate Administrator hereunder shall at all times be a corporation, association or trust company organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, which has a combined capital and surplus of at least $50,000,000 and (i) a rating on its unsecured long term debt of at least “A2” by Moody’s (provided, however, that the Trustee may maintain a minimum long-term unsecured debt rating of “Baa2” by Moody’s for so long as the Servicer is rated at least “A2” by Moody’s) and “BBB+” by S&P (or “BBB” by S&P (and its equivalent by KBRA, if then rated by KBRA) if the Trustee’s or Certificate Administrator’s, as applicable, unsecured short term debt is rated at least “A-2” by S&P) or (ii) is otherwise acceptable to each Rating Agency as evidenced by the receipt of a Rating Agency Confirmation, and is subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Servicer or the Special Servicer (except during any period when the Trustee has assumed the duties of the Servicer and/or Special Servicer pursuant to Section 7.2). If a corporation, association or trust company publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such entity shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust, the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.7, (ii) pay such tax from its own funds and continue as Trustee or the Certificate Administrator, as applicable, or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee or the Certificate Administrator, as applicable, shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.7.

(b)           The Certificate Administrator shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Certificate Administrator’s directors, officers and employees acting on behalf of the Certificate Administrator in connection with its activities under this Agreement; provided that if the Certificate Administrator’s unsecured long term debt is not rated at least “A” or its equivalent by S&P and its equivalent by KBRA, if then rated by KBRA, such applicable error and omissions insurance policy must be rated at least “A” or its equivalent by S&P and KBRA, if then rated by KBRA. Such insurance policy shall protect the Certificate Administrator against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Certificate Administrator. In the event that any such bond or policy ceases to be in effect, the Certificate Administrator shall obtain a comparable replacement bond or policy. In lieu of the foregoing, the Certificate Administrator shall be entitled to self-insure with respect to such risks so long as (a) the Certificate Administrator’s unsecured long term debt is rated at least “A” or its equivalent by S&P and KBRA or (b) each Rating Agency has confirmed as evidenced by the receipt of a Rating Agency Confirmation.

(c)           The Trustee shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Trustee’s directors, officers and employees acting on behalf of the Trustee in connection with its activities under this Agreement; provided that if the Trustee’s unsecured long term debt is not rated at least “A” or its equivalent by S&P and tis equivalent by KBRA, if then rated by KBRA, such applicable error and omissions insurance policy must be rated at least “A” or its equivalent by S&P and KBRA (if then rated by KBRA). Such insurance policy shall protect the Trustee against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Trustee. In the event that any such bond or policy ceases to be in effect, the Trustee shall obtain a comparable replacement bond or policy. In lieu of the foregoing, the Trustee shall be entitled to self-insure with respect to such risks so long as (a) the Trustee’s unsecured long term debt is rated at least “A” or its equivalent by S&P and KBRA (if then rated by KBRA) or (b) each Rating Agency has confirmed as evidenced by the receipt of a Rating Agency Confirmation.

8.7.         Resignation and Removal of the Trustee or the Certificate Administrator.  Each of the Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by (i) posting written notice on the Certificate Administrator’s Website pursuant to Section 8.14(b) and giving written notice of resignation to the Depositor, the Borrower, the Initial Purchasers, the Servicer, the Special Servicer, the Certificate Administrator (if the Trustee), the Senior Pari Passu Companion Loan Holders, the Trustee (if the Certificate Administrator) and the 17g-5 Information Provider, who shall post such notice on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b) and after such posting by the 17g-5 Information Provider, to the Rating Agencies and by mailing notice of resignation by first class mail, postage prepaid, to the Certificateholders at their addresses appearing on the Certificate Register, not less than 60 days before the date specified in such notice when, subject to Section 8.8, such resignation is to take effect, and (ii) acceptance by a successor Trustee or Certificate Administrator, as applicable, appointed by the Depositor in accordance with Section 8.8 meeting the qualifications set forth in Section 8.6. Upon such notice of resignation, the Depositor shall promptly appoint a successor Trustee or Certificate Administrator, as applicable, obtain Rating Agency Confirmation which written confirmation shall be delivered to the resigning Trustee or Certificate Administrator, and the successor Trustee or Certificate Administrator, as applicable. If no successor Trustee or Certificate Administrator shall have been so appointed and shall have accepted appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee or Certificate Administrator, as applicable, at the expense of the Trust.

If at any time any of the following occur: (x) the Trustee or Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.6 and shall fail to resign after written request for the Trustee’s or the Certificate Administrator’s resignation by the Depositor, the Servicer or the Special Servicer, as applicable; (y) the Trustee or the Certificate Administrator shall materially default in the performance of its obligations under this Agreement; or (z) if at any time the Trustee or the Certificate Administrator shall become incapable of action, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of either of their property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation then, in any such case, (1) upon 30 days’ written notice, the Depositor may remove the Trustee or the Certificate Administrator, as applicable, and appoint a successor Trustee or Certificate Administrator, as applicable, by written instrument, in duplicate, executed by an authorized officer of the Depositor, one copy of which instrument shall be delivered to the Trustee or the Certificate Administrator, as applicable, so removed and one copy to the successor Trustee or Certificate Administrator, as applicable, or (2) any Certificateholder who has been a bona fide Certificateholder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee or the Certificate Administrator and the appointment of a successor Trustee or Certificate Administrator, as applicable. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee or Certificate Administrator, as applicable, which removal and appointment shall become effective upon acceptance of appointment by the successor Trustee or Certificate Administrator, as applicable, as provided in Section 8.8. The successor Trustee or Certificate Administrator, as applicable, so appointed by such court shall immediately and without further act be superseded by any successor Trustee or Certificate Administrator, as applicable, appointed by the Certificateholders as provided below within one year from the date of appointment by such court. Holders of Certificates evidencing, in the aggregate, not less than a majority of the Voting Rights of the outstanding Certificates, may at any time remove the Trustee or the Certificate Administrator upon at least 30 days’ written notice and appoint a successor Trustee or Certificate Administrator, as applicable, by written instrument or instruments, in triplicate, signed by such Holders or their attorney-in-fact duly authorized, one complete set of which instrument or instruments shall be delivered to the Depositor (with a copy to the Servicer and Special Servicer and the Borrower), one complete set to the Trustee or the Certificate Administrator, as applicable, so removed and one complete set to the successor(s) so appointed. Notice of any removal of the Trustee or the Certificate Administrator and acceptance of appointment by the successor Trustee or Certificate Administrator shall be given to the Borrower, the Senior Pari Passu Companion Loan Holders, the Rating Agencies (through the successor 17g-5 Information Provider’s website, as applicable) and the Initial Purchasers by the successor Trustee or Certificate Administrator, as applicable. No removal of the Trustee or the Certificate Administrator shall be effective until all reasonable fees, costs, expenses and Advances (including interest thereon) have been paid to the Trustee or Certificate Administrator, as applicable in full.

Any resignation or removal of the Trustee or Certificate Administrator shall not become effective until acceptance of the appointment by the successor Trustee or Certificate Administrator, as applicable, as provided in Section 8.8.

8.8.         Successor Trustee or Successor Certificate Administrator.  Any successor Trustee or Certificate Administrator appointed as provided in Section 8.7 shall execute, acknowledge and deliver to the Depositor, the Servicer, the Special Servicer and to its predecessor trustee or certificate administrator an instrument (i) accepting such appointment hereunder and (ii) making the representations and warranties of the Trustee or the Certificate Administrator, as applicable, as provided in Section 2.3 and Section 2.4, respectively, and thereupon the resignation or removal of the predecessor trustee or certificate administrator shall become effective and such successor Trustee or Certificate Administrator, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or certificate administrator herein. The predecessor Certificate Administrator shall deliver or cause to be delivered to the successor Certificate Administrator, as applicable, the Mortgage File and related documents and statements held by it hereunder, and the Depositor, the Servicer, the Special Servicer and the predecessor trustee or certificate administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Certificate Administrator all such rights, powers, duties and obligations.

No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.8 unless at the time of such acceptance such successor Trustee or Certificate Administrator shall be eligible under the provisions of Section 8.6 and its appointment shall not result in the qualification, downgrading, or withdrawal of the current rating of any Class of the Certificates (prior to the resignation or termination of the Trustee or Certificate Administrator).

Upon acceptance of appointment by a successor Trustee or Certificate Administrator as provided in this Section 8.8, the successor Trustee or Certificate Administrator shall mail notice of the succession of such trustee or certificate administrator hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register, the Depositor, the Borrower, the Senior Pari Passu Companion Loan Holders and the Initial Purchasers.

8.9.         Merger or Consolidation of the Trustee or the Certificate Administrator.  Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which either may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder; provided that (i) such Person shall be eligible under the provisions of Section 8.6, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding and (ii) Rating Agency Confirmation shall have been delivered to such Person.

8.10.       Appointment of Co-Trustee or Separate Trustee.  (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Property may at the time be located or in which any action of the Trustee may be required to be performed or taken, the Trustee, the Depositor or the Holders of Certificates evidencing, in the aggregate, a majority of the Voting Rights of the outstanding Certificates, by an instrument in writing signed by it or them, may appoint one or more individuals or corporations to act as separate trustee or separate trustees or co-trustees, acting jointly with the Trustee, of all or any part of the Property, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Trustee to act. The fees and expenses of any separate trustee or co-trustee shall be paid by the Trust Fund pursuant to Section 3.4(d).

(b)           The Trustee shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully conferring such title, rights or duties to such separate trustee or separate trustees or co-trustee, it, he, she or they shall be vested with such title to the Property or any part thereof, and with such rights, powers, duties and obligations as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Trustee, or the Trustee and such separate trustee or separate trustees or co-trustees jointly with the Trustee subject to all the terms of this Agreement, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Trustee, its attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its behalf and in its, her or his name. In the event that any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Property and all assets, property, rights, powers, duties and obligations of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

(c)           All provisions of this Agreement which are for the benefit of the Trustee and Certificate Administrator shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 8.10 and to the Trustee and Certificate Administrator in each capacity that it may assume hereunder, including, without limitation, its capacity as Certificate Administrator, Certificate Registrar, Authenticating Agent, Paying Agent and 17g-5 Information Provider, as applicable.

(d)           Every co-trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Trustee shall act, subject to the following provisions and conditions: (i) all powers, duties, obligations and rights conferred upon the Trustee in respect of the receipt, custody, investment and payment of monies shall be exercised solely by the Trustee; (ii) all other rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed and exercised or performed by the Trustee and such co-trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or trustees; (iii) no power hereby given to, or exercisable by, any such co-trustee or separate trustee shall be exercised hereunder by such co-trustee or separate trustees except jointly with, or with the consent of, the Trustee; and (iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustees hereunder.

If, at any time, the Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Trustee shall execute and deliver all instruments and agreements necessary or proper to remove any co-trustee or separate trustee. Notwithstanding the foregoing, the appointment of a co-trustee or separate trustee by the Trustee shall not relieve the Trustee of its obligations, duties, or responsibilities in any way or to any degree.

(e)           Any request, approval or consent in writing by the Trustee to any co-trustee or separate trustee shall be sufficient warrant to such co-trustee or separate trustee, as the case may be, to take such action as may be so required, approved or consented to.

(f)            Notwithstanding any other provision of this Section 8.10, the powers of any co-trustee or separate trustee shall not exceed those of the Trustee hereunder, and such co-trustee or separate trustee must meet the eligibility requirements set forth in Section 8.6.

8.11.        Appointment of Authenticating Agent.     (a) The Certificate Administrator may appoint an agent or agents which shall be authorized to act on behalf of the Certificate Administrator to authenticate Certificates (each such agent, an “Authenticating Agent”), and Certificates so authenticated shall be entitled to the benefits of this Agreement and shall be valid and obligatory for all purposes as if authenticated by the Certificate Administrator hereunder. Wherever a reference is made in this Agreement to the authentication and delivery of Certificates by the Certificate Administrator or the Certificate Administrator’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Certificate Administrator by an Authenticating Agent and a certificate of authentication executed on behalf of the Certificate Administrator by an Authenticating Agent. Each Authenticating Agent shall, at all times, be a corporation or association organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such law to act as Authenticating Agent, having a combined capital and surplus of not less than $15,000,000, authorized under such laws to do trust business and subject to supervision or examination by federal or state authorities. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If, at any time, an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section. The initial Authenticating Agent shall be the Certificate Administrator.

(b)           Any Person into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such Person shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

(c)           An Authenticating Agent may resign at any time by giving at least 30 days’ advance written notice thereof to the Certificate Administrator, the Servicer or Special

Servicer, as applicable, and the Depositor. The Certificate Administrator may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent, the Servicer or Special Servicer, as applicable, and the Depositor. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Certificate Administrator may appoint a successor Authenticating Agent and shall mail written notice of such appointment by first class mail, postage prepaid to all Certificateholders as their names and addresses appear in the Certificate Register. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

8.12.        Indemnification by Trustee and the Certificate Administrator.  The Trustee, and the Certificate Administrator (each, for purposes of this Section 8.12 only, an “Indemnifying Party”), as applicable, shall indemnify and hold harmless the Trust, the Depositor, the Servicer, the Special Servicer, each Senior Pari Passu Companion Loan Holder and each other, and their respective Affiliates and each of the directors, officers, employees and agents of the foregoing and their respective Affiliates (each, for purposes of this Section 8.12 only, an “Indemnified Party”), from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Indemnified Party in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise), that arise out of or are based upon (i) a breach by the Trustee or the Certificate Administrator, as the case may be, of its representations and warranties made under this Agreement, or (ii) the negligence, bad faith, fraud or willful misconduct on the part of the Trustee or the Certificate Administrator, as the case may be, in the performance of its obligations and duties or its negligent disregard of its obligations and duties under this Agreement.

The Certificate Administrator shall indemnify and hold harmless the Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

8.13.       Certificate Administrator and Servicer Not Responsible for Inconsistent Payment Information.  In connection with any Distribution Date and a voluntary prepayment or the payment at maturity by the Borrower of the Mortgage Loan or any portion thereof, the Certificate Administrator shall report the amount of such prepayment or payment to the Depository based on information received from the Servicer or Special Servicer in reliance on notices received from the Borrower. In the event of any inconsistencies in payments or prepayments made by the Borrower with the previously delivered notices by the Borrower, all costs and expenses incurred as a result of a failure by the Borrower to make any such payments or prepayment, shall be paid by the Borrower in accordance with the Loan Agreement provided that the amount of payment reported to the Depository by the Certificate Administrator was consistent with the information received from the Servicer or Special Servicer. If the Borrower fails to do so, such costs and expenses shall be reimbursed to the Certificate Administrator and to the Servicer or Special Servicer, as applicable, by the Trust pursuant to Section 3.4(d) from funds on deposit in the Collection Account. Neither the Certificate Administrator, the Servicer nor the Special Servicer shall be liable for any inability or delay of the Depository to make a distribution as a result of such inconsistencies. Notwithstanding the foregoing, the Certificate Administrator shall notify the Depository on the Remittance Date or as soon as reasonably possible of any such inconsistencies.

8.14.        Access to Certain Information.  (a) The Certificate Administrator shall afford to any Privileged Person (which for this purpose excludes a Privileged Person who provides the Certificate Administrator with an Investor Certification substantially in the form of Exhibit J-2 hereto) and to the Office of the Comptroller of the Currency, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Mortgage Loan or the other assets of the Trust Fund that are in its possession or within its control including, without limitation:

(i)            the Mortgage Loan files, including any and all modifications, waivers and amendments to the terms of the Mortgage Loan entered into or consented to by the Servicer or the Special Servicer and delivered to the Certificate Administrator;

(ii)           the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Servicer or Special Servicer, as applicable, and delivered to the Certificate Administrator for the Property, and

(iii)          all notices and reports delivered to the Certificate Administrator with respect to the Property as to which environmental testing revealed any failure of the Property to comply with any applicable law, including any environmental law, or which revealed an environmental condition present at the Property requiring further investigation, testing, monitoring, containment, clean up, or remediation.

Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator.

The Certificate Administrator will provide copies of the items described in this Section 8.14(a) above upon reasonable written request of the Certificateholders (other than a Certificateholder or Beneficial Owner that is a Privileged Person who provides the Certificate Administrator with an Investor Certification in the form of Exhibit J-2 hereto). The Certificate Administrator may require payment for the reasonable costs and expenses of providing the copies and may also require a confirmation executed by the requesting Person, in a form reasonably acceptable to the Certificate Administrator, to the effect that the Person making the request is a Beneficial Owner or prospective purchaser of Certificates, is requesting the information solely for use in evaluating its investment in the Certificates and will otherwise keep the information confidential. Certificateholders, by the acceptance of their Certificates, will be deemed to have agreed to keep this information confidential.

(b)           The Certificate Administrator shall make available to Privileged Persons (which for this purpose excludes a Privileged Person who provided the Certificate Administrator with an Investor Certification in the form of Exhibit J-2 hereto), via the Certificate Administrator’s Website, the following items (to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format to trustadministrationgroup@wellsfargo.com):

(i)            The following “deal documents”:

(A)          the Offering Circular and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)          this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any), the Loan Purchase Agreement and any amendments and exhibits hereto or thereto; and

(C)          the CREFC® Loan Setup File delivered to the Certificate Administrator by the Servicer;

(ii)           The following “periodic reports”:

(A)          all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.4(a); and

(B)          all CREFC® Reports prepared by, or delivered to, the Certificate Administrator pursuant to Section 3.18(a) other than the CREFC® Loan Setup File;

(iii)          The following “additional documents”:

(A)          summaries of Asset Status Reports and Final Asset Status Reports delivered to the Certificate Administrator pursuant to Section 3.10;

(B)          all inspection reports delivered to the Certificate Administrator pursuant to Section 3.22;

(C)          all Appraisals delivered to the Certificate Administrator pursuant to Section 3.7(a); and

(D)          operating statements and rent rolls;

(iv)          The following “special notices”:

(A)          any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 4.1(d);

(B)          any notice of a Servicer Termination Event or Special Servicer Termination Event delivered to the Certificate Administrator pursuant to Section 7.1(b);

(C)          any notice of resignation of the Trustee and any notice of the acceptance of appointment by the successor Trustee or successor Trustee delivered to the Certificate Administrator pursuant to Section 8.7;

(D)          any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support its or the Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.23(f);

(E)          any Special Notice delivered to the Certificate Administrator pursuant to Section 5.6;

(F)          any Annual Statements as to Compliance and related Officer’s Certificates delivered under Section 3.19;

(G)          any Annual Independent Public Accountants’ Servicing Reports delivered pursuant to Section 3.20;

(H)          any notice of termination of the Servicer or the Special Servicer delivered to the Trustee pursuant to Section 7.1(c);

(I)           any request by the Certificateholders representing at least 25% of the Voting Rights to terminate the Special Servicer pursuant to Section 7.1(e);

(J)           any notice of resignation of the Trustee or Certificate Administrator and any notice of the acceptance of appointment by the successor Trustee or successor Certificate Administrator pursuant to Section 8.7;

(K)          any notice sent by the Trustee requesting the resignation of the Special Servicer or providing notice of the appointment of a replacement special servicer in the event that the Special Servicer becomes a Borrower Related Party; and

(L)          whether a Subordinate Control Period or Subordinate Consultation Period is in effect.

(v)           the “Investor Q&A Forum” pursuant to Section 4.5(a); and

(vi)          solely to Certificateholders and Beneficial Owner of Certificates, the “Investor Registry” pursuant to Section 4.5(b).

Any Person that is a Borrower Related Party shall only be entitled to access the Distribution Date Statements, and the following items to the extent that they are made available to the general public: this Agreement, the Loan Purchase Agreement and any SEC filings on the Certificate Administrator’s Website.

The Servicer, the Special Servicer, the Certificate Administrator and the Trustee may each rely on (i) an investor certification in the form of Exhibit J-1 hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is not a Borrower Related Party and (ii) an investor certification in the form of Exhibit J-2 hereto from the Directing Holder or a Controlling Class Certificateholder to the effect that such Person is a Borrower Related Party. In the event the Directing Holder or a Controlling Class Certificateholder becomes a Borrower Related Party, such party shall promptly notify each of the Servicer, the Special Servicer, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit J-2 that such party is a Borrower Related Party and thereafter shall not be entitled to any information made available on the Certificate Administrator’s Website other than the Distribution Date Statement. None of the Servicer, the Special Servicer or the Certificate Administrator shall be liable for any communication to the Directing Holder or Controlling Class Certificateholder or disclosure of information if the Servicer, the Special Servicer or the Certificate Administrator, as applicable, did not receive prior written notice that the Directing Holder or a Controlling Class Certificateholder is a Borrower Related Party. Each of the Servicer, the Special Servicer and the Certificate Administrator shall be entitled to conclusively rely on (i) any written notice from the Directing Holder or a Controlling Class Certificateholder that it is not or is no longer an Excluded Controlling Class Holder and (ii) any certification delivered by the Directing Holder or a Controlling Class Certificateholder, as applicable, substantially in the form of Exhibit J-1 that such Person is not or is no longer a Borrower Related Party.

The foregoing information shall be made available by the Certificate Administrator on the Certificate Administrator’s Website promptly following receipt. The Certificate Administrator shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any such information is delivered or posted in error, the Certificate Administrator may remove it from the Certificate Administrator’s Website. The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the Certificate Administrator’s Website to the extent such information was not produced by the Certificate Administrator. In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information. Assistance in using the Certificate Administrator’s Website may be obtained by calling (866) 846-4526. The Certificate Administrator shall provide a mechanism to notify each Person that has signed-up for access to the Certificate Administrator’s

Website in respect of the transaction governed by this Agreement each time an additional document is posted to the Certificate Administrator’s Website. For purposes of receiving any information or report from the Certificate Administrator’s Website, other than Distribution Date Statements only, the Borrower, a Restricted Holder, any property manager or an Affiliate thereof (as evidenced by its submission of an Investor Certification in the form of Exhibit J-1 hereto) shall be deemed to not be a “Privileged Person” as defined herein.

The provisions of this Section 8.14(b) shall not limit the Servicer’s ability to make accessible certain information regarding the Trust Loan at a website maintained by the Servicer. In providing access to any information, the Servicer shall be entitled to rely on the certifications delivered to it pursuant to and in accordance with the terms of this Agreement. The Servicer shall not be liable for the dissemination of information in accordance with this Agreement.

The Certificate Administrator and the 17g-5 Information Provider shall make available solely to the Depositor and to NRSROs (including the Rating Agencies) the following items to the extent such items are delivered to it via email at 17g5informationprovider@wellsfargo.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto), specifically with a subject reference of “BBCMS 2016-ETC” and an identification of the type of information being provided in the body of the email, or via any alternate email address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)            any Asset Status Report delivered by the Special Servicer under Section 3.10(i);

(ii)           notice of final payments on the Certificates;

(iii)          any environmental reports delivered by the Special Servicer under Section 3.12(d);

(iv)          any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.7(a);

(v)           notices delivered to the Certificate Administrator pursuant to Section 3.24(h); and

(vi)          any Annual Statements as to Compliance and related Officer’s Certificates delivered under Section 3.19;

(vii)         any Annual Independent Public Accountants’ Servicing Reports delivered pursuant to Section 3.20;

(viii)        any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.26(a);

(ix)          any notice to the Rating Agencies relating to the Servicer’s, Special Servicer’s or Trustee’s determination to take action without receiving Rating Agency Confirmation as set forth in Section 3.26(a);

(x)           any information requested by the Depositor or the Rating Agencies pursuant to Section 3.21(b) (it being understood the 17g-5 Information Provider shall not disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such information as provided in Section 3.21(b));

(xi)          any notice of resignation of the Trustee and any notice of the acceptance of appointment by the successor Trustee delivered to the Certificate Administrator pursuant to Section 8.7;

(xii)         any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator by the Trustee or the Servicer, as the case may be, relating to a determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.23(f);

(xiii)        any notice of a Servicer Termination Event or Special Servicer Termination Event delivered to the Certificate Administrator pursuant to Section 7.1(b);

(xiv)        any summary of oral communications with the Rating Agencies that are delivered to the 17g-5 Information Provider pursuant to Section 8.14(c); provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with;

(xv)         any information authorized by the Depositor to be made available pursuant to Section 4.4(b);

(xvi)        this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any), the Loan Purchase Agreement and any amendments and exhibits hereto or thereto;

(xvii)       any notice of termination of the Servicer or the Special Servicer delivered to the Certificate Administrator pursuant to Section 7.1(c);

(xviii)      the Rating Agency Q&A Forum and Document Request Tool pursuant to Section 4.5(d); and

(xix)        any notice sent by the Trustee requesting the resignation of the Special Servicer or providing notice of the appointment of a replacement special servicer in the event that the Special Servicer becomes a Borrower Related Party.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website (a link to which shall be provided on the Depositor’s website at www.structuredfn.com, or such other website as to which the Depositor may notify the parties hereto in writing). Information will be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (eastern time) or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator. Access shall be provided by the 17g-5 Information Provider to the Depositor and to NRSROs upon receipt from the NRSRO of an NRSRO Certification. If a Rating Agency requests access to the 17g-5 Information Provider’s Website, access shall be granted by the 17g-5 Information Provider on the same Business Day, provided that such request is made prior to 2:00 p.m. (eastern time) on such Business Day, or, if received after 2:00 p.m. (eastern time), on the following Business Day. Questions regarding delivery of information to the 17g-5 Information Provider may be directed to (866) 846-4526 or 17g5informationprovider@wellsfargo.com.

Upon delivery by the Depositor to the 17g-5 Information Provider of information designated by the Depositor as pre-closing information from the Depositor’s 17g-5 Website (the “Pre-close Information”), the 17g-5 Information Provider shall make such information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant to this Section 8.14(b). Such information shall be provided to the 17g-5 Information Provider via electronic media and delivered to the 17g-5 Information Provider as mutually agreed. The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-close Information or any other information on the 17g-5 Information Provider’s Website to any designee or third party.

The Certificate Administrator and the 17g-5 Information Provider shall provide a mechanism to promptly notify each Person that has signed-up for access to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website, as applicable, in respect of the transaction governed by this Agreement each time an additional document is posted thereto and such notice shall specifically identify such document in the subject line or otherwise in the body of the email. The 17g-5 Information Provider shall send such notice to such Person’s email address provided by and used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general email address if such general email address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification. In connection with providing access to the 17g-5 Information Provider’s Website, the Certificate Administrator and the 17g-5 Information Provider, as applicable, may require registration and the acceptance of a disclaimer. The Certificate Administrator and the 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, make no representations or warranties as to the accuracy or completeness of such information being made available, and assume no responsibility for any such information for which it is not the original source. The 17g-5 Information Provider shall not be liable for failing to make any information available to any NRSROs unless the same was delivered to it at its email address set forth above, with the proper subject heading. Assistance in using the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website can be obtained by calling (866) 846-4526.

If any of the parties to this Agreement receives a Form ABS Due Diligence-15E from any party in connection with any third-party due diligence services, as defined in Rule 17g-10 under the Exchange Act, such party may have provided with respect to the Mortgage Loan (“Due Diligence Service Provider”), such receiving party shall promptly forward such Form ABS Due Diligence-15E to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any Form ABS Due Diligence-15E it receives directly from a Due Diligence Service Provider or from another party to this Agreement, promptly upon receipt thereof.

(c)           Each of the Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also make available through its website or otherwise (and, as to the Certificate Administrator, shall make available all information as necessary to enable the Certificate Administrator to comply with Section 8.14(b)) and any additional information relating to the Mortgage Loan, the Property or the Borrower, for review by the Depositor, the Trustee, the Senior Pari Passu Companion Loan Holders, the Certificate Administrator and any other Persons who deliver an Investor Certification in accordance with this Section 8.14(c), and the Rating Agencies (only to the extent such additional information is simultaneously delivered to the 17g-5 Information Provider in accordance with the provisions of Section 8.14(b), who shall post such additional information on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 8.14(b)) (collectively, the “Disclosure Parties”) in each case except to the extent doing so is prohibited by applicable law or by the Mortgage Loan. The Servicer or the Special Servicer as the case may be, shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Certificate Administrator and the Trustee, enter into an Investor Certification or other confidentiality agreement acceptable to the Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Servicer’s or the Special Servicer’s website, the Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the items described in Section 8.14(b) to Certificateholders, the Servicer or the Special Servicer, as applicable, shall require: (a) in the case of a Certificateholder or a licensed or registered investment advisor acting on behalf of such Certificateholder, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators and to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (b) in the case of a prospective purchaser of Certificates or interests therein, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Servicer nor the Special Servicer shall be liable for the dissemination of information in accordance with this Agreement. Neither the Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 8.14(c) unless such information was produced by the Servicer or Special Servicer, as applicable.

The Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be permitted to (but not obligated to) orally communicate with the Rating Agencies provided that such party summarizes the information provided to the Rating Agencies in such communication and provides the 17g-5 Information Provider with such summary in accordance with the procedures set forth in Section 8.14(b) on the same day such communication takes place; provided that the summary of such oral communications shall not be attributed to the Rating Agency the communication was with. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s website in accordance with the procedures set forth in Section 8.14(b).

None of the foregoing restrictions in this Section 8.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Servicer or the Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Servicer or the Special Servicer, as applicable, (ii) such Rating Agency’s or NRSRO’s approval of the Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s or NRSRO’s evaluation of the Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, that the Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loan to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) borrower, property and other deal specific identifiers are redacted, (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or (z) the Rating Agency confirms in writing that it does not intend to use such information in undertaking credit rating surveillance with regard to the Certificates.

In connection with the delivery by the Servicer or the Special Servicer, as applicable, to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website pursuant to this Agreement, the Servicer or the Special Servicer, as applicable, may, but is not obligated to, send such information, report, notice or other document to the applicable Rating Agency or Rating Agencies so long as such information, report, notice or other document (a) was previously provided to the 17g-5 Information Provider or (b) is simultaneously provided to the 17g-5 Information Provider.

Each of the Servicer and the Special Servicer (each, a “17g-5 Indemnifying Party”) hereby expressly agrees to indemnify and hold harmless the Depositor and its respective officers, directors, shareholders, members, managers, employees, agents, Affiliates and controlling persons, and the Trust Fund (each, a “17g-5 Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) to which any such 17g-5

Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, pursuant to a third-party claim, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon such 17g-5 Indemnifying Party’s breach of (i) any obligation relating to the provision of information to the Rating Agencies set forth in the first paragraph of Section 8.14(c) or (ii) any obligation set forth in the third, fourth and fifth paragraphs of Section 8.14(c), and shall reimburse such 17g-5 Indemnified Party for any legal or other expenses reasonably incurred by such 17g-5 Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred. The foregoing indemnity obligation shall be in addition to the indemnity obligation of any 17g-5 Indemnifying Party under Section 6.6 and shall not be construed as limiting such 17g-5 Indemnifying Party’s indemnity obligations under Section 6.6.

9.          CERTAIN MATTERS RELATING TO THE DIRECTING HOLDER

9.1.          Selection and Removal of the Directing Holder

(a)           The Majority Controlling Class Certificateholders may elect the Directing Holder.

(b)           The Directing Holder shall be selected by the Majority Controlling Class Certificateholders, as determined by the Certificate Registrar from time to time; provided that (i) absent such selection, or (ii) until a Directing Holder is so selected, or (iii) upon receipt by the Servicer, the Special Servicer and the Certificate Administrator of notice from the Majority Controlling Class Certificateholders that a Directing Holder is no longer so designated, the Controlling Class Certificateholder that owns and is identified (with contact information) to the Servicer, the Special Servicer and the Certificate Administrator as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class shall be the Directing Holder. Each Holder of the Certificates of the Controlling Class shall be entitled to vote in each election of the Directing Holder. Notwithstanding anything to the contrary herein, the (x) Directing Holder cannot be any Borrower Related Party or the property manager or any of their servicers or respective agents or Affiliates and (y) for purposes of determining the Majority Controlling Class Certificateholders and/or appointing the Directing Holder, any Borrower Related Party, the property manager or any of their servicers or respective agents or Affiliates shall be deemed not to be a Certificateholder and shall not be entitled to exercise such right. If the Servicer and the Special Servicer received notice that the Directing Holder or the Majority Controlling Class Certificateholders is a Borrower Related Party, a Subordinate Control Period and a Subordinate Consultation Period shall be deemed to be terminated (except for the purposes of determining whether the Directing Holder or a Controlling Class Certificateholder has the right to appoint the successor special servicer to a Special Servicer that is a Borrower Related Party pursuant to Section 3.10(k)).

(c)           On the Closing Date, the initial Directing Holder shall deliver a certification substantially in the form of Exhibit J-3 to this Agreement. Upon the resignation or removal of the existing Directing Holder, any successor Directing Holder shall also deliver a certification substantially in the form of Exhibit J-3 to this Agreement prior to being recognized as the new Directing Holder. Each of the Trustee and the Certificate Administrator may

conclusively rely on any Investor Certification provided to it in connection with the foregoing clause (b) and may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

(d)           The initial Directing Holder is Teachers Insurance and Annuity Association of America. The Majority Controlling Class Certificateholders shall give written notice to the Trustee, the Certificate Administrator, the Servicer and the Special Servicer of the appointment of any subsequent Directing Holder (in order to receive notices hereunder). Any Controlling Class Certificateholder that owns, and is identified (with contact information) to the Servicer, the Special Servicer, the Trustee and the Certificate Administrator as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class, shall give written notice to the Trustee, the Certificate Administrator, the Servicer and the Special Servicer of the appointment of a Directing Holder (if any) (in order to receive notices hereunder) by such Controlling Class Certificateholder for so long as such Controlling Class Certificateholder owns the largest aggregate Certificate Balance of the Controlling Class and shall also state that such Directing Holder is not a Borrower Related Party.

(e)           The Directing Holder may be removed at any time by the written vote of the Majority Controlling Class Certificateholders, and a copy of the results of such vote must be delivered to the Certificate Administrator and the Trustee.

(f)            Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Certificate of the Controlling Class, the selection of a Directing Holder or the resignation or removal thereof. Any Certificateholder or its designee at any time appointed Directing Holder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Certificate Administrator when such Certificateholder or its designee is appointed Directing Holder and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator shall notify the Trustee, the Special Servicer and the Servicer of the identity of the Directing Holder and any resignation or removal thereof. In addition, upon the request of the Servicer or the Special Servicer, as applicable, the Certificate Administrator shall provide the name of the then-current Directing Holder and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the requesting party) of the Controlling Class to such requesting party.

(g)           Once a Directing Holder has been selected, each of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholders shall have notified each other party to this Agreement and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Directing Holder or the selection of a new Directing Holder.

(h)           Until it receives notice to the contrary, each party to this Agreement shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Directing Holder. The Servicer may request that the Certificate Administrator provide the names of the Controlling Class Certificateholders, and the Servicer will be able to conclusively rely on such information. In the event that no

Directing Holder has been appointed or identified to the Servicer or the Special Servicer, the Servicer or the Special Servicer shall have no obligation to consult with, provide notice to or seek the approval of any Directing Holder.

(i)            The Directing Holder shall be responsible for its own expenses.

9.2.          Limitation on Liability of Directing Holder; Acknowledgements of the Certificateholders.

Neither the Controlling Class nor the Directing Holder shall be liable to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action for errors in judgment.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Holder (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of the Certificates, (ii) may act solely in the interests of the Holders of the Controlling Class, including the Directing Holder, (iii) does not have any duties or liability to the Holders of any Class of Certificates, (iv) may take actions that favor the interests of one or more Classes of the Certificates, including the Holders of the Controlling Class, over other Classes of the Certificates, (v) shall not be liable to the Trust, any Certificateholder or any other Person by reason of its having so acted as set forth in clauses (i) through (iv) in this Section 9.2, and (vi) and no Certificateholder may take any action whatsoever against the Directing Holder, the Controlling Class or any director, officer, employee, partner, member, shareholder, agent or principal thereof for having so acted.

9.3.          Rights and Powers of the Directing Holder.

(a)           Notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, Section 3.24(d) and (e), Section 9.3(b), Section 9.3(c) and the second (2nd) and third (3rd) paragraphs of this Section 9.3(a), (i) the Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer, which consent will be deemed given if the Special Servicer does not object within 15 Business Days (or 90 Business Days with regard to the determination of an Acceptable Insurance Default) unless such actions are part of an Asset Status Report approved by the Directing Holder under Section 3.10(h) (after delivery of a written analysis to the Special Servicer and information reasonably requested by the Special Servicer), and (ii) for so long as a Subordinate Control Period is in effect, the Special Servicer shall not be permitted to (A) consent to the Servicer’s taking any of the actions constituting a Major Decision, or (B) take any of the actions constituting a Major Decision, but subject to Section 3.10(h) as to which the Directing Holder has objected in writing within ten (10) Business Days after receipt of the written analysis and information reasonably requested by the Directing Holder from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period, then the Directing Holder shall be deemed to have approved such action). For the avoidance of doubt, if the Directing Holder does not object to any other request for consent required pursuant to the terms hereof within 10 Business Days, such consent will be deemed given. In the event that the Special Servicer or Servicer, as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the

Directing Holder during any Subordinate Control Period under this Agreement or consultation with the Directing Holder during any Subordinate Consultation Period, is necessary to protect the interests of the Certificateholders, the Special Servicer or Servicer, as applicable, may take any such action without waiting for the Directing Holder’s response. The Special Servicer is not required to obtain the consent of the Directing Holder for any Major Decision during any Subordinate Consultation Period; provided, that, during any Subordinate Consultation Period, the Special Servicer shall consult with the Directing Holder on a non-binding basis in connection with any Major Decision (and such other matters that are subject to consent, approval, direction or consultation rights of the Directing Holder hereunder) and consider alternative actions recommended by the Directing Holder, in respect thereof.

In addition, for so long as a Subordinate Control Period is in effect, subject to Section 9.3(b), Section 9.3(c) and the immediately following paragraph, the Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Directing Holder may reasonably deem advisable.

If the Special Servicer or Servicer, as applicable, determines that a refusal to consent by the Directing Holder or any direction or advice from the Directing Holder would (A) otherwise require or cause the Special Servicer or Servicer, as applicable, to violate the terms of the Loan Documents, the Co-Lender Agreement, applicable law, provisions of the Code resulting in an Adverse REMIC Event or this Agreement, (including without limitation, actions inconsistent with Accepted Servicing Practices), or (B) expose any Certificateholder, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Trust or their respective Affiliates, officers, directors or agent to any claim, suit or liability, (C) result in the imposition of a tax upon the Trust or loss of REMIC status or (D) materially expand the scope of the Special Servicer’s, the Servicer’s, the Trustee’s or the Certificate Administrator’s responsibilities hereunder, then the Special Servicer or Servicer, as applicable, shall disregard such refusal to consent, direction or advice and notify the Directing Holder, the Trustee, the Certificate Administrator and the 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder that does not violate the Loan Documents, the Co-Lender Agreement, this Agreement, any applicable law, provisions of the Code resulting in an Adverse REMIC Event or Accepted Servicing Practices or any other provisions of this Agreement, shall not result in any liability on the part of the Servicer or the Special Servicer.

(b)           Notwithstanding anything to the contrary contained herein (i) after the termination of a Subordinate Control Period, the Directing Holder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) during any Subordinate Consultation Period, the Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Servicer, Special Servicer and any other applicable party shall consult with the Directing Holder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the termination of any Subordinate Consultation Period, the Directing Holder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder.

If a Subordinate Control Period is again in effect following the termination of such period, then the Controlling Class shall regain all the consent and direction rights of the Controlling Class set forth in this Agreement (including, without limitation, the right to appoint a Directing Holder).

(c)           For purposes of determining the Directing Holder, exercising any rights of the Controlling Class or the Directing Holder or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Related Party, a property manager or an agent or Affiliate of the foregoing shall not be deemed to be a holder of the related Controlling Class and shall not be entitled to exercise such rights or receive such information. If, as a result of the preceding sentence, no holder of Controlling Class Certificates would be eligible to exercise such rights, there will be no Directing Holder.

9.4.          Directing Holder Contact with Servicer and Special Servicer.

Upon reasonable request, each of the Servicer and the Special Servicer shall, without charge, make a Servicing Officer available to answer questions from the Directing Holder (during any Subordinate Control Period) regarding the performance and servicing of the Mortgage Loan (or, in the case of the Special Servicer, the Special Servicer’s operational activities on a platform level basis related to the servicing of the Mortgage Loan after a Special Servicing Loan Event and the servicing of any Foreclosed Property) for which the Servicer or the Special Servicer, as the case may be, is responsible.

Notwithstanding any provision of this Agreement to the contrary, the failure of the Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement if the Servicer or the Special Servicer, as applicable, determines, in its reasonable and good faith judgment and consistent with the Accepted Servicing Practices, that such disclosure would constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

10.          TERMINATION

10.1.       Termination.   (a) The respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian created hereby (other than (i) the obligation to make certain payments to the Senior Pari Passu Companion Loan Holders, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and (iii) the indemnification rights and obligations of the parties hereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to this Article 10 following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the purchase of the Trust Loan pursuant to this Agreement), or the liquidation or abandonment of the Property and all other Collateral for the Mortgage Loan; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

(b)           On the final Distribution Date, all amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, shall be applied generally as described in Section 4.1.

(c)           Notice of any termination, specifying the final Distribution Date (which shall be a date that would otherwise be a Distribution Date) upon which the Certificateholders of any Class may surrender their Certificates to the Certificate Administrator for payment of the final distribution and cancellation, shall be given promptly by the Certificate Administrator by letter to Certificateholders mailed as soon as practicable specifying (A) the final Distribution Date upon which final payment of the Certificates shall be made upon presentation and surrender of Certificates at the office or agency of the Certificate Administrator therein designated, (B) the amount of any such final payment and (C) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Administrator therein specified.

10.2.       Additional Termination Requirements.  In connection with any termination pursuant to Section 10.1 other than final payment on the Mortgage Loan, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Certificate Administrator has received at the expense of the Trust Fund, an Opinion of Counsel that any other manner of terminating either the Lower-Tier REMIC or the Upper-Tier REMIC will not subject the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to federal income tax:

(i)            Within 89 days prior to the final Distribution Date, the Certificate Administrator shall designate the first day of the 90-day liquidation period of the Lower-Tier REMIC and the Upper-Tier REMIC which shall be specified in a notice from the Certificate Administrator to the Certificateholders as soon as practicable prior to such final Distribution Date, and shall specify such date in the final tax return of each such REMIC;

(ii)           At or after the time of adoption of such plan of complete liquidation and at or prior to the final scheduled Distribution Date, the Special Servicer shall sell any remaining assets (other than cash) of the Trust Fund and credit the proceeds thereof to the Trust Fund; and

(iii)          At or after such time as the proceeds from the disposition of the remaining assets of the Trust Fund shall have been credited to the Trust Fund, the Certificate Administrator shall cause all remaining amounts held (A) as part of the Lower-Tier REMIC to be distributed to the Certificate Administrator as holder of the Uncertificated Lower-Tier Interests and to the Holders of the Class R Certificates (in respect of the Class LT-R Interest) in accordance with Section 4.1(b) and (B) as part of the Upper-Tier REMIC to be distributed to the Holders of the Regular Certificates and the Class R Certificates (in respect of the Class UT-R Interest) in accordance with Section 4.1(a), Section 4.1(b) and Section 4.1(g).

10.3.        Trusts Irrevocable.   Except as expressly provided herein, all trusts created hereby are irrevocable.

11.          MISCELLANEOUS PROVISIONS

11.1.        Amendment.  (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

(i)            to correct any inconsistency, defect or ambiguity in this Agreement or to correct any manifest error in any provision of this Agreement;

(ii)           to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of its provisions that may be inconsistent with any other provisions therein or correct any error (including, but not limited to, the amount and priority of distributions to the Certificateholders);

(iii)          to change the timing and/or nature of deposits in the Collection Account, the Distribution Account or the Foreclosed Property Account, provided that (a) the Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder as evidenced by a Rating Agency Confirmation;

(iv)          to modify, eliminate or add to any of its provisions to the extent necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee, the Certificate Administrator and the Depositor have received an Opinion of Counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates;

(v)           to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee; provided, further, that the Depositor may conclusively rely upon an Opinion of Counsel (a copy of which shall be delivered to the Trustee and the Certificate Administrator) to such effect;

(vi)          to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto, as evidenced by Rating Agency Confirmation with respect to such change;

(vii)         to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation;

(viii)        to modify the provisions hereof with respect to reimbursement of Nonrecoverable Advances if (a) the Depositor, the Servicer, and, to the extent that the Trustee has the obligation to make Advances, the Trustee, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the Trustee or the Certificate Administrator is the requesting party), (c) Rating Agency Confirmation is obtained and (d) during any Subordinate Control Period, the Directing Holder consents to such modification; and

(ix)          to modify the procedures herein relating to Exchange Act Rule 17g-5; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the 17g-5 Information Provider, the Servicer or the Special Servicer without the consent of such party.

(b)           This Agreement may also be amended by the parties to this Agreement with the consent of the holders of Certificates of each Class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not directly (i) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan which are required to be distributed on any Certificate without the consent of the holder of such Certificate, (ii) reduce the aforesaid percentage of Certificates of any Class the holders of which are required to consent to the amendment, without the consent of the holders of all Certificates of that Class then outstanding, (iii) adversely affect the Voting Rights of any Class of Certificates, without the consent of the holders of all Certificates of that Class then outstanding, (iv) change in any manner the obligations of the Loan Sellers under the Loan Purchase Agreement without the consent of the Loan Sellers, (v) amend Accepted Servicing Practices without, in each case, the consent of 100% of the holders of Certificates adversely affected by such amendment, and Rating Agency Confirmation with respect to such amendment or (vi) change in any manner the rights and/or obligations of the Senior Pari Passu Companion Loan Holders without the consent of the Senior Pari Passu Companion Loan Holders.

(c)           Notwithstanding any contrary provision contained in this Agreement, no amendment to this Agreement may be made that changes in any manner the rights and/or obligations of the Loan Sellers under this Agreement or under the Loan Purchase Agreement without the consent of the Loan Sellers, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, or that impairs the rights of a Senior Pari Passu Companion Loan Holder under this Agreement without the consent of such Senior Pari Passu Companion Loan Holder, and the Trustee and Certificate Administrator may, but will not be obligated to, enter into any amendment to this Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Certificate Administrator and Trustee under this Agreement.

(d)           It shall not be necessary for the consent of Certificateholders under this Section 11.1 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(e)           Notwithstanding the foregoing, no amendment may be made to this Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the requesting party, if applicable, and otherwise if requested by the Trustee or the Certificate Administrator, at the Trust Fund’s expense) to the effect that the amendment is authorized or permitted under this Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with the amendment, will not result in the imposition of federal income tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code.

(f)            Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, the Depositor, the Servicer, the Special Servicer, the Borrower, the Initial Purchasers and the Rating Agencies.

(g)           In the event that neither the Depositor nor any successor thereto is in existence, any amendment under this Section 11.1 shall be effected with the consent of the Trustee, the Certificate Administrator and the Servicer or Special Servicer, as applicable, and, to the extent required by this Section 11.1, the required Certificateholders.

(h)           Unless otherwise specified in Section 11.1(a), the costs and expenses associated with any such amendment, including without limitation, Opinions of Counsel and Rating Agency Confirmations, shall be borne by the party requesting such amendment (or, if such amendment is required by any of the Rating Agencies to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in Section 11.1(a) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator), then at the expense of the Depositor and, if neither the Depositor nor any successor thereto is in existence, the Trust Fund).

11.2.       Recordation of Agreement; Counterparts. (a) This Agreement or an abstract hereof, if acceptable by the applicable recording office, is subject to recordation in all appropriate public offices for real property records in the county in which the Property subject to the Mortgage is situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee or the Certificate Administrator at the expense of the

Trust upon its receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders of the Trust.

(b)           For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

11.3.       Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.

11.4.       Notices.  All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of any Class of Certificates held in registered, definitive form shall be deemed to have been given upon being sent by first class mail, postage prepaid) as follows:

If to the Trustee, to:

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: BBCMS 2016-ETC

(with a copy to be sent contemporaneously via e-mail to
cmbstrustee@wilmingtontrust.com and by fax to (302) 630-4140)

If to the Certificate Administrator, to:

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: CMBS – Corporate Trust Services BBCMS 2016-ETC

Telephone: (410) 884-2000

with a copy to:

Facsimile: (410) 715-2380

Email: trustadministrationgroup@wellsfargo.com

If to the Custodian:

Wells Fargo Bank, National Association 1055 10th Avenue SE Minneapolis, Minnesota 55414 Attention: Document Custody Services – BBCMS 2016-ETC

If to the 17g-5 Information Provider, electronically to
17g5informationprovider@wellsfargo.com

If to the Depositor, to:

Barclays Commercial Mortgage Securities LLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention: Daniel Vinson
Facsimile number: (646) 758-1527
E-mail: daniel.vinson@barcap.com

with a copy to:

Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: Robert Kim Facsimile number: (212) 504-6666 E-mail: robert.kim@cwt.com

If to the Servicer, to:

Wells Fargo Bank, National Association
550 S. Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: BBCMS 2016-ETC Asset Manager
Facsimile number: (704) 715-0036
E-mail: commercial.servicing@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association
Legal Department
D1053 300
301 South College Street, 30th Floor
Charlotte, North Carolina 28202
Attention: Commercial Mortgage Servicing Legal Support
Facsimile No.: (704) 383-0353

with an additional copy to:

K&L Gates LLP
Hearst Tower
214 N. Tryon Street
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann, Esq.
Reference – BBCMS 2016-ETC
Facsimile No.: (704) 353-3190
Email: stacy.ackermann@klgates.com

For items regarding the Investor Q&A Forum, to:

REAM_InvestorRelations@wellsfargo.com

For any items relating to the Rating Agency Q&A Forum/Document Request Tool, to:

RAInvRequests@wellsfargo.com

If to the Special Servicer, to:

AEGON USA Realty Advisors, LLC
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499
Attention: Vice President, Special Servicing
Fax number: (319) 355-8030
Email: gdryden@aegonusa.com
           specialservicing@aegonusa.com

If to Barclays Capital:

Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019
Facsimile No.: (646) 758-1700
Attention: Daniel Vinson, Managing Director
Email: Daniel.vinson@barclays.com

with a copy to:

Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019
Facsimile No.: (212) 412-7519
Attention: Steven Glynn, Legal Department
Email: steven.glynn@barclays.com

with an additional copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Robert Kim
Facsimile number: (212) 504-6666
E-mail: robert.kim@cwt.com

If to MSCL:

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Attention: Stephen Holmes

with a copy to:

Morgan Stanley & Co. LLC
1221 Avenue of the Americas
New York, New York 10020
Attention: James Y. Lee, Esq.

If to WFS:

Wells Fargo Securities, LLC

375 Park Avenue, 2nd Floor, J0127-023

New York, New York 10152-023

Attention: A.J. Sfarra

If to Academy:

Academy Securities, Inc.
277 Park Avenue
New York, New York 10172
Attention: Michael Boyd, Chief Compliance Officer
Facsimile Number: (646) 736-3995

If to the Directing Holder:

Teachers Insurance and Annuity Association of America
730 Third Ave 4th Floor
New York, NY 10017
Attention: Shirley H. Cheng
Facsimile Number: (704) 595-5673
Email: scheng@tiaa.org

If to any Certificateholder, to:

the address set forth in the Certificate Register

If to the Borrower: at the address therefor set forth in the Loan Agreement or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

11.5.       Notices to the Rating Agencies.  Any notices or documents required to be delivered to the Rating Agencies under this Agreement and any other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies from any party hereto to the extent such party has or can obtain such information without unreasonable effort or expense shall be delivered to the Rating Agencies at the addresses set forth below; provided, however, that such information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 8.14(b); provided, further, that responses, information, reports and communications with respect to any Rating Agency Inquiry conducted or submitted on the Rating Agency Q&A Forum and Document Request Tool shall not be required to be delivered to the 17g-5 Information Provider. In connection with the delivery by the Servicer or the Special

Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Servicer or Special Servicer, as applicable, of when such information, report, notice or document has been posted to the 17g-5 Information Provider’s Website. The Servicer or Special Servicer, as applicable, may, but is not obligated to, send such information, report, notice or other document to the applicable Rating Agency so long as such information, report, notice or document (a) was previously provided to the 17g-5 Information Provider or (b) is simultaneously provided to the 17g-5 Information Provider. The 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event or Special Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

S&P Global Ratings

55 Water Street, 41st Floor

New York, New York 10041

Attention: Commercial Mortgage Surveillance Manager

Email: cmbs_info_17g5@standardandpoors.com

Kroll Bond Rating Agency, Inc.

845 Third Avenue

New York, New York 10022

Email: cmbssurveillance@krollbondratings.com

11.6.       Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

11.7.       Limitation on Rights of Certificateholders.  The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or to commence any proceeding in any court for a petition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholders be under any liability to any third party by reason of any action by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, and of the continuance thereof, as herein before provided, and unless the Holders of Certificates aggregating not less than 25% of the Voting Rights of the Certificates shall also have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder except as provided herein with respect to entitlement to payments or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

11.8.       Certificates Nonassessable and Fully Paid. The Certificateholders shall not be personally liable for obligations of the Trust Fund, the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and the Certificates, upon due authentication thereof by the Certificate Administrator pursuant to this Agreement, are and shall be deemed fully paid.

11.9.       Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.10.      No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

11.11.      Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and, where required, to the Depositor, the Trustee, the Servicer or the Special Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee, the Depositor, the Servicer and the Special Servicer if made in the manner provided in this Section.

(b)          The fact and date of the execution of any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator deems sufficient.

(c)          Any request, demand, authorization, direction, notice, consent, waiver, or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Certificate Administrator, the Depositor, the Servicer or the Special Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)          The Certificate Administrator may require additional proof of any matter referred to in this Section as it shall deem reasonably necessary.

11.12.          Successors and Assigns. The rights and obligations of any party hereto shall not be assigned (except pursuant to Section 6.2, 6.4, 8.7 or 8.9 hereof) by such party without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee and their respective permitted successors and assigns. No Person other than a party to this Agreement, the Initial Purchasers and any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically agree that (i) the Loan Sellers shall be a third-party beneficiary of this Agreement with respect to any provisions relating to the Loan Sellers, (ii) unless it is a Borrower Related Party, each Senior Pari Passu Companion Loan Holder shall be a third-party beneficiary of this Agreement with respect to the rights afforded it under this Agreement, (iii) each Companion Loan Depositor and Companion Loan Exchange Act Reporting Party shall be a third-party beneficiary of this Agreement with respect to its rights under Article 13 and (iv) no Borrower Related Party is an intended third-party beneficiary of this Agreement (provided that the Borrower Related Party shall be entitled to notices to the extent expressly provided herein).

11.13.          Acceptance by Authenticating Agent, Certificate Registrar. The Certificate Administrator hereby accepts its appointment as Authenticating Agent and Certificate Registrar and agrees to perform the obligations required to be performed by it in each such capacity pursuant to the terms of this Agreement.

11.14.          Streit Act. Any provisions required to be contained in this Agreement by Section 126 and/or Section 130-k or Article 4-A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 and/or 130-k shall not have any effect, and if said Section 126 and/or Section 130-k should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 and/or Section 130-k shall cease to have any further effect upon the provisions of this Agreement. In a case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4-A of the New York Real Property Law, such mandatory provisions of said Article 4-A shall prevail, provided that if said Article 4-A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4-A shall cease to have any further effect upon the provisions of this Agreement.

11.15.           Assumption by Trust of Duties and Obligations of the Lender Under the Loan Documents. The Trustee and Certificate Administrator on behalf of the Trust as assignee of the Mortgage Loan and the Servicer and Special Servicer hereby acknowledge that the Trust assumes all of the rights and obligations of the Lender as lender under the Loan Documents and agrees to be bound thereby, and in accordance with the terms thereof. Such acknowledgement on behalf of the Trust is made by the Trustee, the Certificate Administrator, the Servicer and the Special Servicer in the exercise of the powers and authority conferred and vested in it and is intended for the purpose of binding only the Trust. Nothing contained in this Section shall be construed as creating any liability on the part of the Trustee, Certificate Administrator, Servicer or Special Servicer, individually or personally, it being agreed that all liabilities and obligations being acknowledged as assumed are solely those of the Trust, and under no circumstances shall the Trustee, Certificate Administrator, Servicer or Special Servicer be liable personally for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement, any Loan Document or any related document.

12.          REMIC ADMINISTRATION

12.1.            REMIC Administration. (a) The parties intend that each of the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of each of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a REMIC, and the provisions hereof shall be interpreted consistently with this intention.

(b)          The Certificate Administrator shall make or cause to be made an election on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC to treat the segregated pool of assets constituting each such Trust REMIC as a REMIC under the Code. Each such election shall be made on IRS Form 1066 or other appropriate federal tax or information return for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

(c)          The Closing Date is hereby designated as the “Startup Day” of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” of the Regular Certificates and the Uncertificated Lower-Tier Interests for the purposes of Section 860G(a)(1) of the Code is the Rated Final Distribution Date.

(d)          The Certificate Administrator shall prepare or cause to be prepared, and file or cause to be filed with the IRS, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such REMIC on IRS Form SS-4 or obtain such number by other permissible means. Within thirty days of the Closing Date, the Certificate Administrator shall furnish or cause to be furnished to the Internal Revenue Service, on IRS Form 8811 or as otherwise may be required by the Code, the name, title and address of the Persons that Holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within (10) Business Days of the Closing Date to provide any information reasonably requested by the Servicer or the Certificate Administrator and necessary to make such filing).

(e)          The Certificate Administrator shall pay without any right of reimbursement the ordinary and usual expenses in connection with the preparation, filing and mailing of tax information reports and returns that are incurred by it in the ordinary course of its business, but extraordinary or unusual expenses, costs or liabilities incurred in connection with its tax-related duties under this Agreement, including without limitation any expenses, costs or liabilities associated with audits or any administrative or judicial proceedings with respect to the Lower-Tier REMIC or the Upper-Tier REMIC that involve the IRS or state tax authorities, shall be reimbursable from the Trust Fund.

(f)           The Certificate Administrator shall prepare, or cause to be prepared, timely furnish or cause to be timely furnished to the Trustee to sign (and the Trustee shall timely sign), and the Certificate Administrator shall file or cause to be filed all federal, state and local income or franchise or other tax and information returns for each of the Lower-Tier REMIC and the Upper-Tier REMIC as the direct representative for such REMIC. Except as provided in Section 11.1(e), the expenses of preparing and filing such returns shall be borne by the Certificate Administrator. The Depositor shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession, and is reasonably requested by the Certificate Administrator to enable it to perform its obligations under this subsection (f), and the Certificate Administrator shall be entitled to rely on such information in the performance of its obligations hereunder.

(g)          The Certificate Administrator shall perform on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC all reporting and other tax compliance duties that are the responsibility of such REMIC under the Code, the REMIC Provisions, or other compliance guidance issued by the IRS or any state or local taxing authority. Among its other duties, the Certificate Administrator shall provide (i) to the IRS or other Persons (including, but not limited to, the transferor of a Class R Certificate to a Disqualified Organization or to an agent that has acquired a Class R Certificate on behalf of a Disqualified Organization) such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Disqualified Organization and (ii) to the Certificateholders such information or reports as are required by the Code or REMIC Provisions. The Depositor shall provide on a timely basis (and in no event later than 30 days after the Certificate Administrator’s request) to the Certificate Administrator or its designee such information with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession and is reasonably requested in writing by the Certificate Administrator to enable it to perform its obligations under this subsection (g).

(h)           The Holder of the Class R Certificates holding the largest Percentage Interest therein shall be the Tax Matters Person, pursuant to Treasury regulations Section 1.860F-4(d), and the “partnership representative” within the meaning of Section 6223 of the Code (to the extent such provision is applicable to the Trust REMICs) of each Trust REMIC. The duties of the Tax Matters Persons and “partnership representative” for the Upper-Tier REMIC and the Lower-Tier REMIC are hereby delegated to the Certificate Administrator as agent for the related Tax Matters Person and “partnership representative”, and the Class R Certificateholders, by acceptance of the Class R Certificates, agree, on behalf of themselves and all successor holders of such Class R Certificates, to such delegation to the Certificate Administrator as its agent and attorney in fact.

(i)            The Certificate Administrator, the Holders of the Class R Certificates, the Servicer and the Special Servicer shall perform their obligations under this Agreement and the REMIC Provisions in a manner consistent with the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC.

(j)            The Certificate Administrator, any Holder of the Class R Certificates, the Servicer and the Special Servicer shall not take any action or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to take any action, within their respective control and the scope of their specific respective duties under this Agreement that, under the REMIC Provisions, could reasonably be expected to (i) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or (ii) unless permitted under Section 12.2(a), result in the imposition of a tax upon either the Lower-Tier REMIC or the Upper-Tier REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on prohibited contributions as defined in Section 860G(d) of the Code) (any such result in clause (i) or (ii), an “Adverse REMIC Event”) unless (A) the Certificate Administrator and the Servicer have received a Nondisqualification Opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) with respect to such action or (B) the Certificate Administrator and the Servicer have received an opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) to the effect that such action will not cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC and that no tax will actually be imposed.

(k)           Any and all federal, state and local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC or its assets or transactions, including, without limitation, “prohibited transaction” taxes as defined in Section 860F of the Code, and any tax on contributions imposed by Section 860G(d) of the Code, shall be paid from the Collection Account; provided that the Servicer, upon two (2) days prior written notice, shall remit from the Collection Account to the Certificate Administrator the amount of any such tax that the Certificate Administrator notifies the Servicer is due; provided, further, that if such taxes shall have been imposed on account of the willful misconduct, bad faith or negligence of any party hereto, or in connection with the breach of any representation or warranty made by any party hereto in this Agreement, then such taxes shall be paid by such party.

(l)            The Certificate Administrator shall, for federal income tax purposes, maintain books and records with respect to the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis. Notwithstanding anything to the contrary contained herein or in the Loan Documents (but subject to Section 1.3), all amounts collected on the Mortgage Loan shall, for federal income tax purposes, be allocated first to interest due and payable on the Mortgage Loan (including interest on overdue interest) other than interest at the Default Rate. The books and records must be sufficient concerning the nature and amount of the investments of the Lower-Tier REMIC and the Upper-Tier REMIC to show that such REMIC has complied with the REMIC Provisions.

(m)          None of the Certificate Administrator, the Trustee, the Servicer or the Special Servicer shall enter into any arrangement by which either the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services.

(n)           In order to enable the Certificate Administrator to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Certificate Administrator within 10 days after the Closing Date, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes on the valuations and offering prices of the Certificates, including, without limitation, the yield, issue prices, pricing prepayment assumption and projected cash flows of the Certificates and the Class R Certificates, as applicable, and the projected cash flows on the Mortgage Loan. Thereafter, the Depositor, the Trustee, the Servicer and the Special Servicer shall provide to the Certificate Administrator, promptly upon request therefor, any such additional information or data that the Certificate Administrator may, from time to time, reasonably request in order to enable the Certificate Administrator to perform its duties as set forth herein. The Certificate Administrator is hereby directed to use any and all such information or data provided by the Trustee, the Depositor, the Servicer and the Special Servicer in the preparation of all federal, state or local income, franchise or other tax and information returns and reports for each of the Lower-Tier REMIC and the Upper-Tier REMIC to Certificateholders as required herein. The Depositor hereby indemnifies the Certificate Administrator for any losses, liabilities, damages, claims or expenses of the Certificate Administrator arising from any errors or miscalculations of the Certificate Administrator pursuant to this Section 12.1 that result from any failure of the Depositor to provide or to cause to be provided, accurate information or data to the Certificate Administrator (but not resulting from the methodology employed by the Certificate Administrator) on a timely basis and such indemnifications shall survive the termination of this Agreement and the termination of the Certificate Administrator.

The Certificate Administrator agrees that all such information or data so obtained by it shall be regarded as confidential information and agrees that it shall use its best reasonable efforts to retain in confidence, and shall ensure that its officers, employees and representatives retain in confidence, and shall not disclose, without the prior written consent of the Depositor, any or all of such information or data, or make any use whatsoever (other than for the purposes contemplated by this Agreement) of any such information or data without the prior written consent of the Depositor, unless such information is generally available to the public (other than as a result of a breach of this Section 12.1) or is required by law or applicable regulations to be disclosed.

The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Code Section 6221 (or successor provisions) to either the Lower-Tier REMIC or the Upper-Tier REMIC and (ii) to avoid payment by either the Lower-Tier REMIC or the Upper-Tier REMIC under Code Section 6225 (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of a Class R Certificate, past or present. A Holder of any Class R Certificate agrees, by acquiring such Certificate, to any such elections.

12.2.            Foreclosed Property. (a) The parties hereto acknowledge and understand that if the Trust Fund were to acquire the Property as Foreclosed Property and were to own and operate the Property in a manner consistent with the manner in which the Property is currently owned and operated by the Borrower, through a Successor Manager, some portion or all of the income derived in the Lower-Tier REMIC from such Foreclosed Property may be considered “net income from foreclosure property” for purposes of Section 860G(c) of the Code and subject to tax at normal corporate income tax rates.

In determining whether to acquire and hold any Foreclosed Property, the Special Servicer, acting on behalf of the Trustee hereunder, shall take these circumstances into account and shall only acquire any such Foreclosed Property if it determines, in its reasonable judgment (after, consultation with counsel, at the expense of the Trust Fund), that either (i) there is a commercially feasible alternative method of administering such Foreclosed Property that would not result in such tax, e.g., a net lease that results in Rents from Real Property or (ii) the likely recovery with respect to operating the Foreclosed Property on behalf of the Trust Fund, after taking into account any such taxes that might be imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC, will exceed the likely recovery to the Trust Fund if the Trust Fund were to net lease the Foreclosed Property or were not to acquire and hold the Foreclosed Property. If the Trust Fund acquires any Foreclosed Property, the Special Servicer, acting on behalf of the Trustee, if the property manager would not be considered an Independent Contractor, shall either renegotiate the management agreement (if any) or replace the property manager with a Successor Manager (as appropriate and to the extent permitted under such management agreement) so that the Foreclosed Property would be considered to be operated by an Independent Contractor. If, after making the foregoing reasonable efforts, the Special Servicer determines that it is in the best interests of Certificateholders on a net after-tax basis to operate the Foreclosed Property in a manner such that the Lower-Tier REMIC or Upper-Tier REMIC shall receive, based upon an Opinion of Counsel, “net income from foreclosure property” under the REMIC Provisions, the Special Servicer shall maintain or cause to be maintained such records of income and expense as to enable such amounts to be computed accurately, and shall pay or retain or cause to be paid or retained from Foreclosure Proceeds such amounts as are necessary to pay such tax or, to the extent such amounts are insufficient, from the Collection Account pursuant to Section 3.4(d)(x).

Without limiting the generality of the foregoing, the Special Servicer shall not, to the extent within its power:

(i)           permit the Trust Fund to enter into, renew or extend any new lease with respect to the Foreclosed Property, if the new lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)          permit any amount to be received or accrued under any new lease other than amounts that will constitute Rents from Real Property;

(iii)         authorize or permit any construction on the Foreclosed Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvements was completed before default on the Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)         Directly Operate, other than through an Independent Contractor, or allow any other Person to Directly Operate, other than through the property manager or an Independent Contractor, the Foreclosed Property on any date more than 90 days after its acquisition date.

(b)          The Special Servicer, acting on behalf of the Trustee hereunder, shall make reasonable efforts to sell the Foreclosed Property for its fair market value in accordance with Section 3.15. In any event, however, the Special Servicer, acting on behalf of the Trustee hereunder, shall dispose of any Foreclosed Property as soon as is practicable but in no event later than the close of the third calendar year following the year in which the Acquisition Date occurs unless the Special Servicer, on behalf of the Trustee, has received (or has not been denied) an extension of time (an “Extension”) by the Internal Revenue Service to sell such Foreclosed Property or an opinion of counsel to the effect that the holding by the Trust Fund of the Foreclosed Property for an additional specified period will neither result in the imposition of taxes on “prohibited transactions” of the Trust Fund as defined in Section 860F of the Code, nor cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, in which event such period shall be extended by such additional specified period, with the expenses of obtaining any such extension of time being an expense of the Trust Fund. If the Special Servicer, on behalf of the Trustee, has received (or has not been denied) such Extension, then the Special Servicer, acting on behalf of the Trustee hereunder, shall continue to attempt to sell the Foreclosed Property for its fair market value for such longer period as such Extension permits (the “Extended Period”). If the Special Servicer, acting on behalf of the Trustee, has not received such an Extension and the Special Servicer, acting on behalf of the Trustee hereunder, is unable to sell the Foreclosed Property, within the foregoing period or if the Special Servicer, acting on behalf of the Trustee hereunder, has received such an Extension, and the Special Servicer, acting on behalf of the Trustee hereunder, is unable to sell the Foreclosed Property within the Extended Period, the Special Servicer shall, before the end of the above-referenced period or the Extended Period, as the case may be, auction the Foreclosed Property to the highest bidder (which may be the Special Servicer) in accordance with Accepted Servicing Practices.

(c)           Within 30 days of the sale of a Foreclosed Property, the Special Servicer shall provide to each of the Certificate Administrator and the Trustee a statement of accounting for the Foreclosed Property, including, without limitation, (i) the date the Property was acquired in foreclosure or by deed in lieu of foreclosure, (ii) the date of disposition of such Foreclosed Property, (iii) the gross sale price and related selling and other expenses, (iv) accrued interest calculated from the date of acquisition to the disposition date, and (v) such other information as the Certificate Administrator and/or Trustee may reasonably request.

12.3.      Prohibited Transactions and Activities. The Special Servicer shall not permit the sale or disposition of the Mortgage Loan at a time when the Mortgage Loan is not the subject of a breach of a representation or is not in default or default with respect thereto is not reasonably foreseeable (except in a disposition pursuant to (i) the bankruptcy or insolvency of the Lower-Tier REMIC or (ii) the termination of the Lower-Tier REMIC in a “qualified liquidation” as defined in Section 860F(a)(4) of the Code), nor acquire any assets for either the Lower-Tier REMIC or the Upper-Tier REMIC (other than Foreclosed Property), nor sell or dispose of any investments in the Collection Account or Distribution Account for gain, nor receive any amount representing a fee or other compensation for services not contemplated herein, nor accept any contributions to either the Lower-Tier REMIC or the Upper-Tier REMIC (other than a cash contribution during the three-month period beginning on the Startup Day), unless it has received an Opinion of Counsel (at the expense of the Person requesting it to take such action) to the effect that such disposition, acquisition, substitution or acceptance will not (a) affect adversely the status of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or of the Certificates as representing regular interests therein, (b) affect the distribution of interest or principal on the Regular Certificates, (c) result in the encumbrance of the assets transferred or assigned to either the Lower-Tier REMIC or the Upper-Tier REMIC (except pursuant to the provisions of this Agreement), or (d) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on “prohibited transactions” or “prohibited contributions” pursuant to the REMIC Provisions.

12.4.   Indemnification with Respect to Certain Taxes and Loss of REMIC Status. (a) If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance by the Certificate Administrator of its duties and obligations specifically set forth herein, or by reason of the Certificate Administrator’s negligent disregard of its obligations and duties thereunder, the Certificate Administrator shall indemnify the Trust against any and all losses, claims, damages, liabilities or expenses (“Losses”) resulting therefrom; provided, however, that the Certificate Administrator shall not be liable for any such Losses attributable to the action or inaction of the Servicer, the Special Servicer, the Depositor, or the Holders of the Class R Certificates nor for any such Losses resulting from misinformation provided by the Holders of the Class R Certificates, the Servicer, the Special Servicer, or the Depositor, on which the Certificate Administrator has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of successor Holders of the Class R Certificates at law or in equity.

(b)          If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance of the Servicer or the Special Servicer in the performance of its duties and obligations set forth herein, or by reason of the Servicer’s or

Special Servicer’s negligent disregard of its obligations and duties thereunder, the Servicer or the Special Servicer, as the case may be, shall indemnify the Trust against any and all losses resulting therefrom; provided, however, that the Servicer or the Special Servicer, as the case may be, shall not be liable for any such losses attributable to the action or inaction of the Certificate Administrator, the Depositor, the Holders of the Class R Certificates nor for any such losses resulting from misinformation provided by the Certificate Administrator, the Depositor or the Holders of the Class R Certificates on which the Servicer or the Special Servicer, as the case may be, has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of any successor Holders of the Class R Certificates at law or in equity.

13.          EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

13.1.       Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article 13 of this Agreement is, among other things, to facilitate compliance by any Companion Loan Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. Except as expressly required by Sections 13.7, 13.8 and 13.9, the Depositor shall not, and no Companion Loan Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor, or any Companion Loan Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, and any Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Companion Loan Depositor and any Companion Loan Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Companion Loan Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, any Companion Loan Depositor or any Companion Loan Exchange Act Reporting Party, as applicable, to permit any Companion Loan Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loan, reasonably believed by the Depositor or any Companion Loan Depositor, as applicable, in good faith to be necessary in order to effect such compliance.

13.2.       Succession; Sub-Servicers; Subcontractors. (a) For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 13.7 of this Agreement), in connection with the succession to the Servicer and Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a “servicer” meeting the criteria contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer and Special Servicer or any such Sub-Servicer, the Servicer or Special Servicer, as applicable (depending on whether such succession involves it or one of its Sub-Servicers), shall provide (other than in the case of a succession pursuant to an appointment under Section 7.1 or 7.2, in which case the successor servicer or successor special servicer, as applicable, shall provide) to any Companion Loan Depositor as to which the applicable Senior Pari Passu Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement (and as long as such notice is not given by a successor servicer or successor special servicer appointed under Section 7.1 or 7.2), and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Companion Loan Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to each such Companion Loan Depositor, all information relating to such successor servicer reasonably requested by any such Companion Loan Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)          For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Special Servicer, any Sub-Servicer and the Certificate Administrator (each of the Servicer, the Special Servicer and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 13.2(b) and Section 13.2(c), a “Servicing Party”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicing Party shall promptly upon request provide to any Companion Loan Depositor as to which the applicable Senior Pari Passu Companion Loan is affected, a written description (in form and substance satisfactory to each such Companion Loan Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicing Party during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicing Party shall cause any Subcontractor utilized by such Servicing Party that is determined to be a Servicing Function Participant to comply with the provisions of Section 13.8 and Section 13.9 of this Agreement to the same extent as if such Subcontractor were such Servicing Party. Such Servicing Party shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit T, shall use commercially reasonable efforts to obtain from such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 13.8 and Section 13.9 of this Agreement, in each case, as and when required to be delivered.

(c)          For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicing Party engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicing Party shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicing Party determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Companion Loan Depositor as to which the applicable Senior Pari Passu Companion Loan is affected, of any such Sub-Servicer and Subservicing Agreement. No Subservicing Agreement (other than such agreements set forth on Exhibit P hereto) shall be effective until five (5) Business Days after such written notice is received by the Depositor, the Certificate Administrator and each such Companion Loan Depositor. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable each Companion Loan Exchange Act Reporting Party as to which the applicable Senior Pari Passu Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Companion Loan Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)          For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Companion Loan Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 13.6 of this Agreement) and shall furnish pursuant to Section 13.6 of this Agreement to each Companion Loan Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Companion Loan Depositor, all information reasonably necessary for each Companion Loan Exchange Act Reporting Party to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Companion Loan Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

13.3.       Companion Loan Securitization Trust’s Filing Obligations. For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall (and shall cause (or, in the case of each Sub-Servicer set forth on Exhibit T, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with each Companion Loan Depositor in connection with the satisfaction of each Companion Loan Securitization Trust’s reporting requirements under the Exchange Act.

13.4.       Form 10-D Disclosure. For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, within one Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) the parties as set forth on Exhibit P to this Agreement, shall be required to provide to each Companion Loan Exchange Act Reporting Party and each Companion Loan Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by each such Companion Loan Exchange Act Reporting Party, each such Companion Loan Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, and (ii) the parties listed on Exhibit P to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit T, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit S to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit P to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.

13.5.       Form 10-K Disclosure. For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 2017, (i) the parties listed on Exhibit Q to this Agreement shall be required to provide (and with respect to any Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Companion Loan Exchange Act Reporting Party and each Companion Loan Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act Reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Companion Loan Exchange Act Reporting Party, each such Companion Loan Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit Q to this Agreement applicable to such party, and (ii) the parties listed on Exhibit Q to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit T, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit S to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Q to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.

13.6.       Form 8-K Disclosure. For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), within one Business Day after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”) (using commercially reasonable efforts), but in no event later than the close of business (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit R to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit T, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this

Agreement), shall cause such Servicing Function Participant to provide) to each Companion Loan Depositor and each Companion Loan Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Companion Loan Depositor, each such Companion Loan Exchange Act Reporting Party and such providing parties, any Form 8-K Disclosure Information described on Exhibit R to this Agreement as applicable to such party, if applicable, and (ii) the parties listed on Exhibit R to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit T, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit S. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit R of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information.

13.7.       Annual Compliance Statements. On or before March 1 of each year, commencing in 2017, each of the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loan), the Certificate Administrator and the Trustee (provided, however that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit T with which it has entered into a servicing relationship with respect to the Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each such Servicing Function Participant and each of the Servicer, Special Servicer and the Certificate Administrator, a “Certifying Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall post it to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, as applicable, pursuant to Section 8.14(b)), the Trustee, the Depositor and the Senior Pari Passu Companion Loan Holders (or, in the case of a Senior Pari Passu Companion Loan that is part of a Companion Loan Securitization Trust, the applicable Companion Loan Depositor and Companion Loan Exchange Act Reporting Party), an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Person’s activities during the preceding calendar year or portion thereof and of such Person’s performance under this Agreement or the applicable sub-servicing agreement, as applicable, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Person has fulfilled all its obligations under this Agreement or the applicable sub-servicing agreement, as applicable, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Senior Pari Passu Companion Loan that is part of a Companion Loan Securitization Trust, the applicable Companion Loan Depositor and Companion Loan Exchange Act Reporting Party)

may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Servicing Function Participant with which the Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Trust Loan or a Senior Pari Passu Companion Loan in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each such Certifying Servicer that serviced the Trust Loan or a Senior Pari Passu Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered. Copies of all Officer’s Certificates delivered pursuant to this Section 13.7 shall be made available to any Privileged Person by the Certificate Administrator by posting such Compliance Report to the Certificate Administrator’s Website pursuant to Section 8.14(b).

13.8.       Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1 of each year, commencing in 2017, the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loan), the Certificate Administrator and the Trustee (provided, however that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit T with which it has entered into a servicing relationship with respect to the Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Servicer, the Special Servicer, the Certificate Administrator, the Trustee and any Servicing Function Participant, as the case may be, a “Reporting Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall post it to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, as applicable, pursuant to Section 8.14(b)), the Trustee, the Depositor and the Senior Pari Passu Companion Loan Holders (or, in the case of a Senior Pari Passu Companion Loan that is part of a Companion Loan Securitization Trust, the applicable Companion Loan Depositor and Companion Loan Exchange Act Reporting Party), a report on an assessment of compliance with the Applicable Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Applicable Servicing Criteria, (B) a statement that, to the best of such Reporting Servicer’s knowledge, such Reporting Servicer used the Servicing Criteria to assess compliance with the Applicable Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof and (D) a statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for such period. The Certificate Administrator shall provide copies of all compliance reports delivered pursuant to this Section 13.8 to any Certificateholder upon the written request therefor and submission of an Investor Certification in the form of Exhibit J-1.

Each such report shall be addressed to the Depositor and each Companion Loan Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Applicable Servicing Criteria. For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such report, the Depositor and each Companion Loan Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Applicable Servicing Criteria.

(b)          On the Closing Date, the Servicer, the Special Servicer and the Certificate Administrator each acknowledge and agree that Exhibit K to this Agreement sets forth the Applicable Servicing Criteria for such party.

(c)          No later than 30 days after the end of each fiscal year for the Trust, the Servicer, the Special Servicer and, for so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator shall notify the Certificate Administrator, the Depositor, each Companion Loan Exchange Act Reporting Party and each Companion Loan Depositor as to the name of each Servicing Function Participant utilized by it, in each case, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Servicer, the Special Servicer and, for so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator submit their assessments pursuant to Section 13.8(a) of this Agreement, such parties, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 13.9) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)          In the event the Servicer, the Special Servicer or, for so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Sub-Servicer set forth on Exhibit T, shall use commercially reasonable efforts to cause) any Servicing Function Participant engaged by it to provide (and the Servicer, the Special Servicer and the Certificate Administrator shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant to provide) an annual assessment of compliance pursuant to this Section 13.8, coupled with an attestation as required in Section 13.9 in respect of the period of time that the Servicer, the Special Servicer or, for so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator was subject to this Agreement or the period of time that the Servicing Function Participant was subject to such other servicing agreement.

13.9.       Annual Independent Public Accountants’ Servicing Report. On or before March 1 of each year, commencing in 2017, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee (provided, however that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall cause (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit T with which it has entered into a servicing relationship with respect to the Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) a registered public accounting firm (which may also render other services to the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website pursuant to Section 8.14(b)), the Depositor, the Senior Pari Passu Companion Loan Holders (or, in the case of a Senior Pari Passu Companion Loan that is part of a Companion Loan Securitization Trust, the applicable Companion Loan Depositor and Companion Loan Exchange Act Reporting Party) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Applicable Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Applicable Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each accountant’s attestation report required hereunder shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of all statements delivered pursuant to this Section 13.9 shall be made available to any Privileged Person by the Certificate Administrator posting such statement on the Certificate Administrator’s Website pursuant to Section 8.14(b).

For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of such report from the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or any Servicing Function Participant, the Depositor and each Companion Loan Depositor may review the report and, if applicable, consult with the Servicer, the Special Servicer, the Certificate Administrator or the Trustee as to the nature of any defaults by the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Trust Loan or any Senior Pari Passu Companion Loan, as the case may be, in the fulfillment of any of the Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Trustee’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing agreement.

13.10.      Significant Obligor. If a Companion Loan Depositor has notified the Servicer and Special Servicer in writing that the Mortgaged Property is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the Relevant Distribution Date) with respect to a Companion Loan Securitization that includes such Senior Pari Passu Companion Loan, to the extent that the Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Mortgagor or Special Servicer, beginning with the first calendar quarter following receipt of such notice from the Companion Loan Depositor, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year following such notice from the Companion Loan Depositor, as applicable, the Servicer shall deliver to the Companion Loan Depositor, on or prior to the day that occurs two (2) Business Days prior to the related “significant obligor” NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the Servicer in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Day prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the Borrower in such financial statements.

13.11.      Sarbanes-Oxley Backup Certification. For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Servicer, the Special Servicer and the Trustee shall provide (and with respect to any other Servicing Function Participant of such party, shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification with respect to such Companion Loan Securitization Trust (the “Certifying Person”) no later than March 1 of the year following the year to which the Form 10-K of such Companion Loan Securitization Trust relates or, if March 1 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit V-1, Exhibit V-2, Exhibit V-3 or Exhibit V-4, as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 13.11 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

13.12.      Indemnification. For so long as the other Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall indemnify and hold harmless the Depositor, each Companion Loan Depositor and any employee, director or officer of the Depositor or any Companion Loan Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) an actual breach by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, of its obligations under this Article 12, (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special

Servicer, the Certificate Administrator or the Trustee, as applicable, in the performance of such obligations or (iii) delivery of any Deficient Exchange Act Deliverable regarding such party and delivered by or on behalf of such party.

The Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit T (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit T, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless the Depositor, each Companion Loan Depositor and any employee, director or officer of the Depositor or any Companion Loan Depositor from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing agreement, (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations, (iii) any failure by a Servicing Party (as defined in Section 13.2(b)) to identify a Servicing Function Participant or (d) delivery of any Deficient Exchange Act Deliverable regarding such party and delivered by or on behalf of such party.

If the indemnification provided for in, or contemplated by, either of the prior two paragraphs is unavailable or insufficient to hold harmless the Depositor, any Companion Loan Depositor or any employee, director or officer of the Depositor or any Companion Loan Depositor, then the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article 13 (or breach of its obligations under the applicable sub-servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing party’s negligence, bad faith or willful misconduct in connection therewith.

The Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit T (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit T, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations. This Section 13.11 shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer, the Special Servicer or the Certificate Administrator.

13.13.      Amendments. This Article 13 may be amended by the parties hereto pursuant to Section 11.1 of this Agreement for purposes of complying with Regulation AB, the Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of

Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

13.14.      Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor or any Companion Loan Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article 13; provided that such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment.

13.15.      Termination of Sub-Servicing Agreements. For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Certificate Administrator and the Trustee, as applicable, shall (i) cause each Sub-Servicing Agreement to which it is a party to entitle the Depositor or any Companion Loan Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer to any deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article 13 and (ii) promptly notify the Depositor and any Companion Loan Depositor following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article 13. The Depositor and any Companion Loan Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor and any Companion Loan Depositor to terminate a Sub-Servicing Agreement as aforesaid shall not limit any right the Servicer, the Certificate Administrator or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement.

13.16.      Notification Requirements and Deliveries in Connection with Securitization of a Senior Pari Passu Companion Loan. (a) Any other provision of this Article 13 to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article 13, in connection with the requirements contained in this Article 13 that provide for the delivery of information and other items to, and the cooperation with, the Companion Loan Depositor and Companion Loan Exchange Act Reporting Party of any Companion Loan Securitization Trust that includes a Senior Pari Passu Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Companion Loan Depositor or Companion Loan Exchange Act Reporting Party (i) until the Companion Loan Depositor or Companion Loan Exchange Act Reporting Party of such Companion Loan Securitization Trust has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once and each party shall be entitled to rely on such notice), setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 13.7, Section 13.8 and Section 13.9 of this Agreement, stating that such Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Companion Loan Depositor or Companion Loan Exchange Act Reporting Party is only required to provide a single written notice to such effect. Any reasonable cost and expense of the Servicer, Special Servicer,

Trustee and Certificate Administrator in cooperating with such Companion Loan Depositor or Companion Loan Exchange Act Reporting Party of such Companion Loan Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Companion Loan Depositor or Companion Loan Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Companion Loan Depositor of such Companion Loan Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article 13 to such Companion Loan Depositor and Companion Loan Exchange Act Reporting Party of such Companion Loan Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article 13 in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article 13 with respect to such Companion Loan Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation will be required in connection with any delivery of the items contemplated by Section 13.7, Section 13.8 and Section 13.9 of this Agreement. Such confirmation shall be deemed given if the Companion Loan Depositor or Companion Loan Exchange Act Reporting Party for the Companion Loan Securitization Trust provides a written statement to the effect that the Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Companion Loan Depositor provide them with the contact details of such Companion Loan Depositor, Companion Loan Exchange Act Reporting Party and any other parties to the Companion Loan Pooling and Servicing Agreement relating to such Companion Loan Securitization Trust.

(b)          Each of the Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of Section 13.16(a) above, and subject to a right of the Servicer, Special Servicer, the Certificate Administrator or Trustee, as the case may be, to review and approve such disclosure materials, permit the related Senior Pari Passu Companion Loan Holder to use such party’s description contained in the Offering Circular (updated as appropriate by the Servicer, the Special Servicer, Certificate Administrator or Trustee, as applicable, at the reasonable cost of the Companion Loan Depositor) for inclusion in the disclosure materials relating to any securitization of a Senior Pari Passu Companion Loan.

(c)          The Servicer, the Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 13.16(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the Companion Loan Depositor and any underwriters with respect to any securitization transaction that includes a Senior Pari Passu Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 13.16(b) with respect to such party, substantially identical to those, if any, delivered by the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Offering Circular and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, or their respective legal counsel, as the case may be, and sufficient to comply with Regulation AB). None of the Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall be obligated to deliver any such item with respect to the securitization of a Senior Pari Passu Companion Loan if it did not deliver a corresponding item with respect to this Trust.

[REMAINDER OF THE PAGE LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BARCLAYS COMMERCIAL MORTGAGE SECURITIES LLC, as Depositor

By:	/s/ Daniel Vinson
Name: Daniel Vinson
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Servicer

By:	/s/ Nachette Hadden
Name: Nachette Hadden
Title: Director

AEGON USA REALTY ADVISORS, LLC, as Special Servicer

By:	/s/ David C. Feltman
Name: David C. Feltman
Title: Executive Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator

By:	/s/ Stacey Gross
Name: Stacey Gross
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Beverly D. Capers
Name: Beverly D. Capers
Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:	/s/ Stacey Gross
Name: Stacey Gross
Title: Vice President

BBCMS 2016-ETC: TRUST AND SERVICING AGREEMENT

STATE OF NY	)
	)	ss:
COUNTY OF NY	)

On this 10th day of August, 2016, before me, the undersigned, a Notary Public in and for the State of NY, duly commissioned and sworn, personally appeared Daniel Vinson, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at 170E. 79th Street, NY, NY 10075; that s/he is the Vice President of Barclays Commercial Mortgage Securities LLC, a Delaware limited liability company, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Natasha Bavaro
NOTARY PUBLIC in and for the State of NY

NATASHA BAVARO
Notary Public, State of New York
Registration #01BA6228585
[SEAL]	Qualified In New York County
Commission Expires September 20, 2018
My Commission expires:

01BA6228585

STATE OF NORTH CAROLINA	)
	):	ss.
COUNTY OF MECKLENBURG	)

On this 10 day of August, 2016, personally appeared before me Nachette Hadden, to me known (or proved to me on the basis of satisfactory evidence) to be a Director of Wells Fargo Bank, National Association, a national banking association, that executed the within and foregoing instrument, and acknowledged that said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument, and that by her signature on the instrument the entity upon behalf of which she acted, executed the instrument.

/s/ Erica L. Smith
Notary
Name:

My Commission expires:	ERICA L. SMITH
NOTARY PUBLIC
Gaston County
North Carolina
My Commission Expires 7/15/2017

STATE OF IOWA	)
	)	ss:
COUNTY OF LINN	)

On this 24th day of August, 2016, before me, the undersigned, a Notary Public in and for the State of Iowa, duly commissioned and sworn, personally appeared David C. Feltman, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at Cedar Rapids, Iowa; that s/he is the Executive Vice President of AEGON USA Realty Advisors, LLC, an Iowa limited liability company, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

REBECCA JOHNSON	/s/ Rebecca Johnson
Commission Number 782312 My Commission Expires	NOTARY PUBLIC in and for the State of Iowa
January 23, 2017

[SEAL]

My commission expires:

01.23.2017

State of: Maryland	)
	)	ss:
County of: Howard	)

On the 9th day of August, 2016, before me, a notary public in and for said State, personally appeared Stacey Gross, known to me to be a Vice President of Wells Fargo Bank, N.A., one of the corporations that executed the within instrument, and also know to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Amy Martin
Notary Public

AMY MARTIN
NOTARY PUBLIC
ANNE ARUNDEL COUNTY
MARYLAND
My Commission Expires 2-22-2017

STATE OF DELAWARE	)
	)	ss:
COUNTY OF NEW CASTLE	)

On this 9th day of August, 2016, before me, the undersigned, a Notary Public in and for the State of Delaware, duly commissioned and sworn, personally appeared Beverly D. Capers, to me known who, by me duly sworn, did depose and acknowledge before me and say that she resides at 1100 North Market Street, Wilmington, DE 19890; that she is the Assistant Vice President of Wilmington Trust, National Association, a national banking association, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Christina Bader
NOTARY PUBLIC in and for the State of Delaware
CHRISTINA BADER
NOTARY PUBLIC
STATE OF DELAWARE
MY COMMISSION EXPIRES MARCH 22, 2020

[SEAL]

My Commission expires:

State of: Maryland	)
	)	ss:
County of: Howard	)

On the 9th day of August, 2016, before me, a notary public in and for said State, personally appeared Stacey Gross, known to me to be a Vice President of Wells Fargo Bank, N.A., one of the corporations that executed the within instrument, and also know to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Amy Martin
Notary Public

AMY MARTIN
NOTARY PUBLIC
ANNE ARUNDEL COUNTY
MARYLAND
My Commission Expires 2-22-2017

EXHIBIT A-1

FORM OF CLASS A CERTIFICATES

CLASS A

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE INITIAL PURCHASERS, THE LOAN SELLERS,

[1]	Temporary Regulation S Global Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

[3]	Global Certificate legend.

Exhibit A-1-1

THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN THE BORROWER AS SET FORTH IN THE OFFERING CIRCULAR). NEITHER THIS CERTIFICATE NOR THE UNDERLYING LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT

Exhibit A-1-2

PROHIBITED TRANSACTION UNDER ERISA OR CODE SECTION 4975 (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-1-3

BBCMS 2016-ETC Mortgage Trust,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2016-ETC, CLASS A

Pass-Through Rate: 2.9370%

First Distribution Date: September 15, 2016

Aggregate Initial Certificate Balance of the Class A Certificates: $150,000,000	Rated Final Distribution Date: August 2036

CUSIP: U0731PAA5 ISIN: USU0731PAA58[4]	Initial Certificate Balance of this Certificate: $[________] [QIB] $[________] [Reg S] $[________] [IAI]
CUSIP: 05491LAA6 ISIN: US05491LAA61[5] CUSIP: 05491LAB4 ISIN: US05491LAB45[6] No.: A[-1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class A Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee issued by a special purpose entity evidencing a portion of a fixed rate loan (such portion, the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class X, Class B, Class C, Class D, Class E, Class F and Class R Certificates (collectively with the Class A Certificates, the “Certificates”; the holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and

[4]	For Regulation S Global Certificate only.

[5]	For Certificate sold in reliance on Rule 144A only.

[6]	For IAI Definitive Certificate only.

Exhibit A-1-4

Wilmington Trust, National Association, as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest and any Yield Maintenance Premiums then distributable, if any, allocable to the Class A Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and neither the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee,

Exhibit A-1-5

without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the written consent of the holders of Certificates of each Class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates; provided, however, that certain specified amendments require the consent of the holders of all Certificates representing all of the Percentage Interests of the Class or Classes adversely affected thereby. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that changes in any manner the obligations of the Loan Sellers under the Loan Purchase Agreement without the consent of the Loan Sellers, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, or that impairs the rights of a Senior Pari Passu Companion Loan Holder under the Trust and Servicing Agreement without the consent of such Senior Pari Passu Companion Loan Holder, and the Certificate Administrator may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Certificate Administrator under the Trust and Servicing Agreement. In addition, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the requesting party, if applicable, and otherwise if requested by the Trustee or the Certificate Administrator, at the Trust Fund’s expense) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with the amendment, will not result in the imposition of federal income tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian created thereby (other than (i) the obligation to make certain payments to the Senior Pari Passu Companion Loan Holders, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and (iii) the indemnification obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Trust Loan (including, without limitation, the purchase of the Trust Loan pursuant to the Trust and Servicing Agreement), or the liquidation or abandonment of the Property and all other Collateral for the Mortgage Loan; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of the Trust and Servicing Agreement.

Exhibit A-1-6

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-1-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class A Certificates referred to in the Trust and Servicing Agreement.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-1-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal		Certificate Balance Prior to Exchange or Payment		Certificate Balance Exchanged or Principal Payment Made		Type of Certificate Exchanged for		Remaining Certificate Balance Following Such Exchange or Payment		Notation Made by

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

Exhibit A-1-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s):

Taxpayer Identification Number: __________

Exhibit A-1-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of ____ ______________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or _________ _________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-1-11

EXHIBIT A-2

FORM OF CLASS B CERTIFICATES

CLASS B

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE INITIAL PURCHASERS, THE LOAN SELLERS,

[1]	Temporary Regulation S Global Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

[3]	Global Certificate legend.

Exhibit A-2-1

THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN THE BORROWER AS SET FORTH IN THE OFFERING CIRCULAR). NEITHER THIS CERTIFICATE NOR THE UNDERLYING LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS B CERTIFICATE IS SUBORDINATED TO THE CLASS A CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS

Exhibit A-2-2

DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR CODE SECTION 4975 (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-2-3

BBCMS 2016-ETC Mortgage Trust,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2016-ETC, CLASS B

Pass-Through Rate: 3.1890%
First Distribution Date: September 15, 2016
Aggregate Initial Certificate Balance of the Class B Certificates: $75,000,000	Rated Final Distribution Date: August 2036

CUSIP: U0731PAB3 ISIN: USU0731PAB32[4]	Initial Certificate Balance of this Certificate: $[________] [QIB] $[________] [Reg S] $[________] [IAI]
CUSIP: 05491LAC2 ISIN: US05491LAC28[5] CUSIP: 05491LAD0 ISIN: US05491LAD01[6] No.: B[-1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class B Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee issued by a special purpose entity evidencing a portion of a fixed rate loan (such portion, the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X, Class C, Class D, Class E, Class F and Class R Certificates (collectively with the Class B Certificates, the “Certificates”; the holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and

[4]	For Regulation S Global Certificate only.

[5]	For Certificate sold in reliance on Rule 144A only.

[6]	For IAI Definitive Certificate only.

Exhibit A-2-4

Wilmington Trust, National Association, as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest and any Yield Maintenance Premiums then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and neither the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee,

Exhibit A-2-5

without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the written consent of the holders of Certificates of each Class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates; provided, however, that certain specified amendments require the consent of the holders of all Certificates representing all of the Percentage Interests of the Class or Classes adversely affected thereby. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that changes in any manner the obligations of the Loan Sellers under the Loan Purchase Agreement without the consent of the Loan Sellers, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, or that impairs the rights of a Senior Pari Passu Companion Loan Holder under the Trust and Servicing Agreement without the consent of such Senior Pari Passu Companion Loan Holder, and the Certificate Administrator may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Certificate Administrator under the Trust and Servicing Agreement. In addition, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the requesting party, if applicable, and otherwise if requested by the Trustee or the Certificate Administrator, at the Trust Fund’s expense) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with the amendment, will not result in the imposition of federal income tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian created thereby (other than (i) the obligation to make certain payments to the Senior Pari Passu Companion Loan Holders, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and (iii) the indemnification obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Trust Loan (including, without limitation, the purchase of the Trust Loan pursuant to the Trust and Servicing Agreement), or the liquidation or abandonment of the Property and all other Collateral for the Mortgage Loan; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of the Trust and Servicing Agreement.

Exhibit A-2-6

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-2-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class B Certificates referred to in the Trust and Servicing Agreement.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-2-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal		Certificate Balance Prior to Exchange or Payment		Certificate Balance Exchanged or Principal Payment Made		Type of Certificate Exchanged for		Remaining Certificate Balance Following Such Exchange or Payment		Notation Made by

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

Exhibit A-2-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s):

Taxpayer Identification Number: __________

Exhibit A-2-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of ____ ______________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or _________ _________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-2-11

EXHIBIT A-3

FORM OF CLASS C CERTIFICATES

CLASS C

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE INITIAL PURCHASERS, THE LOAN SELLERS,

1    Temporary Regulation S Global Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

[3]	Global Certificate legend.

Exhibit A-3-1

THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN THE BORROWER AS SET FORTH IN THE OFFERING CIRCULAR). NEITHER THIS CERTIFICATE NOR THE UNDERLYING LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS C CERTIFICATE IS SUBORDINATED TO THE CLASS A AND CLASS B CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS

Exhibit A-3-2

DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR CODE SECTION 4975 (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-3-3

BBCMS 2016-ETC Mortgage Trust,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2016-ETC, CLASS C

Pass-Through Rate: 3.3910%

First Distribution Date: September 15, 2016

Aggregate Initial Certificate Balance of the Class C Certificates: $56,300,000	Rated Final Distribution Date: August 2036

CUSIP: U0731PAC1 ISIN: USU0731PAC15[4]	Initial Certificate Balance of this Certificate: $[________] [QIB] $[________] [Reg S] $[________] [IAI]
CUSIP: 05491LAE8 ISIN: US05491LAE83[5] CUSIP: 05491LAF5 ISIN: US05491LAF58[6] No.: C[-1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class C Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee issued by a special purpose entity evidencing a portion of a fixed rate loan (such portion, the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X, Class B, Class D, Class E, Class F and Class R Certificates (collectively with the Class C Certificates, the “Certificates”; the holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and

[4]	For Regulation S Global Certificate only.

[5]	For Certificate sold in reliance on Rule 144A only.

[6]	For IAI Definitive Certificate only.

Exhibit A-3-4

Wilmington Trust, National Association, as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest and any Yield Maintenance Premiums then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and neither the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee,

Exhibit A-3-5

without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the written consent of the holders of Certificates of each Class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates; provided, however, that certain specified amendments require the consent of the holders of all Certificates representing all of the Percentage Interests of the Class or Classes adversely affected thereby. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that changes in any manner the obligations of the Loan Sellers under the Loan Purchase Agreement without the consent of the Loan Sellers, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, or that impairs the rights of a Senior Pari Passu Companion Loan Holder under the Trust and Servicing Agreement without the consent of such Senior Pari Passu Companion Loan Holder, and the Certificate Administrator may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Certificate Administrator under the Trust and Servicing Agreement. In addition, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the requesting party, if applicable, and otherwise if requested by the Trustee or the Certificate Administrator, at the Trust Fund’s expense) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with the amendment, will not result in the imposition of federal income tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian created thereby (other than (i) the obligation to make certain payments to the Senior Pari Passu Companion Loan Holders, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and (iii) the indemnification obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Trust Loan (including, without limitation, the purchase of the Trust Loan pursuant to the Trust and Servicing Agreement), or the liquidation or abandonment of the Property and all other Collateral for the Mortgage Loan; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of the Trust and Servicing Agreement.

Exhibit A-3-6

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-3-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class C Certificates referred to in the Trust and Servicing Agreement.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-3-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal		Certificate Balance Prior to Exchange or Payment		Certificate Balance Exchanged or Principal Payment Made		Type of Certificate Exchanged for		Remaining Certificate Balance Following Such Exchange or Payment		Notation Made by

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

Exhibit A-3-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s):

Taxpayer Identification Number: __________

Exhibit A-3-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of ____ ______________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or _________ _________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-3-11

EXHIBIT A-4

FORM OF CLASS D CERTIFICATES

CLASS D

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE INITIAL PURCHASERS, THE LOAN SELLERS,

[1]	Temporary Regulation S Global Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

[3]	Global Certificate legend.

Exhibit A-4-1

THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN THE BORROWER AS SET FORTH IN THE OFFERING CIRCULAR). NEITHER THIS CERTIFICATE NOR THE UNDERLYING LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS D CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS B AND CLASS C CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND

Exhibit A-4-2

EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR CODE SECTION 4975 (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-4-3

BBCMS 2016-ETC Mortgage Trust
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2016-ETC, CLASS D

Pass-Through Rate: Equal to Net Trust Loan Rate.

First Distribution Date: September 15, 2016

Aggregate Initial Certificate Balance of the Class D Certificates: $69,000,000	Rated Final Distribution Date: August 2036

CUSIP: U0731PAD9 ISIN: USU0731PAD97[4]	Initial Certificate Balance of this Certificate: $[________] [QIB] $[________] [Reg S] $[________] [IAI]
CUSIP: 05491LAG3 ISIN: US05491LAG32[5] CUSIP: 05491LAH1 ISIN: US05491LAH15[6] No.: D[-1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class D Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee issued by a special purpose entity evidencing a portion of a fixed rate loan (such portion, the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X, Class B, Class C, Class E, Class F and Class R Certificates (collectively with the Class D Certificates, the “Certificates”; the holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer,

[4]	For Regulation S Global Certificate only.

[5]	For Certificate sold in reliance on Rule 144A only.

[6]	For IAI Definitive Certificate only.

Exhibit A-4-4

Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest and any Yield Maintenance Premiums then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and neither the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

Exhibit A-4-5

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the written consent of the holders of Certificates of each Class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates; provided, however, that certain specified amendments require the consent of the holders of all Certificates representing all of the Percentage Interests of the Class or Classes adversely affected thereby. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that changes in any manner the obligations of the Loan Sellers under the Loan Purchase Agreement without the consent of the Loan Sellers, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, or that impairs the rights of a Senior Pari Passu Companion Loan Holder under the Trust and Servicing Agreement without the consent of such Senior Pari Passu Companion Loan Holder, and the Certificate Administrator may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Certificate Administrator under the Trust and Servicing Agreement. In addition, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the requesting party, if applicable, and otherwise if requested by the Trustee or the Certificate Administrator, at the Trust Fund’s expense) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with the amendment, will not result in the imposition of federal income tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian created thereby (other than (i) the obligation to make certain payments to the Senior Pari Passu Companion Loan Holders, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and (iii) the indemnification obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Trust Loan (including, without limitation, the purchase of the Trust Loan pursuant to the Trust and Servicing Agreement), or the liquidation or abandonment of the Property and all other Collateral for the Mortgage Loan; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of the Trust and Servicing Agreement.

Exhibit A-4-6

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-4-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class D Certificates referred to in the Trust and Servicing Agreement.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-4-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal		Certificate Balance Prior to Exchange or Payment		Certificate Balance Exchanged or Principal Payment Made		Type of Certificate Exchanged for		Remaining Certificate Balance Following Such Exchange or Payment		Notation Made by

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

Exhibit A-4-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s):

Taxpayer Identification Number: __________

Exhibit A-4-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of ____ ______________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or _________ _________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-4-11

EXHIBIT A-5

FORM OF CLASS E CERTIFICATES

CLASS E

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE INITIAL PURCHASERS, THE LOAN SELLERS,

[1]	Temporary Regulation S Global Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

[3]	Global Certificate legend.

Exhibit A-5-1

THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN THE BORROWER AS SET FORTH IN THE OFFERING CIRCULAR). NEITHER THIS CERTIFICATE NOR THE UNDERLYING LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS E CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS B, CLASS C AND CLASS D CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS

Exhibit A-5-2

GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WILL BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-5-3

BBCMS 2016-ETC Mortgage Trust,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2016-ETC, CLASS E

Pass-Through Rate: Equal to Net Trust Loan Rate.

First Distribution Date: September 15, 2016

Aggregate Initial Certificate Balance of the Class E Certificates: $93,700,000	Rated Final Distribution Date: August 2036

CUSIP: U0731PAE7 ISIN: USU0731PAE70[4]	Initial Certificate Balance of this Certificate: $[________] [QIB] $[________] [Reg S] $[________] [IAI]
CUSIP: 05491LAJ7 ISIN: US05491LAJ70[5] CUSIP: 05491LAK4 ISIN: US05491LAK44[6] No.: E[-1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class E Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee issued by a special purpose entity evidencing a portion of a fixed rate loan (such portion, the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X, Class B, Class C, Class D, Class F and Class R Certificates (collectively with the Class E Certificates, the “Certificates”; the holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer,

[4]	For Regulation S Global Certificate only.

[5]	For Certificate sold in reliance on Rule 144A only.

[6]	For IAI Definitive Certificate only.

Exhibit A-5-4

Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest and any Yield Maintenance Premiums then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and neither the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

Exhibit A-5-5

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the written consent of the holders of Certificates of each Class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates; provided, however, that certain specified amendments require the consent of the holders of all Certificates representing all of the Percentage Interests of the Class or Classes adversely affected thereby. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that changes in any manner the obligations of the Loan Sellers under the Loan Purchase Agreement without the consent of the Loan Sellers, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, or that impairs the rights of a Senior Pari Passu Companion Loan Holder under the Trust and Servicing Agreement without the consent of such Senior Pari Passu Companion Loan Holder, and the Certificate Administrator may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Certificate Administrator under the Trust and Servicing Agreement. In addition, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the requesting party, if applicable, and otherwise if requested by the Trustee or the Certificate Administrator, at the Trust Fund’s expense) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with the amendment, will not result in the imposition of federal income tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian created thereby (other than (i) the obligation to make certain payments to the Senior Pari Passu Companion Loan Holders, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and (iii) the indemnification obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Trust Loan (including, without limitation, the purchase of the Trust Loan pursuant to the Trust and Servicing Agreement), or the liquidation or abandonment of the Property and all other Collateral for the Mortgage Loan; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of the Trust and Servicing Agreement.

Exhibit A-5-6

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-5-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class E Certificates referred to in the Trust and Servicing Agreement.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-5-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal		Certificate Balance Prior to Exchange or Payment		Certificate Balance Exchanged or Principal Payment Made		Type of Certificate Exchanged for		Remaining Certificate Balance Following Such Exchange or Payment		Notation Made by

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

Exhibit A-5-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s):

Taxpayer Identification Number: __________

Exhibit A-5-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of ____ ______________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or _________ _________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-5-11

EXHIBIT A-6

FORM OF CLASS F CERTIFICATES

CLASS F

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE INITIAL PURCHASERS, THE LOAN SELLERS,

[1]	Temporary Regulation S Global Certificate legend.

[2]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

[3]	Global Certificate legend.

Exhibit A-6-1

THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN THE BORROWER AS SET FORTH IN THE OFFERING CIRCULAR). NEITHER THIS CERTIFICATE NOR THE UNDERLYING LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS F CERTIFICATE IS SUBORDINATED TO THE CLASS A, CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE OTHER THAN AN INSURANCE COMPANY USING ASSETS OF ITS

Exhibit A-6-2

GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WILL BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTIONS 406 AND 407 OF ERISA AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-6-3

BBCMS 2016-ETC Mortgage Trust,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2016-ETC, CLASS F

Pass-Through Rate: Equal to Net Trust Loan Rate.

First Distribution Date: September 15, 2016

Aggregate Initial Certificate Balance of the Class F Certificates: $68,500,000	Rated Final Distribution Date: August 2036

CUSIP: U0731PAF4 ISIN: USU0731PAF46[4]	Initial Certificate Balance of this Certificate: $[________] [QIB] $[________] [Reg S] $[________] [IAI]
CUSIP: 05491LAL2 ISIN: US05491LAL27[5] CUSIP: 05491LAM0 ISIN: US05491LAM00[6] No.: F[-1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class F Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee issued by a special purpose entity evidencing a portion of a fixed rate loan (such portion, the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X, Class B, Class C, Class D, Class E and Class R Certificates (collectively with the Class F Certificates, the “Certificates”; the holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer,

[4]	For Regulation S Global Certificate only.

[5]	For Certificate sold in reliance on Rule 144A only.

[6]	For IAI Definitive Certificate only.

Exhibit A-6-4

Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest and any Yield Maintenance Premiums then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and neither the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

Exhibit A-6-5

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the written consent of the holders of Certificates of each Class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates; provided, however, that certain specified amendments require the consent of the holders of all Certificates representing all of the Percentage Interests of the Class or Classes adversely affected thereby. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that changes in any manner the obligations of the Loan Sellers under the Loan Purchase Agreement without the consent of the Loan Sellers, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, or that impairs the rights of a Senior Pari Passu Companion Loan Holder under the Trust and Servicing Agreement without the consent of such Senior Pari Passu Companion Loan Holder, and the Certificate Administrator may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Certificate Administrator under the Trust and Servicing Agreement. In addition, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the requesting party, if applicable, and otherwise if requested by the Trustee or the Certificate Administrator, at the Trust Fund’s expense) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with the amendment, will not result in the imposition of federal income tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian created thereby (other than (i) the obligation to make certain payments to the Senior Pari Passu Companion Loan Holders, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and (iii) the indemnification obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Trust Loan (including, without limitation, the purchase of the Trust Loan pursuant to the Trust and Servicing Agreement), or the liquidation or abandonment of the Property and all other Collateral for the Mortgage Loan; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of the Trust and Servicing Agreement.

Exhibit A-6-6

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-6-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class F Certificates referred to in the Trust and Servicing Agreement.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-6-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] have been made:

Date of Exchange or Payment of Principal		Certificate Balance Prior to Exchange or Payment		Certificate Balance Exchanged or Principal Payment Made		Type of Certificate Exchanged for		Remaining Certificate Balance Following Such Exchange or Payment		Notation Made by

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

	-		-		-		-		-		-

Exhibit A-6-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s):

Taxpayer Identification Number: __________

Exhibit A-6-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of ____ ______________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or _________ _________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-6-11

Exhibit A-7

FORM OF CLASS X [RULE 144A]1 [REG S]2 CERTIFICATE

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]3

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]4

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]5

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER, THE SERVICER, THE SPECIAL

[1]	For Rule 144A Global Certificates only.

[2]	For Reg S Global Certificates only.

[3]	Temporary Regulation S Global Certificate legend.

[4]	Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

[5]	Global Certificate legend.

Exhibit A-7-1

SERVICER, THE TRUSTEE, THE INITIAL PURCHASERS, THE LOAN SELLERS, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN THE BORROWER AS SET FORTH IN THE OFFERING CIRCULAR). NEITHER THIS CERTIFICATE NOR THE UNDERLYING LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS

Exhibit A-7-2

DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR CODE SECTION 4975 (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

Exhibit A-7-3

BBCMS 2016-ETC Mortgage Trust,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2016-ETC, CLASS X

Pass-Through Rate: Variable IO

First Distribution Date: September 15, 2016

Original Aggregate Notional Balance of the Class X Certificates: $281,300,000	Rated Final Distribution Date: August 2036

CUSIP: U0731PAG2 ISIN: USU0731PAG29[6]	Initial Notional Balance of this Certificate: $[________]
CUSIP: 05491LAN8 ISIN: US05491LAN82[7] CUSIP: 05491LAP3 ISIN: US05491LAP31[8] No.: X-[1]

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class X Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee issued by a special purpose entity evidencing a portion of a fixed rate loan (such portion, the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class B, Class C, Class D, Class E, Class F and Class R Certificates (collectively with the Class X Certificates, the “Certificates”; the holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and

[6]	For Regulation S Certificate only.

[7]	For Certificate sold in reliance on Rule 144A only.

[8]	For IAI Definitive Certificate only.

Exhibit A-7-4

Wilmington Trust, National Association, as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after each Determination Date (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, which will be the close of business on the last Business Day of the month preceding the month in which the applicable Distribution Date occurs, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest and any Yield Maintenance Premiums then distributable, if any, allocable to the Class X Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with a written request for payment by wire transfer, together with wire instructions, at least five Business Days prior to the related Distribution Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified in the notice to Certificateholders of such final distribution.

During each Interest Accrual Period (as defined below), interest on the Class X Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Trust and Servicing Agreement. The “Interest Accrual Period” means, with respect to any Distribution Date, a period from and including the 1st day of the month to and including the last day of such month, in each case, immediately preceding the month in which such Distribution Date occurs.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Exhibit A-7-5

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and neither the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the written consent of the holders of Certificates of each Class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates; provided, however, that certain specified amendments require the consent of the holders of all Certificates representing all of the Percentage Interests of the Class or Classes adversely affected thereby. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that changes in any manner the obligations of the Loan Sellers under the Loan Purchase Agreement without the consent of the Loan Sellers, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, or that impairs the rights of a Senior Pari Passu Companion Loan Holder under the Trust and Servicing Agreement without the consent of such Senior Pari Passu Companion Loan Holder, and the Certificate Administrator may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Certificate Administrator under the Trust and Servicing Agreement. In addition, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the requesting party, if applicable, and otherwise if requested by the Trustee or the Certificate Administrator, at the Trust Fund’s expense) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with the amendment, will not result in the imposition of federal income tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian created thereby (other than (i) the obligation to make certain payments to the Senior Pari Passu Companion Loan Holders, (ii) the obligation of the Certificate

Exhibit A-7-6

Administrator to make certain payments to Certificateholders after the final Distribution Date and (iii) the indemnification obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Trust Loan (including, without limitation, the purchase of the Trust Loan pursuant to the Trust and Servicing Agreement), or the liquidation or abandonment of the Property and all other Collateral for the Mortgage Loan; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of the Trust and Servicing Agreement.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-7-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class X Certificates referred to in the Trust and Servicing Agreement.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-7-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s):

Taxpayer Identification Number: __________

Exhibit A-7-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of ____ ______________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or _________ _________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-7-10

Exhibit A-8

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE INITIAL PURCHASERS, THE LOAN SELLERS, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN THE BORROWER AS SET FORTH IN THE OFFERING CIRCULAR). NEITHER THIS CERTIFICATE NOR THE UNDERLYING LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, DISQUALIFIED NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.2 OF THE TRUST AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. BECAUSE THIS CERTIFICATE REPRESENTS MULTIPLE “NON-ECONOMIC RESIDUAL INTERESTS”, AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.

Exhibit A-8-1

IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS “TAX MATTERS PERSON” AND “PARTNERSHIP REPRESENTATIVE” OF THE UPPER-TIER REMIC AND THE LOWER-TIER REMIC AND TO THE APPOINTMENT OF THE CERTIFICATE ADMINISTRATOR AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON AND “PARTNERSHIP REPRESENTATIVE” OR AS OTHERWISE PROVIDED IN THE TRUST AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A “TAX MATTERS PARTNER” AND “PARTNERSHIP REPRESENTATIVE” FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW” ), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

Exhibit A-8-2

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

Exhibit A-8-3

BBCMS 2016-ETC Mortgage Trust,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2016-ETC, CLASS R

Pass-Through Rate: N/A

First Distribution Date: September 15, 2016

Percentage Interest of the Class R Certificates: N/A	Rated Final Distribution Date: N/A

CUSIP: U0731PAH0 ISIN: USU0731PAH02[1]

CUSIP: 05491LAQ1 ISIN: US05491LAQ14[2] CUSIP: 05491LAR9 ISIN: US05491LAR96[3] No.: R-[1]

This certifies that [______] is the registered owner of the percentage interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class R Certificates. The Trust Fund consists primarily of four promissory notes secured by certain Collateral held in trust by the Trustee issued by a special purpose entity evidencing a portion of a fixed rate loan (such portion, the “Trust Loan”). The Trust Fund was created, and the Trust Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. Also issued under the Trust and Servicing Agreement are the Class A, Class X, Class B, Class C, Class D, Class E and Class F Certificates (collectively with the Class R Certificates, the “Certificates”; the holders of Certificates issued under the Trust and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

[1]	For Regulation S Certificate only.

[2]	For Certificate sold in reliance on Rule 144A only.

[3]	For IAI Definitive Certificate only.

Exhibit A-8-4

This Class R Certificate represents the sole “residual interest” in two “real estate mortgage investment conduits”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class R Certificates shall be the “tax matters person” pursuant to Treasury Regulations Section 1.860F-4(d) and the “partnership representative” within the meaning of Code Section 6223 (to the extent such provision is applicable to the Trust REMICs) of the Upper-Tier REMIC and the Lower-Tier REMIC, and the Certificate Administrator is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the “tax matters person” or “partnership representative”.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and neither the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Certificate

Exhibit A-8-5

Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer or the Certificate Registrar shall be affected by any notice to the contrary.

The Trust and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee, without the consent of any of the Certificateholders, in certain circumstances specified in the Trust and Servicing Agreement, subject to certain exceptions set forth in the Trust and Servicing Agreement. The Trust and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the written consent of the holders of Certificates of each Class affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Trust and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates; provided, however, that certain specified amendments require the consent of the holders of all Certificates representing all of the Percentage Interests of the Class or Classes adversely affected thereby. Notwithstanding the foregoing, no amendment to the Trust and Servicing Agreement may be made that changes in any manner the obligations of the Loan Sellers under the Loan Purchase Agreement without the consent of the Loan Sellers, or the rights of any Initial Purchaser hereunder without the written consent of such Initial Purchaser, or that impairs the rights of a Senior Pari Passu Companion Loan Holder under the Trust and Servicing Agreement without the consent of such Senior Pari Passu Companion Loan Holder, and the Certificate Administrator may, but will not be obligated to, enter into any amendment to the Trust and Servicing Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Certificate Administrator under the Trust and Servicing Agreement. In addition, no amendment may be made to the Trust and Servicing Agreement unless the Certificate Administrator, the Trustee, the Servicer and the Special Servicer have first received an Opinion of Counsel (at the expense of the requesting party, if applicable, and otherwise if requested by the Trustee or the Certificate Administrator, at the Trust Fund’s expense) to the effect that the amendment is authorized or permitted under the Trust and Servicing Agreement and all conditions precedent have been met and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with the amendment, will not result in the imposition of federal income tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and the Custodian created thereby (other than (i) the obligation to make certain payments to the Senior Pari Passu Companion Loan Holders, (ii) the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and (iii) the indemnification obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 10 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Trust Loan (including, without limitation, the purchase of the Trust Loan pursuant to the Trust and Servicing Agreement), or the liquidation or abandonment of the Property and all other Collateral for the Mortgage Loan; provided, however,

Exhibit A-8-6

that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of the Trust and Servicing Agreement.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Trust Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-8-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Officer

Certificate of Authentication

This is one of the Class R Certificates referred to in the Trust and Servicing Agreement.

Dated: August __, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Officer

Exhibit A-8-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:

Signature by or on behalf of Assignor(s):

Taxpayer Identification Number: __________

Exhibit A-8-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of ____ ______________________ account number ____________________.

This information is provided by _______________________________________ the Assignee(s) named above, or _________ _________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-8-10

EXHIBIT B

FORM OF REQUEST FOR RELEASE
(for Custodian)

Loan Information
Name of Mortgagor:
[Servicer] [Special
Servicer] Loan No.:
Custodian
Name:	Wells Fargo Bank, National Association
Address:	1055 10th Avenue SE Minneapolis, Minnesota 55414 Attention: Document Custody Services – BBCMS 2016-ETC
Custodian/Trustee Mortgage File No.:
Depositor
Name:	Barclays Commercial Mortgage Securities LLC

Address:	745 7th Avenue, 4th Floor New York, New York 10019 Attention: Daniel Vinson
Certificates:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC

The undersigned [Servicer] [Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as custodian (the “Custodian”), for the Holders of BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Trust and Servicing Agreement, dated as of August 1, 2016, by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee.

Exhibit B-1

( )	Note dated July 28, 2016, in the original principal sum of $________, made by _________, payable to, or endorsed to the order of, the Trustee.

( )	Mortgage(s) recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _________, State of ___________ in book/reel/docket ___________ of official records at page/image ________.

( )	Deed of Trust(s) recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Deed to Secure Debt recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Other documents, including any amendments, assignments or other assumptions of the Note or the Mortgage.

( )	___________________________

( )	___________________________

( )	___________________________

( )	___________________________

The undersigned [Servicer] [Special Servicer] hereby acknowledges and agrees as follows:

(1)          The [Servicer] [Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Custodian, solely for the purposes provided in the Trust and Servicing Agreement.

(2)          The [Servicer] [Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [Servicer] [Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Trust and Servicing Agreement.

(3)          The [Servicer] [Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan has been liquidated or the Mortgage Loan has been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Trust and Servicing Agreement.

(4)          The Documents, coming into the possession or control of the [Servicer] [Special Servicer] shall at all times be earmarked for the account of the Custodian, and the [Servicer] [Special Servicer] shall keep the Documents separate and distinct from all other property in the [Servicer’s] [Special Servicer’s] possession, custody or control.

Exhibit B-2

[WELLS FARGO BANK, NATIONAL ASSOCIATION][AEGON USA REALTY ADVISORS, LLC]

By:
Name:
Title:

Date: _______

Exhibit B-3

EXHIBIT C

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.3(c) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

Marquette Avenue and Sixth Street

Minneapolis, Minnesota 55479-0113

Attention: CMBS – BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

*        Select appropriate depository.

Exhibit C-1

(1)         the offer of the Certificates was not made to a person in the United States;

[(2)        at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)        the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)         no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)         the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Barclays Commercial Mortgage Securities LLC

**      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit C-2

EXHIBIT D

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(d) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

Marquette Avenue and Sixth Street

Minneapolis, Minnesota 55479-0113

Attention: CMBS – BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)         the offer of the Certificates was not made to a person in the United States,

Exhibit D-1

[(2)       at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)        the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)         no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)         the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Barclays Commercial Mortgage Securities LLC

*        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**      Select (i) or (ii), as applicable.

Exhibit D-2

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.3(e) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

Marquette Avenue and Sixth Street

Minneapolis, Minnesota 55479-0113

Attention: CMBS – BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of

*	Select appropriate depository.

Exhibit E-1

Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Barclays Commercial Mortgage Securities LLC

Exhibit E-2

EXHIBIT F

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.3(f) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

Marquette Avenue and Sixth Street

Minneapolis, Minnesota 55479-0113

Attention: CMBS – BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Trust and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

*	Select, as applicable.

Exhibit F-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Initial Purchasers.

Dated:

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

Marquette Avenue and Sixth Street

Minneapolis, Minnesota 55479-0113

Attention: CMBS – BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)         the offer of the Certificates was not made to a person in the United States;

*        Select appropriate depository.

Exhibit G-1

[(2)        at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)        the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)         no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)         the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Barclays Commercial Mortgage Securities LLC

**       Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit G-2

EXHIBIT H

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

Marquette Avenue and Sixth Street

Minneapolis, Minnesota 55479-0113

Attention: CMBS – BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)         the offer of the Certificates was not made to a person in the United States,

Exhibit H-1

[(2)      at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)      the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)        no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)        the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Barclays Commercial Mortgage Securities LLC

*        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**      Select (i) or (ii), as applicable.

Exhibit H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

Marquette Avenue and Sixth Street

Minneapolis, Minnesota 55479-0113

Attention: CMBS – BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

Exhibit I-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Barclays Commercial Mortgage Securities LLC

Exhibit I-2

EXHIBIT J-1

Form of Investor Certification for Non-Borrower RELATED PartY

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: CMBS – Corporate Trust Services BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC

In accordance with Trust and Servicing Agreement dated as of August 1, 2016 (the “Trust Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Wilmington Trust, National Association, as Trustee, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a [Certificateholder] [beneficial owner] [prospective purchaser] [Repurchasing Seller] of the Class ___ Certificates.

2.           The undersigned is not a Borrower Related Party, the property manager or an agent or Affiliate of any of the foregoing.

3.           The undersigned is requesting access pursuant to the Trust Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Trust Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned shall keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

Exhibit J-1-1

4.             The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.             Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder] [Beneficial Owner] [Prospective Purchaser] [Repurchasing Seller]

By:

Name:

Title:

Company:

Phone:

Exhibit J-1-2

EXHIBIT J-2

Form of Investor Certification for Borrower RELATED PartY

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: CMBS – Corporate Trust Services BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC

In accordance with the requirements for obtaining certain information under the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Wilmington Trust, National Association, as Trustee, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.             The undersigned is a [Certificateholder] [beneficial owner] [prospective purchaser] [Repurchasing Seller] of the Class ___ Certificates.

2.             The undersigned is a Borrower Related Party, the property manager or an agent or Affiliate of any of the foregoing.

3.             The undersigned is requesting access to the Distribution Date Statement information in accordance with the Trust and Servicing Agreement (the “Information”) and agrees to keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information shall not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned shall not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.             The undersigned shall be fully liable for any breach of this certificate by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Servicer, the Special Servicer, the Certificate Administrator and the Trust Fund for any loss, liability or

Exhibit J-2-1

expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.             Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder] [Beneficial Owner] [Prospective Purchaser] [Repurchasing Seller]

By:

Name:

Title:

Company:

Phone:

Exhibit J-2-2

EXHIBIT J-3

Form of Certification of the DIRECTING HOLDER

[Date]

Wells Fargo Bank, National Association 550 S. Tryon Street, 14th Floor Charlotte, North Carolina 28202 Attention: BBCMS 2016-ETC Asset Manager	AEGON USA Realty Advisors, LLC 4333 Edgewood Road NE Cedar Rapids, Iowa 52499 Attention: Vice President, Special Servicing
Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045 Attention: BBCMS 2016-ETC Mortgage Trust	Wilmington Trust, National Association 1100 North Market Street Wilmington, Delaware 19890 Attention: BBCMS 2016-ETC
Re:	Trust and Servicing Agreement (“Trust and Servicing Agreement”) relating to BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC

In accordance with Section 9.1(c) of the Trust and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.           The undersigned has been appointed to act as the Directing Holder.

2.           The undersigned is not a Borrower Related Party, the property manager or an agent or Affiliate of any of the foregoing.

3.           If the undersigned becomes a Borrower Related Party, the property manager or an agent or Affiliate of any of the foregoing, the undersigned agrees to and shall deliver the certification attached as Exhibit J-2 to the Trust and Servicing Agreement.

4.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representative and shall indemnify each party to the Trust and Servicing Agreement, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.           The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Trust and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

6.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

Exhibit J-3-1

[BY ITS CERTIFICATION HEREOF, the undersigned shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.]

[The Directing Holder][a Controlling Class Certificateholder]

By:
Title:
Company:
Phone:

Exhibit J-3-2

EXHIBIT J-4

ONLINE MARKET DATA PROVIDER CERTIFICATION

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: CMBS – Corporate Trust Services BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC

In connection with the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an employee or agent of Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com and Markit Group Limited, a market data provider that has been given access to the Distribution Date Statements, CREFC Reports and supplemental notices on the Certificate Administrator’s Website by request of the Depositor.

2.	The undersigned agrees that each time it accesses Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.	The undersigned acknowledges and agrees that the provision to it of information and/or reports on Certificate Administrator’s Website is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4.	The undersigned shall be fully liable for any breach of this agreement by itself or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

Exhibit J-4-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[_______________________]

By:
Name:
Title:

Exhibit J-4-2

EXHIBIT K

APPLICABLE SERVICING CRITERIA

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). For the avoidance of doubt, for purposes of this Exhibit K, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Servicer or Special Servicer.

Servicing Criteria		applicable PARTY
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Servicer Special Servicer
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	N/A
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Servicer Special Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Servicer Special Servicer

Exhibit K-1

Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Servicer Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	N/A
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	N/A
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	N/A
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	N/A
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	N/A
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Servicer Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer

Exhibit K-2

Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

Exhibit K-3

EXHIBIT L

FORM OF CERTIFICATION FOR NRSROs

[Date]

Wells Fargo Bank, National Association,
as 17g-5 Information Provider

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services – BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC

In accordance with Trust and Servicing Agreement, dated as of August 1, 2016 (the “Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator (solely in such capacity, the “Certificate Administrator”) and as Custodian and Wilmington Trust, National Association, as Trustee, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is a Rating Agency under the Agreement, or (a) is a Nationally Recognized Statistical Rating Organization (“NRSRO”), (b) has provided the Depositor, or its affiliate, with the appropriate certifications under Exchange Act 17g-5(e) and (c) agrees that any information obtained from the 17g-5 Information Provider’s Website will be treated as confidential.

2.	The undersigned agrees that either (x) any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider’s website or (y) if the undersigned did not access the Depositor’s 17g-5 website prior to the Closing Date, it hereby agrees that it shall be bound by the provisions of the confidentiality agreement attached hereto as Annex A, which shall be applicable to it with respect to any information obtained from the 17g-5 Information Provider’s website, including any information that is obtained from the section of the 17g-5 Information Provider’s website that hosts the Depositor’s 17g-5 website after the Closing Date.

3.	The undersigned agrees that each time it accesses the 17g-5 Information Provider’s Website it shall be deemed to have recertified that the representations above remain true and correct.

Exhibit L-1

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

Exhibit L-2

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Nationally Recognized Statistical Rating Organization

Name:

Title:

Company:

Phone:

Email:

Exhibit L-3

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with [_______] (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC (the “Certificates”) pursuant to the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee, and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Trust and Servicing Agreement, including the [section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Trust and Servicing Agreement)]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

1.	Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y) any of the terms, conditions or other facts with respect to the transactions contemplated by the Trust and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

-	was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

-	was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

-	is independently developed by the NRSRO without reference to any Confidential Information.

Exhibit L-4

2.	Information to Be Held in Confidence.

(a)	You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

(b)	You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

(c)	You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

(i)	disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

(ii)	solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5), post the Confidential Information to the NRSRO’s password protected website; and

(iii)	use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

3.	Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a

Exhibit L-5

court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

4.	Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

5.	Violations of this Confidentiality Agreement.

(a)	The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

(b)	You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

(c)	You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with

Exhibit L-6

their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

6.	Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

7.	Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

8.	Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

9.	Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

10.	Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

[__________________]

Exhibit L-7

EXHIBIT M-1

FORM OF TRANSFEREE AFFIDAVIT

AFFIDAVIT PURSUANT TO
SECTION 860E(e)(4) OF THE
INTERNAL REVENUE CODE OF
1986, AS AMENDED

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

                                     , being first duly sworn, deposes and says:

1.          That he/she is a                                       of                                       (the “Purchaser”), a                                       duly organized and existing under the laws of the State of                                       on behalf of which he/she makes this affidavit.

2.          That the Purchaser’s Taxpayer Identification Number is                             .

3.          That the Purchaser is acquiring a BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificate, Series 2016-ETC, Class R (the “Residual Certificate”) and, further, that the Purchaser is a Permitted Transferee (as defined in Article I of the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), entered into by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee, or is acquiring the Residual Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

4.          That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Residual Certificate as they become due.

5.          That the Purchaser understands that it may incur tax liabilities with respect to the Residual Certificate in excess of any cash flow generated by the Residual Certificate.

6.          That the Purchaser will not transfer the Residual Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

7.          That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Residual Certificate for the account of, or as an agent (including as a broker,

M-1-1

nominee or other middleman) for, a Disqualified Non-U.S. Person and is otherwise a Permitted Transferee.

8.             That the Purchaser agrees to such amendments of the Trust and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Residual Certificate to a “disqualified organization,” an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof.

9.             That, if a “tax matters person” or “partnership representative” (within the meaning of Code Section 6223 to the extent such provision is applicable to the Trust REMICs) is required to be designated with respect to the Upper-Tier REMIC or Lower-Tier REMIC, the Purchaser agrees to act as “tax matters person” or “partnership representative” and to perform the functions of “tax matters partner” or “partnership representative” of the Upper-Tier REMIC or Lower-Tier REMIC, respectively, pursuant to Section 12 of the Trust and Servicing Agreement, and agrees to the irrevocable designation of the Certificate Administrator as the Purchaser’s agent in performing the function of “tax matters person”, “tax matters partner” or “partnership representative”.

10.           The Purchaser agrees to be bound by and to abide by the provisions of Section 5.3 of the Trust and Servicing Agreement concerning registration of the transfer and exchange of the Residual Certificate.

11.           The Purchaser will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Person.

12.           Check the applicable paragraph:

☐            The present value of the anticipated tax liabilities associated with holding the Residual Certificate, as applicable, does not exceed the sum of:

(i)            the present value of any consideration given to the Purchaser to acquire such Residual Certificate;

(ii)           the present value of the expected future distributions on such Certificate; and

(iii)          the present value of the anticipated tax savings associated with holding such Residual Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Code Section 11(b) (but the tax rate in Code Section 55(b)(1)(B) may be used in lieu of the highest rate specified in Code Section 11(b) if the Purchaser has been subject to the alternative minimum tax under Code Section 55 in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short term Federal rate prescribed by Code Section 1274(d) for the month of the transfer and the compounding period used by the Purchaser.

M-1-2

☐            The transfer of the Residual Certificate complies with U.S. Treasury Regulations Section 1.860E-1(c)(5) and (6) and, accordingly,

(i)            the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Residual Certificate will only be taxed in the United States;

(ii)           at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)          the Purchaser will transfer the Residual Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Section 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

(iv)          the Purchaser determined the consideration paid to it to acquire the Residual Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐            None of the above.

Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its                                       this      day of               , 20    .

[The Purchaser]

By:
Name:
Title:

M-1-3

Personally appeared before me the above named                , known or proved to me to be the same person who executed the foregoing instrument and to be the of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

Subscribed and sworn before me this      day of               , 20    .

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the      day of               , 20    .

Exhibit M-1-1

EXHIBIT M-2

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

Marquette Avenue and Sixth Street

Minneapolis, Minnesota 55479-0113

Attention: CMBS – BBCMS 2016-ETC

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Class R

Ladies and Gentlemen:

[Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Trust and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in the attached affidavit is not true. No purpose of [Transferor] relating to the transfer of the Class R Certificate by [Transferor] to [Transferee] is or will be to impede the assessment of any tax.

Very truly yours,

[Transferor]

By:
Name:
Title:

Exhibit M-2-1

EXHIBIT M-3

FORM OF ERISA REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

Marquette Avenue and Sixth Street

Minneapolis, Minnesota 55479-0113

Attention: CMBS – BBCMS 2016-ETC

Barclays Commercial Mortgage Securities LLC
[__]
[__]

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, Class [E][F][R]

Ladies and Gentlemen:

____________ (the “Purchaser”) intends to purchase from ________ (the “Seller”) [$[________] Certificate Balance] [[       ]% Percentage Interest] of Commercial Mortgage Pass-Through Certificates, 2016-ETC, Class [E][F][R], CUSIP No. _____ (the “Certificates”), issued pursuant to the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Trust and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor and the Certificate Administrator that:

The Purchaser is not and will not become (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Code Section 4975, a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan, other than (with respect to the Class E and Class F Certificates) an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of such certificate by such insurance company would be exempt from the prohibited transaction

Exhibit M-3-1

provisions of Sections 406 and 407 of ERISA and Code Section 4975 under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law.

Exhibit M-3-2

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this       day of ___, 20 __.

Very truly yours,

[Purchaser]

By:
Name:
Title:

Exhibit M-3-3

EXHIBIT N

FORM OF CUSTODIAN CERTIFICATION

[_____], 20[_]

Barclays Commercial Mortgage Securities LLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention: Daniel Vinson

Wells Fargo Bank, National Association
550 S. Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: BBCMS 2016-ETC Asset Manager

AEGON USA Realty Advisors, LLC
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499
Attention: Vice President, Special Servicing

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: BBCMS 2016-ETC

Attention: BBCMS 2016-ETC

Re:         Trust and Servicing Agreement (“Agreement”), dated as of August 1, 2016, among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee.

Ladies and Gentlemen:

In accordance with the provisions of Section 2.2 (b) of the Agreement, please find the required 30 day review exception report. The undersigned hereby certifies that, subject to any exceptions found by it in such review, that (A) all documents referred to in Section 2.1(b) have been received, and (B) all documents have been executed, appear to be what they purport to be,

Exhibit N-1

purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and appear on their faces to relate to the Mortgage Loan.

The undersigned shall have no responsibility for reviewing the Mortgage File except as expressly set forth in Section 2.2(b) and shall be under no duty or obligation to inspect, review, or examine any such documents, instruments or certificates to independently determine that they are valid, genuine, enforceable, legally sufficient, duly authorized, or appropriate for the represented purpose, whether the text of any assignment or endorsement is in proper or recordable form (except to determine if the endorsement conforms to the requirements of Section 2.1(b)), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, to independently determine that any document has actually been filed or recorded in the appropriate office, that any document is other than what it purports to be on its face, or whether the title insurance policies relate to the Properties.

The undersigned makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any such documents contained in the Mortgage File or the Mortgage Loan, or (ii) the collectability, insurability, effectiveness or suitability of such Mortgage Loan.

Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Agreement. This Certificate is subject in all respects to the terms of the Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Custodian

By:
Name:
Title:

Exhibit N-2

SCHEDULE OF EXCEPTIONS

(See Attached Report)

Exhibit N-3

EXHIBIT O

Form of Final CUSTODIAN CERTIFICATION

[_____], 20[_]

Barclays Commercial Mortgage Securities LLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention: Daniel Vinson

Wells Fargo Bank, National Association
550 S. Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: BBCMS 2016-ETC Asset Manager

AEGON USA Realty Advisors, LLC
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499
Attention: Vice President, Special Servicing

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: BBCMS 2016-ETC

Attention: BBCMS 2016-ETC

Re:         Trust and Servicing Agreement (“Agreement”), dated as of August 1, 2016, among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian and Wilmington Trust, National Association, as Trustee.

Ladies and Gentlemen:

In accordance with the provisions of Section 2.2 (c) of the Agreement, please find the required final exception report as to any remaining documents that are not in the Mortgage File.

Exhibit O-1

The undersigned makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any such documents contained in the Mortgage File or the Mortgage Loan, or (ii) the collectability, insurability, effectiveness or suitability of such Mortgage Loan.

Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Agreement. This Certificate is subject in all respects to the terms of the Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Custodian

By:
Name:
Title:

Exhibit O-2

SCHEDULE OF EXCEPTIONS

(See Attached Report)

Exhibit O-3

EXHIBIT P

ADDITIONAL FORM 10-D DISCLOSURE

For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column are obligated pursuant to Section 13.4 of the Trust and Servicing Agreement to disclose to each Companion Loan Exchange Act Reporting Party and each Companion Loan Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Companion Loan Exchange Act Reporting Party and the Companion Loan Depositor shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Companion Loan Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific notice to the contrary from the Depositor, Companion Loan Depositor or a Loan Seller. Each of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Companion Loan Exchange Act Reporting Party and the Companion Loan Depositor shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the prospectus relating to the Companion Loan Securitization and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the Servicer or the Special Servicer, as the case may be. For this Series 2016-ETC Trust and Servicing Agreement and any Companion Loan Securitization Trust, each of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Companion Loan Exchange Act Reporting Party and the Companion Loan Depositor shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Companion Loan Securitization Trust.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: • Item 1121(a)(13) of Regulation AB	• Certificate Administrator

 Exhibit P-1

Item on Form 10-D	Party Responsible
Item 1B: Distribution and Pool Performance Information: • Item 1121(a)(14) of Regulation AB	• Certificate Administrator • Depositor
Item 2: Legal Proceedings: • Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

•     Servicer (as to itself)

•     Special Servicer (as to itself)

•     Certificate Administrator (as to itself)

•     Trustee (as to itself)

•     Depositor (as to itself)

•     Any other Reporting Servicer (as to itself)

•     Trustee/Certificate Administrator/Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

•     Each Loan Seller as sponsor (as defined in Regulation AB)

•     Originators under Item 1110 of Regulation AB

•     Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	• Depositor
Item 4: Defaults Upon Senior Securities	• Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	• Certificate Administrator

 Exhibit P-2

Item on Form 10-D	Party Responsible

Item 6: Significant Obligors of Pool Assets:

•     Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the prospectus relating to the Companion Loan Securities;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.18 of this Trust and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

• Servicer (excluding information for which the Special Servicer is the “Party Responsible”) • Special Servicer (as to REO Properties)
Item 7: Significant Enhancement Provider Information: • Item 1114(b)(2) and Item 1115(b) of Regulation AB	• Depositor

 Exhibit P-3

Item on Form 10-D	Party Responsible
Item 8: Other Information, but only to the extent of any information that meets all the following conditions: (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit R, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

•     Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit R.

•     Certificate Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Distribution Date and the preceding Distribution Date)

•     Servicer (with respect to the balances of each REO Account (to the extent the related information has been received from the Special Servicer within the time period specified in Section 13.4 of the Trust and Servicing Agreement) and the Collection Account as of the related Distribution Date and the preceding Distribution Date)

•     Special Servicer (with respect to the balance of each REO Account as of the related Distribution Date and the preceding Distribution Date)

•     Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 9: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	• Depositor

 Exhibit P-4

Item on Form 10-D	Party Responsible
Item 9: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

•     Certificate Administrator

•     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Trust and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 9: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	• Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 9: Exhibits (no. 22):

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible” with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.

• The applicable party that is the “Party Responsible” with respect to Item 5 as set forth above.

 Exhibit P-5

Item on Form 10-D	Party Responsible

Item 9: Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

• Depositor

Item 9: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

• Certificate Administrator
Item 9: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	• Not Applicable.
Item 9: Exhibits (no. 100)x BRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	• Not Applicable.
Item 9: Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit R, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	• Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit R (it being acknowledged that none of the Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit R with respect to any exhibits to a Form 10-K); provided, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 9.

 Exhibit P-6

EXHIBIT Q

ADDITIONAL FORM 10-K DISCLOSURE

For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column are obligated pursuant to Section 13.5 of the Trust and Servicing Agreement to disclose to each Companion Loan Exchange Act Reporting Party and each Companion Loan Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Companion Loan Exchange Act Reporting Party and the Companion Loan Depositor shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Companion Loan Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific notice to the contrary from the Depositor, Companion Loan Depositor or a Loan Seller. Each of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Companion Loan Exchange Act Reporting Party and the Companion Loan Depositor shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the prospectus relating to the Companion Loan Securitization and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Series 2016-ETC Trust and Servicing Agreement and any Companion Loan Securitization Trust, each of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Companion Loan Exchange Act Reporting Party and the Companion Loan Depositor shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Companion Loan Securitization Trust.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	• Depositor

 Exhibit Q-1

Item on Form 10-K	Party Responsible

Item 9B: Other Information, but only to the extent of any information that meets all the following conditions:

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit R,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8-K Disclosure” or as “Additional Form 10-D Disclosure”

• Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit R.
Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the prospectus relating to the Companion Loan Securities, (ii) such information was not so set forth and (iii) the applicable Servicer has not previously reported such information as “Additional Form 10-D Information”.

• The applicable Loan Seller.

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the prospectus relating to the Companion Loan Securities and (ii) the applicable Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

• The Depositor

 Exhibit Q-2

Item on Form 10-K	Party Responsible

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the prospectus relating to the Companion Loan Securities;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.18 of this Trust and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

• Servicer (excluding information for which the Special Servicer is the “Party Responsible”) • Special Servicer (as to REO Properties)
Instruction J(2)(c) (Significant Enhancement Provider Information): • Items 1114(b)(2) and 1115(b) of Regulation AB	• Depositor

 Exhibit Q-3

Item on Form 10-K	Party Responsible

Instruction J(2)(d) (Legal Proceedings):

•     Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

•     Servicer (as to itself)

•     Special Servicer (as to itself)

•     Certificate Administrator (as to itself)

•     Trustee (as to itself)

•     Depositor (as to itself)

•     Trustee/Certificate Administrator /Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

•     Each Loan Seller as sponsor (as defined in Regulation AB)

•     Originators under Item 1110 of Regulation AB

•     Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

•     Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

•     Special Servicer

•     Certificate Administrator

•     Trustee (as to itself) (only as to affiliations under Item 1119(a) with the Certificate Administrator, each Servicer, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

•     Each party (other than a Loan Seller), if any, that is identified in the prospectus

 Exhibit Q-4

Item on Form 10-K	Party Responsible

and

•     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

•     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust;

       relating to the Companion Loan Securities as an “originator” of one or more Mortgage Loans, if the prospectus relating to the Companion Loan Securities specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the prospectus relating to the Companion Loan Securities (provided that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes an originator of 10% or more of the assets of the Trust).

•     Each party (other than a Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10-K” in a written notice delivered to the parties to this Trust and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

•     Each party (if any) that is identified in the prospectus relating to the Companion Loan Securities as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.

•     Each party (if any) that that is specifically identified as an “other

 Exhibit Q-5

Item on Form 10-K	Party Responsible
provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.	material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10-K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Trust and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

•     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding

• The Depositor • Each Loan Seller

 Exhibit Q-6

Item on Form 10-K	Party Responsible

item as a “Party Responsible”, on the other; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

•     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	• Depositor

 Exhibit Q-7

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	• Depositor
Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

•     Trustee

•     Certificate Administrator

•     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Trust and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	• Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.
Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	• Not Applicable

 Exhibit Q-8

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	• Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	• Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	• Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K).	• Not applicable.

 Exhibit Q-9

Item on Form 10-K	Party Responsible

Item 15: Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 13.8 of this Trust and Servicing Agreement.

• Depositor

Item 15: Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 13.8 of this Trust and Servicing Agreement.

•     Servicer

•     Special Servicer

•     Depositor

•     Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is required to deliver or cause the delivery of the related attestation report.

Item 15: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

• Certificate Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	• Not Applicable

 Exhibit Q-10

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	• Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 13.11) of this Trust and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	• Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	• Delivery of this exhibit (annual compliance assessment) is governed by Section 13.8 of this Trust and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	• Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 13.9 of this Trust and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35 of Item 601 of Regulation S-K).	• Delivery of this exhibit (annual servicer compliance statements) is governed by Section 13.7 (and Section 13.8) of this Trust and Servicing Agreement.
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 100)x BRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	• Not Applicable.

 Exhibit Q-11

Item on Form 10-K	Party Responsible
Item 15: Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit R, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	• Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit R (it being acknowledged that none of the Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit R with respect to any exhibits to a Form 10-K).

 Exhibit Q-12

EXHIBIT R

FORM 8-K DISCLOSURE INFORMATION

For so long as any Companion Loan Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column are obligated pursuant to Section 13.6 of the Trust and Servicing Agreement to report to each Companion Loan Exchange Act Reporting Party and each Companion Loan Depositor to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Companion Loan Exchange Act Reporting Party and the Companion Loan Depositor shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Companion Loan Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific notice to the contrary from the Depositor, Companion Loan Depositor or a Loan Seller. Each of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Companion Loan Exchange Act Reporting Party and the Companion Loan Depositor shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the prospectus relating to the Companion Loan Securitization and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Series 2016-ETC Trust and Servicing Agreement and any Companion Loan Securitization Trust, each of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Companion Loan Exchange Act Reporting Party and the Companion Loan Depositor shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Companion Loan Securitization Trust.

 Exhibit R-1

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement

•     Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

•     Certificate Administrator, Trustee, Servicer and/or Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent of any amendment or definitive agreement that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Trust and Servicing Agreement.

 Exhibit R-2

Item on Form 8-K	Party Responsible
Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts	• Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Trust and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	• Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	• Depositor
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	• Depositor • Certificate Administrator
Item 3.03: Material Modification to Rights of Security Holders	• Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	• Depositor
Item 6.01: ABS Informational and Computational Material	• Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	• Trustee (as to itself) • Depositor

 Exhibit R-3

Item on Form 8-K	Party Responsible
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Servicer or Special Servicer	• Certificate Administrator • Servicer or Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Trust and Servicing Agreement) appointed by the particular “Party Responsible”.	• Servicer • Special Servicer • Certificate Administrator • Depositor
Item 6.03: Change in Credit Enhancement or External Support	• Depositor • Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	• Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	• Depositor
Item 7.01: Regulation FD Disclosure	• Depositor
Item 8.01: Other Events	• Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	• Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	• Depositor
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	• Depositor

 Exhibit R-4

Item on Form 8-K	Party Responsible
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	• Certificate Administrator provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Trust and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)

• Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	• Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	• Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	• Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	• Not Applicable

 Exhibit R-5

Item on Form 8-K	Party Responsible

Item 9.01(d): Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

• Depositor

Item 9.01(d): Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

• Certificate Administrator
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 100)x BRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	• Not Applicable.

 Exhibit R-6

EXHIBIT S

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO (410) 715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: BBCMS 2016-ETC Mortgage Trust

Re:	**Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [13.4] [13.5] [13.6] of the Trust and Servicing Agreement, dated as of August 1, 2016 (the “Trust and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Certificate Administrator and as Custodian, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Servicer and AEGON USA Realty Advisors, LLC, as Special Servicer, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                         ], phone number: [                          ]; email address: [                          ].

[NAME OF PARTY], as [role]

By:
Name:
Title:

cc:	Depositor

Exhibit S-1

EXHIBIT T

INITIAL SUB-SERVICERS

None.

Exhibit T-1

EXHIBIT U

FORM OF REPORT ON ASSESSMENT OF
COMPLIANCE WITH SERVICING CRITERIA

1.	[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit K to the Trust and Servicing Agreement. The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a Servicer, special servicer, trustee, certificate administrator] involving commercial mortgage loans [other than __________________*] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

**    Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e. transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset backed securities that were not required to be issued), if applicable.

Exhibit U-1

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

[Date of Certification]

[NAME OF REPORTING SERVICER]

By:
Name:
Title:

Exhibit U-2

EXHIBIT V-1

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY SERVICER

Barclays Commercial Mortgage Securities LLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention: Daniel Vinson

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, issued pursuant to the Trust and Servicing Agreement dated as of August 1, 2016 (the “Trust and Servicing Agreement”), among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Servicer and AEGON USA Realty Advisors, LLC, as Special Servicer.

I, [identity of certifying individual], hereby certify to the Depositor and each Companion Loan Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Companion Loan Securitization, as applicable, to be signed by an officer of the Depositor or Companion Loan Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.          I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Servicer in accordance with the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Servicer in accordance with the Trust and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K (collectively, with the Form 10-K, the “Reports”) (such information provided by the Servicer, collectively, the “Servicer Periodic Information”);

2.          Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the relevant period, the Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.          Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the relevant period, all of servicing and other information

Exhibit V-1-1

required to be provided by the Servicer under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Servicer Periodic Information;

4.          I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Servicer under the Trust and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the Servicer compliance statement required to be delivered under Article 13 of the Trust and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Servicer Periodic Information, the Servicer has fulfilled its obligations under the Trust and Servicing Agreement in all material respects;

5.          The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.          All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Servicer or any Servicing Function Participant retained by the Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Trust and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Trust and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Servicer responsible for reviewing the activities performed by the Servicer under the Trust and Servicing Agreement.

Dated:

Name:
Title:

Exhibit V-1-2

EXHIBIT V-2

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY SPECIAL SERVICER

Barclays Commercial Mortgage Securities LLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention: Daniel Vinson

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, issued pursuant to the Trust and Servicing Agreement dated as of August 1, 2016 (the “Trust and Servicing Agreement”), among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Servicer and AEGON USA Realty Advisors, LLC, as Special Servicer.

I, [identity of certifying individual], hereby certify to the Depositor and each Companion Loan Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Companion Loan Securitization, as applicable, to be signed by an officer of the Depositor or Companion Loan Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.          I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Special Servicer in accordance with the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Special Servicer in accordance with the Trust and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K (collectively with the Form 10-K, the “Reports”) (such information provided by the Special Servicer, collectively, the “Special Servicer Periodic Information”);

2.          Based on my knowledge, the Special Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.          Based on my knowledge, all servicing and other information required to be provided by the Special Servicer under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Special Servicer Periodic Information;

Exhibit V-2-1

4.          I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Special Servicer under the Trust and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Special Servicer’s compliance statement required to be delivered under Article 13 of the Trust and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Special Servicer Periodic Information, the Special Servicer has fulfilled its obligations under the Trust and Servicing Agreement in all material respects;

5.          The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Special Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.          All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Special Servicer or any Servicing Function Participant retained by the Special Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Trust and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Trust and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Special Servicer responsible for reviewing the activities performed by the Special Servicer under the Trust and Servicing Agreement.

Dated:

Name:
Title:

Exhibit V-2-2

EXHIBIT V-3

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY CERTIFICATE ADMINISTRATOR

Re:	BBCMS 2016-ETC, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, issued pursuant to the Trust and Servicing Agreement dated as of August 1, 2016 (the “Trust and Servicing Agreement”), among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Servicer and AEGON USA Realty Advisors, LLC, as Special Servicer.

I, [identity of certifying individual], hereby certify to the Depositor and each Companion Loan Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Companion Loan Securitization, as applicable, to be signed by an officer of the Depositor or Companion Loan Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.          I (or an officer under my supervision) have reviewed the annual report on Form 10-K for the period ended December 31, 20[__] (the “Form 10-K”) and all reports on Form 10-D and Form 8-K filed in respect of the period covered by the Form 10-K (collectively, with the Form 10-K, the “Reports”);

2.          Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.          Based on my knowledge, all of the distribution and other information required to be provided by the Certificate Administrator under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports and all of the distribution, servicing and other information provided to the Certificate Administrator by the Trustee, the Servicer and the Special Servicer under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports;

4.          I (or an officer under my supervision) am responsible for reviewing the activities performed by the Certificate Administrator under the Trust and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the Certificate Administrator compliance statement required to be delivered under Article 13 of the Trust and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and

Exhibit V-3-1

except as disclosed in the Reports, the Certificate Administrator has fulfilled its obligations under the Trust and Servicing Agreement in all material respects; and

5.          All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required to be included in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to the Form 10-K. Any material instances of noncompliance described in such reports have been disclosed in the Form 10-K and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Certificate Administrator responsible for reviewing the activities performed by the Certificate Administrator under the Trust and Servicing Agreement.

Dated:

Name:
Title:

Exhibit V-3-2

EXHIBIT V-4

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY TRUSTEE

Barclays Commercial Mortgage Securities LLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention: Daniel Vinson

Re:	BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC, issued pursuant to the Trust and Servicing Agreement dated as of August 1, 2016 (the “Trust and Servicing Agreement”), among Barclays Commercial Mortgage Securities LLC, as Depositor, Wells Fargo Bank, National Association, as Certificate Administrator and Custodian, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Servicer and AEGON USA Realty Advisors, LLC, as Special Servicer.

I, [identity of certifying individual], hereby certify to the Depositor and each Companion Loan Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Companion Loan Securitization, as applicable, to be signed by an officer of the Depositor or Companion Loan Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.          I (or officers under my supervision) have reviewed the information required to be provided by the Trustee in accordance with the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Trustee in accordance with the Trust and Servicing Agreement for inclusion in the reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Trustee, collectively, the “Trustee Periodic Information”);

2.          Based on my knowledge, the Trustee Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.          Based on my knowledge, all information required to be provided by the Trustee under the Trust and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Trustee Periodic Information;

Exhibit V-4-1

4.          I (or officers under my supervision) am responsible for reviewing the activities performed by the Trustee under the Trust and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Trustee’s compliance statement to be delivered under Article 13 of the Trust and Servicing Agreement required for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Trustee Periodic Information, the Trustee has fulfilled its obligations under the Trust and Servicing Agreement in all material respects; and

5.          All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Trustee or any Servicing Function Participant retained by the Trustee (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Trust and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Trust and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Trustee responsible for reviewing the activities performed by the Trustee under the Trust and Servicing Agreement.

Dated:

Name:
Title:

Exhibit V-4-2

Exhibit W

FORM OF POWER OF ATTORNEY

When recorded return to:

[	]
[	]
[	]
Attention: [	]

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wilmington Trust, National Association, a national banking association, incorporated and existing under the laws of the United States, having its usual place of business at 1100 North Market Street, Wilmington, Delaware 19890, as Trustee (the “Trustee”) pursuant to that Trust and Servicing Agreement dated as of August 1, 2016 (the “Agreement”) by and among Barclays Commercial Mortgage Securities LLC (the “Depositor”), Wells Fargo Bank, National Association, as servicer (the “Servicer”), AEGON USA Realty Advisors, LLC, as special servicer (the “Special Servicer”), Wells Fargo Bank, National Association (the “Certificate Administrator”) and the Trustee, hereby constitutes and appoints the [Servicer] [Special Servicer], by and through the [Servicer] [Special Servicer]’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with the portion of a mortgage loan (the “Trust Loan”) serviced by the [Servicer] [Special Servicer] and all properties (“[REO] Properties”) administered by the [Servicer] [Special Servicer] pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items 1 through 12 below with respect to the Trust Loan and [REO] Properties; provided however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required or permitted under the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.	The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing the Trust Loan.

2.	The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance, (i) does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

Exhibit N-1

3.	The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

4.	The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

5.	The completion of loan assumption agreements.

6.	The full satisfaction/release of a Mortgage or deed of trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Notes.

7.	The assignment of any Mortgage or deed of trust and the related Notes, in connection with the repurchase of the Mortgage Loan secured and evidenced thereby.

8.	The full assignment of a Mortgage or deed of trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Notes.

9.	The full enforcement of and preservation of the Trustee’s interests in the Notes, Mortgages or deeds of trust, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed in lieu of foreclosure;

Exhibit N-2

f.	the filing, prosecution and defense of claims, and to appear on behalf of the Trustee, in bankruptcy cases affecting Notes, Mortgages or deeds of trust;

g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

h.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions; and

i.	the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, deed of trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.	With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;

b.	purchase and sale agreements;

c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

d.	escrow instructions; and

e.	any and all documents necessary to effect the transfer of property.

11.	The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.

12.	The execution and delivery of the following:

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, deed of trust or other security document in the related Mortgage File or the related Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of

Exhibit N-3

the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Property[, REO Property] or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Properties or the replacement of asset managers) [or REO Properties], documents exercising any or all of the rights, powers and privileges granted or provided to the holder of the Trust Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Properties [or REO Properties], instruments relating to the custody of any collateral that now secures or hereafter may secure the Trust Loan and any other consents.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the [Servicer] [Special Servicer] has the power to delegate its rights or obligations under the Agreement, the [Servicer] [Special Servicer] also has the power to delegate the authority given to it by Wilmington Trust, National Association, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The [Servicer] [Special Servicer]’s attorneys-in-fact shall have no greater authority than that held by the [Servicer] [Special Servicer].

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections afforded the Trustee under the Agreement, or (iii) be construed to grant the [Servicer] [Special Servicer] the power to initiate or defend any suit, litigation or proceeding in the name of Wilmington Trust, National Association except as specifically provided for herein. If the [Servicer] [Special Servicer] receives any notice of suit, litigation or proceeding in the name of Wilmington Trust, National Association, then the [Servicer] [Special Servicer] shall promptly forward a copy of same to the Trustee.

Exhibit N-4

This limited power of attorney is not intended to extend the powers granted to the [Servicer] [Special Servicer] under the Agreement or to allow the [Servicer] [Special Servicer] to take any action with respect to Mortgages, deeds of trust or Notes not authorized by the Agreement.

The [Servicer] [Special Servicer] hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the [Servicer] [Special Servicer]. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Wilmington Trust, National Association, as Trustee for BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Wilmington Trust, National Association,
as Trustee, for BBCMS 2016-ETC Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-ETC

By:
Name:
Title:

Exhibit N-5

Witness:

Witness:

State of Delaware}

County of ________}

On ________________________, before me, _________________________________Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Delaware that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

Exhibit W-1